      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                 OMNICARE, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    5912                                   31-1001351
    (State of or other jurisdiction             (Primary Standard Industrial                    (I.R.S. Employer
   of incorporation or organization)            Classification Code Number)                   Identification No.)

                         ------------------------------

                     50 EAST RIVERCENTER BLVD.--SUITE 1530
                           COVINGTON, KENTUCKY 41011
                                 (606) 655-1180
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                                CHERYL D. HODGES
                        C/O OMNICARE MANAGEMENT COMPANY
                               2800 CHEMED CENTER
                             255 EAST FIFTH STREET
                          CINCINNATI, OHIO 45202-4728
                                 (513) 762-6666
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                   MORTON A. PIERCE                                       JOEL D. MAYERSOHN
                   RICHARD D. PRITZ                             ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                 DEWEY BALLANTINE LLP                                200 EAST LAS OLAS BOULEVARD
             1301 AVENUE OF THE AMERICAS                                      SUITE 1900
               NEW YORK, NEW YORK 10019                             FT. LAUDERDALE, FLORIDA 33301
                    (212) 259-8000                                          (954) 763-1200

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of a subsidiary of the Registrant with an into CompScript, Inc. ("CompScript") pursuant to the Agreement and Plan of Merger described in the enclosed Proxy
Statement/Prospectus have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
              TITLE OF EACH CLASS OF                   AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
          SECURITIES TO BE REGISTERED(1)              REGISTERED(2)           SHARE              PRICE(3)             FEE(4)
Common Stock $1.00 par value                         2,412,326 shares          N/A             $60,916,259          $17,970.29

(1) This Registration Statement relates to Common Stock, par value $1.00 per share ("Omnicare Shares"), of the Registrant issuable to holders of Common Stock, par value $.0001 per share ("CompScript Shares"), of CompScript, Inc. in connection with the Merger.
(2) The number of Omnicare Shares to be registered pursuant to this Registration Statement is based on the maximum number of Omnicare Shares issuable to holders of CompScript Shares in the Merger at an assumed maximum exchange ratio of 0.1534527 of an Omnicare Share in exchange for each CompScript Share (assuming that all CompScript Shares are exchanged only for Omnicare Shares) and assuming the maximum number of CompScript Shares to be acquired in the Merger for Omnicare Shares is 15,720,325.
(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, based upon the estimated market value of up to 15,720,325 CompScript Shares to be acquired by Omnicare in the Merger (based upon the average of the high and low prices of CompScript Shares on The Nasdaq SmallCap Market on May 21, 1998 of $3.875 per share).
(4) A fee of $11,790.24 was paid on April 14, 1998 pursuant to Section 14(g)(1)(A) of the Securities Exchange Act of 1934 and Rules 0-11 and 14a-
    (6)(i) promulgated thereunder in connection with the filing of preliminary proxy materials relating to the Merger as described herein, and pursuant to Rule 457(b), such fee has been credited against the registration fee payable in connection with this Registration Statement.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION

                                COMPSCRIPT, INC.
                        1225 BROKEN SOUND PARKWAY, N.W.
                           BOCA RATON, FLORIDA 33487

                                                                    May   , 1998

Dear Fellow Shareholder:

    I am pleased to inform you that on February 23, 1998, CompScript, Inc. and Omnicare, Inc. entered into a merger agreement under which each outstanding CompScript common share will be converted into the right to receive $4.50 market value (determined in accordance with, and subject to the terms of, the merger agreement) of Omnicare common shares and CompScript will become a wholly-owned subsidiary of Omnicare. The transaction is structured as a reorganization and a pooling-of-interests.

    At a Special Meeting of Shareholders of CompScript to be held at 9:00 a.m. on June 26, 1998, you will be asked to vote upon the proposal to approve the merger agreement. The merger is conditioned on the approval of this proposal by CompScript shareholders holding a majority of the outstanding shares.

    The Board of Directors has unanimously approved the merger agreement and has determined the merger contemplated by the merger agreement is fair to, and in the best interest of, CompScript and its shareholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

    NationsBanc Montgomery Securities LLC has acted as financial advisor to CompScript in connection with the merger and has delivered its written opinion dated February 23, 1998 to the CompScript Board to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the consideration to be received by the CompScript shareholders in the merger is fair to such shareholders from a financial point of view. The full text of NationsBanc Montgomery's written opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix E to the accompanying Proxy Statement/Prospectus and should be read carefully in its entirety.

    Details of the proposed merger and other important information concerning CompScript and Omnicare are contained in the Proxy Statement/Prospectus. Please give this material your careful attention.

    Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. Your prompt cooperation will be greatly appreciated.

    We are gratified by your continued support.

Sincerely yours,
BRIAN A. KAHAN
Chairman of the Board,
Chief Executive Officer and President

                                COMPSCRIPT, INC.
                        1225 BROKEN SOUND PARKWAY, N.W.
                           BOCA RATON, FLORIDA 33487

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 26, 1998

To the Shareholders of
  COMPSCRIPT, INC.:

    NOTICE IS HEREBY GIVEN that CompScript, Inc. ("CompScript") will hold a Special Meeting of its Shareholders on June 26, 1998 at 9:00 a.m., local time, at The Auditorium, Sun Sentinel Building, 200 East Las Olas Boulevard, Ft. Lauderdale, FL 33301 (including any adjournment or postponement thereof, the "Special Meeting"), for the following purposes:

        1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of February 23, 1998, as amended (the "Merger Agreement"), by and among CompScript, Omnicare, Inc., a Delaware corporation ("Omnicare"), and CSI Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Omnicare ("Sub"), and the transactions contemplated thereby. Upon the terms and subject to the conditions of the Merger Agreement, Sub will be merged (the "Merger") with and into CompScript and CompScript will become a wholly-owned subsidiary of Omnicare.

        2. To transact such other business as may properly come before the Special Meeting.

    CompScript has fixed the close of business on May 18, 1998 (the "Record Date") as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Special Meeting.

    THE COMPSCRIPT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT. The affirmative vote of a majority of the outstanding shares of common stock of CompScript, par value $.0001 per share (the "CompScript Shares"), entitled to vote at the Special Meeting is required to approve the Merger Agreement. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL GENERALLY HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. If the Merger is consummated, holders of CompScript Shares on the Record Date who did not vote for the Merger may, by complying with the procedures prescribed in the Florida Business Corporation Act, be entitled to dissenter's rights as described therein. See "DISSENTER'S RIGHTS."

    Shareholders are invited to attend the Special Meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

    If your shares are held of record by a broker, bank or other nominee, you must instruct your broker, bank or other nominee on how to vote your shares, or else your shares will not be voted. If you require assistance in completing your proxy card or if you have questions about the voting procedure, please contact D.F. King & Co., Inc., 77 Water Street, New York, NY 10005, (212) 269-5550 (collect), (800) 859-8511 (toll-free).

    Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                          By Order of the Board of Directors

                                          BRIAN A. KAHAN
                                          Chairman of the Board,
                                          Chief Executive Office and President

Boca Raton, Florida
May   , 1998

                                COMPSCRIPT, INC.
                                PROXY STATEMENT
                            ------------------------

                                 OMNICARE, INC.
                                   PROSPECTUS

     RELATING TO THE OFFERING OF UP TO 2,412,326 COMMON SHARES OF OMNICARE

    This Proxy Statement/Prospectus is being furnished to the holders of common stock, par value $.0001 per share (the "CompScript Shares"), of CompScript, Inc. ("CompScript") in connection with the solicitation of proxies by the Board of Directors of CompScript (the "CompScript Board") for use at the special meeting of shareholders of CompScript to be held at The Auditorium, Sun Sentinel Building, 200 East Las Olas Boulevard, Ft. Lauderdale, FL 33301 on June 26, 1998, and any adjournments or postponements thereof (the "Special Meeting").

    At the Special Meeting, shareholders of CompScript will consider and vote on the proposed merger described in this Proxy Statement/Prospectus by which CSI Acquisition Corp. ("Sub"), a wholly-owned subsidiary of Omnicare, Inc. ("Omnicare"), will merge (the "Merger") with and into CompScript and CompScript will become a wholly-owned subsidiary of Omnicare, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 23, 1998, as amended, by and among Omnicare, Sub and CompScript (the "Merger Agreement"). If the Merger is consummated, all holders of outstanding CompScript Shares (other than shares as to which dissenter's rights are properly exercised under Florida law) will receive shares of the common stock, par value $1.00 per share, of Omnicare (the "Omnicare Shares"), with a market value of $4.50 per CompScript Share, determined pursuant to a formula based upon the average of the closing price per Omnicare Share on the New York Stock Exchange for the ten consecutive trading days immediately preceding the fifth trading day prior to the closing of the Merger (the "Closing"). If such average closing price of the Omnicare Shares is $29.325 or lower or $39.675 or higher, then for purposes of calculating the number of shares to be received by the holders of CompScript Shares, the average closing price will be deemed to be $29.325 or $39.675, as the case may be. Assuming that the Merger had been consummated on May 26, 1998, the average closing price would have been $35.65625 and each CompScript shareholder would have received 0.12621 Omnicare Shares in exchange for each CompScript Share surrendered in the Merger. The actual conversion ratio will be determined immediately prior to the closing of the Merger and, therefore, may not be known at the time of the Special Meeting.

    FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER, INCLUDING A DESCRIPTION OF THE CONSIDERATION TO BE RECEIVED BY COMPSCRIPT SHAREHOLDERS, SEE "THE MERGER."

    Omnicare Shares are quoted on the New York Stock Exchange (the "NYSE") under the symbol "OCR." CompScript Shares are quoted on The Nasdaq SmallCap Market under the symbol "CPRX."

    This Proxy Statement also constitutes a Prospectus relating to the Omnicare Shares to be issued in connection with the proposed Merger.

    The information contained in this Proxy Statement/Prospectus relating to Omnicare has been furnished by Omnicare. Omnicare is a leading independent provider of pharmacy and related services to long-term care institutions such as nursing homes, retirement centers and other institutional health care facilities. The principal executive offices of Omnicare are located at 50 East RiverCenter Blvd., Suite 1530, Covington, Kentucky 41011, telephone number (606) 291-6800.

    The information contained in this Proxy Statement/Prospectus relating to CompScript has been furnished by CompScript. CompScript is a provider of comprehensive pharmacy management, infusion therapy and related consulting services to the long-term care, alternate care and managed care markets. The principal executive offices of CompScript are located at 1225 Broken Sound Parkway, N.W., Boca Raton, Florida 33481, telephone number (561) 994-8585.

    See "GLOSSARY" for a list of defined terms used in this Proxy
Statement/Prospectus.

    This Proxy Statement/Prospectus and the accompanying proxy card are first
being mailed to CompScript shareholders on or about May   , 1998.

    FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHAREHOLDERS SHOULD CONSIDER BEFORE VOTING FOR OR AGAINST THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE
11. SEE "DISSENTER'S RIGHTS" FOR A DESCRIPTION OF RIGHTS TO DISSENT. FAILURE TO COMPLY WITH THE PROCEDURES LISTED IN "DISSENTER'S RIGHTS" WILL RESULT IN THE LOSS OF RIGHTS TO DISSENT.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

          The date of this Proxy Statement/Prospectus is May   , 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................           1
FORWARD LOOKING STATEMENTS.................................................................................           3
AVAILABLE INFORMATION......................................................................................           3
INCORPORATION OF DOCUMENTS BY REFERENCE....................................................................           3
SUMMARY....................................................................................................           5
RISK FACTORS...............................................................................................          11
OMNICARE SUMMARY SELECTED FINANCIAL DATA...................................................................          15
COMPSCRIPT SUMMARY SELECTED FINANCIAL DATA.................................................................          17
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.......................................................          18
MARKET PRICE INFORMATION...................................................................................          20
COMPARATIVE PER SHARE DATA.................................................................................          22
THE MERGER.................................................................................................          24
  Background of the Merger.................................................................................          24
  Reasons for the Merger...................................................................................          25
  Opinion of CompScript's Financial Advisor................................................................          27
  Accounting Treatment of the Merger.......................................................................          32
  Governmental and Regulatory Approvals....................................................................          32
  Interests of Certain Persons in the Merger; Possible Conflicts of Interest...............................          32
  Certain Federal Income Tax Consequences Of The Merger....................................................          34

THE MERGER AGREEMENT AND RELATED AGREEMENTS................................................................          36
  General..................................................................................................          36
  Consideration to be Received in the Merger...............................................................          36
  Exchange of Shares.......................................................................................          37
  Treatment of Options.....................................................................................          37
  Representations and Warranties...........................................................................          37
  Conduct of the Business of CompScript....................................................................          38
  Exclusivity..............................................................................................          38
  Indemnification..........................................................................................          39
  Resales of Omnicare Shares...............................................................................          39
  Conditions to the Merger.................................................................................          40
  Termination of the Merger Agreement......................................................................          41
  Termination Fees; Expenses of the Merger.................................................................          42
  Stock Option Agreement...................................................................................          43
  Voting Agreement.........................................................................................          46

DISSENTER'S RIGHTS.........................................................................................          47

COMPSCRIPT SPECIAL MEETING.................................................................................          49
  Date, Time and Place.....................................................................................          49
  Matters to be Considered.................................................................................          49
  Record Date..............................................................................................          49
  Quorum...................................................................................................          49
  Required Vote............................................................................................          49
  Proxies and Revocation...................................................................................          50
  Solicitation of Proxies..................................................................................          50
  Independent Accountants..................................................................................          50

DESCRIPTION OF OMNICARE CAPITAL STOCK......................................................................          51
  General..................................................................................................          51
  Common Stock.............................................................................................          51
  Certain Antitakeover Provisions..........................................................................          51
  Transfer Agent...........................................................................................          51

                                                                                                                PAGE
                                                                                                                -----
COMPARISON OF SHAREHOLDER RIGHTS...........................................................................          52
  Authorized Capital.......................................................................................          52
  Election and Size of Board of Directors..................................................................          52
  Removal of Directors.....................................................................................          53
  Vacancies on the Board of Directors......................................................................          53
  Action By Written Consent................................................................................          54
  Amendments to Charter....................................................................................          54
  Amendments to Bylaws.....................................................................................          54
  Special Meetings of Shareholders.........................................................................          55
  Inspection of Documents..................................................................................          55
  Dividends................................................................................................          55
  Indemnification of Directors and Officers................................................................          56
  Limitation of Liability..................................................................................          57
  Shareholder Suits........................................................................................          57
  Vote on Extraordinary Corporate Transactions; Business Combination Restrictions..........................          57

RECENT DEVELOPMENTS........................................................................................          60

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.........................................................          61

BUSINESS OF COMPSCRIPT.....................................................................................          69

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION..................................................          81

BENEFICIAL OWNERSHIP OF COMPSCRIPT SHARES..................................................................          86

EXPERTS....................................................................................................          88

LEGAL OPINIONS.............................................................................................          88

SHAREHOLDER PROPOSALS FOR NEXT COMPSCRIPT ANNUAL MEETING...................................................          88

GLOSSARY...................................................................................................          89

APPENDICES

Appendix A      --      Agreement and Plan of Merger, dated as of February 23, 1998, as amended, by and among Omnicare, Inc., CSI Acquisition Corp. and CompScript, Inc.

Appendix B      --      Stock Option Agreement, dated as of February 23, 1998, between Omnicare,
                          Inc. and CompScript, Inc.

Appendix C      --      Voting Agreement, dated as of February 23, 1998, between Brian A. Kahan and Omnicare, Inc.

Appendix D      --      Sections 607.1301, 607.1302 and 607.1320 of the Florida Business
                          Corporation Act Regarding Dissenters' Rights

Appendix E      --      Opinion of NationsBanc Montgomery Securities LLC

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    THE BOARD OF DIRECTORS OF COMPSCRIPT UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THE PROPOSED MERGER AND BELIEVES IT TO BE IN THE BEST INTERESTS OF COMPSCRIPT AND THE COMPSCRIPT SHAREHOLDERS.

Q: WHAT WILL HAPPEN AS A RESULT OF THE PROPOSED MERGER?

A: If the Merger is approved and consummated, each CompScript Share will be converted into the right to receive the merger consideration described below and CompScript will become a wholly-owned subsidiary of Omnicare.

Q: WHAT DO I NEED TO DO NOW?

A. After you have carefully read this Proxy Statement/Prospectus, just indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible, so that your CompScript Shares will be represented at the Special Meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the Merger. If you do not vote in favor of the Merger or you abstain, it will have the effect of a vote against the Merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted, which for purposes of voting on the proposed Merger is the same as voting against the proposed merger.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Merger is completed, we will send former CompScript shareholders written instructions for exchanging their share certificates.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the Merger is consummated, you will have the right to receive, in exchange for each CompScript Share you own (other than shares as to which dissenters' rights are properly exercised under Florida law), the number of Omnicare Shares determined by dividing $4.50 by the average of the closing prices of an Omnicare Share during the ten trading days immediately preceding the fifth trading day preceding the Closing (the "Omnicare Average Market Price").

  For these purposes, if the Omnicare Average Market Price during this period is less than $29.325, then the Omnicare Average Market Price shall be deemed to be $29.325 and if the Omnicare Average Market Price is greater than $39.675, then the Omnicare Average Market Price shall be deemed to be $39.675. If the Omnicare Average Market Price is less than $24.15, CompScript shall have the right to terminate the Merger Agreement. If the Omnicare Average Market Price is more than $44.85, Omnicare shall have the right to terminate the Merger Agreement.

  Omnicare will not issue fractional shares. Instead, CompScript shareholders will receive cash for any fractional Omnicare Shares owed to them based on the Omnicare Average Market Price.

  The following examples are based on the various prices of Omnicare Shares (which are, of course, not assured):

                    VALUE OF OMNICARE
                   SHARES RECEIVED PER
OMNICARE AVERAGE   COMPSCRIPT SHARE IN
  MARKET PRICE           MERGER
-----------------  -------------------
       $25              $   3.836
       $30              $    4.50
       $35              $    4.50
       $40              $   4.537
       $45              $    5.10

  The value of Omnicare Shares received for each CompScript Share in the Merger is calculated by multiplying the number of Omnicare Shares received per CompScript Share by the Omnicare Average Market Price. The price of an Omnicare Share may not equal the Omnicare Average Market Price because (i) the Omnicare Average Market Price is calculated over the ten trading days immediately preceding the fifth trading day preceding the Closing and (ii) the price per Omnicare Share may fluctuate between the date the Omnicare Average Market Price is determined and the date the Merger closes.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the Merger as quickly as possible. We hope to complete the Merger promptly following the Special Meeting.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A: The exchange of shares by CompScript shareholders is generally intended to be tax-free to CompScript shareholders for federal income tax purposes. However, CompScript shareholders will be subject to taxation with respect to cash received for fractional shares. To review certain federal income tax consequences to shareholders in greater detail, see pages 34 and 35. CompScript shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including the applicable federal, state, local and foreign tax consequences.

Q: ARE THERE ANY RISKS ASSOCIATED WITH THE MERGER?

A: The Merger does involve risks. For a discussion of certain risk factors that should be considered in evaluating the Merger, see "RISK FACTORS," beginning on page 11.

WHO CAN HELP ANSWER YOUR QUESTIONS

        If you have more questions about the Merger you should contact:

           CompScript, Inc.

           1225 Broken Sound Parkway, N.W.

           Boca Raton, Florida 33487

           Attention: Juan C. Cocuy

           Phone Number: (561) 994-8585

        If you would like additional copies of the Proxy Statement/Prospectus, or have questions regarding the procedures for voting your shares, you should contact:

           D.F. King & Co., Inc.

           Attention: Daniel M. Sullivan

           Phone Number: (800) 859-8511

                           FORWARD LOOKING STATEMENTS

    This Proxy Statement/Prospectus contains and incorporates by reference certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this Proxy Statement/ Prospectus (including statements as to "beliefs," "expectations," "anticipations," "intentions" or similar words) and all statements which are not statements of historical fact. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, trends for the continued growth of the pharmacy businesses of Omnicare and CompScript, the realization of anticipated revenues, profitability and cost synergies of the combined companies, and other risks and uncertainties described in "RISK FACTORS." Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, Omnicare's or CompScript's actual results, performance or achievements in 1998 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements.

                             AVAILABLE INFORMATION

    Omnicare and CompScript file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or the "SEC"). You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC's site on the World Wide Web at http://www.sec.gov.

    Omnicare has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), to register with the SEC the Omnicare Shares to be issued pursuant to the proposed Merger. As allowed by the SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement, or the exhibits to the Registration Statement.

    Omnicare Shares are listed and traded on the NYSE. Reports, proxy statements and other information concerning Omnicare can be inspected at the NYSE, 20 Broad Street, New York, New York 10005. CompScript Shares are listed and traded on The Nasdaq SmallCap Market. Reports, proxy statements and other information concerning CompScript can be inspected at The Nasdaq SmallCap Market, Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/ Prospectus. This Proxy Statement/Prospectus incorporates by reference the following documents previously filed with the SEC by Omnicare (File No. 1-8269) pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"):

        1. Omnicare's Annual Report on Form 10-K for the year ended December 31, 1997.

        2. Omnicare's Current Reports on Form 8-K, dated February 18, 1998, April 17, 1998 and May 19, 1998.

        3. Omnicare's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

        4. The description of Omnicare Shares in Omnicare's Registration Statement on Form 8-A under the Exchange Act filed September 14, 1993, including all amendments and reports filed for the purpose of updating such description.

    We are also incorporating by reference additional documents that we file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting. Omnicare has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Omnicare, and CompScript has supplied all information contained in this Proxy Statement/Prospectus relating to CompScript.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED ______, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/ PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF ANY OMNICARE SECURITIES IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM OMNICARE, INC., ATTENTION: CHERYL D. HODGES, 50 EAST RIVERCENTER BLVD., SUITE 1530, COVINGTON, KENTUCKY 41011, TELEPHONE NUMBER (606) 291-6800. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 19, 1998.

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/ PROSPECTUS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN ITS APPENDICES AND IN THE DOCUMENTS REFERRED TO HEREIN, TO WHICH REFERENCE IS MADE FOR A MORE COMPLETE STATEMENT OF THE MATTERS DISCUSSED BELOW.

THE COMPANIES

    OMNICARE

    Omnicare is a leading independent provider of pharmacy and related services to long-term care institutions such as nursing homes, retirement centers, assisted living and other institutional health care facilities. Omnicare purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical recordkeeping and third-party billing for residents in such facilities. Omnicare also provides consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility and assisting in compliance with state and federal regulations. In addition, Omnicare provides ancillary services, such as infusion therapy, distributes medical supplies and offers clinical care plan and financial software information systems to its client nursing home facilities. Omnicare currently provides these services to over 463,000 residents in more than 5,800 long-term care and other institutional health care facilities in 40 states. Omnicare also provides comprehensive clinical research services for the pharmaceutical and biotechnology industries.

    On March 30, 1998, Omnicare entered into a definitive merger agreement pursuant to which Omnicare is to acquire IBAH, Inc. ("IBAH"). See "RECENT DEVELOPMENTS."

    Omnicare's executive offices are located at 50 East RiverCenter Blvd., Suite 1530, Covington, Kentucky 41011, and its telephone number is (606) 291-6800.

    COMPSCRIPT

    CompScript is a comprehensive provider of pharmacy services equipped to both lower costs and improve the quality of care to its customers. CompScript offers a broad range of pharmacy, infusion therapy, consulting and mail order pharmacy services to managed care networks and their patients, long-term and subacute care facilities and home health patients. CompScript's proprietary pharmacy management capabilities combine sophisticated clinical tools with the latest technologies in databases and drug profiles.

    CompScript presently operates seven institutional pharmacies that serve long-term and subacute facilities in Florida, Alabama, Mississippi, Louisiana and Ohio and one retail pharmacy in Ohio. In April 1996, Capital Brands, Inc. ("Capital Brands") and shareholders of CompScript-Boca, Inc. (formerly known as AldenCare, Inc.)("Boca") owning approximately 93% of Boca's then outstanding common stock, consummated a share exchange, as a result of which (i) participating Boca shareholders became the owners of approximately 80% of Capital Brands' common stock and (ii) Capital Brands changed its name to CompScript, Inc. CompScript currently owns approximately 92% of Boca's outstanding common stock. Capital Brands' predecessor, Capital Acquisitions, Inc. was incorporated in March 1988 as a Delaware corporation. Prior to September, 1991, Capital Brands was principally engaged in organizational activities, raising capital through a public offering and searching for and investigating business opportunities.

    CompScript's principal executive offices are located at 1225 Broken Sound Parkway, N.W., Boca Raton, Florida 33487, and its telephone number is (561) 994-8585.

RECOMMENDATION OF THE COMPSCRIPT BOARD

    The CompScript Board has unanimously approved the Merger Agreement and unanimously recommends that CompScript shareholders vote FOR the proposal to approve the Merger Agreement. This recommendation is based on a number of factors described in this Proxy Statement/Prospectus. See "THE MERGER--Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR TO COMPSCRIPT

    On February 23, 1998, NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery") delivered its written opinion to the CompScript Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the CompScript shareholders in the Merger is fair to such shareholders from a financial point of view. A copy of NationsBanc Montgomery's written opinion dated February 23, 1998, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review by NationsBanc Montgomery, is attached as Appendix E to this Proxy Statement/Prospectus. THE OPINION OF NATIONSBANC MONTGOMERY IS DIRECTED TO THE COMPSCRIPT BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMPSCRIPT SHARES FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. COMPSCRIPT SHAREHOLDERS ARE ENCOURAGED TO READ SUCH OPINION IN ITS ENTIRETY. See "THE MERGER--Opinion of CompScript's Financial Advisor."

MERGER CONSIDERATION

    As a result of the Merger, CompScript shareholders will receive Omnicare Shares with a market value of $4.50 per share, determined in accordance with, and subject to the terms of, the Merger Agreement. For these purposes, if the Omnicare Average Market Price during this period is less than $29.325, then the Omnicare Average Market Price shall be deemed to be $29.325 and if the Omnicare Average Market Price is greater than $39.675, then the Omnicare Average Market Price shall be deemed to be $39.675. If the Omnicare Average Market Price is less than $24.15, CompScript shall have the right to terminate the Merger Agreement. If the Omnicare Average Market Price is more than $44.85, Omnicare shall have the right to terminate the Merger Agreement.

    The following examples are based on the various prices of Omnicare Shares (which are, of course, not assured):

                   VALUE OF OMNICARE
                    SHARES RECEIVED
                          PER
OMNICARE AVERAGE       COMPSCRIPT
  MARKET PRICE      SHARE IN MERGER
-----------------  ------------------
       $25             $    3.836
       $30             $     4.50
       $35             $     4.50
       $40             $    4.537
       $45             $     5.10

    The value of Omnicare Shares received for each CompScript Share in the Merger is calculated by multiplying the number of Omnicare Shares received per CompScript Share (the "Conversion Ratio") by the Omnicare Average Market Price. The price of an Omnicare Share may not equal the Omnicare Average Market Price because (i) the Omnicare Average Market Price is calculated over the ten trading days immediately preceding the fifth trading day preceding the Closing and (ii) the price per Omnicare Share may fluctuate between the date the Omnicare Average Market Price is determined and the date the Merger closes (the "Closing Date").

    Assuming that the Merger had been consummated on May 26, 1998, the Omnicare Average Market Price would be $35.65625 and the Conversion Ratio would have been
0.12621. The actual Conversion Ratio will be determined immediately prior to the Closing Date and, therefore, may not be known at the time of the Special Meeting and will likely differ from the examples shown above.

    A toll-free phone number has been established to disclose the Conversion Ratio as of the latest practicable date. CompScript shareholders may call 1-800-878-6379 at any time prior to the closing of the polls at the Special Meeting to listen to a recording disclosing the Conversion Ratio, calculated as of the latest practicable date.

    No fractional shares will be issued. Instead, CompScript shareholders will receive a check in payment for any fractional shares based on the Omnicare Average Market Price.

    See "THE MERGER." See also "RISK FACTORS."

REQUIRED VOTE

    The approval of a majority of the outstanding CompScript Shares is required to approve the Merger.

    As of May 18, 1998 (the "Record Date"), directors and executive officers of CompScript and their affiliates were beneficial owners of approximately 35.2% of the outstanding CompScript Shares. Each of the directors and executive officers has indicated an intention to vote for the proposal to approve the Merger Agreement. In order to induce Omnicare to enter into the Merger Agreement, Brian
A. Kahan (the "Principal Shareholder"), Chairman of the Board, Chief Executive Officer and President of CompScript, and the holder of approximately 32% of the outstanding shares, entered into an agreement with Omnicare (the "Voting Agreement") pursuant to which the Principal Shareholder has agreed, in general, to vote all of the CompScript Shares beneficially owned by him and all shares subsequently acquired by him (i) in favor of the Merger, the adoption by CompScript of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement at any meeting of shareholders of CompScript at which such matters are considered and at every adjournment thereof and (ii) against any action or proposal that would impede, frustrate, prevent or nullify the Merger or the Merger Agreement. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Voting Agreement" and "BENEFICIAL OWNERSHIP OF COMPSCRIPT SHARES." Attached as Appendix C is the full text of the Voting Agreement.

CONDITIONS TO THE MERGER

    Each party's obligation to complete the Merger is subject to a number of conditions, including the following:

        (a) the approval of a majority of the outstanding CompScript Shares,

        (b) the receipt of requisite governmental consents and approvals to consummate the Merger,

        (c) the receipt of letters from Omnicare's and CompScript's independent accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment,

        (d) the receipt of opinions of counsel to the effect that the Merger will be treated as a reorganization for federal income tax purposes,

        (e) the accuracy of the representations and warranties of the other party to the Merger Agreement and the performance of the obligations of the other party to the Merger Agreement,

        (f) the absence of an injunction or law prohibiting the Merger or any legal action likely to have a material adverse effect, and

        (g) the absence of a material adverse effect on the other party.

    In addition, Omnicare's obligation to complete the Merger is also conditioned on:

        (a) the receipt of certain consents from third parties,

        (b) holders of no more than 10% of the outstanding CompScript Shares having exercised dissenter's rights, and

        (c) certain employees of CompScript entering into employment, consulting and non-competition agreements.

    The parties' obligations are subject to certain other conditions set forth in the Merger Agreement.

    See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Conditions to the Merger."

TERMINATION

    The Merger Agreement is subject to termination:

        (a) by mutual consent of Omnicare and CompScript,

        (b) by either Omnicare or CompScript if (i) there is a permanent injunction prohibiting the Merger, (ii) the required approval of CompScript's shareholders is not received, (iii) the Merger is not consummated by January 15, 1999 or (iv) the other materially breaches its representations, warranties or covenants set forth in the Merger Agreement,

        (c) by Omnicare if the CompScript Board of Directors (the "CompScript Board") modifies or withdraws its approval or recommendation of the Merger, and

        (d) by CompScript if the CompScript Board determines, under certain circumstances, that its fiduciary duties require it to terminate the Merger Agreement to execute a definitive agreement to implement another transaction.

        (e) by Omnicare if the Omnicare Average Market Price is more than $44.85.

        (f) by CompScript if the Omnicare Average Market Price is less than $24.14.

    See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Termination of the Merger Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; POSSIBLE CONFLICTS OF INTEREST

    In considering the approval by the CompScript Board of the Merger, CompScript shareholders should be aware that the members of the CompScript Board and senior management of CompScript have certain interests in, and will receive benefits from, the Merger that are in addition to, and differ from, the interests of, and benefits to, CompScript shareholders generally. The Principal Shareholder (who is the Chairman, Chief Executive Officer and President of CompScript), among other things, (i) has entered into the Voting Agreement with Omnicare pursuant to which he has agreed, among other things, to vote his CompScript Shares in favor of the Merger, (ii) will enter into a consulting agreement with Omnicare and (iii) will enter into a non-competition agreement with Omnicare. Other executive officers of CompScript and its subsidiaries will also enter into continuing employment agreements with CompScript. Omnicare has agreed that following the Merger it will cause CompScript, as the corporation surviving the Merger (the "Surviving Corporation"), to indemnify the officers and directors of CompScript against liability for acts undertaken by such persons during their tenure as officers and directors and to maintain the current policies of directors and officers liability insurance. These interests and benefits may constitute potential conflicts of interest with the shareholders of CompScript in the negotiation, approval and consummation of the Merger. See "THE MERGER--Interests of Certain Persons in the Merger; Possible Conflicts of Interests."

TREATMENT OF COMPSCRIPT STOCK OPTIONS

    At the date and time when the Merger shall become effective (the "Effective Time"), each option to acquire CompScript Shares (each, a "CompScript Option") outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such CompScript Option, the number of Omnicare Shares (rounded up to the nearest whole share) determined by multiplying the number of CompScript Shares subject to such CompScript Option by the Conversion Ratio, at an exercise price per Omnicare Share equal to the price per share specified in such CompScript Option divided by the Conversion Ratio; provided that such exercise price shall be rounded up to the nearest whole cent. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Treatment of Options."

GOVERNMENTAL AND REGULATORY APPROVALS

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), prohibits CompScript and Omnicare from completing the Merger until after CompScript and Omnicare have furnished certain information and materials to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and a required waiting period has ended. The parties completed their required filings by March 26, 1998 and have received early termination of the waiting period. However, the Antitrust Division and the FTC will continue to have authority to challenge the Merger on antitrust grounds before or after the Merger is complete. See "THE MERGER -- Governmental and Regulatory Approvals."

DISSENTER'S RIGHTS

    If the Merger is consummated, holders of CompScript Shares on the Record Date who did not vote for the Merger may, by complying with the procedures prescribed in the Florida Business Corporation Act (the "FBCA"), be entitled to dissenter's rights as described therein. See Appendix D. Failure to comply precisely with the requirements of the applicable provision will result in the loss of dissenter's rights. See "DISSENTER'S RIGHTS." The obligations of Omnicare and Sub to effect the Merger are conditioned upon, among other things, holders of no more than 10% of the outstanding CompScript Shares having exercised dissenter's rights.

TERMINATION FEES; EXPENSES OF THE MERGER

    Under certain circumstances, including a termination of the Merger Agreement by Omnicare if the CompScript Board modifies or withdraws its approval or recommendation of the Merger or a termination of the Merger Agreement by CompScript to execute a definitive agreement to implement another transaction, upon termination of the Merger Agreement, CompScript shall be required to pay Omnicare a fee of $3.2 million. Under certain other circumstances, upon the termination of the Merger Agreement Omnicare or CompScript will be required to reimburse the other's expenses in connection with the Merger Agreement. Otherwise, expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Termination Fees; Expenses of the Merger."

STOCK OPTION AGREEMENT

    In order to induce Omnicare to enter into the Merger Agreement, CompScript entered into a stock option agreement with Omnicare (the "Stock Option Agreement"). Pursuant to the Stock Option Agreement, Omnicare has the option (the "Option"), under certain circumstances, including a third party making a Transaction Proposal (as defined in "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Exclusivity"), to purchase up to 2,800,000 shares of CompScript Shares (the "Option Shares") (or approximately 19.9% of the outstanding CompScript Shares as of February 23, 1998 prior to giving effect to the exercise of the Option), at a cash price equal to $4.50 per share (the "Option Price"). Subject to the terms and conditions of the Stock Option Agreement, the combined value of the termination fee described above and the Option is limited to $3.3 million. The Stock Option Agreement may make it more difficult and expensive for a third party to consummate a business combination with CompScript. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Stock Option Agreement."

EXCLUSIVITY

    Pursuant to the Merger Agreement, CompScript has agreed not to initiate, solicit or encourage any Transaction Proposal or, subject to the fiduciary duties of the CompScript Board to the CompScript shareholders, engage in any negotiations or discussions with, or provide any information to, any person relating to a Transaction Proposal. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Exclusivity."

ACCOUNTING TREATMENT OF THE MERGER

    Omnicare and CompScript believe that the Merger will qualify as a pooling-of- interests for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. The consummation of the Merger is subject to (i) receipt of a letter from Price Waterhouse LLP, independent public accountants for Omnicare, to the effect that Omnicare and the Merger and transactions contemplated thereby qualify for pooling-of-interests accounting treatment and (ii) receipt of a letter from Ernst & Young, LLP, independent public accountants for CompScript, to the effect that CompScript will qualify as a "combining company" as required for pooling-of-interests accounting treatment. See "THE MERGER -- Accounting Treatment of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Omnicare and CompScript have structured the Merger so that it will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the Merger is conditioned on the receipt of legal opinions that such is the case. Assuming the Merger so qualifies as a reorganization, in general, CompScript shareholders who exchange their CompScript Shares for Omnicare Shares pursuant to the Merger will not recognize any gain or loss for federal income tax purposes in the Merger (except for such gain or loss as may be recognized with respect to cash received in lieu of fractional shares).

    Holders of CompScript Shares are urged to consult their own tax advisors to determine the particular consequences of the Merger to them under federal, state, local and foreign tax laws. For a further discussion of certain federal income tax consequences of the Merger, see "THE MERGER--Certain Federal Income Tax Consequences Of The Merger."

                                  RISK FACTORS

    COMPSCRIPT SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS, TOGETHER WITH THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, BEFORE MAKING A DECISION WITH RESPECT TO THE MERGER.

    RISKS RELATING TO ACQUISITION PROGRAM. In accordance with its strategy for growth, which is to build its institutional pharmacy business into a national organization dedicated to serving the long-term care market, Omnicare is presently engaged in a geographic expansion program which incorporates an active acquisition program in the long-term care pharmacy industry. The success of Omnicare's acquisition program and of its underlying growth strategy will depend, among other things, on the continued availability of suitable acquisition candidates. Although Omnicare historically has not had difficulty in identifying suitable acquisition candidates, there can be no assurance that Omnicare will consummate any additional acquisitions due to the potential for increased competition for acquisitions from other firms seeking to enter this market or to enhance their institutional pharmacy businesses.

    Omnicare's strategy also contemplates the continued internal growth of the acquired businesses. Any business acquisition, however, involves inherent uncertainties, such as the effect on the acquired businesses of integration into a larger organization and the availability of management resources to oversee the operations of acquired businesses. Potential obstacles to the successful integration of acquired businesses include, among others, consolidation of financial and managerial functions and elimination of operational redundancies, achievement of purchasing efficiencies and the addition and integration of key personnel. Even though an acquired business may have enjoyed excellent growth as an independent company prior to an acquisition, there can be no assurance that such growth would continue after an acquisition. Over the past nine years, Omnicare has experienced no materially adverse consequences arising from its integration activities. There can be no assurance, however, that any acquisition will be integrated successfully or will not have an adverse impact on Omnicare's results of operations or financial condition.

    The Merger would involve the integration of companies that have previously operated independently. No assurances can be given that Omnicare will integrate the operations of Omnicare and CompScript without encountering difficulties or that the expected benefits of such integration will be realized. In addition, there can be no assurance that anticipated synergies will be realized.

    RISKS OF GOVERNMENT REGULATION. Omnicare's pharmacy business is subject to federal, state and local regulations, and its pharmacies are required to be licensed in the states in which they are located. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of Omnicare's business. In addition, the long-term care facilities that contract for Omnicare's services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these institutions to comply with such regulations or to obtain or renew any required licenses could result in the loss of Omnicare's ability to provide pharmacy services to their residents. Omnicare is also subject to federal and state laws that prohibit certain direct and indirect payments between health care providers that are intended, among other things, to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from the Medicare, Medicaid and other federal health care programs.

    DEPENDENCE UPON GOVERNMENT-SPONSORED AND THIRD PARTY
REIMBURSEMENT. Approximately one-half of Omnicare's pharmacy services billings are reimbursed by government sponsored programs, largely Medicaid and to a lesser extent Medicare, and the remainder is paid or reimbursed by individual patients, long-term care facilities and other third party payors, including private insurers. Medicaid and Medicare are highly regulated. The failure, even if inadvertent, of Omnicare and/or its client institutions to comply with applicable reimbursement regulations could adversely affect Omnicare's business.

    Omnicare's sales and profitability are, and will continue to be, affected by the efforts of all payors to contain or reduce the cost of health care by lowering reimbursement rates, limiting the scope of covered services, and negotiating reduced or capitated pricing arrangements. Any changes which serve to lower reimbursement levels under Medicare, Medicaid or private pay programs, including managed care contracts, could adversely affect Omnicare. Furthermore, other changes in such reimbursement programs or in regulations related thereto, such as modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid, Medicare or third party expenditures, could adversely affect Omnicare's business.

    UNCERTAINTIES ASSOCIATED WITH HEALTH CARE REFORM AND FEDERAL BUDGET LEGISLATION. In recent years, a number of legislative proposals have been introduced in Congress that would effect major changes in the health care system, either nationally or at the state level. The Balanced Budget Act of 1997 ("Balanced Budget Act"), signed into law on August 5, 1997, seeks to achieve a balanced federal budget by, among other things, reducing federal spending on the Medicare and Medicaid programs. With respect to Medicare, the law mandates establishment of a prospective payment system ("PPS") for services provided to Medicare- qualified patients in Medicare skilled nursing facilities ("SNFs") under which facilities will be paid a federal per diem rate for virtually all covered SNF services. It is anticipated that the PPS will be phased in over three cost reporting periods, starting with cost reporting periods beginning on or after July 1, 1998. In the accompanying Conference Report, the conferees specifically note that, to ensure that the frail elderly residing in SNFs receive needed and appropriate medication therapy, the Secretary of the Department of Health and Human Services is to consider, as part of the PPS for SNFs, the results of studies conducted by independent organizations, including those which examine appropriate payment mechanisms and payment rates for medication therapy, and to develop case mix adjustments that reflect the needs of such residents. The Balanced Budget Act also imposes limits on annual updates in payments for routine Medicare SNF services, and institutes consolidated billing for SNF services for most non-physician Medicare Part B items and services for SNF residents, effective beginning July 1, 1998. (In April 1998, the Health Care Financing Administration issued instructions on the SNF consolidated billing rules, including a transition period until January 1, 1999.) The Balanced Budget Act also imposes numerous other cost savings measures affecting Medicare SNF services. In addition, the law requires, as a condition of issuance or renewal of a Medicare Part B supplier number, for the supplier to obtain a surety bond. In January 1998, new rules were proposed to establish additional supplier standards, including the requirement to obtain a surety bond. A supplier must obtain a surety bond for each tax identification number for which it has a Medicare supplier number.

    The Balanced Budget Act also repeals the "Boren Amendment" federal payment standard for Medicaid payments to Medicaid nursing facilities effective October 1, 1997. There can be no assurance that budget constraints or other factors will not cause states to reduce Medicaid reimbursement to nursing facilities or that payments to nursing facilities will be made on a timely basis. The law also grants greater flexibility to states to establish Medicaid managed care projects without the need to obtain a federal waiver. Although these waiver projects generally exempt institutional care, including nursing facility and institutional pharmacy services, no assurances can be given that these projects ultimately will not change the Medicaid reimbursement system for long-term care, including pharmacy services, from fee-for-service to managed care negotiated or capitated rates. Omnicare anticipates that federal and state governments will continue to review and assess alternative health care delivery systems and payment methodologies. It is not possible to predict the effect of the recent budget legislation or the interpretation or administration of such legislation on Omnicare's business. Accordingly, there can be no assurance that these changes or any future health care legislation will not adversely effect Omnicare's business.

    COMPETITION. The long-term care pharmacy business is highly regionalized and, within a given geographic region of operations, highly competitive. In the geographic regions it serves, Omnicare competes with numerous local and regional institutional pharmacies, as well as the pharmacy operations owned by other long-term care facilities. In its program of acquiring institutional pharmacy providers,

Omnicare competes with other companies with similar acquisition strategies. Certain of Omnicare's competitors have substantial financial resources. There can be no assurance that Omnicare will not encounter increased competition which could adversely affects its business, results of operations or financial condition.

    INTERESTS OF CERTAIN PERSONS IN THE MERGER; POSSIBLE CONFLICTS OF
INTEREST. In considering the approval by the CompScript Board of the Merger, CompScript shareholders should be aware that the members of the CompScript Board and senior management of CompScript have certain interests in, and will receive benefits from, the Merger that are in addition to, and differ from, the interests of, and benefits to, CompScript shareholders generally. The Principal Shareholder, among other things, (i) has entered into the Voting Agreement with Omnicare pursuant to which he has agreed, among other things, to vote his CompScript Shares in favor of the Merger, (ii) will enter into a consulting agreement with Omnicare and (iii) will enter into a non-competition agreement with Omnicare. These interests and benefits may constitute potential conflicts of interest with the shareholders of CompScript in the negotiation, approval and consummation of the Merger. See "THE MERGER--Interests of Certain Persons in the Merger; Possible Conflicts of Interest."

    STOCK PRICE FLUCTUATIONS. If the Omnicare Average Market Price is below $29.325, the Omnicare Shares that CompScript shareholders will receive in the Merger would have a market value of less than $4.50 per CompScript Share.

    CompScript will have the right (but not the obligation) to terminate the Merger Agreement if the Omnicare Average Market Price is less than $24.15. Omnicare will have the right (but not the obligation) to terminate the Merger Agreement if the Omnicare Average Market Price is more than $44.85.

    The Omnicare Average Market Price will be determined five NYSE trading days prior to the closing of the Merger and will be based on the trading prices during the preceding ten trading days. Accordingly, it is possible that the market price of the Omnicare Shares at the closing of the Merger will be higher or lower than the Omnicare Average Market Price and, if so, the value of the consideration to be received by the CompScript shareholders will be more or less than $4.50 per share of CompScript Shares depending on the direction of the price movement. There can be no assurances that the price of the Omnicare Shares will not vary significantly from the market prices used in the calculation of the Omnicare Average Market Price.

    Each CompScript shareholder is urged to obtain updated market information. See "MARKET PRICE INFORMATION" and "THE MERGER AGREEMENT AND RELATED AGREEMENTS-- Consideration to be Received in the Merger."

    DIFFERENCES BETWEEN RIGHTS OF OMNICARE SHAREHOLDERS AND COMPSCRIPT SHAREHOLDERS. Upon completion of the Merger, shareholders of CompScript will become shareholders of Omnicare, and their rights as shareholders of Omnicare will be governed by Delaware law, the Omnicare Restated Certificate of Incorporation ("Omnicare Certificate") and the Omnicare Bylaws, rather than Florida law, the CompScript Articles of Incorporation, as amended ("CompScript Articles") and the CompScript Bylaws. There are certain significant differences between the Omnicare Certificate and the CompScript Articles, including as to removal of directors and mergers and other business combinations with holders of a significant amount of stock. In addition, there are certain significant differences between Delaware law and Florida law, including relating to the acquisition of significant amounts of stock and the approval of mergers and other business combinations with holders of a significant amount of stock. See "COMPARISON OF SHAREHOLDER RIGHTS."

    IMPACT OF THE YEAR 2000 ISSUE. Omnicare utilizes information systems throughout its business to carry out its day to day operations effectively. Further, Omnicare has and will continue to invest in financial and operational systems to support its growth strategy. Omnicare is in the process of assuring that its systems are capable of recognizing and processing information properly as the year 2000 approaches. Omnicare has completed a preliminary assessment of its Year 2000 compliance and is currently correcting, upgrading or replacing those systems that are not Year 2000 compliant. Omnicare believes it will be able to modify or replace its affected systems in time to avoid any interruptions in its operations. Omnicare does not anticipate that costs associated with this project will have a material impact on its financial position or results of operations in future periods, although there can be no assurances in this regard.

    Omnicare is currently determining the extent to which it may be impacted by any third parties' failure to remediate their own Year 2000 issues. Omnicare is having, and will continue to have, formal communications with all of its significant customers, payors, suppliers, and other third parties to determine the extent, if any, to which Omnicare's interface systems could be impacted by any third party Year 2000 issues and related remedies. There can be no assurance that the systems of other companies with which Omnicare's systems interact will be timely converted and would not have an adverse effect on Omnicare's business.

                    OMNICARE SUMMARY SELECTED FINANCIAL DATA
                           OMNICARE AND SUBSIDIARIES
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected consolidated financial data of Omnicare as of and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 are derived from consolidated financial statements of Omnicare which have been audited by Price Waterhouse LLP, independent accountants. Such data is qualified in its entirety by reference to historical financial information set forth in Omnicare's Annual Report on Form 10-K for the year ended December 31, 1997. References in the notes to this table to Notes to Consolidated Financial Statements are to the notes to consolidated financial statements included in such Form 10-K. The selected consolidated financial data as of and for the three months ended March 31, 1998 and 1997 are derived from unaudited consolidated financial statements and are qualified in their entirety by reference to historical financial information set forth in Omnicare's Quarterly Report on Form 10-Q for the period ended March 31, 1998. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998.

                              FOR THE THREE MONTHS
                                     ENDED
                                   MARCH 31,               FOR THE YEARS ENDED AND AT DECEMBER 31,
                              --------------------  -----------------------------------------------------
                                1998       1997       1997       1996       1995       1994       1993
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA: (a)
Sales.......................  $ 299,752  $ 181,608  $ 895,702  $ 536,604  $ 399,636  $ 307,655  $ 223,129
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from continuing
  operations................  $  19,349(n) $  13,443(o) $  55,705  ,c) $  43,450(d) $  24,760(e) $  13,531(f) $  10,970(g)
Cumulative effect of
  accounting change.........     --         --         --         --         --         --            280(h)
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income..................  $  19,349(n) $  13,443(o) $  55,705  ,c) $  43,450(d) $  24,760(e) $  13,531(f) $  11,250(g)
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per share data: (m)
Basic:
Income from continuing
  operations................  $     .23(n) $     .17(o) $     .70  ,c) $     .67(d) $     .47(e) $     .30(f) $     .26(g)
Cumulative effect of
  accounting change.........     --         --         --         --         --         --         --
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income..................  $     .23(n) $     .17(o) $     .70  ,c) $     .67(d) $     .47(e) $     .30(f) $     .26(g)
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Diluted:
Income from continuing
  operations................  $     .23(n) $     .17(o) $     .69  ,c) $     .61(d) $     .43(e) $     .29(f) $     .26(g)
Cumulative effect of
  accounting change.........     --         --         --         --         --         --         --
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income..................  $     .23(n) $     .17(o) $     .69  ,c) $     .61(d) $     .43(e) $     .29(f) $     .26(g)
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Dividends per share.........  $     .02  $   .0175  $     .07  $     .06  $     .05  $    .045  $     .04
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital.............  $ 353,366  $ 279,732  $ 343,854  $ 329,002  $ 106,384  $ 125,550  $  80,570
Total assets................  1,338,234    796,617  1,289,629    721,697    360,836    317,205    241,318
Long-term debt (i)(j).......    350,468      1,383    352,579      1,992     82,692     85,323     86,477
Stockholders' equity
  (k)(l)....................    811,338    690,612    774,196    634,378    214,761    180,104    102,750

------------------------

(a) Omnicare has had an active acquisition program in effect since 1989. See
    Note 2 of the Notes to Consolidated Financial Statements for information concerning these acquisitions.

(b) Includes acquisition expenses related to 1997 pooling-of-interests transactions of $3,456. Such expenses, on an after tax basis, were $3,070, or $.04 per basic and diluted share. Net income, excluding these expenses as well as the nonrecurring charge of $5,958 disclosed in (c) below, was $64,733, or $.81 per basic and diluted share.

(c) A nonrecurring charge of $6,313 before taxes and $5,958 after taxes ($.07 per basic and diluted share) was recorded in the third quarter of 1997 for the estimated costs and legal and other expenses associated with the tentative settlement of the government investigation of Home Pharmacy Services, Inc., a wholly-owned subsidiary of Omnicare. For the year ended December 31, 1997, net income, excluding this charge as well as the pooling-of-interests expenses of $3,070 disclosed in (b) above, was $64,733, or $.81 per basic and diluted share.

(d) Includes acquisition expenses related to the 1996 pooling-of-interests transaction of $690. Such expenses, on an after tax basis, were $534, or $.01 per basic and diluted share. Net income, excluding these expenses, was $43,984, or $.67 per basic share ($.61 diluted).

(e) Includes acquisition expenses related to the 1995 Specialized pooling-of-interests transaction of $1,292. Such expenses, on an after tax basis, were $989, or $.02 per basic and diluted share. Net income, excluding these expenses, was $25,749, or $.49 per basic share ($.44 diluted).

(f) Includes acquisition expenses related to the 1994 Evergreen pooling-of-interests transaction of $2,380. Such expenses, on an after tax basis, were $1,860, or $.04 per basic share ($.03 diluted). Net income, excluding these expenses, was $15,391, or $.34 per basic share ($.33 diluted).

(g) Includes a one-time cumulative tax benefit of $450, or $.01 per share (basic and diluted), arising from a change in tax laws enacted in August of 1993 relating to the amortization of intangibles.

(h) After tax gain representing the cumulative effect of a change in accounting for income taxes.

(i) In 1997, Omnicare issued $345 million of Convertible Subordinated Notes due 2007 (See Note 6 of the Notes to Consolidated Financial Statements).

(j) In 1993, Omnicare issued $80.5 million of Convertible Subordinated Notes due 2003 (See Note 6 of the Notes to Consolidated Financial Statements).

(k) In 1996, Omnicare sold 5,750 (pre-1996 stock split) shares of Omnicare Common Stock in a public offering, resulting in net proceeds of $279,159. (See Note 7 of the Notes to Consolidated Financial Statements.)

(l) In 1994, Omnicare sold approximately 6,495 shares of Omnicare Common Stock, in a public offering, resulting in net proceeds of $59,211.

(m) The earnings per share data have been restated with Omnicare's required adoption of Statement of Financial Accounting Standard No. 128, "Earnings per Share."

(n) Includes acquisition expenses related to a 1998 first quarter pooling-of-interests transaction of $491. Such expenses, on an after tax basis, were $415, or $.01 per basic and diluted share. Net income, excluding these expenses, was $19,764, or $.24 per basic and diluted share.

(o) Includes acquisition expenses related to a 1997 first quarter pooling-of-interests transaction of $978. Such expenses, on an after tax basis, were $854, or $.01 per basic and diluted share. Net income, excluding these expenses, was $14,297, or $.18 per basic and diluted share.

                   COMPSCRIPT SUMMARY SELECTED FINANCIAL DATA

                          COMPSCRIPT AND SUBSIDIARIES

    The following selected consolidated financial data of CompScript as of and for the two years ended December 31, 1997 are derived from consolidated financial statements of CompScript which have been audited by Ernst & Young LLP, independent certified public accountants. Such data are qualified in their entirety by reference to historical financial information set forth in CompScript's Annual Report on Form 10-KSB for the year ended December 31, 1997 included on pages F-2 through F-22. The selected consolidated financial data as of and for the three months ended March 31, 1998 and 1997 are derived from unaudited consolidated financial statements and are qualified in their entirety by reference to historical financial information set forth in CompScript's Quarterly Report on Form 10-QSB for the period ended March 31, 1998 included on pages F-23 through F-28 hereof. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998.

                                                             FOR THE THREE MONTHS ENDED    FOR THE YEARS ENDED AND AT
                                                                     MARCH 31,                    DECEMBER 31,
                                                            ----------------------------  ----------------------------
                                                                1998           1997           1997           1996
                                                            -------------  -------------  -------------  -------------
INCOME STATEMENT DATA:
Sales.....................................................  $  13,849,483  $  11,498,619  $  50,631,230  $  42,716,356
                                                            -------------  -------------  -------------  -------------
                                                            -------------  -------------  -------------  -------------
Income (loss) from continuing operations..................  $     297,740  $  (1,616,102) $  (2,356,848) $  (1,155,756)
Net income (loss).........................................  $     297,740  $  (1,616,102) $  (2,356,848) $  (1,155,756)
                                                            -------------  -------------  -------------  -------------
                                                            -------------  -------------  -------------  -------------
Earnings per share data:
Basic:
Income (loss) from continuing operations..................  $         .02  $        (.12) $       (0.17) $       (0.09)
Net income (loss).........................................  $         .02  $        (.12) $       (0.17) $       (0.09)
Diluted:
Income (loss) from continuing operations..................  $         .02  $        (.12) $       (0.17) $       (0.09)
Net income (loss).........................................  $         .02  $        (.12) $       (0.17) $       (0.09)
                                                            -------------  -------------  -------------  -------------
                                                            -------------  -------------  -------------  -------------
Dividends per share.......................................  $          --  $          --  $          --  $          --
                                                            -------------  -------------  -------------  -------------
                                                            -------------  -------------  -------------  -------------
BALANCE SHEET DATA:
Working capital...........................................  $   2,940,781  $   6,434,097  $   2,461,370  $   4,192,492
Total assets..............................................     20,867,427     15,960,748     19,580,640     14,485,975
Long-term debt............................................        718,165      5,274,140        707,281      1,878,588
Shareholders' equity......................................      6,031,672      4,528,056      5,447,369      5,285,064

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following tables set forth certain selected pro forma combined financial data for (i) Omnicare and CompScript and (ii) Omnicare, CompScript and IBAH. See "RECENT DEVELOPMENTS" for a brief summary of the merger transaction involving IBAH. The pro forma amounts included in the table below relating to Omnicare and CompScript assume the consummation of the Merger and are based on the pooling-of-interests method of accounting. The pro forma amounts included in the table below relating to Omnicare, CompScript and IBAH assume the consummation of the Merger and the merger between a subsidiary of Omnicare and IBAH (the "IBAH Merger") and are based on the pooling-of-interests method of accounting. There can be no assurances that the IBAH Merger will be consummated. The following tables should be read in conjunction with the historical financial statements of Omnicare, CompScript and IBAH and the pro forma financial data included herein under the caption "PRO FORMA COMBINED FINANCIAL INFORMATION." See the historical financial statements of Omnicare and CompScript incorporated by reference or included herein. See "RECENT DEVELOPMENTS" for information concerning IBAH and the IBAH Merger.

    The pro forma amounts below are presented for informational purposes only and are not necessarily indicative of the results of operations of the combined company that would have actually occurred had the Merger and the IBAH Merger been consummated as of January 1, 1995 or of the financial condition of the combined company had the Merger and the IBAH Merger been consummated as of March 31, 1998 or of the future results of operations or financial condition of the combined company. The pro forma information does not reflect any synergies anticipated as a result of (i) the Merger, in particular improvements in gross margins attributable to Omnicare's purchasing leverage associated with purchases of pharmaceuticals and other products and (ii) the Merger and the IBAH Merger, and in particular the elimination of costs associated with CompScript's and IBAH's status as public companies and other administrative savings. There can be no assurances that such synergies will be realized. In addition, (a) the pro forma income statement information does not reflect investment banking, legal and miscellaneous transaction costs related to the Merger and the IBAH Merger and (b) the pro froma income statement and balance sheet information does not reflect costs associated with the combining of the companies, which costs Omnicare and CompScript cannot presently estimate. See "RISK FACTORS."

    COMBINED OMNICARE AND COMPSCRIPT:

                                                      FOR THE THREE MONTHS          FOR THE YEARS ENDED
                                                        ENDED MARCH 31,                 DECEMBER 31,
                                                     ----------------------  ----------------------------------
                                                        1998        1997        1997        1996        1995
                                                     ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA:
  Sales............................................  $  313,601  $  193,107  $  946,333  $  579,320  $  434,493
  Operating income.................................      35,820      20,430      96,028      63,515      39,923
  Income from continuing operations................      19,647      11,827      53,348      42,294      20,534
  Earnings per share from continuing operations:
    Basic..........................................  $      .23  $      .15  $      .65  $      .63  $      .38
    Diluted........................................         .23         .15         .65         .58         .36
  Weighted average shares outstanding:
    Basic..........................................      84,227      79,789      81,899      66,882      53,850
    Diluted........................................      84,483      79,942      82,058      76,962      66,528
BALANCE SHEET DATA (March 31, 1998):
  Working capital..................................  $  351,373      --          --          --          --
  Total assets.....................................   1,359,101      --          --          --          --
  Long-term debt...................................     351,186      --          --          --          --
  Stockholders' equity.............................     812,436      --          --          --          --

    COMBINED OMNICARE, COMPSCRIPT AND IBAH:

                                                    FOR THE THREE MONTHS             FOR THE YEARS ENDED
                                                      ENDED MARCH 31,                    DECEMBER 31,
                                                 --------------------------  ------------------------------------
                                                     1998          1997          1997         1996        1995
                                                 ------------  ------------  ------------  ----------  ----------
INCOME STATEMENT DATA:
  Sales........................................  $    340,258  $    212,424  $  1,034,384  $  641,440  $  477,359
  Operating income.............................        37,295        20,959        97,569      64,469      37,021
  Income from continuing operations available
    to common stockholders.....................        20,406        12,272        54,105      43,663      14,809
  Earnings per share from continuing operations
    available to common stockholders:
    Basic......................................  $        .23  $        .15  $        .63  $      .63  $      .26
    Diluted....................................           .23           .15           .62         .57         .26
  Weighted average shares outstanding:
    Basic......................................        88,033        83,422        85,613      69,818      56,160
    Diluted....................................        88,995        84,559        86,621      81,008      69,344
BALANCE SHEET DATA (March 31, 1998):
  Working capital..............................  $    354,644       --            --           --          --
  Total assets.................................     1,455,064       --            --           --          --
  Long-term debt...............................       356,428       --            --           --          --
  Stockholders' equity.........................       858,494       --            --           --          --

                            MARKET PRICE INFORMATION

    OMNICARE. Omnicare Shares are listed on the NYSE under the symbol "OCR". The following table shows the high and low sales prices of Omnicare Shares on the NYSE and the cash dividends paid or declared per share for the periods presented, based on published financial sources.

                                                                                                PRICE PER OMNICARE SHARE
                                                                                                  --------------------
                                                                                              HIGH                    LOW
                                                                                            --------                -------
1996
  First Quarter....................................................................          27   3/8                19   1/8
  Second Quarter...................................................................          30   3/8                23   1/8
  Third Quarter....................................................................          30   3/4                21   1/2
  Fourth Quarter...................................................................          32   1/2                26
1997
  First Quarter....................................................................          32   1/4                23   1/2
  Second Quarter...................................................................          31   5/8                22   3/8
  Third Quarter....................................................................          32   1/2                26   9/16
  Fourth Quarter...................................................................          34   9/16               26
1998
  First Quarter....................................................................          39   13/16              28   1/8
  Second Quarter (through May 26)..................................................          39   11/16              34


                                                                                      DIVIDENDS
                                                                                     -----------
1996
  First Quarter....................................................................        .015
  Second Quarter...................................................................        .015
  Third Quarter....................................................................        .015
  Fourth Quarter...................................................................        .015
1997
  First Quarter....................................................................       .0175
  Second Quarter...................................................................       .0175
  Third Quarter....................................................................       .0175
  Fourth Quarter...................................................................       .0175
1998
  First Quarter....................................................................         .02
  Second Quarter (through May 26)..................................................         .02

    COMPSCRIPT. CompScript Shares are listed on The Nasdaq SmallCap Market under the symbol "CPRX". The following sets forth the range of high and low closing bid prices for CompScript Shares as reported on the NASDAQ during each of the quarters presented, based on published financial sources. The quotations set forth below are inter dealer quotations, without retail mark ups, mark downs or commissions and may not necessarily represent actual transactions. The quotations have been adjusted for CompScript's 1 to 8 reverse stock split on April 26, 1996.

                                                        PRICE PER
                                                     COMPSCRIPT SHARE
                                                    ------------------
                                                      HIGH      LOW
                                                    --------  --------
1996
  First Quarter...................................   10 1/4     2 1/2
  Second Quarter..................................    9         6 3/4
  Third Quarter...................................    7 1/4     4 1/8
  Fourth Quarter..................................   10 1/4     5 3/4
1997
  First Quarter...................................   11 5/8     7 5/8
  Second Quarter..................................    8 3/8     6 5/8
  Third Quarter...................................    7 3/16    2 7/8
  Fourth Quarter..................................    3 5/8     1 13/16
1998
  First Quarter...................................    4 1/4     2 1/8
  Second Quarter (through May 26).................    4 1/16    3 5/8

    CompScript has never declared or paid any cash dividends on the CompScript Shares. The Merger Agreement provides that CompScript may not pay any dividends on the CompScript Shares.

    The following table sets forth (i) the closing price of Omnicare Shares,
(ii) the closing price of CompScript Shares and (iii) the equivalent per share price of CompScript Shares as of February 20, 1998, the last trading day prior to the announcement of the execution of the Merger Agreement and May 26, 1998, the last trading day prior to the date of this Proxy Statement/Prospectus. The equivalent per share price of CompScript Shares at each specified date is determined by dividing $4.50 by the price of Omnicare Shares and multiplying the resulting Conversion Ratio by the price of Omnicare Shares. All historical prices are as reported by published financial sources. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET PRICES.

                                                                                      OMNICARE               COMPSCRIPT
                                                                                       SHARES                  SHARES
                                                                                     ----------             ------------
February 20, 1998............................................................          33   15/16               3   15/32
May 26, 1998.................................................................          35   3/16                4

                                                                                     EQUIVALENT
                                                                                     PER SHARE
                                                                                    -----------
February 20, 1998............................................................           4   1/2
May 26, 1998.................................................................           4   1/2

                           COMPARATIVE PER SHARE DATA
                                  (Unaudited)

    The following table presents historical and pro forma per share data for Omnicare and historical and equivalent pro forma per share data for CompScript. Equivalent pro forma per share amounts for CompScript were calculated by multiplying the relevant Omnicare amount by 0.1271, the Conversion Ratio calculated using the average closing price of the Omnicare Shares over the ten trading days ended May 8, 1998. The following tables should be read in conjunction with the historical financial statements of Omnicare, CompScript and IBAH and the pro forma financial data included herein under the caption "PRO FORMA COMBINED FINANCIAL INFORMATION." See the historical financial statements of Omnicare and CompScript incorporated by reference or included herein. See "RECENT DEVELOPMENTS" for information concerning IBAH and the IBAH Merger.

                                                                         THREE MONTHS
                                                                             ENDED           YEAR ENDED DECEMBER 31,
                                                                           MARCH 31,     -------------------------------
                                                                             1998          1997       1996       1995
                                                                        ---------------  ---------  ---------  ---------
OMNICARE

Net Income:
  Historical--Basic...................................................     $    0.23     $    0.70  $    0.67  $    0.47
  Historical--Diluted.................................................          0.23          0.69       0.61       0.43
  Pro Forma--Basic (including CompScript)(1)..........................          0.23          0.65       0.63       0.38
  Pro Forma--Diluted (including CompScript)(1)........................          0.23          0.65       0.58       0.36
  Pro Forma--Basic (including CompScript and IBAH)(1).................          0.23          0.63       0.63       0.26
  Pro Forma--Diluted (including CompScript and IBAH)(1)...............          0.23          0.62       0.57       0.26
Dividends
  Historical (4)......................................................          0.02          0.07       0.06       0.05
Book Value:
  Historical..........................................................          9.79          9.42     --         --
  Pro Forma (including CompScript)(2).................................          9.59          9.23     --         --
  Pro Forma (including CompScript and IBAH)(2)........................          9.66          9.31     --         --

                                                                         THREE MONTHS
                                                                             ENDED           YEAR ENDED DECEMBER 31,
                                                                           MARCH 31,     -------------------------------
                                                                             1998          1997       1996       1995
                                                                        ---------------  ---------  ---------  ---------
COMPSCRIPT

Net Income/(Loss):
  Historical--Basic and Diluted.......................................     $    0.02     $   (0.17) $   (0.09) $   (0.37)
  Equivalent Pro Forma (Omnicare and CompScript)-- Basic(1)...........          0.03          0.08       0.08       0.05
  Equivalent Pro Forma (Omnicare and CompScript)-- Diluted(1).........          0.03          0.08       0.07       0.05
  Equivalent Pro Forma (Omnicare, CompScript and IBAH)-- Basic (1)....          0.03          0.08       0.08       0.03
  Equivalent Pro Forma (Omnicare, CompScript and IBAH) - Diluted
    (1)...............................................................          0.03          0.08       0.07       0.03
Dividends:
  Historical..........................................................        --            --         --         --
  Equivalent Pro Forma (1)............................................        --              0.01       0.01       0.01
Book Value:
  Historical..........................................................          0.43          0.39     --         --
  Equivalent Pro Forma (Omnicare and CompScript) (2)..................          1.22          1.17     --         --
  Equivalent Pro Forma (Omnicare, CompScript and IBAH)(2).............          1.23          1.18     --         --

------------------------

(1) Pro forma amounts for Omnicare have been multiplied by the conversion ratio of 0.1271 (the assumed Conversion Ratio) to arrive at CompScript's Equivalent Pro Forma per share amounts (including and excluding IBAH). The assumed Conversion Ratio has been estimated based on an assumed Omnicare Average Market Price of the Omnicare Common Stock of $35.413 per share, which represents the Omnicare Average Market Price per share of Omnicare Common Stock for the ten trading days ended May 8, 1998. Assuming an Omnicare Average Market Price of $29.325, (i) CompScript's Equivalent Pro Forma Net Income (basic) for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995 would have been $0.04, $0.10, $0.10 and $0.06, respectively, and CompScript's Equivalent Pro Forma Net Income (basic and including IBAH) for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995 would have been $0.04, $0.10, $0.10 and $0.04, respectively, and (ii) CompScript's Equivalent Pro Forma Net Income (diluted) for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996, and 1995 would have been $0.04, $0.10, $0.09 and $0.05, respectively, and CompScript's Equivalent Pro Forma Net Income (diluted and including IBAH) for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995 would have been $0.04, $0.10, $0.09 and $0.04, respectively. Assuming an Omnicare Average Market Price of $39.675, (i) CompScript's Equivalent Pro Forma Net Income (basic) for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995 would have been $0.03, $0.07, $0.07 and
    $0.04, respectively, and CompScript's Equivalent Pro Forma Net Income (basic and including IBAH) for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995 would have been $0.03, $0.07, $0.07 and $0.03, respectively; and (ii) CompScript's Equivalent Pro Forma Net Income (diluted) for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995 would have been $0.03, $0.07, $0.07 and $0.04, respectively; and CompScript's Equivalent Pro Forma Net Income (diluted and including IBAH) for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995 would have been $0.03, $0.07, $0.06 and $0.03, respectively. Pro Forma Net Income (basic and diluted) amounts for Omnicare (including CompScript, and including CompScript and IBAH) and Equivalent Pro Forma Dividend amounts for CompScript (including and excluding IBAH) have not been presented using the Collar Limitations of $29.325 and $39.675 because such amounts do not materially differ from those already presented using the Omnicare Average Market Price(3).

(2) Pro forma amounts for Omnicare have been multiplied by the conversion ratio of 0.1271 (the assumed Conversion Ratio) to arrive at CompScript's Equivalent Pro Forma per share amounts (including and excluding IBAH). The assumed Conversion Ratio has been estimated based on an assumed Omnicare Average Market Price of the Omnicare Common Stock of $35.413 per share described in footnote (1) above. Assuming an Omnicare Average Market Price of $29.325, (i) Omnicare's Pro Forma Book Value (including CompScript) and Omnicare's Pro Forma Book Value (including CompScript and IBAH) as of March 31, 1998 would have been $9.55 and $9.61 respectively; and (ii) CompScript's Equivalent Pro Forma Book Value (excluding and including IBAH) as of March 31, 1998 would have been $1.47 and $1.48, respectively. Assuming an Omnicare Average Market Price of $39.675 (i) Omnicare's Pro Forma Book Value (including CompScript) and Omnicare's Pro Forma Book Value (including CompScript and IBAH) as of March 31, 1998 would have been $9.62 and $9.72, respectively; and (ii) CompScript's Equivalent Pro Forma Book Value (excluding and including IBAH) as of March 31, 1998 would have been $1.09 and $1.10, respectively. Assuming an Omnicare Average Market Price of $29.325, (i) Omnicare's Pro Forma Book Value (including CompScript) and Omnicare's Pro Forma Book Value (including CompScript and IBAH) as of December 31, 1997 would have been $9.19 and $9.26, respectively; and (ii) CompScript's Equivalent Pro Forma Book Value (excluding and including IBAH) as of December 31, 1997 would have been $1.41 and $1.42, respectively. Assuming an Omnicare Average Market Price of $39.675, (i) Omnicare's Pro Forma Book Value (including CompScript) and Omnicare's Pro Forma Book Value (including CompScript and IBAH) as of December 31, 1997 would have been $9.25 and $9.36, respectively; and (ii) CompScript's Equivalent Pro Forma Book Value (excluding and including IBAH) as of December 31, 1997 would have been $1.05 and $1.06 respectively(3).

(3) The actual Omnicare Average Market Price will likely vary from the assumptions set forth above, which would result in a different actual Conversion Ratio.

(4) Omnicare's Historical and Pro Forma Dividends per share amounts are the same.

                                   THE MERGER

BACKGROUND OF THE MERGER

    In December 1996, in light of the significant consolidation in the industry in which CompScript operates, management of CompScript met with NationsBanc Montgomery to discuss strategic issues, including possible business combinations or strategic alliances involving CompScript. On January 7, 1997, the CompScript Board met to discuss these strategies as a way to enhance shareholder value. The CompScript Board determined to (a) engage NationsBanc Montgomery to act as its financial advisor in examining alternatives for maximizing CompScript shareholder value, and (b) authorize Brian Kahan and NationsBanc Montgomery to identify and discuss potential business combinations with third parties, enter into appropriate confidentiality agreements relating thereto, and to keep the CompScript Board apprised of the status of prospective transactions. Over the next several months, NationsBanc Montgomery, on behalf of CompScript, contacted a broad group of parties, including Omnicare, to assess their interests in consummating a business combination with CompScript. CompScript entered into confidentiality agreements, provided confidential information and held discussions with a number of these parties.

    On February 17, 1997, Joel Gemunder, President of Omnicare, met with Brian Kahan at CompScript's headquarters to discuss the possible acquisition of CompScript by Omnicare. Subsequently, Omnicare conducted due diligence on CompScript and held discussions with CompScript on a periodic basis. Discussions continued with Omnicare through March 1997, although neither Omnicare nor CompScript made a proposal at such time. Discussions also continued with other interested parties through the end of the second quarter of 1997, although none of these discussions resulted in a bona fide offer to consummate a business combination with CompScript. On June 20, 1997, CompScript issued a press release which announced that CompScript was evaluating opportunities for a sale or merger involving CompScript, that discussions were taking place and that NationsBanc Montgomery was assisting CompScript.

    In mid-December 1997, CompScript was contacted by a party (the "Other Party"), which was one of the interested parties referred to above. Preliminary terms of an offer were discussed, subject to satisfactory completion of due diligence and agreeing on the terms of a definitive agreement. Between the end of December 1997 and late February 1998, CompScript held discussions with the Other Party as it conducted due diligence on CompScript, and the parties discussed the terms of a possible acquisition proposal.

    In early January 1998, Tracy Finn, Vice President, Strategic Planning and Development, of Omnicare, contacted representatives of CompScript to ascertain whether CompScript would be interested in further discussions with Omnicare regarding a possible transaction. In mid-January 1998, Mr. Gemunder inquired of NationsBanc Montgomery about the availability of current financial information for CompScript. Following consultation with Mr. Kahan, NationsBanc Montgomery provided Mr. Gemunder with certain CompScript information.

    On January 19, 1998, at a meeting of the CompScript Board, representatives of NationsBanc Montgomery made a presentation regarding the status of the process and the interest levels of various parties. NationsBanc Montgomery reviewed with the Board matters relating to the industry in which CompScript operates, as well as specific financial information about potential strategic partners. The CompScript Board authorized NationsBanc Montgomery and management to continue discussions with potential strategic partners, including Omnicare. The Board also considered the possibility of remaining an independent entity. Through the end of January and into late February, CompScript and NationsBanc Montgomery held discussions with the Other Party and other interested parties, including Omnicare.

    On February 19, 1998, Omnicare submitted an oral proposal to acquire CompScript in a stock-for-stock merger in which CompScript shareholders would receive $4.50 market value of Omnicare stock for each CompScript Share, contingent upon satisfactory completion of due diligence and certain other conditions. This proposal was superior to the terms of the transaction being discussed with the Other Party.

Between February 20 and 22, 1998, representatives of Omnicare met with CompScript and its advisors to conduct due diligence. During this period, Omnicare and CompScript discussed the terms of a potential acquisition of CompScript, including a potential merger agreement.

    In the evening of February 22, 1998, the CompScript Board met to review the terms of the proposed merger agreement with Omnicare and related stock option agreement and voting agreement (the "Merger Documents"), as well as the status of the proposal from the Other Party, which price and terms were inferior to those offered by Omnicare. CompScript legal counsel and representatives from NationsBanc Montgomery reviewed the terms and conditions of the Merger Documents. The CompScript Board considered CompScript's alternatives to proceeding with the Omnicare proposal, including remaining an independent company, as well as the relative benefits and detriments of the Omnicare proposal and the proposal received from the Other Party. The Board also discussed its fiduciary obligations in connection with approving any strategic alliance, including the proposed transaction with Omnicare. Following the presentation of such information and after discussion among the CompScript Board members, the CompScript Board unanimously approved the Merger Documents. At the February 22 Board meeting, NationsBanc Montgomery delivered its oral opinion, subsequently confirmed in writing on February 23, that, as of such date, and based upon and subject to certain matters stated in such opinion, the consideration to be received by the CompScript shareholders in the Merger was fair to such shareholders from a financial point of view.

    On February 22, 1998, the Omnicare Board met to consider the proposed transaction. Following presentations regarding CompScript and the terms of the Merger Documents, the Omnicare Board delegated authority to approve the transaction to a committee of directors. Later that day, the committee approved the Merger Documents.

    On the morning of February 23, 1998, the parties executed the Merger Documents and issued a joint press release announcing the Merger.

REASONS FOR THE MERGER

    COMPSCRIPT. The CompScript Board believes that the Merger is fair to and in the best interests of CompScript and its shareholders. THE COMPSCRIPT BOARD HAS APPROVED AND RECOMMENDS THAT ALL COMPSCRIPT SHAREHOLDERS VOTE FOR THE PROPOSED MERGER. In approving the Merger Agreement and the transactions contemplated thereby, the CompScript Board considered the following material factors:

        (i) the opinion of NationsBanc Montgomery to the CompScript Board, that the consideration to be received by the CompScript shareholders is fair to such shareholders from a financial point of view (a copy of the written opinion dated February 23, 1998 of NationsBanc Montgomery setting forth the assumptions, limitations and qualifications set forth in such opinion, is attached hereto as Appendix E);

        (ii) information concerning the business, assets, capital structure, financial performance and condition, reputation and prospects of CompScript and Omnicare, including the prospects for CompScript both as an independent entity and as a subsidiary of Omnicare;

        (iii) current industry, economic and market conditions, including in particular, the recent and continuing consolidation within the health-care services industry in general, and the institutional pharmacy industry in particular;

        (iv) the terms and structure of the transaction and the terms and conditions of the Merger Agreement, including the Conversion Ratio and the related Collar Limitations;

        (v) that the consideration to be received in the Merger represented a 30% premium to the February 20, 1998 closing price of CompScript Shares, and a 61% premium to the trailing thirty day average price of CompScript Shares;

        (vi) the potential for appreciation in the value of the Omnicare Shares to be issued to CompScript shareholders in connection with the Merger;

        (vii) the strategic fit between CompScript and Omnicare, the opportunity for cost savings and synergies and the possibility that CompScript on its own might be unable to achieve the level of cost savings, operating efficiencies and synergies that may be available as a result of the Merger;

        (viii) the ability to consummate the Merger as a reorganization for federal income tax purposes;

        (ix) CompScript's Board investigation and consideration of strategic alternatives to the Merger; and

        (x) the provisions of the Merger Agreement that permit CompScript, under certain circumstances, to furnish information to and participate in substantive discussions and negotiations with third parties, and to terminate the Merger Agreement and enter into a definitive agreement with a third party in certain events, upon the payment of a termination fee of $3.2 million.

    In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, the CompScript Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination. The CompScript Board did rely on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the Merger. Further, the CompScript Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to its ultimate determination, but rather conducted a discussion of the factors described above and reached a general consensus that the Merger was in the best interests of CompScript and its shareholders. In considering the foregoing factors, individual members of the CompScript Board may have given different weight to different factors. However, on balance, the discussions among the members of the CompScript Board evidenced the general view that the factors enumerated were regarded favorably in making its determination to approve the Merger Agreement and recommend to the CompScript shareholders that they approve the same. There can be no assurances that the expected benefits of the Merger will be realized. See "RISK FACTORS."

    The CompScript Board of Directors believes that the terms of the Merger Agreement and the transactions contemplated thereby are in the best interests of CompScript and its shareholders. Accordingly, the CompScript Board has approved the Merger Agreement and recommends approval thereof by the shareholders of CompScript.

    THE COMPSCRIPT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF COMPSCRIPT SHARES VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    OMNICARE. The Board of Directors of Omnicare (the "Omnicare Board") believes that the acquisition of CompScript is fair to and in the best interest of Omnicare and its shareholders. In reaching such determination, the Omnicare Board considered the following material factors:

        (i) Omnicare's review of CompScript, including its business, operations, management, earnings and financial condition on a historical and prospective basis;

        (ii) the terms and conditions of the Merger Agreement including, without limitation, provisions relating to the number of Omnicare Shares to be issued in the Merger and the conditions to the consummation of the Merger;

        (iii) its belief that the Merger will significantly expand Omnicare's core institutional pharmacy business and strengthen its foothold in the southeastern markets;

        (iv) its belief that by leveraging Omnicare's existing market position, the Merger will create economies of scale that will allow both organizations to operate more efficiently;

        (v) the business reputation and experience of CompScript's management, and the employment, consulting and non-competition agreements to be entered into with CompScript management in connection with the Merger; and

        (vi) the expectation that the Merger will be treated as a reorganization for federal income tax purposes and will be accounted for as a pooling-of-interests.

    After reviewing the factors described above in their totality, the Omnicare Board determined that the Merger is in the best interests of Omnicare and its shareholders. In view of the variety of factors considered in connection with its evaluation of the Merger, the Omnicare Board found it impractical to, and did not, quantify or attempt to assign relative weight to the specific factors considered in reaching its determination. There can be no assurances that the expected benefits of the Merger will be realized. See "RISK FACTORS."

OPINION OF COMPSCRIPT'S FINANCIAL ADVISOR

    CompScript engaged NationsBanc Montgomery to act as its financial advisor in connection with the Merger. NationsBanc Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. CompScript selected NationsBanc Montgomery as its financial advisor on the basis of its experience and expertise in transactions similar to the Merger, its reputation in the health care and investment communities and its existing investment banking relationship with CompScript.

    At the February 22, 1998 meeting of CompScript's Board of Directors, NationsBanc Montgomery delivered its oral opinion, subsequently confirmed in writing on February 23, 1998, that the consideration to be received by the shareholders of CompScript in the Merger was fair to such shareholders from a financial point of view, as of the date of such opinion. NationsBanc Montgomery did not determine the form or amount of consideration to be received by CompScript's shareholders in the Merger. The amount of such consideration was agreed to as a result of negotiations between CompScript and Omnicare. No limitations were imposed by CompScript on NationsBanc Montgomery with respect to the investigations made or procedures followed in rendering its opinion.

    THE FULL TEXT OF NATIONSBANC MONTGOMERY'S WRITTEN OPINION TO COMPSCRIPT'S BOARD OF DIRECTORS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF REVIEW BY NATIONSBANC MONTGOMERY, IS ATTACHED HERETO AS APPENDIX E AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF NATIONSBANC MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. NATIONSBANC MONTGOMERY'S OPINION IS ADDRESSED TO COMPSCRIPT'S BOARD OF DIRECTORS ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMPSCRIPT SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. IN FURNISHING ITS OPINION, NATIONSBANC MONTGOMERY DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, OR THAT ITS OPINION IS A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN NATIONSBANC MONTGOMERY'S OPINION.

    In connection with its opinion, NationsBanc Montgomery, among other things:
(i) reviewed certain publicly available financial and other data with respect to CompScript and Omnicare, including the consolidated financial statements for recent years and interim periods to September 30, 1997 and certain other relevant financial and operating data relating to CompScript made available to NationsBanc Montgomery from published sources and from the internal records of CompScript; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, CompScript Shares and Omnicare Shares ;
(iv) compared CompScript and Omnicare from a financial point of view with certain other companies in the institutional pharmacy industry which NationsBanc Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the institutional pharmacy industry which NationsBanc Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of CompScript and Omnicare certain information of a business and financial nature regarding CompScript and Omnicare, furnished to NationsBanc Montgomery by them, including financial forecasts and related assumptions of CompScript; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with CompScript's counsel; and (viii) performed such other analyses and examinations as NationsBanc Montgomery deemed appropriate.

    In connection with its review, NationsBanc Montgomery did not assume any obligation independently to verify the foregoing information and relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for CompScript provided to NationsBanc Montgomery by its management, upon their advice and with CompScript's consent, NationsBanc Montgomery assumed for purposes of its opinion that the forecasts, including the assumptions regarding synergies, were reasonably prepared on bases reflecting the best available estimates and judgments of its management at the time of preparation as to the future financial performance of CompScript and that they provided a reasonable basis upon which NationsBanc Montgomery could form its opinion. NationsBanc Montgomery also assumed that there were no material changes in CompScript's or Omnicare's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc Montgomery. NationsBanc Montgomery assumed that the Merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, NationsBanc Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of CompScript or Omnicare, nor was NationsBanc Montgomery furnished with any such appraisals. CompScript informed NationsBanc Montgomery, and NationsBanc Montgomery assumed, that the Merger would be recorded as a pooling-of-interests under generally accepted accounting principles. Finally, NationsBanc Montgomery's opinion was based on economic, monetary and market and other conditions existing as of, and the information made available to it as of, February 22, 1998. Accordingly, although subsequent developments may affect NationsBanc Montgomery's opinion, NationsBanc Montgomery has not assumed any obligation to update, revise or reaffirm its opinion.

    The following is a summary of the material analyses and factors considered by NationsBanc Montgomery in connection with its oral opinion delivered to the CompScript Board of Directors dated February 22, 1998.

    SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. NationsBanc Montgomery compared the value of the consideration to be received by the shareholders of CompScript in the Merger to certain financial and stock market information of four publicly-traded companies engaged in the institutional pharmacy business that NationsBanc Montgomery believed were comparable in certain respects to CompScript (the "Comparable Companies"). The Comparable Companies included: NCS Healthcare, Inc., Omnicare, PharMerica, Inc. and Vitalink Pharmacy Services. The Comparable Companies were chosen by NationsBanc Montgomery as companies that, based on publicly available data, possess general business, operating and financial characteristics representative of companies in the industry in which CompScript operates, although NationsBanc Montgomery recognizes that each of the Comparable Companies is distinguishable from CompScript in certain respects.

    For each of the Comparable Companies and CompScript, NationsBanc Montgomery obtained certain publicly available financial, operating and stock market data, including last twelve months ("LTM") revenue, LTM earnings before interest and taxes ("EBIT"), number of beds served, projected calendar year 1998 earnings per share ("EPS"), recently reported total debt and cash and cash equivalents, and closing stock price as of February 20, 1998. Calendar year 1998 EPS estimates for the Comparable

Companies were based on analysts' estimates as reported by First Call, a market research database, and calendar year 1998 EPS estimates for CompScript were based on CompScript management estimates.

    NationsBanc Montgomery also compiled "aggregate value" for each of the Comparable Companies and for CompScript implied in the Merger. Aggregate value is the total current equity value plus total debt less cash and cash equivalents.

    Based on this data, NationsBanc Montgomery calculated the following ratios for each of the Comparable Companies and for CompScript implied in the Merger: aggregate value to LTM revenue; aggregate value to LTM EBIT; aggregate value to the number of beds served; and current stock price to projected 1998 earnings per share ("1998 price/earnings ratio").

    The aggregate value to the LTM revenues for the Comparable Companies ranged from 1.5x to 3.4x, with an average of 2.0x and a median of 1.6x, compared to 1.7x for CompScript implied in the Merger. The aggregate value to LTM EBIT for the Comparable Companies ranged from 14.3x to 31.0x, with an average of 23.2x and a median of 23.8x, compared to 33.2x for CompScript implied in the Merger. The aggregate value to the number of beds ranged from $2,929 to $6,776, with an average of $4,489 and a median of $4,125, compared to $3,436 for CompScript implied in the Merger. The 1998 price/earnings ratio for the Comparable Companies ranged from 19.2x to 32.6x, with an average of 25.3x and a median of 24.6x, compared to 21.4x for CompScript implied in the Merger.

    NationsBanc Montgomery also reviewed the value of Omnicare Shares compared to the four companies engaged in the institutional pharmacy industry business ("the Omnicare Comparable Companies"). The Omnicare Comparable Companies included: CompScript, NCS Healthcare, Inc., PharMerica, Inc. and Vitalink Pharmacy Services. For each of the Omnicare Comparable Companies and Omnicare, NationsBanc Montgomery obtained certain publicly available financial, operating and stock market data, including LTM revenue, LTM earnings before interest, taxes, depreciation & amortization ("EBITDA"), LTM EBIT, number of beds served, projected calendar year 1998 earnings per share, recently reported total debt and cash and cash equivalents, closing stock price as of February 20, 1998, and the projected secular growth rate of earnings. Calendar year 1998 EPS estimates for the Omnicare Comparable Companies were based on analysts' estimates as reported by First Call. Projected secular growth rates for the Omnicare Comparable Companies and Omnicare were obtained from Zacks Investment Research, Inc., a market research database.

    Based on this data, NationsBanc Montgomery calculated the following ratios for each of the Omnicare Comparable Companies and for Omnicare: aggregate value to LTM revenue; aggregate value to LTM EBITDA; aggregate value to LTM EBIT; 1998 price/earnings ratio; 1998 price/earnings ratio to secular growth rate; and aggregate value to the number of beds served. The aggregate value to LTM revenue for Omnicare was 3.4x compared to the range of 1.2x to 1.6x, with an average of 1.4x and a median of 1.5x, for the Omnicare Comparable Companies. The aggregate value to LTM EBITDA for Omnicare was 24.5x compared to the range of 10.6x to 16.2x, with an average of 13.7x and a median of 14.4x, for the Omnicare Comparable Companies. The aggregate value to LTM EBIT for Omnicare was 31.0x compared to the range of 14.3x to 24.3x, with an average of 20.7x and a median of 23.3x, for the Omnicare Comparable Companies. The 1998 price/earnings ratio for Omnicare was 32.6x compared to the range of 15.8x to 29.0x, with an average of 21.1x and a median of 19.7x, for the Omnicare Comparable Companies. The 1998 price/earnings ratio to secular growth rate for Omnicare was 98.9% compared to the range of 81.0% to 109.6%, with an average of 92.9% and a median of 88.0%, for the Omnicare Comparable Companies. The aggregate value to the number of beds for Omnicare was $6,776 compared to the $2,576 to $4,389, with an average of $3,439 and a median of $3,395, for the Omnicare Comparable Companies.

    SELECTED COMPARABLE MERGERS AND ACQUISITIONS ANALYSIS. NationsBanc Montgomery reviewed certain financial data for recently announced mergers and acquisitions in the institutional pharmacy industry that were deemed to be comparable to the Merger and in which the consideration paid was less than $100 million (the "Comparable Acquisitions"). The Comparable Acquisitions included:
Capstone Pharmacy/

Med-Tec Pharmaceutical, Capstone Pharmacy/Willowood Services, Capstone Pharmacy/PharmaCare, Capstone Pharmacy/IMD Corporation--Healthcare Pharmacy, Capstone Pharmacy/Algers Health Services, Capstone Pharmacy/Clinical Care, Capstone Pharmacy/Institutional Pharmacy, Inc., Capstone Pharmacy/ Happy Harry's, Vitalink/Medisco Pharmacies, Genesis Health Ventures/Neighborcare Pharmacies, Capstone Pharmacy/Geri-Care Systems.

    For each such transaction NationsBanc Montgomery calculated the ratio of aggregate value to LTM revenues and the ratio of aggregate value to number of beds. All multiples were based on publicly available information at the time of announcement of the Comparable Acquisitions. In the transactions valued at less than $100 million, these calculations yielded a range of aggregate values to LTM revenues of 0.5x to 1.5x with an average of 1.1x and a median of 1.1x and a range of aggregate values to the number of beds of $882 to $3881 with an average of $2,166 and a median of $1,765. NationsBanc Montgomery then calculated the same ratios implied in the Merger. The calculations yielded an aggregate value to LTM revenues of 1.7x and an aggregate value to the number of beds of $3,436.

    PREMIUMS PAID ANALYSIS. NationsBanc Montgomery reviewed the premiums paid in nineteen transactions that were deemed to be comparable to the Merger with transaction values between $25 million and $150 million involving health care services companies in the past two years. NationsBanc Montgomery analyzed the following transactions: Multicare Companies/Concord Health Group, Horizon CMS Healthcare Group/Medical Innovations, Medical Resources/NMR of America Inc., Diagnostic Imaging Services Inc./Primedex, HealthSouth Corp./Professional Sports Care, Zila Inc./Bio-Dental Technologies, Diagnostic Imaging Services/Medical Imaging Centers, U.S. Diagnostics/Medical Imaging Centers, Concentra Managed Care/ReadiCare Inc., U.S. Diagnostic Labs/Alliance Imaging Inc., HealthSouth Corp./ReadiCare Inc., HealthPlan Services Corp./Health Risk Management, Horizon CMS Healthcare Group/Pacific Rehabilitation & Sports Medicine, Inc., FPA Medical Management, Inc./AHI Healthcare Systems, MEDIQ Inc./ Universal Hospital Svcs., Sun Healthcare Group Inc./Contour Medical, Medical Resources/U.S. Diagnostics Inc., Integrated Health Services Inc./Community Care of America, MedPartners/America Service Group.

    In each of these transactions, NationsBanc Montgomery calculated the premiums of the price paid by acquirors over the target company's stock price one day, one week and four weeks prior to public announcement of the transaction. These calculations yielded average premiums paid based on the target company's stock price one day, one week and four weeks prior to public announcement of the transaction of 35.1%, 40.9% and 44.8%, respectively. NationsBanc Montgomery then calculated the premium to be paid in the Merger based on the value of $4.50 per CompScript Share to CompScript's Share prices one day, one week and four weeks prior to public announcement of the Merger. These calculations yielded premiums paid of 29.7%, 71.1% and 56.3%, respectively.

    DISCOUNTED CASH FLOW ANALYSIS. NationsBanc Montgomery performed a discounted cash flow analysis on certain projected financial statements that were provided to NationsBanc Montgomery by the management of CompScript.

    In performing this analysis, NationsBanc Montgomery calculated the projected stand-alone unlevered after-tax cash flows for the calendar years 1998 through 2004. NationsBanc Montgomery calculated CompScript's terminal values in calendar year 2004 based on aggregate value/EBITDA multiples ranging from 12.0x to 15.0x. The unlevered after-tax cash flows and the terminal value were discounted to the present using discount rates ranging from 10.0% to 12.0%. This analysis yielded an equity value range for CompScript of $2.58 to $3.18 per fully diluted share.

    The summary set forth above does not purport to be a complete description of the presentation by NationsBanc Montgomery to the CompScript Board of Directors or the analyses performed by NationsBanc Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the CompScript Board of Directors. In addition, NationsBanc Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions so that the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of the actual value of CompScript. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. In arriving at its opinion, NationsBanc Montgomery did not ascribe a specific range of values to CompScript, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be received by the holders of CompScript's Shares in the Merger on the basis of the financial and comparative analyses described above.

    In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CompScript. The analyses performed by NationsBanc Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of NationsBanc Montgomery's analysis of the fairness of the transaction contemplated by the Merger Agreement to CompScript's shareholders and were provided to CompScript's Board of Directors in connection with the delivery of NationsBanc Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. NationsBanc Montgomery used in its analyses various projections of future performance prepared by the management of CompScript. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

    Pursuant to the terms of NationsBanc Montgomery's engagement, CompScript has agreed to pay NationsBanc Montgomery a fee in cash equal to 1.25 percent of the consideration involved in the Merger, $250,000 of which became payable upon delivery of its opinion and the remainder of which is contingent upon closing of the Merger. Accordingly, a significant portion of NationsBanc Montgomery's fee is contingent upon the Closing of the Merger. In addition to the foregoing fees, CompScript has agreed to reimburse NationsBanc Montgomery for all reasonable out-of-pocket costs and expenses (including counsel fees), subject to a cap of $50,000. Pursuant to a separate letter agreement, CompScript had agreed to indemnify NationsBanc Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under federal securities laws.

    In the ordinary course of business, NationsBanc Montgomery actively trades Omnicare Shares for its own account and for the accounts of customers and accordingly, may at any time hold a long or short position in such securities. NationsBanc Montgomery also has in the past performed certain investment banking services for Omnicare, which included participation as an underwriter in a debt offering in October 1993, as an underwriter in Omnicare's equity offerings in November 1994 and March 1996, as a financial advisor to Omnicare in its acquisition of Coromed in December 1997 and as an initial purchaser in a private placement of convertible, subordinated debt in December 1997.

ACCOUNTING TREATMENT OF THE MERGER

    Omnicare and CompScript believe that the Merger will qualify as a pooling-of- interests for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. The unaudited pro forma financial information contained in this Proxy
Statement/Prospectus has been prepared using the pooling-of-interests accounting method to account for the Merger. See "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

    The obligations of CompScript and Omnicare to consummate the Merger are subject to (i) receipt of a letter from Price Waterhouse LLP, independent public accountants for Omnicare, to the effect that Omnicare and the Merger and transactions contemplated thereby qualify for "pooling of interests" accounting treatment and (ii) receipt of a letter from Ernst & Young, LLP, independent public accountants for CompScript, to the effect that CompScript will qualify as a "combining company" as required for "pooling of interests" accounting treatment. In addition, both Omnicare and CompScript have agreed not to take any action or fail to take any action that would jeopardize the treatment of the Merger as a "pooling of interests".

GOVERNMENTAL AND REGULATORY APPROVALS

    Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. The parties completed their required filings by March 26, 1998 and have received early termination of the waiting period.

    At any time before or after consummation of the Merger, the Antitrust Division of the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Omnicare or CompScript. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; POSSIBLE CONFLICTS OF INTEREST

    In considering the recommendation of the CompScript Board of Directors with respect to the Merger Agreement, shareholders of CompScript should be aware that certain members of the management of CompScript have certain interests in the Merger that are different from, or in addition to, the interests of shareholders of CompScript generally.

    COMPSCRIPT EMPLOYMENT AGREEMENTS

    Pursuant to the Merger Agreement, at the Effective Time, the current directors of CompScript will be replaced; however, the executive officers of CompScript will continue to serve as executive officers of the Surviving Corporation following the Effective Time. Brian A. Kahan and Robert Gardner, each a director of CompScript, are employed as Chief Executive Officer and President, and Vice President, respectively, of CompScript pursuant to written employment agreements, which agreements will terminate at the Effective Time. From and after the Effective Time, the executive officers of CompScript will serve as executive officers of the Surviving Corporation, under the following terms and conditions.

    It is anticipated that Messrs. Kahan and Gardner will enter into employment or consulting agreements with the Surviving Corporation, under which they will provide services to CompScript following the Merger, and receive compensation and options to purchase Omnicare Shares. The terms of these agreements have not yet been determined.

    CompScript is a party to a written employment agreement with Juan C. Cocuy, pursuant to which Mr. Cocuy is employed as CompScript's Chief Financial Officer at an annual salary of $135,000, increasing to $150,000 commencing July 1, 1998. Mr. Cocuy also receives an automobile allowance in the amount of $600 per month, and is entitled to participate in bonus, stock option and insurance plans established for the benefit of CompScript employees. Mr. Cocuy is entitled to terminate his employment and receive severance benefits equal to one year's salary, in the event of a merger, consolidation or similar sale of CompScript.

    Pursuant to the Merger Agreement, various executive officers of certain subsidiaries of CompScript, none of whom are directors or executive officers of CompScript, will enter into new or revised employment agreements for terms of three to five years, containing five year non-compete provisions and without provisions governing any future changes of control.

    OWNERSHIP OF COMPSCRIPT SHARES

    Directors and executive officers who are also shareholders of CompScript are entitled to participate in the Merger on the same basis as other shareholders of CompScript, and, except as otherwise provided herein, will receive no extra or special benefit by reason of their service as a director and/or executive officer. As of the Record Date, directors and executive officers of CompScript, as a group, beneficially owned an aggregate of 5,227,838 shares, or approximately 35.2% of the currently issued and outstanding CompScript Shares. The number of CompScript Shares beneficially owned by each such director and/or executive officer is more fully set forth herein under the caption "BENEFICIAL OWNERSHIP OF COMPSCRIPT SHARES".

    COMPSCRIPT STOCK OPTIONS

    Certain directors and executive officers have previously been granted options to purchase CompScript Shares. As of the Record Date, directors and executive officers of CompScript held options to purchase an aggregate of 786,952 CompScript Shares, including options to purchase an aggregate of 155,935 CompScript Shares held by non-employee directors. Such options are exercisable for various periods through November 2007, at prices ranging from $2.50 to $5.13 per share. The following sets forth specific information concerning such options:

                                                    DATE      NUMBER OF    EXERCISE    EXPIRATION
NAME                                               GRANTED     SHARES        PRICE        DATE
------------------------------------------------  ---------  -----------  -----------  -----------
Brian A. Kahan                                      8/27/96     121,017                   8/27/06
                                                   11/14/97     200,000   5$.13 $2.75    11/14/07

Robert J. Gardner                                   8/27/96     140,000                   8/27/06
                                                   11/14/97     100,000   5$.13 $2.50    11/14/07

Juan C. Cocuy                                      11/14/97      70,000    $    2.50     11/14/07

Malcolm Leonard                                     8/27/96      19,492    $    5.13      8/27/06

Robert Edelheit                                     8/27/96      58,476    $    5.13      8/27/06

Paul E. Heimberg                                    8/27/96      77,967    $    5.13      8/27/06

    At the Effective Time, each CompScript Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such CompScript Option, the number of Omnicare Shares (rounded up to the nearest whole share) determined by multiplying the number of CompScript Shares subject to such CompScript Option by the Conversion Ratio, at an exercise price per Omnicare Share equal to the price per share specified in such CompScript Option divided by the Conversion Ratio; provided that such exercise price shall be rounded up to the nearest whole cent. CompScript will also promptly make such other changes to any plan or arrangement providing for the grant of options to purchase CompScript Shares as Omnicare and CompScript may agree as appropriate to give effect to the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion summarizes the material federal income tax consequences of the Merger generally applicable to holders of CompScript Shares. It is a condition to the obligation of Omnicare to consummate the Merger that Omnicare shall have received an opinion of Dewey Ballantine LLP, in form and substance reasonably satisfactory to Omnicare, and it is a condition to the obligation of CompScript to consummate the Merger that CompScript shall have received an opinion of Atlas, Pearlman, Trop & Borkson, P.A., in form and substance reasonably satisfactory to CompScript, in each case dated as of the Closing Date and based on reasonably requested representations contained in certificates of Omnicare, CompScript and Sub, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that CompScript, Omnicare, and Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code. The discussion below under "--Exchange of CompScript Shares for Omnicare Shares", "--Cash Received in Lieu of Fractional Shares" and "-- Reporting Requirements" assumes that the Merger will be treated in accordance with the opinions of Dewey Ballantine LLP and Atlas, Pearlman, Trop & Borkson, P.A. described in the preceding sentence. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought.

    The discussion below is based upon the Code, the applicable Treasury Department regulations thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could have retroactive effect and could affect the federal income tax consequences to holders of CompScript Shares.

    The following discussion does not address the consequences of the Merger under state, local or foreign law nor does the discussion address all aspects of federal income taxation that may be important to a shareholder in light of such shareholder's particular circumstances or to shareholders subject to special rules, including, without limitation, financial institutions, insurance companies, foreign individuals and entities, tax-exempt entities, dealers in securities, persons who acquired CompScript Shares pursuant to the exercise of an employee option (or otherwise as compensation) or persons holding CompScript Shares as part of an integrated investment (including a "straddle") comprised of CompScript Shares and one or more other positions. This discussion assumes that CompScript shareholders hold their respective CompScript Shares as capital assets within the meaning of Section 1221 of the Code.

    EXCHANGE OF COMPSCRIPT SHARES FOR OMNICARE SHARES. Except as discussed below under "Cash Received in Lieu of Fractional Shares," no gain or loss will be recognized for federal income tax purposes by holders of CompScript Shares who exchange their CompScript Shares for Omnicare Shares pursuant to the Merger. The aggregate tax basis of Omnicare Shares received as a result of the Merger will be the same as the shareholder's aggregate tax basis in the CompScript Shares surrendered in the exchange (reduced by any tax basis allocable to fractional shares exchanged for cash) and the holding period of the Omnicare Shares received will include the holding period of the CompScript Shares surrendered therefor.

    CASH RECEIVED IN LIEU OF FRACTIONAL SHARES. The payment of cash to a holder of CompScript Shares in lieu of a fractional share interest in Omnicare Shares will be treated as if the fractional share had been distributed as part of the exchange and then redeemed by Omnicare. The cash payment will be treated as having been received as a distribution in payment for the Omnicare Shares hypothetically redeemed as provided in Section 302 of the Code and generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the CompScript Shares allocable to such fractional share interest. Such capital gain or loss will be long-term capital gain or loss if such CompScript Shares have been held for more than one year at the Effective Time. In the case of individuals, "net capital gain" (i.e., the excess of net long-term capital gain over net short-term capital loss) is generally subject to a reduced rate of federal income tax. Capital gains and losses from property held for more than 18 months will be taken into account in determining "adjusted net capital gain," which is subject to a further reduction in the rate of federal income tax.

    DISSENTERS. The tax consequences to a CompScript shareholder who exercises dissenter's rights with respect to CompScript Shares and receives payment for such CompScript Shares in cash generally will not depend on the qualification of the Merger as a reorganization for federal income tax purposes. Such shareholder generally will recognize capital gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such CompScript Shares and the amount of cash received (other than the amount of cash received, if any, that is or is deemed to be interest for federal income tax purposes (which amount will be taxed as ordinary income)). Any capital gain or loss recognized will be long-term capital gain or loss if such CompScript Shares have been held for more than one year. In the case of individuals, "net capital gain" (i.e., the excess of net long-term capital gain over net short-term capital loss) is generally subject to a reduced rate of federal income tax. Capital gains and losses from property held for more than 18 months will be taken into account in determining "adjusted net capital gain," which is subject to a further reduction in the rate of federal income tax.

    REPORTING REQUIREMENTS. Each holder of CompScript Shares that receives Omnicare Shares in the Merger will be required to retain records and file with such holder's federal income tax return a statement setting forth certain facts relating to the Merger.

    BACKUP WITHHOLDING. Unless an exemption applies under the applicable law and regulations, the Exchange Agent (as defined in "THE MERGER AGREEMENT AND RELATED AGREEMENTS-- Consideration to be Received in the Merger") is required to withhold, and will withhold, 31% of any cash payments to a CompScript shareholder in the Merger unless the shareholder provides the appropriate form as described below. Each CompScript shareholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be sent to each CompScript shareholder, so as to provide the information (including the shareholder's taxpayer identification number) and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Omnicare and the Exchange Agent.

    THE FOREGOING GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS WITHOUT REFERENCE TO THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR SHAREHOLDER AND IS NOT TAX ADVICE. THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. MOREOVER, THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH SHAREHOLDER IS URGED AND EXPECTED TO CONSULT WITH SUCH SHAREHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

    THIS PROXY STATEMENT/PROSPECTUS CONTAINS A BRIEF SUMMARY OF THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND THE VOTING AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXTS OF SUCH AGREEMENTS, WHICH ARE INCLUDED AS APPENDICES A, B AND C HERETO AND WHICH ARE INCORPORATED HEREIN BY REFERENCE.

GENERAL

    Pursuant to the Merger Agreement, Sub will be merged with and into CompScript and CompScript will become a wholly-owned subsidiary of Omnicare. At the Effective Time, each outstanding CompScript Share (other than shares held by holders who properly exercise dissenter's rights under Florida law) will be converted into Omnicare Shares (or cash in lieu of fractional shares) as described herein.

CONSIDERATION TO BE RECEIVED IN THE MERGER

    At the Effective Time, each CompScript Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined below), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of Omnicare Shares equal to $4.50 divided by the Omnicare Average Market Price, provided, however, that (i) if the Omnicare Average Market Price is less than $29.325, the Omnicare Average Market Price shall be deemed to be $29.325 and
(ii) if the Omnicare Average Market Price is more than $39.675, the Omnicare Average Market Price shall be deemed to be $39.675. "Omnicare Average Market Price" means the average of the closing prices of the Omnicare Shares on the NYSE for the 10 trading days immediately preceding the fifth trading day preceding the Closing Date. In the event of any change in the CompScript Shares or the Omnicare Shares by reason of any stock split, readjustment, stock dividend, exchange or shares, reclassification, recapitalization or similar event, the amounts set forth in clauses (i) and (ii) above shall be appropriately adjusted. Notwithstanding the foregoing, in the event the Omnicare Average Market Price is less than $24.15 or more than $44.85, Omnicare and CompScript will seek to renegotiate a new acceptable Conversion Ratio which will then replace the Conversion Ratio described above (the "Collar Limitations"). In the event that Omnicare and CompScript are unable to establish a mutually acceptable Conversion Ratio within two business days after the scheduled Closing Date, then if the Omnicare Average Market Price is (i) less than $24.15, CompScript shall have the right to terminate the Merger Agreement or (ii) more than $44.85, Omnicare shall have the right to terminate the Merger Agreement. Any such termination shall be deemed a termination by mutual consent in accordance with termination provisions of the Merger Agreement.

    No fractional Omnicare Shares will be issued in the Merger. Each holder of CompScript Shares who upon surrender of certificates representing such CompScript Shares (each, a "Certificate") therefor would be entitled to receive a fraction of an Omnicare Share will receive, in lieu of such fractional Omnicare Share, cash in an amount equal to such fraction multiplied by the Omnicare Average Market Price, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law.

    Each CompScript Share issued and held in CompScript's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration thereof.

    As promptly as practicable after the Effective Time, Omnicare shall deposit with a bank or trust company designated by Omnicare to act as exchange agent (the "Exchange Agent"), in trust for the holders of Certificates, certificates representing the Omnicare Shares issuable to CompScript shareholders.

EXCHANGE OF SHARES

    Promptly after the Effective Time, the Exchange Agent shall mail or cause to be mailed to each record holder, as of the Effective Time, of CompScript Shares,
(i) a letter of transmittal for delivery of the Certificates and (ii) instructions pertaining the above-referenced letter of transmittal.

    Upon surrender to the Exchange Agent of a Certificate, together with the letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that number of Omnicare Shares which such holder has the right to receive (and any amount of cash payable in lieu of fractional shares), less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law.

    No dividends or other distributions declared after the Effective Time on Omnicare Shares shall be paid with respect to any CompScript Shares represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the Omnicare certificates (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of Omnicare Shares, and not paid, and the amount of cash payable in lieu of any fractional shares, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole shares of Omnicare Shares, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law.

    COMPSCRIPT SHAREHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. COMPSCRIPT SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

TREATMENT OF OPTIONS

    As of February 23, 1998, there were outstanding CompScript Options to purchase a total of 1,648,262 CompScript Shares. At the Effective Time, each CompScript Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such CompScript Option, the number of Omnicare Shares (rounded up to the nearest whole share) determined by multiplying the number of CompScript Shares subject to such CompScript Option by the Conversion Ratio, at an exercise price per Omnicare Share equal to the price per share specified in such CompScript Option divided by the Conversion Ratio; provided that such exercise price shall be rounded up to the nearest whole cent. CompScript will also promptly make such other changes to any plan or arrangement providing for the grant of options to purchase CompScript Shares as Omnicare and CompScript may agree as appropriate to give effect to the Merger.

REPRESENTATIONS AND WARRANTIES

    CompScript and Omnicare have made representations in the Merger Agreement relating to, among other things: (a) each of CompScript's and Omnicare's capitalization and organization and similar corporate matters, (b) authorization, execution, delivery and enforceability of the Merger Agreement,
(c) conflicts under governing documents, required consents or approvals, and violations of any agreements or law, (d) documents filed with the Commission and the accuracy of information contained therein, (e) absence of material adverse events, changes or effects, (f) brokers and finders, and (g) tax and accounting matters relating to the proposed Merger.

    CompScript has made additional representations, among others, relating to
(a) the applicability of state anti-takeover laws, (b) receipt of an opinion of its financial advisor, (c) compliance with law, including compliance with environmental, tax and healthcare laws and regulations, (d) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended, (e) the disclosure and enforceability of certain material contracts, (f) litigation and the absence of undisclosed liabilities,
(g) certain business matters relating to inventories, permits and licenses, customers, insurance, product warranties and intellectual property, and (h) the absence of contracts or disputes with labor unions or organizations.

    The representations and warranties of each of CompScript and Omnicare shall not survive the Closing.

CONDUCT OF THE BUSINESS OF COMPSCRIPT

    CompScript has covenanted to Omnicare that from the date of the Merger Agreement to the Effective Time, CompScript and its subsidiaries will conduct their operations substantially as presently operated and only in the ordinary course of business, consistent with past practice and will use commercially reasonable efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the transactions contemplated by the Merger Agreement. The Merger Agreement contains specific restrictions on (i) changes in capitalization, (ii) dividends and distributions, (iii) incurrence of debt, (iv) changes in compensation and (v) acquisitions or dispositions of assets or securities.

EXCLUSIVITY

    CompScript agrees that, prior to the Effective Time, except as provided below it shall not, and shall cause its subsidiaries and its and its subsidiaries' directors, officers, employees, agents or representatives (including, without limitation, any attorney, financial advisor, investment banker or accountant) not to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to take any such action; provided, however, that nothing contained in the Merger Agreement shall prohibit the CompScript Board of Directors from (i) furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide Transaction Proposal which such person or entity has such funds or commitments therefor and which in the reasonable judgment of the CompScript Board of Directors is reasonably capable of consummation if, and only to the extent that (A) the CompScript Board of Directors, after consultation with its financial advisors and after consultation with and based upon advice of independent legal counsel determines in good faith that such action is necessary for the CompScript Board of Directors to comply with its fiduciary duties to shareholders under applicable law and (B) prior to taking such action CompScript receives from such person or entity an executed confidentiality agreement containing reasonable and customary terms and provisions, at a minimum, at least as favorable to CompScript as the covenant in the Merger Agreement whereby Omnicare agrees to hold and cause its representatives to hold in confidence all non-public documents and information furnished in connection with the Merger Agreement, or (ii) withdrawing, modifying or changing its recommendation to CompScript shareholders that they vote in favor of the Merger Agreement and the consummation of the transactions contemplated thereby if there exists a Transaction

Proposal and the CompScript Board of Directors, after consultation with its financial advisors and after consultation with, and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the CompScript Board of Directors to comply with its fiduciary duties to shareholders under applicable law in connection with such Transaction Proposal. CompScript shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other party with respect to any Transaction Proposal. CompScript shall immediately advise Omnicare, orally and in writing, of any inquiries or proposals relating to any Transaction Proposal known to it (including any amendments or modifications thereto), the material terms and conditions of such inquiry or proposal, any written materials submitted in connection therewith and the identity of the person or entity making such inquiry or proposal. CompScript shall give Omnicare at least one business day advance notice of any information to be supplied to, any person or entity making such a proposal for a Transaction Proposal with respect to CompScript or any subsidiary. CompScript shall not enter into any agreements (other than a confidentiality agreement, as set forth above) with any person or entity making such inquiry or proposal.

    As used herein, "Transaction Proposal" means any of the following (other than the transactions between CompScript and Sub contemplated by the Merger Agreement) involving CompScript or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of CompScript and its subsidiaries, taken as a whole, in a single transaction or series of transactions or any issuance of securities of CompScript or any subsidiary,
(iii) any tender offer or exchange offer for, or the acquisition (or right to acquire) of "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Exchange Act), of 20% or more of the outstanding shares of capital stock of CompScript or the filing of a registration statement under the Securities Act in connection therewith or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

INDEMNIFICATION

    The Merger Agreement provides that for all times after the Effective Time, Omnicare shall cause the Surviving Corporation to indemnify present and former officers and directors of CompScript. Further, Omnicare shall or shall cause the Surviving Corporation to maintain in effect for a period of not less than three years after the Effective Time, the current policies of directors and officers liability insurance maintained by CompScript; provided that Omnicare or the Surviving Corporation, as applicable, shall not be required to spend as an annual premium for such insurance an amount in excess of 150% of the annual premium paid for such insurance in effect prior to the date of the Merger Agreement.

RESALES OF OMNICARE SHARES

    All Omnicare Shares received by CompScript shareholders in the Merger will be freely transferable pursuant to the Securities Act, except that Omnicare Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of CompScript prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of a company generally include individuals or entities that control, are controlled by, or are under common control with, such company and may include certain officers and directors of such company as well as principal shareholders of such company. The Merger Agreement requires CompScript to cause each of its affiliates to execute a written agreement (the "Affiliate Letter") to the effect that, among other things, such person will not offer to sell, sell or otherwise dispose of Omnicare Shares except (i) pursuant to an effective registration statement, (ii) pursuant to the provisions of Rule 145 under the Securities Act or (iii) pursuant to another exemption from registration under the Securities Act, which in the opinion of counsel reasonably acceptable to Omnicare is available. CompScript has identified the Principal Shareholder as a current affiliate of CompScript.

    The Affiliate Letters provide that such affiliate not dispose of any Omnicare Shares until the financial results of at least 30 days of post-Merger combined operations of CompScript and Omnicare have been made publicly available. Omnicare agreed that, as promptly as practicable following the Effective Time and in no event later than the earlier of (i) 90 days after the end of the calendar month in which the Effective Time occurs and (ii) 120 days after the Effective Time, Omnicare will publicly release the financial results of Omnicare and CompScript for a 30 day period following the Effective Time.

CONDITIONS TO THE MERGER

    The respective obligations of each party hereto to effect the Merger are subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Omnicare shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue Omnicare Shares in exchange for CompScript Shares in the Merger, (b) the Merger Agreement shall have been approved by the requisite vote of the shareholders of CompScript, (c) all necessary consents and approvals of any United States or any other governmental authority required for the consummation of the transactions contemplated by the Merger Agreement shall have been obtained, and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (d) the Omnicare Shares issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance, (e) each of Omnicare and CompScript shall have received letters from Ernst & Young, LLP and Price Waterhouse LLP, reasonably satisfactory to each of them in all respects, that the Merger will qualify for pooling-of-interests accounting treatment, and (f) Omnicare shall have received an opinion of Omnicare's counsel, in form and substance reasonably satisfactory to Omnicare, and CompScript shall have received an opinion of CompScript's counsel, in form and substance reasonably satisfactory to CompScript, in each case based on reasonably requested representations contained in certificates of Omnicare, CompScript and Sub, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that Omnicare, Sub and CompScript shall each be a party to that reorganization within the meaning of Section 368(b) of the Code.

    The obligations of CompScript to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) The representations and warranties of Omnicare and Sub contained in the Merger Agreement shall be true and correct on the date of the Merger Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except for such untruths or inaccuracies which would not (without regard for any materiality qualifiers therein), individually or in the aggregate, have a material adverse effect on Omnicare, (b) Omnicare and Sub shall have complied, in all material respects, with all agreements, obligations and conditions required by the Merger Agreement to be complied with by them on or prior to the Closing Date, (c) CompScript shall have received a certificate signed by an officer of each of Omnicare and Sub certifying as to
(i) compliance with the conditions set forth in (a) and (b) above, (ii) the accuracy and completeness of the Bylaws of Sub and, as applicable, the director and shareholder resolutions adopted of Omnicare and Sub approving the Merger Agreement, the Merger and the transactions contemplated hereby, and (iii) the identity and authority of the officers and other persons executing documents on behalf of Omnicare and Sub, (d) no statute, rule, regulation, order, injunction, writ or decree shall have been enacted, entered, ordered, promulgated or enforced by any governmental entity which prohibits the consummation of the Merger and no legal action shall be pending or threatened which is reasonably likely to have a material adverse effect on Omnicare, (e) there shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of Omnicare and its subsidiaries taken as a whole, and (f) Sub shall have delivered to CompScript the Articles of Merger, executed by duly authorized officers of Sub.

    The obligations of Omnicare and Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) The representations and warranties of CompScript contained herein shall be true and correct on the date of the Merger Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except for such untruths or inaccuracies which would not (without regard for any materiality qualifiers therein), individually or in the aggregate, have a material adverse effect on CompScript, (b) CompScript shall have complied, in all material respects, with all agreements, obligations and conditions required by the Merger Agreement to be complied with by it on or prior to the Closing Date, (c) Omnicare and Sub shall have received a duly executed certificate signed by the President of CompScript certifying as to (i) compliance with the conditions set forth in (a) and (b) above, (ii) the accuracy and completeness of the CompScript Bylaws and the director and shareholder resolutions of CompScript approving the Merger Agreement, the Merger and the transactions contemplated hereby, and (iii) the identity and authority of the officers and other persons executing documents on behalf of CompScript, (d) Omnicare shall have received a certificate of the Secretary of State of the State of Florida certifying the CompScript Articles, dated not more than ten days prior to the Closing Date, (e) Omnicare shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the state of incorporation of CompScript and each subsidiary and each other state in which CompScript and each subsidiary are qualified to do business, (f) no statute, rule, regulation, order, injunction, writ or decree shall have been enacted, entered, ordered, promulgated or enforced by any governmental authority which prohibits the consummation of the Merger and no legal action shall be pending or threatened which is reasonably likely to have a material adverse effect on CompScript, (g) Omnicare and Sub shall have received copies of consents of all third parties (x) necessary for CompScript to execute, deliver and perform the Merger Agreement and consummate the Merger and (y) where failure to obtain such consents in the aggregate would have a material adverse effect on CompScript, (h) on the Closing Date, the aggregate number of CompScript Shares with respect to which the holders shall be dissenting shareholders entitled to relief under Section 607.1302 of the FBCA shall not exceed 10% of all outstanding CompScript Shares, (i) there shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of CompScript and its subsidiaries taken as a whole, (j) Omnicare and Sub shall have received from each person who is deemed an affiliate of CompScript for purposes of Rule 145 an executed copy of the Affiliate Letter and such agreements shall be in full force and effect and there shall be no breach, or in existence any facts which with passage of time or otherwise could constitute a breach, thereof, (k) CompScript shall have delivered to Omnicare the Articles of Merger as executed by duly authorized officers of CompScript, (l) certain employees of CompScript and its subsidiaries shall have entered into a valid and binding employment, consulting or non-competition agreement containing the terms set forth therein and otherwise on terms reasonably satisfactory to Omnicare, and (m) if requested by Omnicare, CompScript shall have provided Omnicare with a certified statement, pursuant to
Section 1.1445-2(c)(3) of the Treasury Regulations, that it is not, and has not been, within the last five years, a "United States real property holding corporation."

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of CompScript or
Omnicare: (a) by mutual consent of Omnicare and CompScript, (b) by either Omnicare or CompScript, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable,

(c) by either Omnicare or CompScript, if the shareholder approval of the shareholders of CompScript is not obtained at a meeting of shareholders duly called and held therefor, or (d) by either Omnicare or CompScript if the Merger shall not have been consummated by January 15, 1999, provided that a party in material breach of the Merger Agreement may not terminate the Merger Agreement in this manner.

    The Merger Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, before or after the approval of the shareholders of CompScript, by Omnicare if (a) CompScript shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with by CompScript at or prior to such date of termination, (b) there exists a breach of any representation or warranty of CompScript contained in the Merger Agreement, provided, however, that, with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to CompScript of written notice of such failure or breach, or (c) the CompScript Board shall withdraw, modify or change its recommendation of the Merger Agreement or the Merger in a manner adverse to Omnicare or shall have failed to reaffirm its recommendation within five business days of Omnicare's request that it do so or shall have recommended or issued a neutral recommendation (or taken no position) with respect to any proposal in respect of a Transaction Proposal (as defined earlier).

    The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of CompScript, by CompScript, if (a) Omnicare or Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with by Omnicare or Sub at or prior to such date of termination, (b) there exists a breach of any representation or warranty of Omnicare or Sub contained in the Merger Agreement, provided, however, that, with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to Omnicare or Sub of written notice of such failure or breach, or (c) prior to the CompScript shareholder meeting, if the CompScript Board, in the exercise of its good faith judgment as to fiduciary duties to its shareholders imposed by law, based upon the advice of outside counsel, determines that such termination is required in order to execute an agreement providing for the implementation of the transactions contemplated by a Transaction Proposal, PROVIDED, HOWEVER, that
(i) CompScript shall have complied with the provision of the Merger Agreement prohibiting solicitation of Transaction Proposals, including providing notice of the terms of the Transaction Proposal and (ii) at least ten business days shall have elapsed after CompScript has notified Omnicare of the final terms of such Transaction Proposal. No termination of the Merger Agreement by the CompScript shall be effective unless and until CompScript has paid Omnicare any amounts owed by it as a result of the termination (as described below).

    In the event of termination and abandonment of the Merger by Omnicare or CompScript pursuant to the means described above, written notice thereof shall forthwith be given to the other.

TERMINATION FEES; EXPENSES OF THE MERGER

    In the event the Merger Agreement is terminated or abandoned by any of the means described above, neither Omnicare nor CompScript (or any of its directors of officers) shall have any liability or further obligation to any other party to the Merger Agreement, except as provided below. No party shall be relieved from liability for willful breach of the Merger Agreement.

    CompScript shall pay Omnicare a fee of $3.2 million in the event that:

(a) the Merger Agreement is terminated by either Omnicare or CompScript following the making of a Transaction Proposal, if CompScript shareholders do not approve the Merger at a meeting of shareholders duly called and held therefor;

(b) the Merger Agreement is terminated by Omnicare if (i) CompScript has failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with by CompScript at or prior to such date of termination, or (ii) the Board of Directors of CompScript shall withdraw, modify or change its recommendation of the Merger Agreement or the Merger in a manner adverse to Omnicare or shall have failed to reaffirm its recommendation within five business days of Omnicare's request that it do so or shall have recommended or issued a neutral recommendation (or taken no position) with respect to any proposal in respect of a Transaction Proposal; or

(c) the Merger Agreement is terminated by CompScript prior to the CompScript shareholder meeting, if the CompScript Board, in the exercise of its good faith judgment as to fiduciary duties to its shareholders imposed by law, based upon the advice of outside counsel, determines that such termination is required in order to execute an agreement providing for the implementation of the transactions contemplated by a Transaction Proposal, PROVIDED, HOWEVER, that (i) CompScript shall have complied with the provision of the Merger Agreement prohibiting solicitation of Transaction Proposals, including providing notice of the terms of the Transaction Proposal and (ii) at least ten business days shall have elapsed after CompScript has notified Omnicare of the final terms of such Transaction Proposal.

    In the event that the Merger Agreement is terminated by Omnicare because there exists a breach of any representation or warranty of CompScript contained in the Merger Agreement, then CompScript shall reimburse Omnicare for its reasonable out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby.

    In the event that the Merger Agreement is terminated by CompScript because
(a) Omnicare or Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with by Omnicare or Sub at or prior to such date of termination, or (b) there exists a breach of any representation or warranty of Omnicare or Sub contained in the Merger Agreement, then Omnicare shall reimburse CompScript for its reasonable out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby.

    If CompScript fails to promptly pay the amount due in termination fees and expenses, and, in order to obtain such payment, Omnicare commences a suit which results in a judgment against CompScript for such termination fees and expenses, CompScript shall pay to Omnicare its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of such termination fees and expenses at the rate of 12% per annum from the date such termination fees and expenses were required to be paid.

    Except as provided above, Omnicare and Sub, on the one hand, and CompScript, on the other hand, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of the Merger Agreement and the transactions contemplated thereby, including all fees and expenses of its representatives, counsel and accountants, except that (i) expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees) the Proxy Statement/Prospectus shall be shared equally by CompScript and Omnicare, and (ii) the filing fee payable in connection with the parties' compliance with the HSR Act shall be borne solely by Omnicare.

STOCK OPTION AGREEMENT

    THE OPTION

    In order to induce Omnicare to enter into the Merger Agreement, CompScript entered into the Stock Option Agreement. Pursuant to the Stock Option Agreement, Omnicare has been granted an Option, under the circumstances described below, to purchase the Option Shares (approximately 19.9% of the outstanding CompScript Shares as of February 23, 1998 prior to giving effect to the exercise of such Option), at the Option Price equal to $4.50 per share. The Stock Option Agreement could have the effect of making an acquisition of CompScript by a third party more costly because of the need to acquire in any such transaction the Option Shares issued under the Stock Option Agreement, and could also jeopardize the ability of a third party to acquire CompScript in a transaction accounted for as a pooling-of-interests.

    The Option may be exercised by Omnicare, in whole or in part, at any time, or from time to time, following the occurrence of one of the Triggering Conditions described in the following paragraph. Omnicare may exercise the Option by either (a) paying the Option Price in cash and receiving the Option Shares (which exercise requires the satisfaction of certain additional conditions) or (b) electing, in lieu of the payment of the Option Price and the receipt of the Option Shares, to receive a cash payment (the "Cash Payment") from CompScript (which Cash Payment shall not be payable unless and until certain additional conditions have been satisfied). Such Cash Payment shall be in the amount of the excess, if any, over the Option Price of the higher of (x) if applicable, the highest price per CompScript Share (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to one of the Triggering Conditions or (y) the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) of the shares of CompScript Shares as reported on Nasdaq on the last trading day immediately prior to the receipt by CompScript of Omnicare's notice of its intention to receive the Cash Payment, multiplied by all or such portion of the Option Shares as Omnicare specifies in such notice.

    TRIGGERING CONDITIONS

    The Option may be exercised on satisfaction of certain conditions, including the occurrence of at least one of the following "Triggering Conditions": (i) any person (other than Omnicare or any of its subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) a tender offer, or shall have filed a registration statement under the Securities Act with respect to an exchange offer, to purchase any shares of CompScript Shares such that, upon consummation of such offer, such person or a "group" (as such term is defined under the Exchange Act) of which such person is a member shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 of the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the then outstanding CompScript Shares, (ii) any person (other than Omnicare or any of its subsidiaries) shall have publicly announced or delivered to CompScript a proposal, or disclosed publicly or to CompScript an intention to make a proposal, to purchase 15% or more of the assets or any equity securities of, or to engage in a merger, reorganization, tender offer, share exchange, consolidation or similar transaction involving CompScript or any of its subsidiaries (an "Acquisition Transaction"), (iii) CompScript or any of its subsidiaries shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement, including without limitation, an agreement in principle, with any person (other than Omnicare or any of its subsidiaries) to effect or provide for an Acquisition Transition, (iv) any person shall solicit proxies or consents or announce a bona fide intention to solicit proxies or consents from CompScript's shareholders (x) relating to directors, (y) in opposition to the Merger, the Merger Agreement or any related transactions or (z) relating to an Acquisition Transaction (other than solicitations of shareholders seeking approval of the Merger, the Merger Agreement or any related transactions), (v) any person shall have made a Transaction Proposal, or (vi) any person (other than Omnicare or any of its subsidiaries) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of CompScript Shares (other than trust account shares) aggregating 15% or more of the then outstanding CompScript Shares.

    SALE RIGHTS

    The Stock Option Agreement provides that at any time prior to the first anniversary of the termination of the Merger Agreement, Omnicare shall have the right to sell (the "Sale Right") to CompScript all (but not less than all) of the Option Shares previously purchased by Omnicare at a price equal to the greater of (i) the Option Price or (ii) the average of the last sales prices for shares of CompScript Shares on the five trading days ending five days prior to the date Omnicare gives notice of its intention to exercise such right. The Stock Option Agreement further provides that if Omnicare desires to sell any of the Option Shares, CompScript will cooperate with Omnicare and any underwriters in registering such Option Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws. CompScript shall not be required to have declared effective more than two such registration statements.

    TERMINATION

    The right to exercise the Option shall terminate at the earlier of (i) the Effective Time of the Merger, (ii) 90 days after the termination of the Merger Agreement (the "Option Termination Date"), unless the Merger Agreement was terminated pursuant to certain of its terms, or (iii) 12 months after the date of the Stock Option Agreement. If the Option cannot be exercised or the Option Shares cannot be delivered to Omnicare upon such exercise because the conditions set forth in the Stock Option Agreement (excluding the condition that one or more of the Triggering Conditions shall have occurred) have not been satisfied, the Option Termination Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

    PROFIT LIMITATION

    Notwithstanding any other provision of the Stock Option Agreement, (i) in no event shall Omnicare's Total Profit (as defined below) exceed $3.3 million and
(ii) the Option may not be exercised for a number of Option Shares that would result in a Notional Total Profit (as defined below) of more than $3.3 million.

    "Total Profit" means the aggregate amount (before taxes) of (i) any termination fees received by Omnicare pursuant to the Merger Agreement and any Cash Payments received by Omnicare pursuant to the Stock Option Agreement, (ii) the amount received by Omnicare pursuant to CompScript's repurchase of Option Shares less Omnicare's purchase price for such Option Shares, and (iii) the net cash amounts received by Omnicare pursuant to the sale of the Option Shares to any unaffiliated party less Omnicare's purchase price for such Option Shares. "Notional Total Profit" with respect to any number of Option Shares as to which Omnicare may propose to exercise the Option shall be the Total Profit determined as of the date on which Omnicare gives notice of its intention to exercise the Option, assuming that the Option was exercised on such date for the designated number of Option Shares and assuming that such Option Shares, together with all other Option Shares held by Omnicare and its affiliates as of such date, were sold for cash at the closing market price for the CompScript Shares as of the close of business on the preceding trading day (less customary brokerage commissions).

VOTING AGREEMENT

    VOTING AND PROXIES

    In order to induce Omnicare to enter into the Merger Agreement, the Principal Shareholder entered into the Voting Agreement. Pursuant to and during the term of the Voting Agreement, the Principal Shareholder has agreed, among other things, to vote (or cause to be voted) all of the CompScript Shares beneficially owned by him and all shares subsequently acquired by him (i) in favor of the Merger, the adoption by CompScript of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement at any meeting of shareholders of CompScript at which such matters are considered and at every adjournment thereof and (ii) against (a) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of by CompScript or its subsidiaries or any other Transaction Proposal (collectively, "Alternative Transactions") or (b) any amendment of the CompScript Articles or the CompScript Bylaws or other proposal or transaction involving CompScript or any of its subsidiaries, which would in any manner impede, frustrate, prevent or nullify, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions"). See "THE MERGER AGREEMENT AND RELATED AGREEMENTS-- Exclusivity."

    The Principal Shareholder has granted to any individual designated by Omnicare a proxy which shall be coupled with an interest and irrevocable in accordance with the FBCA to vote the Principal Shareholder's CompScript Shares
(i) in favor of the Merger, the adoption by CompScript of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and (ii) against any Alternative Transaction or Frustrating Transaction. The Principal Shareholder also has agreed to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective the transactions contemplated by the Voting Agreement.

    PROHIBITED ACTIONS

    The Principal Shareholder has agreed that he will not, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the CompScript Shares to any person other than Omnicare or Omnicare's designee,
(ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the CompScript Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of his obligations under the Voting Agreement or the transactions contemplated thereby.

    OTHER PROVISIONS

    The Voting Agreement also contains provisions relating to, among other things, representations and warranties by the Principal Shareholder and specific enforcement of the Voting Agreement. The Voting Agreement terminates upon the earliest to occur of (i) consummation of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms, unless prior to such termination a person or entity shall have made a Transaction Proposal and (iii) February 23, 1999. Notwithstanding the previous sentence, the provisions of the Voting Agreement requiring the Principal Shareholder to vote against any Alternative Transactions or Frustrating Transactions shall terminate on the earlier of (x) the date computed in accordance with the previous sentence and (y) six months after the termination of the Merger Agreement in accordance with its terms.

                               DISSENTER'S RIGHTS

    Holders of CompScript Shares are entitled to dissenter's rights pursuant to the FBCA. The following discussion is not a complete statement of the law in connection with dissenters' rights under FBCA and is qualified in its entirety by the full text of Sections 607.1301, 607.1302 and 607.1320 of the FBCA which are reprinted in their entirety in Appendix D to this Proxy Statement/Prospectus. All references in Sections 607.1301, 607.1302 and 607.1320 and in this summary to a "shareholder" are to the recordholders of the CompScript Shares as to which dissenters' rights are asserted. A person having a beneficial interest in CompScript Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the recordholder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters' rights the beneficial owner may have.

    Holders of CompScript Shares who follow the procedure set forth in Section
607.1320 of the FBCA ("Section 607.1320") will be entitled to receive payment of the "fair value" of such CompScript Shares. FBCA defines "fair value" to be the value of the CompScript Shares as of the close of business on the date prior to the date of shareholder approval of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion would be inequitable.

    Under Section 607.1320, where a merger is to be submitted for approval at a meeting of shareholders, the corporation, not less than ten nor more than sixty days prior to the meeting, must notify each of its shareholders of the proposed shareholders' meeting. The notice shall also state that the purpose, or one of the purposes, of the meeting is to consider the plan of merger and contain or be accompanied by a copy or summary of the merger agreement. Furthermore, the notice shall contain a clear and concise statement that, if the plan of merger is effected the shareholders dissenting therefrom may be entitled, if they comply with the provisions of the FBCA regarding the rights of dissenting shareholders, to be paid the fair value of their shares, and shall be accompanied by a copy of Sections 607.1301, 607.1302 and 607.1320 of the FBCA. This Proxy Statement/Prospectus shall constitute such notice to the shareholders of CompScript and the Merger Agreement and the applicable statutory provisions of the FBCA are attached to this Proxy Statement/Prospectus as Appendix A and Appendix D, respectively. Any shareholder who wishes to exercise such dissenters rights, or who wishes to preserve his right to do so, should review the following discussion and Appendix D carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters' rights under the FBCA.

    Each shareholder who wishes to assert dissenters' rights must (i) deliver to CompScript, before the taking of the vote on the Merger, a written notice of his intent to demand payment for his CompScript Shares if the proposed Merger is effectuated, and (ii) not vote his CompScript Shares in favor of the proposed Merger. Because an executed proxy which does not contain voting instructions will, unless revoked, be voted for adoption of the Merger Agreement, a shareholder who votes by proxy and who wishes to exercise his dissenters' rights must (i) vote against adoption of the Merger Agreement, or (ii) abstain from voting on adoption of the Merger Agreement. A vote against adoption of the Merger Agreement, in person or by proxy, will not in and of itself constitute a written notice of intent to demand payment for the CompScript Shares satisfying the requirements of Section 607.1320.

    Only a holder of record of CompScript Shares is entitled to assert dissenters' rights for the CompScript Shares registered in that holder's name. A notice of intent to demand payment for CompScript Shares shall be exercised by or on behalf of the holder of record, fully and correctly, as his name appears on his stock certificates. If the CompScript Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the notice should be made in that capacity, and if the CompScript Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the notice should be executed by or on behalf of all joint owners. An authorized agent, including one or two or more joint owners, may execute a notice on behalf of a holder of record, however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the notice, the agent is acting as agent for such owner or owners. A record holder, such as a broker, who holds

CompScript Shares as nominee for several beneficial owners may exercise dissenters' rights with respect to the CompScript Shares held for one or more beneficial owners while not exercising such rights with respect to the CompScript Shares held for other beneficial owners. In such case, the notice should set forth the number of CompScript Shares as to which dissenters' rights are sought. Where no number of CompScript Shares is expressly mentioned, the demand will be presumed to cover all CompScript Shares held in the name of the record owner. Shareholders who hold their CompScript Shares in brokerage accounts or other nominee forms and who wish to exercise dissenters' rights are urged to consult with their brokers to determine the appropriate procedures for the making of a notice of intent to demand payment for such nominee's CompScript Shares.

    Within ten days after the date of shareholder approval of the Merger, CompScript must give written notice of adoption of the Merger Agreement to each shareholder who filed a notice of intent to demand payment for his CompScript Shares. Within twenty days after the giving of such notice by CompScript, any shareholder who elects to dissent must file with CompScript a notice of such election, stating his name and address, the number of CompScript Shares as to which he dissents, and a demand for payment of the fair value of his CompScript Shares. Any shareholder filing an election to dissent shall deposit his stock certificates with CompScript simultaneously with the filing of the election to dissent.

    Within ten days after the expiration of the period in which shareholders may file their notices of election to dissent, or within ten days after the Effective Time, whichever is later (but in no case later than ninety days from the date of shareholder approval of the Merger Agreement), CompScript shall make a written offer to each dissenting shareholder who has made a demand as provided in Section 607.1320 to pay an amount CompScript estimates to be the fair value for such CompScript Shares. The fair value determined will reflect the value of the CompScript Shares prior to the Merger. Such notice and offer shall be accompanied by (i) a balance sheet of CompScript as of the latest available date, and (ii) a profit and loss statement of CompScript for the 12-month period ended on the date of such balance sheet.

    Any shareholder who has duly filed a notice of election to dissent in compliance with Section 607.1320 will thereafter be entitled only to payment of the fair value for such CompScript Shares and will not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by CompScript to pay for his CompScript Shares. After such offer, no such notice of election may be withdrawn unless CompScript consents thereto.

    If within thirty days after the making of such offer by CompScript, any shareholder accepts the same, payment for his CompScript Shares will be made within ninety days after the making of such offer or the Effective Time, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such CompScript Shares.

    If CompScript fails to make an offer for the fair value of the CompScript Shares within the period specified above, or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of thirty days thereafter, then CompScript, within thirty days after receipt of written demand from any dissenting shareholder given within sixty days after the Effective Time, shall, or at its election at any time within such period of sixty days may, file an action in any court of competent jurisdiction in Dade County, Florida requesting the fair value of such CompScript Shares to be determined. The court shall also determine whether each dissenting shareholder, as to whom the CompScript requests the court to make such determination, is entitled to receive payment for his CompScript Shares. If CompScript fails to institute such a proceeding, any dissenting shareholder may do so in the name of CompScript. All dissenting shareholders (whether or not residents of the State of Florida), other than shareholders who have agreed with CompScript as to the value of their CompScript Shares, shall be made parties to the proceeding. CompScript must pay to each dissenting shareholder the amount found to be due him within ten days after final determination of the proceedings. Upon payment of the judgement, the dissenting shareholders will cease to have any interest in such CompScript Shares.

    Shareholders considering seeking dissenters' rights should be aware that the fair value of their CompScript Shares as determined under Section 607.1320 could be more than, the same as, or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek to demand payment of their CompScript Shares. Any judicial determination of the "fair value" of the CompScript Shares can be based on numerous considerations, including, but not limited to, the market value of the CompScript Shares prior to the Merger and the net asset value and earnings value of the CompScript. The costs and expenses of any judicial proceeding will be determined by the court and will be assessed against CompScript, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom CompScript has made an offer to pay for the CompScript Shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith.

    Failure to follow the steps required by Section 607.1320 for perfecting dissenters' rights may result in the loss of such rights, in which event a shareholder will be entitled to receive the consideration to be paid to shareholders who did not dissent in the Merger.

                           COMPSCRIPT SPECIAL MEETING

DATE, TIME AND PLACE

    The Special Meeting of CompScript shareholders will be held on June 26, 1998, at 9:00 a.m. local time, at The Auditorium, Sun Sentinel Building located at 200 East Las Olas Boulevard, Ft. Lauderdale, FL 33301.

MATTERS TO BE CONSIDERED

    The purpose of the Special Meeting is to consider and vote upon the approval of the Merger Agreement and to transact such other business as may properly come before the Special Meeting or any adjournments thereof.

RECORD DATE

    Record holders of CompScript Shares at the close of business on May 18, 1998, will be entitled to vote at the Special Meeting. On the Record Date, there were approximately 233 record holders of 14,072,063 CompScript Shares issued and outstanding. Each issued and outstanding CompScript Share is entitled to one vote per share with respect to the Merger.

QUORUM

    The presence, in person or by proxy, of the holders of a majority of the outstanding CompScript Shares entitled to vote shall constitute a quorum. If a meeting cannot be organized because of the absence of a quorum, those present may, except as otherwise provided by law, adjourn the meeting to such time and place as they may determine.

REQUIRED VOTE

    The approval of a majority of the outstanding CompScript Shares is required to approve the Merger.

    As of the Record Date, directors and executive officers of CompScript and their affiliates were beneficial owners of approximately 35.2% of the outstanding CompScript Shares. The Principal Shareholder, who owns approximately 32% of the CompScript Shares, has entered into the Voting Agreement pursuant to which the Principal Shareholder has agreed, among other things, to vote the CompScript Shares owned by him in favor of the Merger. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Voting Agreement" and "BENEFICIAL OWNERSHIP OF COMPSCRIPT SHARES." Attached as Appendix C is the full text of the Voting Agreement.

PROXIES AND REVOCATION

    All CompScript Shares represented by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted for the Merger. Shares of a CompScript shareholder who abstains from voting or whose shares are not voted by reason of a broker non-vote (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto) will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareholder is present in person or represented by a proxy. An abstention from voting or a broker non-vote on the Merger by a CompScript shareholder present in person or represented by proxy at the meeting has the same legal effect as a vote "against" the Merger. If any other business is properly brought before the Special Meeting for consideration, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on such business in accordance with their best judgment. CompScript will not use its discretionary authority to adjourn the meeting to solicit shareholders if the shareholders vote against or abstain from voting for the Merger.

    A holder of CompScript Shares who executes and returns the enclosed proxy may revoke his or her proxy at any time prior to its use by (i) delivering to the Secretary of CompScript a signed notice of revocation or a later dated signed proxy, (ii) attending the Special Meeting and voting in person, or (iii) giving notice of revocation of the proxy at the Special Meeting. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy. Prior to the Special Meeting, any written notice of revocation or subsequent proxy should be sent in a manner to be received by CompScript at or before the taking of the vote at the Special Meeting at: 1225 Broken Sound Parkway, N.W., Boca Raton, Florida 33487, Attention: Secretary, or hand delivered to the Secretary of CompScript at such address.

SOLICITATION OF PROXIES

    The expenses of this solicitation will be borne by CompScript. In addition to solicitation by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to send proxy materials to their principals and CompScript will, upon request, reimburse them for reasonable expenses of so doing. Solicitation of proxies from some shareholders may be made by CompScript's officers and regular employees by telephone, facsimile, or in person after the initial solicitation. In addition, D.F. King & Co., Inc. ("D.F. King") has been retained to assist in the solicitation of proxies. D.F. King may contact holders of CompScript Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials to beneficial owners of CompScript Shares. D.F. King will receive reasonable and customary compensation for its services (estimated at $3,500), will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    COMPSCRIPT SHAREHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. COMPSCRIPT SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

INDEPENDENT ACCOUNTANTS

    One or more representatives of Ernst & Young LLP, independent public accountants for CompScript, are expected to be present at the Special Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

                     DESCRIPTION OF OMNICARE CAPITAL STOCK

GENERAL

    The authorized capital stock of Omnicare consists of 200,000,000 shares of Omnicare Shares, par value $1.00 per share, and 1,000,000 shares of preferred stock, without par value. At March 31, 1998, 82,886,214 shares of Omnicare Shares were issued and outstanding. The Omnicare Board, without further action by the shareholders, is authorized to issue preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, conversion , voting rights and any other preferences or special rights and qualifications. As of March 31, 1998, there was no preferred stock issued or outstanding, and the Omnicare Board has not authorized the issuance of any preferred stock.

COMMON STOCK

    The Omnicare Shares have no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of Omnicare Shares have one vote on any matter submitted to the vote of shareholders. The Omnicare Shares do not have cumulative voting rights. Upon any liquidation of Omnicare, the holders of Omnicare Shares are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of Omnicare Shares are entitled to receive dividends when and as declared by the Omnicare Board out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All outstanding shares of Omnicare Shares are fully paid and nonassessable.

CERTAIN ANTITAKEOVER PROVISIONS

    With certain exceptions, in the event a person owns 10% or more of Omnicare's stock entitled to vote, a majority of the shares not so owned is required to authorize (1) any merger of Omnicare with such person, (2) any sale, lease or other disposition of all or substantially all of Omnicare's assets to such person or (3) certain issuances and transfers of securities of Omnicare to such person. Directors may be removed without cause only by the affirmative vote of the holders of two-thirds of Omnicares's capital stock entitled to vote on the election of directors. The sections of the Omnicare Certificate described above may not be altered, amended or repealed without approval of two-thirds of the outstanding shares of each class entitled to vote thereon as a class. The Omnicare Board, when evaluating any offer of another person to make a tender or exchange offer, merge or purchase or otherwise acquire all or substantially all of the assets of Omnicare, shall, in connection with the exercise of its judgment in determining what is in the best interests of Omnicare and its shareholders, give due consideration to all relevant factors, including the social and economic effects on employees, customers, suppliers and other constituents of Omnicare and on the communities in which Omnicare operates or is located. See "COMPARISON OF SHAREHOLDER RIGHTS."

TRANSFER AGENT

    Omnicare's transfer agent for the Omnicare Shares is Chase Mellon Shareholder Services, LLC, Ridgefield Park, New Jersey.

                        COMPARISON OF SHAREHOLDER RIGHTS

    Omnicare is incorporated under the laws of the State of Delaware. CompScript is incorporated under the laws of the State of Florida. The holders of CompScript Shares whose rights as shareholders are currently governed by Florida law, the CompScript Articles, and the CompScript Bylaws, will, upon the exchange of their shares pursuant to the Merger, become holders of Omnicare Shares, and their rights as such will be governed by Delaware law, the Omnicare Certificate and the Omnicare Bylaws. The material differences between the rights of holders of CompScript Shares and the rights of holders of Omnicare Shares, which result from differences in their governing corporate documents and differences in Delaware and Florida corporate law, are summarized below.

    The following summary is not intended to be complete and is qualified in its entirety by reference to the FBCA, the Delaware General Corporation Law (the "DGCL"), the CompScript Articles, the CompScript Bylaws, the Omnicare Certificate and the Omnicare Bylaws, as appropriate. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of the CompScript Articles, the CompScript Bylaws, the Omnicare Certificate and the Omnicare Bylaws are incorporated by reference herein and will be sent to holders of CompScript Shares upon request. See "INCORPORATION OF DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

AUTHORIZED CAPITAL

    The CompScript Articles provide for authorized stock consisting of 50,000,000 CompScript Shares, $.0001 par value and 1,000,000 shares of Preferred Stock, $.0001 par value.

    The Omnicare Certificate provides for authorized stock consisting of 200,000,000 Omnicare Shares, $1.00 par value, and 1,000,000 shares of Omnicare Preferred Stock, without par value.

ELECTION AND SIZE OF BOARD OF DIRECTORS

    The FBCA requires that a board of directors consist of one or more natural persons who are at least 18 years of age, with the precise number specified in or fixed by a corporation's articles of incorporation or bylaws. The FBCA permits staggered boards of directors of up to three separate classes if authorized in the articles of incorporation. Neither the CompScript Articles nor the CompScript Bylaws provide for a classified board of directors.

    The CompScript Bylaws fix the number of directors at not less than one nor more than ten directors. Currently, there are 5 directors. The CompScript Bylaws provide that the number of directors shall be fixed by resolution of the Board of Directors.

    Under Delaware law, directors, unless their terms are staggered, are elected at each annual shareholder meeting. Vacancies on the board of directors may be filled by the shareholders or directors, unless the certificate of incorporation or a bylaw provides otherwise. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the shareholders may provide for staggered terms for the directors. The certificate of incorporation or the bylaws also may allow the shareholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. Under Delaware law, shareholders do not have cumulative voting rights unless the certificate of incorporation so provides.

    The Omnicare Bylaws provide that directors are elected by a vote of a majority of the directors then in office (whether or not sufficient in number to constitute a quorum), or by a sole remaining director, or by a plurality of the votes cast at the meeting of shareholders held for that purpose.

    The Omnicare Bylaws provide for a non-staggered Board of Directors which shall consist of not less than 3 nor more than 30 directors, each serving one year terms. The exact number shall be fixed by resolution of the Board of Directors. The Omnicare Board is currently comprised of 15 directors each serving until the next annual meeting of shareholders and until their respective successors are elected or appointed. The Omnicare Bylaws provide that the size of the Omnicare Board may be increased by the vote of a majority of directors then in office, although less than a quorum, or by the affirmative vote of the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon.

REMOVAL OF DIRECTORS

    The FBCA entitles shareholders to remove directors either for cause or without cause, unless the articles of incorporation provide that removal may be for cause only. Directors elected by a particular voting group may only be removed by the shareholders of that voting group. The CompScript Articles provide that any director may be removed, with or without cause at a special shareholders meeting called for that purpose. No decrease in the number of directors shall shorten the term of any incumbent director.

    Under the DGCL, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed (with or without cause) with the approval of a majority of the outstanding shares entitled to vote. The Omnicare Certificate provides that a director may be removed without cause only by the holders of two-thirds of the shares then entitled to vote at the election of directors. The term "cause" means (a) negligence or misconduct in the director's performance if he did not act in good faith and in a manner which he reasonably believed to be in the best interests of Omnicare, or (b) the commission of an unlawful act which he had reasonable cause to believe was unlawful.

VACANCIES ON THE BOARD OF DIRECTORS

    The FBCA provides that, unless the articles provide otherwise, vacancies arising on the board of directors may be filled by a majority of the remaining directors, even if no quorum remains, or by the shareholders. When directors are divided into classes, vacancies may be filled by the shareholders or, if at least one director remains in the class, by the remaining directors of that class. Where a vacancy will be known to occur at some point in the future, it may be filled in advance, although the new director will not take office until the vacancy actually occurs. The CompScript Bylaws provide that any vacancies on the CompScript Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum, or filled by an election at an annual or special meeting of the shareholders called for that purpose. Directors elected to fill a vacancy are elected for the unexpired term of his predecessor in office, or until the next election of one or more directors by shareholders if the vacancy is caused by an increase in the number of directors.

    Under Delaware law, the board of directors of a corporation may fill any vacancy on the board, including vacancies resulting from an increase in the number of directors. The Omnicare Bylaws provide that any vacancy whether caused by resignation, removal, death or any other reason, and newly created directorships resulting from any increase in the authorized number of directors, may be filled either by a majority vote of the directors then remaining in office (whether or not sufficient in number to constitute a quorum), or by a sole remaining director, or by a plurality of the votes cast at the meeting of shareholders held for that purpose. In the event that one or more directors shall resign from the Omnicare Board, effective at a future date, a majority of the directors then in office, including those who have so resigned effective at a future date, shall have power to fill the vacancy or vacancies which will result when such resignation or resignations become effective, the vote thereon to take effect when such resignation or resignations become effective.

ACTION BY WRITTEN CONSENT

    The FBCA allows all of the directors to take action without a meeting through the use of a written consent unless provided otherwise in the articles of incorporation. Any action that could be taken by shareholders at a meeting may be taken without a meeting if a consent (or consents) in writing, setting forth the action so taken, is signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The CompScript Bylaws provide that action of shareholders may be taken without a meeting if signed written consents are obtained from a majority of shareholders entitled to vote on the issue.

    Delaware law provides that, unless limited by the certificate of incorporation, any action that could be taken by shareholders at a meeting may be taken without a meeting if a consent (or consents) in writing, setting forth the action so taken, is signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Omnicare Bylaws allow any action required or permitted to be taken at a meeting of shareholders to be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of record of shares having not less than the minimum voting power that would have been necessary to take such action at a meeting at which all common stock entitled to vote thereon were present and voted.

AMENDMENTS TO CHARTER

    Amendments to all sections of the CompScript Articles are governed by the FBCA, which generally requires approval by a majority of directors and by holders of a majority of the shares entitled to vote thereon.

    Under Delaware law, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation of a corporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. The Omnicare Certificate provides that the provisions of the Omnicare Certificate may be amended or repealed in the manner provided by law, except that the approval of two-thirds of each class entitled to vote thereon is required to amend or repeal the provisions of the Omnicare Certificate relating to (a) the power of the Omnicare Board to amend or repeal the Omnicare Bylaws, (b) business combinations with interested shareholders described in "Vote on Extraordinary Corporate Transactions; Business Combination Restrictions" below, (c) removal of directors without cause, (d) directors' liability, and (e) indemnification of directors, officers and employees.

AMENDMENTS TO BYLAWS

    Under the FBCA, bylaws may be amended by the directors or the shareholders unless the articles of incorporation expressly provide that only shareholders may do so. Bylaws adopted by the shareholders may provide that they may not be amended or repealed by the directors. The CompScript Bylaws may be repealed or amended and new bylaws may be adopted at any meeting of the board of directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting (provided notice of the proposed alteration, amendment or repeal is contained in the notice of the meeting), subject to repeal or change at any meeting of the shareholders at which a quorum is present, by the affirmative vote of holders of a majority of the shares present at such meeting (provided notice of the proposed alteration, amendment or repeal is contained in the notice of the meeting).

    The DGCL provides that a corporation's bylaws may be amended by that corporation's shareholders, or, if so provided in the corporation's certificate of incorporation, the power to amend the corporation's bylaws may also be conferred on the corporation's directors. The Omnicare Certificate permits the Omnicare Board to make, alter or repeal the Omnicare Bylaws. The Omnicare Bylaws permit the bylaws to be altered, amended or repealed and new bylaws to be made and adopted by action of a majority of the whole Omnicare Board or by the shareholders.

SPECIAL MEETINGS OF SHAREHOLDERS

    Under the FBCA, a special meeting of shareholders may be called by a corporation's board of directors or any other person authorized to do so in the articles of incorporation or bylaws. Special meetings may also be called on demand of at least 10% of all shares eligible to vote on the matter to be considered, although this percentage may be increased in the articles of incorporation to a maximum of 50%. Only business within the purpose of the special meeting notice may be conducted at such meeting. The CompScript Articles provide that special meetings may be called by the holders of at least 50% of the Voting Shares (as defined in the CompScript Articles) or by any other persons designated in CompScript's Bylaws.

    Delaware law provides that special meetings of the shareholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's certificate of incorporation or bylaws. The Omnicare Bylaws state that special shareholders' meetings may be called at any time by the Chairman, the President or the Secretary and must be called by the aforementioned upon the written request of the majority of the Omnicare Board or of the holders of record of a majority of the stock then entitled to vote for the election of directors.

INSPECTION OF DOCUMENTS

    Under the FBCA, a shareholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board and shareholder resolutions, certain written communications to shareholders, a list of the names and business addresses of the corporation's directors and officers, and the corporation's most recent annual report, during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation. In addition, a shareholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation and (a) the shareholder's demand is made in good faith and for a proper purpose, (b) the demand describes with particularity its purpose and the records to be inspected or copied and (c) the requested records are directly connected with such purpose. The FBCA also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding shareholder has, within two years preceding such demand, sold or offered for sale any list of shareholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of shareholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

    The DGCL allows any shareholder, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its shareholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person's interest as a shareholder.

DIVIDENDS

    The FBCA permits a corporation's board of directors to make distributions to its shareholders so long as the corporation is not left unable to pay its debts as they become due in the ordinary course of business, or the corporation is not left with total assets that are less than the sum of the corporation's total liabilities plus its obligations upon dissolution to satisfy preferred shareholders whose preferential rights are superior to those receiving the distribution. Under the FBCA, a corporation's redemption of its own capital stock is deemed to be a distribution.

    The CompScript Bylaws provide that the CompScript Board may from time to time declare and pay dividends on its outstanding shares in cash, property, or its own shares pursuant to law and subject to provisions of its certificate of incorporation.

    Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of "surplus" (defined as the excess, if any, of net assets (total assets less total liabilities) over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except that dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In accordance with the DGCL, "capital" is determined by the board of directors and shall not be less than the aggregate par value of the outstanding capital stock of the corporation having par value.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The FBCA permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The FBCA provides that a corporation may advance reasonable expenses of defense (upon receipt of an undertaking to reimburse the corporation if indemnification is ultimately determined not to be appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred. The FBCA also permits a corporation to purchase liability insurance for its directors, officers, employees and agents. The FBCA provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper. The CompScript Articles provide for indemnification for any present or former director or officer to the fullest extent permitted by the law.

    Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, costs and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (a) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or (b) in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him who successfully defends himself in a proceeding to which he was a party because he was a director, officer, employee or agent of the corporation. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. The Delaware law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of shareholders or disinterested directors, agreement or otherwise.

    The Omnicare Certificate provides for the indemnification of its directors to the fullest extent permitted by law.

LIMITATION OF LIABILITY

    The FBCA provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy unless the director breached or failed to perform his statutory duties as a director and such breach or failure (a) constitutes a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) constitutes a transaction from which the director derived an improper personal benefit, (c) results in an unlawful distribution, (d) in a derivative action or an action by a shareholder, constitutes conscious disregard for the best interests of the corporation or willful misconduct or (e) in a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

    Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for beach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (a) any breach of the director's duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) liability under Section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions, or (d) any transaction from which the director derived an improper personal benefit. The Omnicare Certificate provides that no director of Omnicare shall be liable to it or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL.

SHAREHOLDER SUITS

    Under the FBCA, a person may not bring a derivative action unless the person was a shareholder of the corporation at the time of the challenged transaction or unless the person acquired his shares by operation of law from a person who was a shareholder at such time.

    Under Delaware law, a shareholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. An individual shareholder may also commence a lawsuit on behalf of himself and other similarly situated shareholders when the requirements for maintaining a class action under Delaware law have been met.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS; BUSINESS COMBINATION RESTRICTIONS

    Under the FBCA, and subject to the exceptions indicated herein, the approval of a merger, plan of liquidation or sale of all or substantially all of a corporation's assets other than in the regular course of business requires the recommendation of the corporation's board of directors and an affirmative vote of holders of a majority of the corporation's outstanding shares.

    Section 607.0901 of the FBCA provides that the approval of the holder of two-thirds of the voting shares of a company, other than the shares beneficially owned by an Interested Shareholder (as defined below), would be required to effectuate certain transactions, including without limitation a merger, consolidation, certain sales of assets, certain sales of shares, liquidation or dissolution of the corporation, and reclassification of securities involving a corporation and an Interested Shareholder (an "Affiliated

Transaction"). An "Interested Shareholder" is defined as the beneficial owner of more than 10% of the voting shares outstanding. The foregoing special voting requirement is in addition to the vote required by any other provision of the FBCA or any other provisions of CompScript's Articles.

    The special voting requirement does not apply in any of the following circumstances: (a) the Affiliated Transaction is approved by a majority of the corporation's disinterested directors, (b) the Interested Shareholder has owned at least 80% of the corporation's voting stock for five years, (c) the Interested Shareholder owns more than 90% of the corporation's voting shares,
(d) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement of the event, (e) the corporation is an investment company registered under the Investment Company Act of 1940, (f) all of the following conditions are met: (i) the cash and fair value of other consideration to be paid per share to all holders of voting shares equals the highest per share price paid by the Interested Shareholder,
(ii) the consideration to be paid in the Affiliated Transaction is in the same form as previously paid by the Interested Shareholder (or certain alternative benchmarks if higher), (iii) during the portion of the three years proceeding the announcement date that the Interested Shareholder has been an Interested Shareholder, except as approved by a majority of the disinterested directors, there shall have been no default in payment of any full periodic dividends, no decrease in common stock dividends, no increase in the voting shares owned by the Interested Shareholder, (iv) during such three year period no benefit to the Interested Shareholder in the form of loans, guaranties or other financial assistance or tax advantages provided by the corporation, and (v) unless approved by a majority of the disinterested directors, a proxy shall have been mailed to holders of voting shares at least 25 days prior to the consummation of the Affiliated Transaction. Because the CompScript Board unanimously approved the Merger Agreement, the Stock Option Agreement, the Voting Agreement and the Merger, this provision will not be applicable thereto.

    The DGCL generally provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of the DGCL relating to business combinations indicated herein are applicable, a sale or other disposition of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors plus the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

    In general, Section 203 of the DGCL prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987) from engaging in a Business Combination with a Delaware corporation for three years following the date such person became an Interested Stockholder. The term "Business Combination" includes mergers or consolidations with an Interested Stockholder and certain other transactions with an Interested Stockholder, including, without limitation: (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (except proportionately as a shareholder of such corporation) to or with the Interested Stockholder of assets (except proportionately as a shareholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation or of certain subsidiaries thereof determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (b) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the Interested Stockholder, except pursuant to certain transfers in a conversion or exchange or pro rata distribution to all shareholders of the corporation or certain other transactions, none of which increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock, (c) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into stock of the corporation or any subsidiary which is owned by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused directly or indirectly by the Interested Stockholder), or (d) any receipt by the Interested Stockholder of the benefit (except proportionately as a shareholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

    The three-year moratorium may be avoided if (a) before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder, or (b) upon consummation of the transaction which resulted in the shareholder becoming an Interested Stockholder, the shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (c) on or following the date on which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of shareholders (not by written consent) by the affirmative vote of the shareholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

    The Business Combination restrictions described above do not apply if, among other things: (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute, (b) the corporation by action by the holders of a majority of the voting stock of the corporation approves an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute (effective twelve
(12) months after the amendment's adoption), which amendment shall not be applicable to any business combination with a person who was an Interested Stockholder at or prior to the time of the amendment, or (c) the corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on Nasdaq or a similar quotation system, or (iii) held of record by more than 2,000 shareholders. The statute also does not apply to certain Business Combinations with an Interested Stockholder when such combination is proposed after the public announcement of, and before the consummation or abandonment of, a merger or consolidation, a sale of 50% or more of the aggregate market value of the assets of the corporation on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or a tender offer for 50% or more of the outstanding voting shares of the corporation, if the triggering transaction is with or by a person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with Board of Director approval, and if the transaction is approved or not opposed by a majority of the current directors who were also directors prior to any person becoming an Interested Stockholder during the previous three years.

    Pursuant to the Omnicare Certificate, a merger or consolidation of Omnicare with, a disposition of a substantial part of Omnicare's assets to or with, the transfer of Omnicare securities in exchange for assets or securities with a fair market value of $5 million or more to, or the transfer of Omnicare securities for cash to, a person or entity beneficially owning 10% or more of the outstanding shares of Omnicare capital stock entitled to vote in the election of directors, requires the approval of the holders of a majority of the outstanding shares of Omnicare capital stock not beneficially owned by such person or entity. No such approval is required for a transaction: (a) with another corporation of which Omnicare is the majority shareholder, (b) with another person or entity, if the Omnicare Board approved a memorandum of understanding with such person or entity before such person or entity became a 10% shareholder of Omnicare, or (c) approved unanimously by the Omnicare Board prior to the consummation thereof.

                              RECENT DEVELOPMENTS

    On March 30, 1998 Omnicare and IBAH, Inc., a Delaware corporation ("IBAH") entered in an Agreement and Plan of Merger (the "IBAH Merger Agreement"). The IBAH Merger Agreement provides for a stock-for-stock merger (the "IBAH Merger"), whereby each outstanding share of IBAH common stock is converted into the right to receive a number (the "IBAH Conversion Number") of Omnicare Shares as set forth below, plus cash in lieu of receipt of fractional Omnicare Shares:

    (1) If the Omnicare Value (as defined below) is greater than $43.83, then the IBAH Conversion Number is equal to $6.50 divided by the Omnicare Value;

    (2) If the Omnicare Value is greater than $38.77 and less than or equal to $43.83, then the IBAH Conversion Number is equal to 0.1483;

    (3) If the Omnicare Value is greater than $34.85 and less than or equal to $38.77, then the IBAH Conversion Number is equal to $5.75 divided by the Omnicare Value;

    (4) If the Omnicare Value is greater than or equal to $30.30 and less than or equal to $34.85, then the IBAH Conversion Number is equal to 0.1650;

    (5) If the Omnicare Value is less than $30.30, then, subject to certain conditions, the IBAH Conversion Number is equal to $5.00 divided by the Omnicare Value.

    If the Omnicare Value is less than $30.30, then Omnicare shall have the right to adjust the IBAH Conversion Number to 0.1650; provided, however, that, in such event, IBAH shall have the right to elect to abandon the IBAH Merger.

    "Omnicare Value" means the average of the closing prices of Omnicare Shares on the New York Stock Exchange, as reported in the Wall Street Journal, for the 15 trading days immediately preceding the second trading day preceding the closing date of the IBAH Merger.

    In the IBAH Merger, each outstanding IBAH preferred share shall be converted into the right to receive a number of Omnicare Shares equal to three times the IBAH Conversion Number, subject to certain exceptions.

    IBAH has represented to Omnicare that as of March 30, 1998, its issued and outstanding stock consisted of 23,544,312 shares of common stock and 749,665 shares of preferred stock. Each share of preferred stock is convertible into three common shares. As of such date, warrants to purchase 2,610,280 shares of common stock and options to purchase 4,289,859 common stock were outstanding.

    The transaction is structured as a pooling-of-interests and a reorganization. IBAH is a worldwide leader in providing comprehensive product development services to client companies in the pharmaceutical, biotechnology, medical device and diagnostics industries. As the fifth largest contract research organization, IBAH offers services for all stages of drug development, helping client companies to accelerate products from discovery through development and commercialization more rapidly and cost-effectively. Reports, proxy statements and other information filed by IBAH can be inspected at the Commission and at the Nasdaq National Market. See "AVAILABLE INFORMATION."

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma combined financial information combines the historical consolidated statements of income of (i) Omnicare and CompScript after giving effect to the Merger, as if the Merger had occurred on January 1, 1995, and the historical balance sheet of Omnicare and CompScript as if the Merger had occurred on March 31, 1998, in each case using the pooling-of-interests method of accounting; and (ii) Omnicare, CompScript and IBAH after giving effect to the Merger and assuming the consummation of the IBAH Merger, also based on the pooling-of-interests method of accounting. There can be no assurances that the IBAH Merger will be consummated. The information shown below should be read in conjunction with the historical financial statements of Omnicare, CompScript and IBAH. See "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE" and "CompScript, Inc. and Subsidiaries Index to Consolidated Financial Statements." See "RECENT DEVELOPMENTS" for information concerning IBAH and the IBAH Merger.

    The pro forma amounts below are presented for informational purposes only and are not necessarily indicative of the results of operations of the combined company that would have actually occurred had the Merger and the IBAH Merger been consummated as of January 1, 1995 or of the financial condition of the combined company had the Merger and the IBAH Merger been consummated as of March 31, 1998 or of the future results of operations or financial condition of the combined company. The pro forma information does not reflect any synergies anticipated as a result of (i) the Merger, in particular improvements in gross margins attributable to Omnicare's purchasing leverage associated with purchases of pharmaceuticals and other products and (ii) the Merger and the IBAH Merger, and in particular the elimination of costs associated with CompScript's and IBAH's status as public companies and other administrative savings. In addition,
(a) the pro forma income statement information does not reflect investment banking, legal and miscellaneous transaction costs related to the Merger and the IBAH Merger and (b) the pro-forma income statement and balance sheet information does not reflect costs associated with the combining of the companies, which costs Omnicare and CompScript cannot presently estimate. See "RISK FACTORS."

                      UNAUDITED PRO-FORMA INCOME STATEMENT
                          QUARTER ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       COMBINED                                 COMBINED
                                                         COMPSCRIPT    OMNICARE                     IBAH        OMNICARE,
                              OMNICARE,    COMPSCRIPT,    PRO-FORMA       AND       IBAH, AS      PRO-FORMA    COMPSCRIPT
                             AS REPORTED   AS REPORTED   ADJUSTMENTS  COMPSCRIPT    REPORTED     ADJUSTMENTS    AND IBAH
                             -----------  -------------  -----------  -----------  -----------  -------------  -----------
Sales and service
  revenues.................   $ 299,752     $  13,849        --        $ 313,601    $  26,657                   $ 340,258
Cost of sales and
  services.................     212,734         8,033     $   2,909(a)    223,676      15,260                     238,936
                             -----------  -------------  -----------  -----------  -----------                 -----------
Gross profit...............      87,018         5,816        (2,909)      89,925       11,397                     101,322
Selling, general and
  administrative
  expenses.................      51,347         5,176        (2,909)(a)     53,614      9,922                      63,536
Acquisition expenses,
  pooling-of-interests.....         491        --            --              491       --                             491
                             -----------  -------------  -----------  -----------  -----------                 -----------
Operating income...........      35,180           640        --           35,820        1,475                      37,295
Investment income..........       1,444             2        --            1,446       --                           1,446
Interest expense...........      (4,534)         (166)       --           (4,700)         (71)                     (4,771)
                             -----------  -------------  -----------  -----------  -----------                 -----------
Income before income
  taxes....................      32,090           476        --           32,566        1,404                      33,970
Income taxes...............      12,741           178        --           12,919          645                      13,564
                             -----------  -------------  -----------  -----------  -----------                 -----------
Income from continuing
  operations...............   $  19,349     $     298     $  --        $  19,647    $     759                   $  20,406
                             -----------  -------------  -----------  -----------  -----------                 -----------
Earnings per share from
  continuing operations:
  Basic....................   $     .23                                $     .23                                $     .23
                             -----------                              -----------                              -----------
  Diluted..................   $     .23                                $     .23                                $     .23
                             -----------                              -----------                              -----------
Weighted average number of
  common shares
  outstanding:
  Basic....................      82,439                       1,788(b)     84,227                     3,806(c)     88,033
                             -----------                 -----------  -----------                    ------    -----------
  Diluted..................      82,695                       1,788(b)     84,483                     4,512(c)     88,995
                             -----------                 -----------  -----------                    ------    -----------

------------------------

(a) Represents reclassification to conform CompScript's cost of sales to Omnicare's accounting policies.

(b) Represents the CompScript weighted average shares outstanding for the period adjusted for the implied Conversion Ratio of 0.1271, assuming an Omnicare Average Market Price of $35.4125.

(c) Represents the IBAH weighted average shares outstanding for the period adjusted for the implied IBAH Conversion Ratio of 0.1618, assuming an Omnicare Average Market Price of $35.5333.

                      UNAUDITED PRO-FORMA INCOME STATEMENT
                          QUARTER ENDED MARCH 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         COMBINED                                 COMBINED
                                                          COMPSCRIPT     OMNICARE                     IBAH        OMNICARE,
                              OMNICARE,    COMPSCRIPT,     PRO-FORMA        AND       IBAH, AS      PRO-FORMA    COMPSCRIPT
                             AS REPORTED   AS REPORTED    ADJUSTMENTS   COMPSCRIPT    REPORTED     ADJUSTMENTS    AND IBAH
                             -----------  -------------  -------------  -----------  -----------  -------------  -----------
Sales and service
  revenues.................   $ 181,608     $  11,499         --         $ 193,107    $  19,317                   $ 212,424
Cost of sales and
  services.................     128,903         6,795      $   2,771(a)    138,469       10,659                     149,128
                             -----------  -------------  -------------  -----------  -----------                 -----------
Gross profit...............      52,705         4,704         (2,771)       54,638        8,658                      63,296
Selling, general and
  administrative
  expenses.................      30,570         4,818         (2,771)(a)     32,617       8,129                      40,746
Acquisition expenses,
  pooling-of-interests.....         978           613         --             1,591       --                           1,591
                             -----------  -------------  -------------  -----------  -----------                 -----------
Operating income...........      21,157          (727)        --            20,430          529                      20,959
Investment income..........       1,802            11         --             1,813          152                       1,965
Interest expense...........        (290)         (100)        --              (390)      --                            (390)
Other expense..............      --              (800)        --              (800)      --                            (800)
                             -----------  -------------  -------------  -----------  -----------                 -----------
Income before income
  taxes....................      22,669        (1,616)        --            21,053          681                      21,734
Income taxes...............       9,226        --             --             9,226          236                       9,462
                             -----------  -------------  -------------  -----------  -----------                 -----------
Income/(loss) from
  continuing operations....   $  13,443     $  (1,616)     $  --         $  11,827    $     445                   $  12,272
                             -----------  -------------  -------------  -----------  -----------                 -----------
Earnings per share from
  continuing operations:
  Basic....................   $     .17                                  $     .15                                $     .15
                             -----------                                -----------                              -----------
  Diluted..................   $     .17                                  $     .15                                $     .15
                             -----------                                -----------                              -----------
Weighted average number of
  common shares
  outstanding:
  Basic....................      78,065                        1,724(b)     79,789                      3,633(c)     83,422
                             -----------                 -------------  -----------                    ------    -----------
  Diluted..................      78,218                        1,724(b)     79,942                      4,617(c)     84,559
                             -----------                 -------------  -----------                    ------    -----------

------------------------

(a) Represents reclassification to conform CompScript's cost of sales to Omnicare's accounting policies.

(b) Represents the CompScript weighted average shares outstanding for the period adjusted for the implied Conversion Ratio of 0.1271, assuming an Omnicare Average Market Price of $35.4125.

(c) Represents the IBAH weighted average shares outstanding for the period adjusted for the implied IBAH Conversion Ratio of 0.1618, assuming an Omnicare Average Market Price of $35.5333.

                      UNAUDITED PRO-FORMA INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       COMBINED                                   COMBINED
                                                         COMPSCRIPT    OMNICARE                      IBAH         OMNICARE,
                              OMNICARE,    COMPSCRIPT,    PRO-FORMA       AND       IBAH, AS       PRO-FORMA     COMPSCRIPT
                             AS REPORTED   AS REPORTED   ADJUSTMENTS  COMPSCRIPT    REPORTED      ADJUSTMENTS     AND IBAH
                             -----------  -------------  -----------  -----------  -----------  ---------------  -----------
Sales and service
  revenues.................   $ 895,702     $  50,631        --        $ 946,333    $  88,051                     $1,034,384
Cost of sales and
  services.................     636,577        29,944     $  11,296(a)    677,817      48,106                       725,923
                             -----------  -------------  -----------  -----------  -----------                   -----------
Gross profit...............     259,125        20,687       (11,296)     268,516       39,945                       308,461
Selling, general and
  administrative
  expenses.................     152,061        21,265       (11,296)(a)    162,030     37,020                       199,050
Acquisition expenses,
  pooling-of-interests.....       3,456           689        --            4,145          176                         4,321
Nonrecurring expenses......       6,313        --            --            6,313        1,208                         7,521
                             -----------  -------------  -----------  -----------  -----------                   -----------
Operating income...........      97,295        (1,267)       --           96,028        1,541                        97,569
Investment income..........       5,059            45        --            5,104          616                         5,720
Interest expense...........      (5,564)         (575)       --           (6,139)        (417)                       (6,556)
Other expense..............      --              (800)       --             (800)      --                              (800)
                             -----------  -------------  -----------  -----------  -----------                   -----------
Income before income
  taxes....................      96,790        (2,597)       --           94,193        1,740                        95,933
Income taxes...............      41,085          (240)       --           40,845          983                        41,828
                             -----------  -------------  -----------  -----------  -----------                   -----------
Income/(loss) from
  continuing operations....   $  55,705     $  (2,357)    $  --        $  53,348    $     757                     $  54,105
                             -----------  -------------  -----------  -----------  -----------                   -----------
Earnings per share from
  continuing operations:
  Basic....................   $     .70                                $     .65                                  $     .63
                             -----------                              -----------                                -----------
  Diluted..................   $     .69                                $     .65                                  $     .62
                             -----------                              -----------                                -----------
Weighted average number of
  common shares
  outstanding:
  Basic....................      80,144                       1,755(b)     81,899                      3,714(c)      85,613
                             -----------                 -----------  -----------                      -----     -----------
  Diluted..................      80,303                       1,755(b)     82,058                      4,563(c)      86,621
                             -----------                 -----------  -----------                      -----     -----------

------------------------

(a) Represents reclassification to conform CompScript's cost of sales to Omnicare's accounting policies.

(b) Represents the CompScript weighted average shares outstanding for the year adjusted for the implied Conversion Ratio of 0.1271, assuming an Omnicare Average Market Price of $35.4125.

(c) Represents the IBAH weighted average shares outstanding for the year adjusted for the implied IBAH Conversion Ratio of 0.1618, assuming an Omnicare Average Market Price of $35.5333.

                      UNAUDITED PRO-FORMA INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     COMBINED                                   COMBINED
                                                      COMPSCRIPT     OMNICARE                     IBAH          OMNICARE,
                          OMNICARE,    COMPSCRIPT,     PRO-FORMA        AND       IBAH, AS      PRO-FORMA      COMPSCRIPT
                         AS REPORTED   AS REPORTED    ADJUSTMENTS   COMPSCRIPT    REPORTED     ADJUSTMENTS      AND IBAH
                         -----------  -------------  -------------  -----------  -----------  -------------  ---------------
Sales and service
  revenues.............   $ 536,604     $  42,716         --         $ 579,320    $  62,120                     $ 641,440
Cost of sales and
  services.............     381,768        25,691      $   9,996(a)    417,455       30,786                       448,241
                         -----------  -------------  -------------  -----------  -----------                 ---------------
Gross profit...........     154,836        17,025         (9,996)      161,865       31,334                       193,199
Selling, general and
  administrative
  expenses.............      89,636        17,086         (9,996)(a)     96,726      29,870                       126,596
Acquisition expenses,
pooling-of-interests...         690           934         --             1,624       --                             1,624
Nonrecurring
  expenses.............      --            --             --            --              510                           510
                         -----------  -------------  -------------  -----------  -----------                 ---------------
Operating income.......      64,510          (995)        --            63,515          954                        64,469
Investment income......      11,285            58         --            11,343          796                        12,139
Interest expense.......      (3,652)         (359)        --            (4,011)        (321)                       (4,332)
                         -----------  -------------  -------------  -----------  -----------                 ---------------
Income before income
  taxes................      72,143        (1,296)        --            70,847        1,429                        72,276
Income taxes...........      28,693          (140)        --            28,553           60                        28,613
                         -----------  -------------  -------------  -----------  -----------                 ---------------
Income/(loss) from
  continuing
  operations...........   $  43,450     $  (1,156)     $  --         $  42,294    $   1,369                     $  43,663
                         -----------  -------------  -------------  -----------  -----------                 ---------------
Earnings per share from
  continuing
  operations:
  Basic................   $     .67                                  $     .63                                  $     .63
                         -----------                                -----------                              ---------------
Diluted................   $     .61                                  $     .58                                  $     .57
                         -----------                                -----------                              ---------------
Weighted average number
  of common shares
  outstanding:
  Basic................      65,298                        1,584(b)     66,882                      2,936(c)       69,818
                         -----------                 -------------  -----------                    ------    ---------------
  Diluted..............      75,322                        1,640(b)     76,962                      4,046(c)       81,008
                         -----------                 -------------  -----------                    ------    ---------------

------------------------

(a) Represents reclassification to conform CompScript's cost of sales to Omnicare's accounting policies.

(b) Represents the CompScript weighted average shares outstanding for the year adjusted for the implied Conversion Ratio of 0.1271, assuming an Omnicare Average Market Price of $35.4125.

(c) Represents the IBAH weighted average shares outstanding for the year adjusted for the implied IBAH Conversion Ratio of 0.1618, assuming an Omnicare Average Market Price of $35.5333.

                      UNAUDITED PRO-FORMA INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              COMBINED                                   COMBINED
                                                               COMPSCRIPT     OMNICARE                      IBAH         OMNICARE,
                                   OMNICARE,    COMPSCRIPT,     PRO-FORMA        AND       IBAH, AS       PRO-FORMA     COMPSCRIPT
                                  AS REPORTED   AS REPORTED    ADJUSTMENTS   COMPSCRIPT    REPORTED      ADJSUTMENTS     AND IBAH
                                  -----------  -------------  -------------  -----------  -----------  ---------------  -----------
Sales and service revenues......   $ 399,636     $  34,857                    $ 434,493    $  42,866                     $ 477,359
Cost of sales and services......     287,715        19,960      $   8,157(a)    315,832       23,847                       339,679
                                  -----------  -------------  -------------  -----------  -----------                   -----------
Gross profit....................     111,921        14,897         (8,157)      118,661       19,019                       137,680
Selling, general and
  administrative expenses.......      66,970        14,633         (8,157)(a)     73,446      21,921                        95,367
Acquisition expenses,
  pooling-of-interests..........       1,292        --             --             1,292       --                             1,292
Nonrecurring expenses...........      --             4,000         --             4,000       --                             4,000
                                  -----------  -------------  -------------  -----------  -----------                   -----------
Operating income................      43,659        (3,736)        --            39,923       (2,902)                       37,021
Investment income...............       3,475            75         --             3,550          234                         3,784
Interest expense................      (5,954)         (313)        --            (6,267)        (345)                       (6,612)
                                  -----------  -------------  -------------  -----------  -----------                   -----------
Income before income taxes......      41,180        (3,974)        --            37,206       (3,013)                       34,193
Income taxes....................      16,420           252         --            16,672       --                            16,672
                                  -----------  -------------  -------------  -----------  -----------                   -----------
Income/(loss) from continuing
  operations....................      24,760        (4,226)        --            20,534       (3,013)                       17,521
Deemed dividend on preferred
  stock.........................      --            --             --            --           (2,712)                       (2,712)
                                  -----------  -------------  -------------  -----------  -----------                   -----------
Income/(loss) from continuing
  operations available to common
  stockholders..................   $  24,760     $  (4,226)     $  --         $  20,534    $  (5,725)                    $  14,809
                                  -----------  -------------  -------------  -----------  -----------                   -----------
Earnings per share from
  continuing operations
  available to common
  stockholders:
  Basic.........................   $     .47                                  $     .38                                  $     .26
                                  -----------                                -----------                                -----------
  Diluted.......................   $     .43                                  $     .36                                  $     .26
                                  -----------                                -----------                                -----------
Weighted average number of
  common shares outstanding:
  Basic.........................      52,396                        1,454(b)     53,850                       2,310(c)      56,160
                                  -----------                 -------------  -----------                      -----     -----------
  Diluted.......................      65,074                        1,454(b)     66,528                       2,816(c)      69,344
                                  -----------                 -------------  -----------                      -----     -----------

------------------------

(a) Represents reclassification to conform CompScript's cost of sales to Omnicare's accounting policies.

(b) Represents the CompScript weighted average shares outstanding for the year adjusted for the implied Conversion Ratio of 0.1271, assuming an Omnicare Average Market Price of $35.4125.

(c) Represents the IBAH weighted average shares outstanding for the year adjusted for the implied IBAH Conversion Ratio of 0.1618, assuming an Omnicare Average Market Price of $35.5333.

                       UNAUDITED PRO-FORMA BALANCE SHEET
                                 MARCH 31, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                     COMBINED                                   COMBINED
                                                      COMPSCRIPT     OMNICARE                     IBAH          OMNICARE,
                          OMNICARE,    COMPSCRIPT,     PRO-FORMA        AND       IBAH, AS      PRO-FORMA      COMPSCRIPT
                         AS REPORTED   AS REPORTED    ADJUSTMENTS   COMPSCRIPT    REPORTED     ADJUSTMENTS      AND IBAH
                         -----------  -------------  -------------  -----------  -----------  -------------  ---------------
ASSETS
Current Assets:
  Cash and cash
    equivalents........   $ 119,882     $   1,213         --         $ 121,095    $  10,010        --          $   131,105
  Short-term
    investments........      --            --             --            --            2,102        --                2,102
  Accounts receivable,
    less allowances....     238,659        10,169         --           248,828       33,352        --              282,180
  Inventories..........      98,018         3,298         --           101,316       --            --              101,316
  Deferred income tax
    benefits...........      15,267           260         --            15,527       --            --               15,527
  Other current
    assets.............      18,935         1,680         --            20,615        1,956        --               22,571
                         -----------  -------------       ------    -----------  -----------  -------------  ---------------
    Total current
      assets...........     490,761        16,620         --           507,381       47,420        --              554,801
Properties & equipment,
  at cost less
  accumulated
  depreciation.........      86,885         3,823         --            90,708       14,226        --              104,934
Goodwill, less
  accumulated
  amortization.........     720,270            92         --           720,362       33,140        --              753,502
Other assets...........      40,318           332         --            40,650        1,177        --               41,827
                         -----------  -------------       ------    -----------  -----------  -------------  ---------------
Total assets...........   $1,338,234    $  20,867         --         $1,359,101   $  95,963        --          $ 1,455,064
                         -----------  -------------       ------    -----------  -----------  -------------  ---------------
LIABILITIES &
  STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable.....   $  60,432     $   5,694         --         $  66,126    $   2,389        --          $    68,515
  Amounts payable
    pursuant to
    acquisition
    agreements.........       6,000        --             --             6,000       --            --                6,000
  Current portion of
    long-term debt.....       2,810         7,451         --            10,261        2,964        --               13,225
  Income taxes
    payable............       8,676        --             --             8,676       --            --                8,676
  Accrued employee
    compensation.......      19,974           349         --            20,323       --            --               20,323
  Deferred revenue.....      --            --             --            --           17,060        --               17,060
  Other current
    liabilities........      39,503           185          4,934(c)     44,622       16,513         5,223(c)        66,358
                         -----------  -------------       ------    -----------  -----------  -------------  ---------------
Total current
  liabilities..........     137,395        13,679          4,934       156,008       38,926         5,223          200,157
                         -----------  -------------       ------    -----------  -----------  -------------  ---------------
Long-term debt.........     350,468           718         --           351,186        5,242        --              356,428
Deferred income
  taxes................       9,168           215         --             9,383       --            --                9,383
Amounts payable
  pursuant to
  acquisition
  agreements...........      10,769        --             --            10,769       --            --               10,769
Other noncurrent
  liabilities..........      19,096           223         --            19,319          514        --               19,833
                         -----------  -------------       ------    -----------  -----------  -------------  ---------------
Total liabilities......     526,896        14,835          4,934       546,665       44,682         5,223          596,570

                       UNAUDITED PRO-FORMA BALANCE SHEET
                                 MARCH 31, 1998
          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) (CONTINUED)

                                                                     COMBINED                                   COMBINED
                                                      COMPSCRIPT     OMNICARE                     IBAH          OMNICARE,
                          OMNICARE,    COMPSCRIPT,     PRO-FORMA        AND       IBAH, AS      PRO-FORMA      COMPSCRIPT
                         AS REPORTED   AS REPORTED    ADJUSTMENTS   COMPSCRIPT    REPORTED     ADJUSTMENTS      AND IBAH
                         -----------  -------------  -------------  -----------  -----------  -------------  ---------------
Stockholders' equity:
Preferred stock........      --            --             --            --                7            (7)(b)       --
Common stock...........      82,919             1          1,787(a)     84,707          235         3,939(b)        88,881
Paid-in-capital........     542,045        12,364         (1,787)(a)    552,622      76,368        (3,932)(b)       625,058
Retained earnings
  (deficit)............     202,432        (6,333)        (4,934)(c)    191,165     (25,302)       (5,223)(c)       160,640
Treasury stock, at
  cost.................      (1,223)       --             --            (1,223)      --            --               (1,223)
Deferred compensation..     (14,421)       --             --           (14,421)      --            --              (14,421)
Unallocated stock of
  ESOP.................        (414)       --             --              (414)      --            --                 (414)
Cumulative translation
  adjustment...........      --            --             --            --              (27)       --                  (27)
                         -----------  -------------       ------    -----------  -----------  -------------  ---------------
    Total stockholders'
      equity...........     811,338         6,032         (4,934)      812,436       51,281        (5,223)         858,494
                         -----------  -------------       ------    -----------  -----------  -------------  ---------------
Contingencies
    Total liabilities
      and stockholders'
      equity...........   $1,338,234    $  20,867         --         $1,359,101   $  95,963        --          $ 1,455,064
                         -----------  -------------       ------    -----------  -----------  -------------  ---------------

------------------------

(a) Represents the actual CompScript shares outstanding at March 31, 1998 adjusted for the implied Conversion Ratio of 0.1271, assuming an Omnicare Average Market Price of $35.4125 and the elimination of the CompScript common stock.

(b) Represents the actual IBAH shares outstanding at March 31, 1998 adjusted for the implied IBAH Conversion Ratio of 0.1618, assuming an Omnicare Average Market Price of $35.5333 and the elimination of the IBAH common and preferred stock.

(c) To record accrued liabilities associated with the Mergers relating to the estimated merger and transaction costs. The pro-forma information does not reflect other cost associated with combining of the companies, which Omnicare, CompScript and IBAH cannot currently estimate.

                             BUSINESS OF COMPSCRIPT

COMPANY OVERVIEW

    CompScript is a comprehensive provider of pharmacy management services equipped to both lower costs and improve the quality of care to its customers. CompScript offers a broad range of pharmacy, infusion therapy, consulting services and mail order to managed care networks and their patients, long-term and subacute care facilities and home health patients. CompScript's proprietary pharmacy management capabilities combine sophisticated clinical tools with the latest technologies in databases and drug profiles.

    Since May 1996, CompScript has consummated four acquisitions of institutional pharmacy providers located in Mobile, Alabama (May 1996), Miami, Florida (January 1997), Metarie, Louisiana (February 1997) and Mentor, Ohio (March 1997), and one acquisition of a mail service dispensing pharmacy with its principal operations in Cleveland, Ohio (August 1996).

    CompScript presently operates 7 institutional pharmacies that serve long-term and subacute facilities in Florida, Alabama, Mississippi, Louisiana and Ohio and one retail pharmacy in Ohio.

    During late 1995, representatives of Capital Brands, Inc. ("Capital"), were introduced to the management of AldenCare, Inc. (now known as CompScript-Boca, Inc. ("CompScript-Boca")), to discuss their respective needs. At the time, Capital's business operations consisted of its direct ownership of equity investments and its indirect ownership and operation of various fast food operations located in Poland. These investments and operations had historically generated losses for Capital. CompScript-Boca was seeking to expand its operations, and believed that such expansion would be most effective through a public company that could provide not only operating capital, but the opportunity to grow through acquisitions and the existence of a liquid market for its securities.

    In furtherance of the desires of Capital and CompScript-Boca, the principal shareholders and directors of both parties met to discuss a possible business combination. Among the matters discussed were: (i) consummation of a tax free reorganization under the Internal Revenue Code and the rules and regulations thereunder, (ii) compliance with applicable securities laws for a private offering by Capital; (iii) concluding the business combination as expeditiously as was practicable in light of Capital's continuing losses and CompScript-Boca's need for expansion; (iv) providing the surviving entity to the business combination with operating capital; and (v) the prospects for future profitability of the surviving entity. These discussions led to the execution of a letter of intent on January 2, 1996, followed by the execution of a definitive agreement on February 29, 1996 (the "Definitive Agreement").

    The transactions contemplated by the Definitive Agreement (the "Acquisition") were consummated on April 26, 1996, by the issuance of shares of Capital's common stock (amounting to approximately 80% of its issued and outstanding common stock) to approximately 41 shareholders of CompScript-Boca (who owned approximately 93% of CompScript-Boca's outstanding common stock). The CompScript-Boca shareholders who were parties to the Acquisition were selected based upon (i) their ownership of a sufficient percentage of CompScript-Boca so that the Acquisition could be consummated as a tax-free exchange, and (ii) their status as "accredited investors" (within the meaning of Rule 501 under the Act) so that the Acquisition could be accomplished within the time frames established by the parties. In anticipation of consummating the Acquisition, Capital divested itself of its interests in International Fast Foods Corporation, Family Chicken, Inc. and International Hotel Corporation. The Acquisition has been accounted for as a "reverse acquisition", and the Company recorded, at the time of the Acquisition, a minority interest in CompScript-Boca of $222,628, representing approximately 7% of the net assets of CompScript-Boca on the date of the Acquisition.

    Effective December 31, 1997, CompScript cancelled its contracts to provide pharmacy benefit management ("PBM") services due to lack of profitability and cash flow constraints.

PRODUCTS AND SERVICES

    INSTITUTIONAL PHARMACY. CompScript purchases, repackages and dispenses prescription and non-prescription medication in accordance with physician orders and delivers such prescriptions at least daily to the nursing facilities for administration to individual patients by the facility's nursing staff. CompScript typically services nursing homes within a 150-mile radius of its pharmacy locations. CompScript maintains a 24-hour, on-call pharmacist service 365 days per year for emergency dispensing and delivery or for consultation with the facility's staff or attending physician.

    Compscript has received accreditation under the Joint Commission on Accreditation of Health Care Organizations ("JCAHO") in connection with CompScript's long-term care institutional pharmacy services. This accreditation was received in October 1996 for CompScript's Boca Raton facility, in October 1997 for its Ohio facility, and in January 1998 for its Miami facility. CompScript intends to attain such accreditation for its other institutional pharmacy locations. CompScript believes this accreditation distinguishes CompScript from many of its competitors.

    Upon receipt of a prescription, the relevant patient information is entered into CompScript's computerized proprietary dispensing and billing systems. At that time, the dispensing system will check the prescription for any potentially adverse drug interactions or patient sensitivity. When required and/or specifically requested by the physician or patient, branded drugs are dispensed; generic drugs are substituted in accordance with applicable state and federal laws and as requested by the physician or patient. CompScript also provides therapeutic interchange, with physician approval, in accordance with pharmaceutical care guidelines.

    CompScript provides a "modified unit-dose" distribution system. Most of its prescriptions are filled utilizing specialized unit-of-use packaging and delivery systems. Maintenance medications are typically provided in 30-day supplies utilizing either a box unit-dose system or unit-dose punch card system. The unit doses system, preferred over the bulk delivery systems employed by retail pharmacies, improves control over drugs in the nursing facility and improves patient compliance with drug therapy by increasing the accuracy and timeliness of drug administration.

    Integral to CompScript's drug distribution system is its proprietary computerized medical records and documentation system. CompScript provides to the facility computerized medication administration records and physician's order sheets and treatment records for each patient. Data extracted from these computerized records are also formulated into monthly management reports on patient care and quality assurance. The computerized documentation system in combination with the modified unit-dose drug delivery system results in greater efficiency in nursing time, improved control, reduced drug waste in the facility and lower error rates in both dispensing and administration. These benefits improve drug efficacy and result in fewer drug-related failures and hospitalizations.

    CONSULTANT PHARMACIST SERVICES. Federal and state regulations mandate that nursing facilities, in addition to providing a source of pharmaceuticals, retain consultant pharmacist services to monitor and report on prescription drug therapy in order to maintain and improve the quality of patient care. The Omnibus Budget Reconciliation Act ("OBRA") implemented in 1990 seeks to further upgrade and standardize care by setting forth more stringent standards relating to planning, monitoring and reporting on the progress of prescription drug therapy as well as facility-wide drug usage.

    CompScript provides consultant pharmacist services which help clients comply with such federal and state regulations applicable to nursing homes. Consultant pharmacists work on a proprietary laptop program to offer institutions patient specific clinical data. The services offered by CompScript's consultant pharmacists include: (i) comprehensive, monthly drug regimen reviews for each patient in the facility to assess the appropriateness and efficacy of drug therapies, including a review of the patient's medical records, monitoring drug reactions to other drugs or food, monitoring lab results and recommending

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alternate therapies or discontinuing unnecessary drugs; (ii) participation on the Pharmacy and Therapeutics, Quality Assurance and other committees of client nursing facilities as well as periodic involvement in staff meetings; (iii) monthly inspection of medication carts and storage rooms; (iv) monitoring and monthly reporting on facility-wide drug usage and drug administration systems and practices; (v) development and maintenance of pharmaceutical policy and procedures manuals; and (vi) assistance to the nursing facility in complying with state and federal regulations as they pertain to patient care.

    Additionally, CompScript offers a specialized line of consulting services which help nursing facilities enhance care and reduce and contain costs as well as to comply with state and federal regulations. Under this service line, CompScript provides: (i) data required for OBRA and other regulatory purposes, including reports on psychotropic drug usage (chemical restraints), antibiotic usage (infection control) and other drug usage; (ii) Plan of Care programs which assess each patient's state of health upon admission and monitor progress and outcomes using data on drug usage as well as dietary, physical therapy and social service inputs; (iii) counseling related to appropriate drug usage and implementation of drug protocols; (iv) on-site educational seminars for the nursing facility staff on topics such as drug information relating to clinical indications, adverse drug reactions, drug protocols and special geriatric considerations in drug therapy, and information and training on intravenous drug therapy and updates on OBRA and other regulatory compliance issues; (v) mock regulatory reviews for nursing staffs; and (vi) nurse consultant services and consulting for dietary, social services and medical records.

    ANCILLARY SERVICES. CompScript provides the following ancillary products and services to nursing facilities:

    Infusion Therapy Products and Services. With cost containment pressures in the health care industry, nursing facilities are increasingly providing subacute care as a means of treating moderately acute but stabilized patients more cost-effectively than hospitals, provided that the nursing staff and pharmacy are capable of supporting higher degrees of acuity. CompScript provides infusion therapy support services for such residents in its client nursing facilities and, to a lesser extent, hospice and home care patients. Infusion therapy consists of the product (a nutrient, antibiotic, chemotherapy or other drugs in solution) and the intravenous ("IV") administration of the product.

    CompScript prepares the product to be administered using proper equipment in a sterile environment and then delivers the product to the nursing home for administration by the nursing staff. Proper administration of IV drug therapy requires a highly trained nursing staff. CompScript's consultant pharmacists and nurse consultants operate an education and certification program on IV therapy to assure proper staff training and compliance with regulatory requirements in client facilities offering an IV program.

    By providing an infusion therapy program, CompScript enables its client nursing facilities to admit and retain patients who otherwise would need to be cared for in an acute-care facility. CompScript's proprietary computer system and specialization in the subacute arena have been instrumental in new business development and the reason over 65% of the facilities are considered subacute or competent in IV therapy. CompScript believes that by providing these high acuity pharmacy services it has a competitive advantage over other pharmacy providers. The most common infusion therapies CompScript provides in the nursing home environment are total parenteral nutrition, antibiotic therapy, chemotherapy, pain management and hydration.

    HOME INFUSION THERAPY SERVICES. CompScript has established a Joint Commission on Accreditation of Healthcare Organization ("JCAHO") accredited home infusion company to serve homebound patients. CompScript offers outcomes management with an emphasis on diagnosis of level of severity, specialized management reporting, and statewide coverage, which makes CompScript particularly attractive to managed care companies. CompScript offers managed care companies a full continuum of coverage for their clients, from hospitals to subacute units to long-term care facilities to the patient's homes.

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    Infusion therapy services involve the administration of prescription drugs and other products that are prescribed by a physician to a patient by catheter, feeding tube or intravenously. CompScript's managed care clients benefit from outpatient infusion therapy services because the length of hospital stays can be reduced. Rather than receiving infusion therapy in a hospital, CompScript can provide infusion therapy services to patients at home, in a physician's office or in a free-standing center operated by a health maintenance organization ("HMO") or other entity. CompScript provides antimicrobial, cardiovascular, hematological, nutritional, pain management, chemotherapeutic, hydration, endocrine, respiratory and AIDS management treatments to patients.

    MAIL SERVICE PHARMACY BENEFITS. CompScript operates a mail service pharmacy in Florida that provides members with convenient access to maintenance medications, and enables CompScript and its clients to control drug costs through purchasing efficiencies and other economies of scale. In addition, through its mail service pharmacy, CompScript is able to be directly involved with the prescriber and member, and is generally able to achieve a higher level of generic and therapeutic substitution than can be achieved through the retail pharmacy network, which further reduces the client's costs.

    RECENT EVENTS. Effective December 31, 1997, CompScript cancelled its contracts to provide pharmacy benefit management ("PBM") services due to lack of profitability and cash flow constraints. Prior to that, PBM consisted of retail pharmacy network administration, except in the Long-Term Care Pharmacy Network; formulary administration; electronic point-of-sale claims processing, drug utilization review ("DUR"); and benefit plan design consultation. Advanced PBM services included the development of advanced formulary compliance and therapeutic substitution programs; therapy management services such as prior authorization, therapy guidelines, step therapy protocols, and disease management interventions, and sophisticated management information reporting and analytic services.

    In connection with the growth and expansion of CompScript's mail service operations, on January 1, 1998, CompScript entered into an Independent Consulting Agreement ("Consulting Agreement") with Gerard Altieri ("Altieri"), a former director of CompScript, and Ronald J. Reith ("Reith"), a former officer of CompScript (the "Consultants"). The Consultants assist CompScript in securing new mail order and related business. The Consulting Agreement provides that for a five year period through December 31, 2002, the Consultants shall receive commissions attributable to all new business obtained by Consultants in excess of certain established base-line pricing. Additionally, the Consultants received a total of 115,000 shares of CompScript's common stock in January 1998 as compensation for these services. The Consultants shall devote such time as reasonably necessary to perform services under the Consulting Agreement. This Consulting Agreement supersedes a January 1997 agreement which provided for the payment of $50,000 per month through January 1998, and was renewable for an additional 12 month period if gross revenues (less adjustments) attributable to all mail order business exceeded certain targeted amounts.

ACQUISITION STRATEGY

    CompScript has targeted acquisition candidates with strong management, a demonstrated capacity for growth and opportunities to realize efficiencies through consolidation and integration. CompScript has identified acquisition candidates with management who intend to continue to participate in the operation of the business but believe that there are more substantial opportunities in being involved in a larger, stronger organization. CompScript has historically issued equity in CompScript as the purchase price for an acquired company in order to align the interests of the acquired company's management with those of CompScript.

    On May 31, 1996, in a transaction accounted for as a pooling-of-interests, CompScript acquired Delta Pharmacy Services, Inc. ("Delta"). In connection with the transaction, CompScript exchanged 666,350 shares of CompScript's Common Stock for all of the outstanding common stock of Delta. Delta is in the

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business of supplying prescription pharmaceuticals, consulting and enteral and parental therapies to long-term and alternate care providers in Alabama and Northern Florida.

    On August 19, 1996, in a transaction accounted for as a pooling-of-interests, CompScript acquired Secure, Inc. ("SECURx"). In connection with the transaction, CompScript exchanged 187,500 shares of CompScript's Common Stock for all of the outstanding common stock, of SECURx. SECURx is in the business of selling and distributing prescription drugs through mail order distribution to the general public through corporate sponsored benefit plans of employers located in the Northeastern United States.

    On January 10, 1997, in a transaction accounted for as a pooling-of-interests, CompScript acquired Medical Services Consortium, Inc. ("MSC"). In connection with the transaction, CompScript exchanged 1,400,000 shares of CompScript's Common Stock for all of the outstanding common stock of MSC. MSC is in the business of supplying prescription pharmaceuticals, consulting and enteral and parental therapies to long-term and alternate care providers in South Florida.

    On February 28, 1997, in a transaction accounted for as a pooling-of-interests, CompScript acquired Campo Medical Pharmacy, Inc. ("Campo"). In connection with the transaction, CompScript exchanged 375,000 shares of CompScript's Common Stock for all of the outstanding common stock of Campo. Campo is in the business of supplying prescription pharmaceuticals, and consulting services to long-term and alternate care providers in Louisiana.

    On March 26, 1997, in a transaction accounted for as a pooling-of-interests, CompScript acquired Hytree Pharmacy, Inc. ("Hytree"). In connection with the transaction, CompScript exchanged 850,000 shares of CompScript's Common Stock for all of the outstanding common stock of Hytree. Hytree is in the business of providing institutional pharmacy services, home care, distribution of durable medical equipment and supplies in Ohio.

    In connection with CompScript's acquisition strategy, on October 1, 1996, CompScript entered into a five year Consulting and Acquisition Management Agreement with Shulman & Associates Inc. ("Shulman"), pursuant to which Shulman would assist CompScript in identifying, evaluating, structuring, negotiating, and closing business acquisitions, including, but not limited to, asset purchases, consolidations, mergers, joint ventures and strategic alliances. In connection with such agreement (the "Shulman Agreement"), Shulman will receive a fee of 15,000 shares of CompScript's Common Stock if the "aggregate market value" (defined in such agreement) of the acquisition transaction is up to $5,000,000, 30,000 shares if the aggregate market value of the acquisition transaction is between $5,000,000, but less than $10,000,000, and 45,000 shares if the aggregate market value of the acquisition transaction is in excess of $10,000,000. In the event CompScript consummates a merger or consolidation involving itself or 50% or more of its voting stock or a substantial portion of its assets is acquired in any one transaction by way of tender or exchange offer, negotiated purchase or otherwise, Shulman shall be paid a fee of 3% of the aggregate market value of the business combination with a minimum of $1,000,000 and a maximum of $3,000,000, provided, that if Shulman introduces the transaction to CompScript there shall be no maximum fee limitation.

SUPPLIERS

    CompScript's inventory in its pharmacies includes over 3,000 brand and generic pharmaceuticals. If a pharmaceutical is not in its inventory, CompScript can generally obtain it from a supplier within one to two business days. CompScript purchases its pharmaceuticals primarily through wholesale distributors. Generic pharmaceuticals are generally purchased directly from manufacturers or through wholesale distributors. CompScript believes that alternative sources of supply for most generic and brand name pharmaceuticals are readily available.

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COMPETITION

    The long term-care industry is highly fragmented but experiencing significant consolidation. By its nature, the long-term care pharmacy business is highly regionalized and, within a given geographic region of operations, highly competitive. In the geographic regions it serves, CompScript competes with numerous local retail pharmacies, local and regional institutional pharmacies and pharmacies owned by long-term care facilities. CompScript competes in this market on the basis of quality, cost-effectiveness and the increasingly comprehensive and specialized nature of its services along with the clinical expertise, pharmaceutical technology and professional support it offers. In its program of acquiring institutional pharmacy providers, CompScript competes with several other companies with similar acquisition strategies, some of which have greater resources than CompScript. No individual customer or market group is critical to the total sales of CompScript's long-term care pharmacy business. CompScript considers its principal competitive advantages to be independence from nursing home owner/operators, strong managed care knowledge and experience which supports the development of advanced services, and its commitment to providing flexible and distinctive service to its customers.

    Consolidation is a critical factor in the pharmaceutical industry generally. Horizontal and vertical merger and acquisition activity in the manufacturing segment has been robust, with significant resultant movements in market share. Competitors that are owned by nursing home owners/operators and drug manufacturers may have pricing advantages that are unavailable to CompScript and other independent companies.

    With respect to infusion therapy services, CompScript competes with a number of regional and large national companies. Many of these larger companies have greater financial and marketing resources than CompScript.

                             GOVERNMENT REGULATION

LONG-TERM CARE PHARMACY

    Institutional pharmacies, as well as the long-term care facilities they serve, are subject to extensive federal, state and local regulation. These regulations cover required qualifications, day-to-day operations, reimbursement and the documentation of activities. CompScript continuously monitors the effects of regulatory activity on its operations.

    LICENSURE, CERTIFICATION AND REGULATION. States generally require that companies operating a pharmacy within the state be licensed by the state board of pharmacy. CompScript currently has pharmacy licenses in each state in which it operates a pharmacy. In addition, CompScript's pharmacies are registered with the appropriate state and federal authorities pursuant to statutes governing the regulation of controlled substances.

    Client nursing facilities are also separately required to be licensed in the states in which they operate and, if serving Medicare or Medicaid patients, must be certified to be in compliance with applicable program participation requirements. Client nursing facilities are also subject to the nursing home reforms of the Omnibus Budget Reconciliation Act of 1987, which imposed strict compliance standards relating to quality of care for nursing home operations, including vastly increased documentation and reporting requirements. In addition, pharmacists, nurses and other health care professionals who provide services on CompScript's behalf are, in most cases, required to obtain and maintain professional licenses and are subject to state regulations regarding professional standards of conduct.

    MEDICARE AND MEDICAID. The nursing home pharmacy business has long operated under regulatory and cost containment pressures from state and federal legislation primarily affecting Medicaid and, to a lesser extent, Medicare.

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    As is the case for nursing home services generally, CompScript receives reimbursement from the Medicaid programs, directly from individual residents (private pay), and from other payors such as third-party insurers. CompScript believes that its reimbursement mix is in line with nursing home expenditures nationally. For the year ended December 31, 1997, CompScript's payor mix was approximately as follows: 35% private pay and nursing homes, 27% Medicaid, 20% Medicare (of which, 19% was attributable to Part A and 1% to Part B) and 18% insurance and other private sources.

    For those patients who are not covered by government-sponsored programs or private insurance, CompScript generally directly bills the patient or the patient's responsible party on a monthly basis. Depending upon local market practices, CompScript may alternatively bill private patients through the nursing facility. Pricing for private pay patients is based on prevailing regional market rates or "usual and customary" charges.

    The Medicaid program is a cooperative federal-state program designed to enable states to provide medical assistance to aged, blind, or disabled individuals, or members of families with dependent children whose income and resources are insufficient to meet the costs of necessary medical services. State participation in the Medicaid program is voluntary. To become eligible to receive federal funds, a state must submit a Medicaid "state plan" to the Secretary of the Department of Health and Human Services ("HHS") for approval. The federal Medicaid statute specifies a variety of requirements which the state plan must meet, including requirements relating to eligibility, coverage of services, payment and administration.

    Federal law and regulations contain a variety of requirements relating to the furnishing of prescription drugs under Medicaid. States are given broad authority, subject to certain standards, to limit or specify conditions to the coverage of particular drugs. Federal Medicaid law establishes standards affecting pharmacy practice. These standards include general requirements relating to patient counseling and drug utilization review and more specific requirements for nursing facilities relating to drug regimen reviews for Medicaid patients in such facilities. Recent regulations clarify that, under federal law, a pharmacy is not required to meet the general standards for drugs dispensed to nursing facility residents if the nursing facility complies with the drug regimen review requirements. However, the regulations indicate that states may nevertheless require pharmacies to comply with the general standards, regardless of whether the nursing facility satisfies the drug regimen review requirement, and the states in which CompScript operates currently do require its pharmacies to comply therewith.

    Federal regulations impose certain requirements relating to reimbursement for prescription drugs furnished to Medicaid patients. In addition to requirements imposed by federal law, states have substantial discretion to determine administrative, coverage, eligibility and payment policies under their state Medicaid programs which may affect CompScript's operations. For example, some states have enacted "freedom of choice" requirements which may prohibit a nursing facility from requiring its residents to purchase pharmacy or other ancillary medical services or supplies from particular providers that deal with the nursing home. Such limitations may increase the competition which CompScript faces in providing services to nursing facility patients.

    The Medicare program is a federally funded and administered health insurance program for individuals age 65 and over or who are disabled. The Medicare program consists of two parts: Part A, which covers, among other things, inpatient hospital, skilled nursing facility, home health care and certain other types of health care services; and Medicare Part B, which covers physicians' services, outpatient services, and certain items and services provided by medical suppliers. Medicare Part B also covers a limited number of specifically designated prescription drugs. The Medicare program establishes certain requirements for participation of providers and suppliers in the Medicare program. Pharmacies are not subject to such certification requirements. Skilled nursing facilities and suppliers of medical equipment and supplies, however, are subject to specified standards. Failure to comply with these requirements and standards may

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adversely affect an entity's ability to participate in the Medicare program and receive reimbursement for services provided to Medicare beneficiaries.

    The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, and freezes and funding reductions, all of which may adversely affect CompScript's business. There can be no assurance that payments for pharmaceutical supplies and services under governmental reimbursement programs will continue to be based on the current methodology or remain comparable to present levels. In this regard, CompScript may be subject to rate reductions as a result of federal budgetary legislation related to the Medicare and Medicaid programs. In addition, various state Medicaid programs periodically experience budgetary shortfalls which may result in Medicaid payment delays to CompScript. To date, CompScript has not experienced any material adverse effect due to any such budgetary shortfall. In addition, the failure, even if inadvertent, of CompScript and/ or its client institutions to comply with applicable reimbursement regulations could adversely affect CompScript's business. Additionally, changes in such reimbursement programs or in regulations related thereto, such as reductions in the allowable reimbursement levels, modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid and Medicare expenditures, could adversely affect CompScript's business.

    REFERRAL RESTRICTIONS. CompScript is subject to federal and state laws, which govern financial and other arrangements between health care providers. These laws include the federal anti-kickback statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid. Many states have enacted similar statutes, which are not necessarily limited to items, and services for which Medicare or Medicaid makes payment. Violations of these laws may result in fines, imprisonment, and exclusion from the Medicare and Medicaid programs or other state-funded programs. Federal and state court decisions interpreting these statutes are limited, but have generally construed the statutes to apply if "one purpose" of remuneration is to induce referrals or other conduct within the statute.

    Federal regulations establish "safe harbors," which give immunity from criminal or civil penalties to parties in compliance with applicable regulations. While the failure to satisfy all criteria for a safe harbor does not mean that an arrangement violates the statute, it may subject the arrangement to review by the Office of Inspector General ("OIG"), which is charged with administering the federal anti-kickback statute. Until recently, there were no procedures for obtaining binding interpretations or advisory opinions from the OIG on the application of the federal anti-kickback statute to an arrangement or its qualification for a safe harbor upon which CompScript can rely. However, the Health Insurance Portability and Accountability Act of 1996, signed into law on August 21, 1996, now requires the Secretary of HHS to issue written advisory opinions, which are binding on the Secretary and the party requesting the opinion, regarding the applicability of certain aspects of the anti-kickback statute to specific or proposed arrangements.

    The OIG issues "Fraud Alerts" identifying certain questionable arrangements and practices which it believes may implicate the federal anti-kickback statute. The OIG has issued a Fraud Alert providing its views on certain joint venture and contractual arrangements between health care providers. The OIG also issued a Fraud Alert concerning prescription drug marketing practices that could potentially violate the federal statute. Pharmaceutical marketing activities may implicate the federal anti-kickback statute because drugs are often reimbursed under the Medicaid program. According to the Fraud Alert, examples of practices that may implicate the statute include certain arrangements under which remuneration is made to pharmacists to recommend the use of a particular pharmaceutical product.

    In addition, a number of states have recently undertaken enforcement actions against pharmaceutical manufacturers involving pharmaceutical marketing programs, including programs containing incentives to

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pharmacists to dispense one particular product rather than another. These enforcement actions arose under state consumer protection laws, which generally prohibit false advertising, deceptive trade practices, and the like.

    CompScript believes its contractual arrangements with other health care providers, its pharmaceutical suppliers and its pharmacy practices are in compliance with these laws. There can be no assurance that such laws will not, however, be interpreted in the future in a manner inconsistent with CompScript's interpretation and application.

    HEALTH CARE REFORM AND FEDERAL BUDGET LEGISLATION. In recent years, the Clinton administration and Congress have considered various proposals to reform the health care system. On August 5, 1997, the Balanced Budget Act of 1997 (the "Balanced Budget Act") was enacted. The Balanced Budget Act, among other things, mandates the establishment of a prospective payment system ("PPS") for Medicare skilled nursing facilities ("SNFs"), under which facilities will be paid a federal per diem rate for virtually all covered SNF services. It is anticipated that the PPS will be phased in over three cost reporting periods, starting with cost reporting periods beginning on or after July 1, 1998. In order to ensure that the frail elderly residing in SNFs receive needed and appropriate medication therapy, the results of studies conducted by independent organizations, including those which examine appropriate payment mechanism and payment rates for medication therapy, must be considered as part of the PPS for SNFs. The Balanced Budget Act provides for the imposition of cost savings measures affecting Medicare SNF services, imposes limits on annual updates in payments to Medicare SNFs for routine services, and institutes consolidated billing for SNF residents, effective July 1, 1998. The Balanced Budget Act also imposes numerous other cost savings measures affecting Medicare SNF services.

    The Balanced Budget Act also repeals the federal payment standard for Medicaid payments to Medicaid nursing facilities effective October 1, 1997. There can be no assurance that budget constraints or other factors will not cause states to reduce Medicaid reimbursement to nursing facilities or that payments to nursing facilities will be made on a timely basis. The law also grants greater flexibility to states to establish Medicaid managed care projects without the need to obtain a federal waiver. Although these waiver projects generally exempt institutional care, including nursing facility and institutional pharmacy services, no assurances can be given that managed care or capitated rates will not replace fee-for-service reimbursement for long-term care, including pharmacy services. CompScript anticipates that federal and state governments will continue to review and assess alternative health care delivery systems and payment methodologies. It is not possible to predict the effect of the recent budget legislation or the interpretation or administration of such legislation on CompScript's business. There can be no assurance that future health care or budget legislation or other changes will not have an adverse effect on the business of CompScript.

    Several state Medicaid programs have established mandatory statewide managed care programs for Medicaid beneficiaries to control costs through negotiated or capitated rates, rather than traditional cost-based reimbursement. These programs propose to use savings achieved to expand coverage to include those not previously eligible for Medicaid. HHS has approved waivers for statewide managed care demonstration projects in several states, and similar waivers are pending in several other states. To date, CompScript's operations have not been adversely affected by these demonstration projects. There is no assurance that future Medicaid managed care systems will not have an adverse effect on CompScript's business.

    Federal and state laws and regulations govern various aspects of CompScript's businesses. Since sanctions may be imposed for violations of these laws, compliance is a significant operational requirement for CompScript. CompScript believes that it is in substantial compliance with all existing legal requirements material to the operation of its businesses.

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OTHER REGULATION

    MAIL PHARMACY REGULATION. CompScript's mail service pharmacy is located in Florida and CompScript is licensed to do business as a pharmacy in that state. Many of the states into which CompScript delivers pharmaceuticals have laws and regulations that require out-of-state mail service pharmacies to register with, or be licensed by, the board of pharmacy or similar regulatory body in the state. These states generally permit the mail service pharmacy to follow the laws of the state within which the mail service pharmacy is located, although one state also requires that CompScript employ a pharmacist licensed in that state. CompScript has registered in every state in which, to CompScript's knowledge, such registration is required.

    Other statutes and regulations impact CompScript's mail service operations. Federal statutes and regulations govern the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of controlled substances. The Federal Trade Commission requires mail order sellers of goods generally to engage in truthful advertising, to stock a reasonable supply of the product to be sold, to fill mail orders within thirty days, and to provide customers with refunds when appropriate. CompScript believes it is in compliance with all requirements of the Federal Trade Commission.

    REGULATION OF INFUSION THERAPY SERVICES. CompScript's infusion therapy services business is subject to many of the same or similar state laws and regulations affecting CompScript's pharmacy management business. In addition, some states require that providers of infusion therapy services be licensed. CompScript is licensed as a home health agency, infusion pharmacy and pharmacy in Florida. CompScript is licensed as a pharmacy only, in Alabama. CompScript believes that it is in substantial compliance with such licensing requirements.

    JCAHO, a non-profit, private organization, has established written standards for health care organizations and home care services, including standards for services provided by home infusion therapy companies. CompScript's Miami and Boca Raton, Florida, and Mentor, Ohio facilities have received JCAHO accreditation. When accredited by JCAHO, CompScript can market infusion therapy services to Medicare and Medicaid programs. If CompScript expands its home infusion therapy services to other states or to Medicaid programs, it may be required to comply with other applicable laws and regulations.

    FUTURE REGULATION. CompScript is unable to predict accurately what additional federal or state legislation or regulatory initiatives may be enacted in the future relating to the businesses of CompScript or the health care industry in general, or what effect any such legislation or regulations might have on CompScript. There can be no assurance that federal or state governments will not impose additional restrictions or adopt interpretations of existing laws that could have a material adverse effect on CompScript's business or financial position.

SERVICEMARKS AND TRADEMARKS

    CompScript has registered the servicemark "CompScript" with the United States Patent and Trademark Office. CompScript's rights to this servicemark will continue so long as CompScript complies with the usage, renewal filing and other legal requirements relating to the renewal of service marks. CompScript is in the process of applying for registration of several other trademarks and servicemarks. If CompScript is unable to obtain any additional registrations, CompScript believes there would be no material adverse effect on CompScript.

INSURANCE

    The dispensing of pharmaceutical products by CompScript's pharmacies, and the products and services provided in connection with CompScript's infusion therapy programs (including the associated nursing services) may subject CompScript to litigation and liability for damages. CompScript believes that its insurance protection is adequate for its present business operations, but there can be no assurance that

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CompScript will be able to maintain its professional and general liability insurance coverage in the future or that such insurance coverage will be available on acceptable terms or be adequate to cover any or all potential product or professional liability claims. A successful product or professional liability claim in excess of CompScript's insurance coverage could have a material adverse effect upon CompScript.

EMPLOYEES

    As of February 28, 1998, CompScript and its subsidiaries employed a total of 365 employees.

PRODUCT AND MARKET DEVELOPMENT

    CompScript's pharmacy business engages in a continuing program for the development of new services and the marketing thereof. While new service and new market development are important factors for the growth of this business, CompScript does not expect that any new service or marketing effort, including those in the developmental stage, will require the investment of a material portion of CompScript's assets.

MATERIALS/SUPPLIES

    CompScript purchases pharmaceuticals through a wholesale distributor and, on an increasing basis, under contracts negotiated directly with pharmaceutical manufacturers. CompScript also is a member of industry buying groups which contract with manufacturers for discounted prices. CompScript has numerous sources of supply available to it and has not experienced any difficulty in obtaining pharmaceuticals or other products and supplies used in the conduct of its business.

INVENTORIES

    CompScript's pharmacies maintain adequate on-site inventories of pharmaceuticals and supplies to ensure prompt delivery service to its customers. Inventories on hand are not considered to be high, beyond industry standards. CompScript's primary wholesale distributor also maintains local warehousing in most major geographic markets in which CompScript operates.

ENVIRONMENTAL MATTERS

    In operating its facilities, CompScript makes every effort to comply with pollution control laws. No major difficulties have been encountered in effecting compliance. No material capital expenditures for environmental control facilities are expected. While CompScript cannot predict the effect which any future legislation, regulations, or interpretations may have upon its operations, it does not anticipate any changes that would have a material adverse impact on its operations.

DESCRIPTION OF PROPERTIES

    CompScript's principal offices, mail order pharmacy operations and largest institutional pharmacy are located in leased facilities in Boca Raton, Florida. CompScript has leased 20,000 square feet in Boca Raton under a lease that expires in December 2002 and has an annual average rental of $147,000 plus common area charges. The chart listed below sets forth the approximate square footage, annual lease cost (exclusive of common area charges) and the lease termination date for each institutional pharmacy maintained by CompScript, exclusive of the institutional pharmacy at CompScript's principal offices.

                                                                   SQUARE                         TERMINATION
LOCATION                                                           FOOTAGE      ANNUAL COST           DATE
---------------------------------------------------------------  -----------  ---------------  ------------------
Mobile, Alabama................................................       4,200      $  26,000     August 2000
Tampa, Florida.................................................       2,520         28,000     December 1999
Miami, Florida.................................................      17,000        130,000     November 2001
Metarie, Louisiana.............................................       4,400         45,600     July 2001
Jackson, Mississippi...........................................       2,831         23,300     November 1999
Mentor, Ohio...................................................      20,000        120,000     August 2000
Mentor, Ohio...................................................       1,684         28,320     May 2001

LEGAL PROCEEDINGS

    CompScript is not a party to any material legal proceeding.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

GENERAL

    CompScript is a comprehensive provider of pharmacy management services including institutional pharmacy, infusion therapy, mail order and consultant pharmacist services to managed care networks, long-term and subacute care facilities, home health patients and recipients of managed care. CompScript is the successor to CompScript-Boca, Inc. ("Boca", f/k/a CompScript, Inc. which was f/k/a Aldencare, Inc.), which was incorporated under the laws of the State of Florida on October 3, 1991.

    On April 26, 1996, shareholders who previously owned approximately 93% of Boca exchanged their shares of Boca's Common Stock for 7,394,982 common shares (representing an 80% interest) of Capital Brands, Inc. ("Capital"), a publicly-held company involved in the development of consumer-based businesses in the Republic of Poland (the "Acquisition"). This exchange was structured as a tax-free reorganization. The Acquisition was accounted for as a reverse acquisition of Capital by Boca, for an aggregate purchase price of approximately $2,125,000, pursuant to which Boca was recapitalized to include the assets and liabilities of Capital revalued to reflect the market value of Capital's net tangible assets at the date of the Acquisition. The net tangible assets consisted of cash of $1,000,000 and marketable securities, consisting of 1,125,000 shares of the Common Stock of QPQ Corporation (currently 18,750 shares, following reverse stock splits effected by QPQ), valued at $1,125,000. CompScript incurred acquisition costs of approximately $1,889,000, all of which were charged to additional paid-in capital. As Capital had no operations as of the Acquisition date, no pro forma financial information is presented related to this transaction.

    Immediately prior to the Acquisition, Capital's assets included equity interests it held in various entities. Capital agreed that, at or prior to closing, it would divest itself of certain of the equity interests, and deliver its remaining assets consisting of cash and marketable equity securities. In anticipation of consummating the Acquisition, Capital divested itself of (i) its interest in international Fast Foods Corporation to Mitchell Rubinson, the former president of Capital, in exchange for 1,300,000 shares of Capital owned by Mr. Rubinson and valued at $325,000 (consistent with Capital's accounting treatment of those shares), (ii) its interest in Family Chicken, Inc. to Mr. Rubinson, in exchange for 18,750 shares of Capital owned by Mr. Rubinson, valued at $37,500 (consistent with Capital's accounting treatment of those shares) and
(iii) its interest in International Hotel Corporation to Mr. Rubinson, for nominal ($100) consideration. Effective July 5, 1996, Capital changed its name to CompScript, Inc. On October 3, 1996, Boca issued an additional 27,000 shares of its common stock to a shareholder of CompScript, increasing the minority interest's aggregate ownership in Boca to approximately 8%. The remaining 8% of Boca is accounted for as a minority interest in a consolidated subsidiary on CompScript's December 31, 1997 consolidated balance sheet.

    On May 31, 1996, CompScript issued 666,350 shares of its Common Stock, having an aggregate value of $5,497,388 (or $8.25 per share), for all the outstanding common stock of Delta Pharmacy Services, Inc. ("Delta"). In connection with this transaction, CompScript also issued (i) 22,500 shares, having an aggregate market value of $135,000 (or $6.00 per share), pursuant to the Shulman Agreement, and (ii) 3,666 shares, having an aggregate market value of $21,996 (or $6.00 per share) to CompScript's counsel as consideration for legal services rendered. The acquisition of Delta enhanced CompScript's institutional pharmacy services for long-term care into Alabama, Mississippi, and Northern Florida.

    On August 19, 1996, CompScript issued 187,500 shares of its Common Stock, having an aggregate value of $984,375 (or $5.25 per share), for all the outstanding stock of SECURx, Inc. ("Securx"). In connection with this transaction, CompScript also issued (i) 67,500 shares, having an aggregate market value of $405,000 (or $6.00 per share), to Shulman and (ii) 3,667 shares, having an aggregate market value of $22,002 (or $6.00 per share) to CompScript's counsel as consideration for legal services rendered. In addition to identifying Securx and assisting in the structuring, negotiating and closing of the Securx transaction, Shulman provided other services including assisting shareholders of a corporate owner of Securx to structure the transaction to meet their needs, reviewing the claims involved in a litigation between Securx and a predecessor of Securx and evaluating the consequences of the litigation on CompScript's proposed acquisition, and negotiating the terms of a resolution to an outstanding judgment against Securx by one of its suppliers, including a lien filed against the inventory of Securx. The acquisition of Securx enabled CompScript to strengthen its overall pharmacy benefit management program and become a nationally recognized full service, on line adjudicated mail order dispensing pharmacy.

    During the first quarter of 1997, CompScript also completed three acquisitions that enabled CompScript to continue to expand its existing institutional pharmacy and long term care business.

    On January 10, 1997, CompScript acquired Medical Services Consortium, Inc. ("MSC") by issuing an aggregate of 1,400,000 shares of CompScript's Common Stock, having an aggregate market value of $12,600,000 (or $9.00 per share), for all of the outstanding Common Stock of MSC. In connection with this transaction, CompScript also issued, in December 1996, (i) 45,000 shares, having an aggregate market value of $414,855 (or $9.219 per share), pursuant to the Shulman Agreement and (ii) 3,667 shares, having an aggregate market value of $22,002 (or $6.00 per share) to CompScript's counsel as consideration for legal services rendered.

    On February 28, 1997, CompScript issued an aggregate of 375,000 shares of Common Stock, having an aggregate market value of $3,984,375 (or $10.625 per share), for all of the outstanding common stock of Campo Medical Pharmacy, Inc. ("Campo"). In connection with this transaction, CompScript also issued 15,000 shares, having an aggregate market value of $90,000 (or $6.00 per share), pursuant to the Shulman Agreement.

    On March 26, 1997, the company acquired Hytree Pharmacy, Inc. ("Hytree") by issuing an aggregate of 850,000 shares of CompScript's Common Stock, having an aggregate market value of $7,384,375, (or $8.69 per share) for all of the outstanding shares of Hytree. In connection with this transaction, CompScript also issued 30,000 shares, having an aggregate market value of $150,000 (or $5.00 per share), pursuant to the Shulman Agreement.

    The per share value of the shares issued to Shulman and CompScript's counsel, respectively, in connection with the foregoing acquisitions is different from the per share value of the shares issued in exchange for the outstanding shares of the acquired companies, as a result of arms' length negotiations between CompScript, on the one hand, and Shulman and CompScript's counsel, respectively, on the other hand.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 AND 1997

    Sales for the three-month period ended March 31, 1998 (the "1998 Quarter") were $13,849,483 compared to $11,498,619 for the three-month period ended March 31, 1997 (the "1997 Quarter"). The $2,350,864 or 20% increase was primarily attributed to the Company's marketing efforts directed towards new clients.

    Gross profit increased $1,112,793 to $5,816,694 for the 1998 Quarter from $4,703,901 in the 1997 Quarter as a result of the increased revenue. Gross profit margins as a percentage of sales increased to 42% for the 1998 Quarter in comparison to 41% for the 1997 Quarter.

    Selling general and administrative expenses ("SG&A") were $4,818,511 for the 1998 Quarter compared to $4,696,093 for the 1997 Quarter. The increase of $122,418, or 3%, was attributable to normal inflationary increases, primarily in salaries.

    Provision for doubtful accounts increased by $236,065 to $357,970 in the 1998 Quarter compared to $121,905 in the 1997 Quarter due to the increase in accounts receivable and sales.

    The 1997 Quarter included $613,457 of one-time charges related to merger and acquisition costs associated with the three acquisitions completed during that period. There were no such costs during the 1998 Quarter.

    Interest expense increased by $67,009 to $166,572, or 67%, for the 1998 Quarter in comparison to $99,563 in the 1997 Quarter. This increase is attributable to the increase in the Company's debt, primarily the line-of-credit facility.

    Income tax provision for the 1998 Quarter was $178,000 which is estimated at the Company's statutory tax rate of 37.5% of income before income taxes. No income tax benefit was recorded during the 1997 Quarter because it was too early in the fiscal year to determine if the entire year would result in a loss.

    As a result of the events previously discussed, the Company reported a net income of $297,740 or $.02 per share for the 1998 Quarter compared to a net loss of $1,616,102, or $.12 per share, for the 1997 Quarter.

FISCAL YEARS ENDED DECEMBER 31, 1997 AND 1996

    All acquisitions discussed above were accounted for as pooling-of-interests and, accordingly, CompScript's consolidated financial statements have been restated for all periods presented. (See Note 1 to the Consolidated Financial Statements.) In accordance with accounting rules for pooling-of-interests transactions, charges to operating income for acquisition-related expenses of approximately $689,000 and $934,000 were recorded during 1997 and 1996, respectively.

    In March 1997, CompScript recorded an $800,000 charge against the $1,125,000 note receivable included in the consolidated balance sheet at December 31, 1996. CompScript deemed it appropriate to evaluate the collateral underlying the note, as the value of the collateral (marketable equity securities) declined significantly subsequent to December 31, 1996. In May 1997, the note receivable was rescinded by CompScript and the collateral of 1,125,000 shares of QPQ Corporation Common Stock (18,750 after a reverse split of 20:1 and another of 3:1) reverted back to CompScript. During 1997, QPQ Corporation changed its name to Regenesis Holding Corp. The shares, which have been classified as "available for sale," are valued at $53,906, resulting in the recognition of an unrealized loss of $271,094, and are included in marketable securities in the consolidated balance sheet at December 31, 1997.

    CompScript also incurred significant costs (which CompScript believes are nonrecurring) associated with the start up and reorganization of its mail order pharmacy ("Mail Order") operations during 1996. As a result of CompScript incurring dual operating costs while moving the operations from Ohio to Florida; installing an entirely new proprietary order entry, customer service, dispensing and on-line adjudication software system; incurring ramp up costs in the area of customer service and dispensing personnel to handle new contracts which began in January 1997, CompScript incurred losses of approximately $1,100,000 related to Mail Order operations during the fourth quarter of 1996 and approximately $1,200,000 during the year ended December 31, 1997.

    CompScript believes that as a result of the Mail Order operations nonrecurring costs incurred during the fourth quarter of 1996, it has put into place the infrastructure to support anticipated future growth associated with further development of its Mail Order operations. While the results of the Mail Order operations cannot be predicted and is dependent, in large part, on CompScript's success in implementing its marketing and business strategy, management believes the additional personnel and increased administrative and operational expenses will be partially offset by increased growth in the Mail Order operations. However, management estimates that CompScript's Mail Order revenues will need to at least double its current levels to cover its costs. There is no assurance that CompScript's Mail Order revenues will increase to levels permitting profitable Mail Order operations.

    CompScript entered into the workers' compensation, pharmacy benefits management ("PBM") line of business with its 1994 acquisition of CompScript, Inc., which became the Ohio Division. During the years ended December 31, 1997 and 1996, the contracts attributed to the Ohio Division generated minimal revenue due in part to the nonexclusive nature of the contracts. In addition, the inability of the Ohio Division to convert existing relationships with prospective clients into new PBM contracts or to secure new prospective clients contributed to significant operating losses and negative cash flows relative to the Ohio Division in 1997 and 1996. As a result, management decided to cancel all PBM contracts by December 31, 1997.

    Revenues for the year ended December 31, 1997 increased 18.5% to $50,631,230 from $42,716,356 for the year ended December 31, 1996. Approximately 15% of the growth is attributable to marketing efforts to new clients, and approximately 3.5% is attributable to growth in sales made to existing clients.

    Gross profits increased to $20,687,323 in 1997 from $17,025,573 in 1996, an increase of $3,661,750 or 21.5%. Gross profit margins increased to 40.9% in 1997 from 39.9% in 1996 primarily as a result of more favorable purchasing discounts based on the increase in volumes and centralization of the purchasing function for some of CompScript's locations.

    Selling general and administration expenses as a percentage of revenues for 1997 and 1996 were 39.2% and 37.4% respectively. This increase is attributable to the increases in payroll costs from the addition of new executives, as well as legal and professional fees related to CompScript's acquired entities along with costs associated with being a public entity.

    CompScript's provision for doubtful accounts increased approximately 26.1% or $295,743 in the year ended December 31, 1997, primarily due to the increase in reserves attributable to the increase in revenues.

    Interest and other income decreased $13,431 to $44,900 during 1997, compared to 1996, as interest from temporary cash investments declined.

    Interest expense for the year ended December 31, 1997 increased to $575,124 from $359,298 during 1996, primarily due to higher levels of borrowings outstanding.

    As a result of the items previously discussed, net loss for the year ended December 31, 1997 was $2,356,848 compared to net loss of $1,155,756 in 1996. Net loss per share was $.17 in 1997 compared to $.09 in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has funded its operating requirements to date primarily through operations, the private sale of equity securities (prior to the reverse acquisition on April 26, 1996), and borrowings under its existing line of credit agreement. As of March 31, 1998, the Company had cash and cash equivalents of $1,117,443, accounts receivable of $10,168,893, working capital of $2,940,781 and a current ratio of 1.21 to 1.00.

    Net cash provided by operating activities for the 1998 Quarter was $793,918 compared to net cash used in operating activities of $3,195,016 during the 1997 Quarter. Cash provided by operating activities during the 1998 Quarter was primarily attributable to net income, adjusted for non-cash expenses, such as provision for doubtful accounts and depreciation expenses. During the 1997 Quarter, cash used in operating activities was primarily attributable to the operating loss and the increase in accounts receivable and inventory.

    Net cash used in investing activities was $304,444 for the 1998 Quarter, which was a direct result of net purchases of computer equipment and software for the continued development of the pharmacy operating and communications systems in the Company's corporate office and its offsite pharmacies. During the 1997 Quarter, the Company made $552,916 in expenditures for its Boca Raton office and new mail order facility which was completed in February 1997, and leasehold improvements pertaining to the new office and institutional pharmacy location that MSC moved into during September of 1997.

    Financing activities provided $98,626 in cash during the 1998 Quarter, compared to $3,697,396 during the 1997 Quarter and is comprised of the following:

                                                                                          THREE MONTHS
                                                                                         ENDED MARCH 31,
                                                                                    -------------------------
                                                                                       1998          1997
                                                                                    -----------  ------------
Exercise of options and warrants..................................................  $   --       $    649,996
Net proceeds from line of credit..................................................      215,801     3,990,773
Net repayment of other debt.......................................................     (117,175)     (943,373)
                                                                                    -----------  ------------
                                                                                    $    98,626  $  3,697,396
                                                                                    -----------  ------------
                                                                                    -----------  ------------

    The Company's future capital requirements for operations include financing the growth of working capital items such as accounts receivable and inventory, purchasing equipment and upgrading management information and inventory control systems.

    Based upon the continuation of the Company's business development, the Company believes the cash flow from operations and borrowings under an expanded credit facility will provide sufficient cash to fund its operations and meet current obligations for the year ended December 31, 1998. The Company is attempting to improve cash flows from operations and maintain flexibility in financing both interim and long-term working capital requirements by increasing its collection efforts of its accounts receivable. Additionally, management's decision to terminate the PBM contracts effective December 31, 1997 is expected to result in a material reduction in selling, general and administrative expenses.

    In the event the Company dramatically expands its operations or makes acquisitions that would require funds in addition to its existing liquid assets and cash flows, it would have to seek additional debt or equity financing. There can be no assurance that the Company could obtain such financing or that such financing would be available on terms acceptable to the Company.

IMPACT OF THE YEAR 2000

    The Securities and Exchange Commission, in Staff Legal Bulletin No. 5 (CF/IM), has stated that public operating companies should consider whether they will be affected by any material expenditures, problems or uncertainties associated with the Year 2000 issue, which affects many existing computer systems that use only two digits to identify a year in the date field. CompScript believes that the matters raised by Staff Legal Bulletin No. 5 are not applicable in any material way to its own computer systems, and CompScript intends to confirm that any computer systems that CompScript may purchase or lease in the future will have addressed the Year 2000 issue.

    CompScript is currently determining the extent to which it may be impacted by third parties' failure to remedy their own Year 2000 issues. CompScript is having, and will continue to have, formal communications with all of its significant customers, payers, suppliers, and other third parties to determine the extent, if any, to which CompScript's interface systems could be impacted by any third party Year 2000 issues and related remedies. There can be no assurance that the systems of other companies with which CompScript's systems interact will be timely converted and would not have an adverse effect on CompScript's business.

                   BENEFICIAL OWNERSHIP OF COMPSCRIPT SHARES

    As of the date of this Proxy Statement/Prospectus, there were 14,072,063 CompScript Shares issued and outstanding. The following table sets forth, as of the date hereof, information with respect to the beneficial ownership of CompScript Shares by (i) each person who is known by CompScript to own beneficially more than 5% of CompScript Shares, (ii) each director, (iii) each executive officer, and (iv) all directors and executive officers as a group:

                                                                       AMOUNT AND
                                                                       NATURE OF
                                                                       BENEFICIAL               PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                               OWNERSHIP(2)        OUTSTANDING SHARES OWNED
---------------------------------------------------------------  ----------------------  ---------------------------
Brian A. Kahan.................................................          4,656,670(3)                  32.3%
Robert J. Gardner..............................................            241,025(4)                   1.7%
Malcolm Leonard................................................             35,086(5)                     *
Robert Edelheit................................................            107,206(6)                     *
Paul E. Heimberg...............................................            115,351(7)                     *
Juan C. Cocuy..................................................             72,500(8)                     *
Omnicare, Inc.
  50 E. RiverCenter Blvd.
  Covington, Kentucky 41011....................................          4,335,653(9)                  30.8%
All directors and executive officers
  as a group (6 persons).......................................         5,227,838(10)                  35.2%

------------------------

*   Less than 1%.

(1) Unless otherwise indicated, the address of each of the listed beneficial owners identified is 1225 Broken Sound Parkway, N.W., Suite A, Boca Raton, Florida 33451. Unless otherwise noted, the CompScript believes that all persons named in the table have sole voting and investment power with respect to all CompScript Shares beneficially owned by them.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement/Prospectus upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that warrants or options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Proxy Statement/Prospectus have been exercised.

(3) Includes 4,207,453 CompScript Shares held in AldenCare Limited Partnership, of which Mr. Kahan is the general partner and 125,000 held by Mr. Kahan's wife. Includes 3,200 CompScript Shares held in a retirement account for the benefit of Mr. Kahan and options to purchase 321,017 CompScript Shares.

(4) Includes options to purchase 240,000 CompScript Shares.

(5) Includes 3,898 CompScript Shares held by Mr. Leonard in a Joint Tenancy with a Right of Survivorship ("JTWROS") with his sister Corinne Leonard, 5,848 CompScript Shares held by Mr. Leonard in a JTWROS with his daughter Jennifer Gottlieb and 5,848 CompScript Shares held by Mr. Leonard in a JTWROS with his daughter Shari Leonard and options to purchase 19,492 CompScript Shares.

(6) Includes options to purchase 58,476 CompScript Shares.

(7) Includes options to purchase 77,967 CompScript Shares.

(8) Includes options to purchase 70,000 CompScript Shares.

(9) Represents the CompScript Shares which are subject to the Voting Agreement. As a result of the provisions of the Voting Agreement, the Principal Shareholder and Omnicare may be deemed to share voting and dispositive power with respect to the CompScript Shares subject to the Voting

    Agreement. Pursuant to the Stock Option Agreement, Omnicare would have the right to acquire 2,800,000 Shares (representing approximately 19.9% of the outstanding CompScript Shares) under the circumstances set forth therein. Omnicare disclaims beneficial ownership of the CompScript Shares underlying the Stock Option Agreement. The Voting Agreement and the Stock Option Agreement were entered into in connection with the Merger Agreement. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Stock Option Agreement," and "--Voting Agreement."

(10) See notes 3--8 above.

                                    EXPERTS

    The consolidated balance sheet of CompScript, Inc. and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, shareholders equity, and cash flows for the years ended December 31, 1996 and 1997 included in this Proxy Statement/Prospectus and the related Registration Statement have been included herein in reliance on the report of Ernst & Young, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Omnicare incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Omnicare for the year ended December 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

    The validity of the Omnicare Shares to be issued by Omnicare in connection with the Merger will be passed upon by Dewey Ballantine LLP, New York, New York.

    Certain tax matters relating to the Merger will be passed upon for CompScript by Atlas, Pearlman, Trop & Borkson, P.A., Ft. Lauderdale, Florida.

                         SHAREHOLDER PROPOSALS FOR NEXT
                           COMPSCRIPT ANNUAL MEETING

    The deadline has passed for shareholder proposals intended to be considered for inclusion in CompScript's proxy statement for presentation at the 1998 annual meeting of the shareholders of CompScript. Such shareholder proposals must have been received by CompScript by December 31, 1997. If the Merger is consummated, no 1998 annual meeting will be held.

                                    GLOSSARY

    The following terms used in this Proxy Statement/Prospectus have the meanings set forth below:

TERM                                     DEFINITION OR SECTION IN WHICH DEFINED
---------------------------------------  ------------------------------------------------------------------------
Acquisition Transaction................  Has the meaning set forth in "THE MERGER AGREEMENT AND RELATED
                                         AGREEMENTS--Stock Option Agreement."

Affiliate Letter.......................  Has the meaning set forth in "THE MERGER AGREEMENT AND RELATED
                                         AGREEMENTS--Resale of Omnicare Shares."

Affiliate Transaction..................  Has the meaning set forth in "COMPARISON OF SHAREHOLDER RIGHTS."

Alternative Transactions...............  Has the meaning set forth in "THE MERGER AGREEMENT AND RELATED
                                         AGREEMENTS--Voting Agreement."

Antitrust Division.....................  The Antitrust Division of the Department of Justice.

Business Combination...................  Has the meaning set forth in "COMPARISON OF SHAREHOLDER RIGHTS."

Cash Payment...........................  Has the meaning set forth in "THE MERGER AGREEMENT AND RELATED
                                         AGREEMENTS--Stock Option Agreement."

Certificate............................  Certificate representing CompScript Shares.

Closing................................  The closing of the Merger.

Closing Date...........................  The date the Merger closes.

Code...................................  The Internal Revenue Code of 1986, as amended.

Collar Limitations.....................  Has the meaning set forth in "THE MERGER AGREEMENT AND RELATED
                                         AGREEMENTS--Consideration to be Received in the Merger."

Commission.............................  The Securities and Exchange Commission.

CompScript.............................  Compscript, Inc., a Florida corporation.

Compscript Articles....................  The CompScript Articles of Incorporation, as amended.

CompScript Board.......................  The Board of Directors of CompScript.

CompScript Option......................  Each option to acquire CompScript Shares.

CompScript Shares......................  CompScript common stock, par value $.0001 per share.

Conversion Ratio.......................  The number of Omnicare Shares received per CompScript Share.

D.F. King..............................  D.F. King & Co., Inc.

DGCL...................................  The Delaware General Corporation Law.

Dissenting Shares......................  Has the meaning set forth in "THE MERGER AGREEMENT AND RELATED
                                         AGREEMENTS--Consideration to be Received in the Merger."

Effective Time.........................  The date and time when the Merger shall become effective.

Exchange Act...........................  The Securities Exchange Act of 1934.

TERM                                     DEFINITION OR SECTION IN WHICH DEFINED
---------------------------------------  ------------------------------------------------------------------------
Exchange Agent.........................  A bank or trust company designated by Omnicare to act as exchange agent.

FBCA...................................  Florida Business Corporation Act.

Frustrating Transactions...............  Has the meaning set forth in "THE MERGER AGREEMENT AND RELATED
                                         AGREEMENTS--Voting Agreement."

FTC....................................  Federal Trade Commission.

HSR Act................................  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

IBAH...................................  IBAH, Inc., a Delaware corporation. See "RECENT DEVELOPMENTS."

Interested Stockholder.................  Has the meaning set forth in "COMPARISON OF SHAREHOLDER RIGHTS."

Merger.................................  The merger of Sub with and into CompScript.

Merger Agreement.......................  The Agreement and Plan of Merger, dated February 23, 1998, as amended, by and among Omnicare, CSI Acquisition Corp. and CompScript.

NationsBanc Montgomery.................  NationsBanc Montgomery Securities LLC.

Notional Total Profit..................  Has the meaning set forth in "THE MERGER AGREEMENT AND RELATED
                                         AGREEMENTS--Stock Option Agreement."

NYSE...................................  New York Stock Exchange.

Omnicare...............................  Omnicare, Inc., a Delaware corporation.

Omnicare Board.........................  The Board of Directors of Omnicare.

Omnicare Certificate...................  The Omnicare Restated Certificate of Incorporation.

Omnicare Average Market Price..........  Has the meaning set forth in "QUESTIONS AND ANSWERS."

Omnicare Shares........................  Shares of Omnicare common stock, par value $1.00 per share.

Option.................................  Has the meaning set forth under "SUMMARY."

Option Price...........................  A cash price equal to $4.50 per share.

Option Shares..........................  Has the meaning set forth under "SUMMARY."

Option Termination Date................  90 days after the termination of the Merger Agreement.

Principal Shareholder..................  Brian A. Kahan.

Record Date............................  May 18, 1998.

Registration Statement.................  Registration Statement on Form S-4.

Sale Right.............................  Has the meaning set forth in "THE MERGER AGREEMENT AND RELATED
                                         AGREEMENTS--Stock Option Agreement."

SEC....................................  The Securities and Exchange Commission.

Securities Act.........................  The Securities Act of 1933.

TERM                                     DEFINITION OR SECTION IN WHICH DEFINED
---------------------------------------  ------------------------------------------------------------------------
Service................................  The Internal Revenue Service.

Special Meeting........................  The special meeting of shareholders of CompScript at which the Merger will be considered.

Stock Option Agreement.................  The stock option agreement between CompScript and Omnicare.

Sub....................................  CSI Acquisition Corp., a wholly-owned subsidiary of Omnicare.

Surviving Corporation..................  CompScript, the corporation surviving the Merger.

Total Profit...........................  Has the meaning set forth in "THE MERGER AGREEMENT AND RELATED
                                         AGREEMENTS--Stock Option Agreement."

Transaction Proposal...................  Has the meaning set forth in "THE MERGER AGREEMENT AND RELATED
                                         AGREEMENTS--Exclusivity."

Triggering Conditions..................  Has the meaning set forth in "THE MERGER AGREEMENT AND RELATED
                                         AGREEMENTS--Stock Option Agreement."

Voting Agreement.......................  Has the meaning set forth under "SUMMARY."

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL INFORMATION

Report of Independent Certified Public Accountants....................................         F-2

Consolidated Balance Sheet--December 31, 1997.........................................         F-3

Consolidated Statements of Operations--Years ended December 31, 1997 and 1996.........         F-4

Consolidated Statements of Shareholders' Equity-- Years ended December 31, 1997 and
  1996................................................................................         F-5

Consolidated Statements of Cash Flows--Years ended December 31, 1997 and 1996.........         F-6

Notes to Consolidated Financial Statements--December 31, 1997.........................         F-8

Consolidated Balance Sheet as of March 31, 1998 (Unaudited) and December 31, 1997.....        F-23

Consolidated Statements of Operations--Three months ended March 31, 1998 and 1997
  (Unaudited).........................................................................        F-24

Consolidated Statements of Cash Flows--Three months ended March 31, 1998 and 1997
  (Unaudited).........................................................................        F-25

Notes to Consolidated Financial Statements-March 31, 1998.............................        F-26

Report of Independent Certified Public Accountants

The Board of Directors
  and Shareholders
CompScript, Inc.

We have audited the accompanying consolidated balance sheet of CompScript, Inc. and Subsidiaries (the Company) as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CompScript, Inc. and Subsidiaries at December 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young, LLP

West Palm Beach, Florida
March 6, 1998

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997

ASSETS
Current assets:
Cash and cash equivalents............................................................................  $   529,343
Accounts receivable, net of allowance of $1,510,690..................................................    9,900,717
Inventory............................................................................................    3,180,397
Marketable securities................................................................................       53,906
Income tax refund receivable.........................................................................      575,075
Deferred tax asset...................................................................................      260,168
Prepaid expenses and other current assets............................................................      950,059
                                                                                                       -----------
Total current assets.................................................................................   15,449,665

Property and equipment, net..........................................................................    3,542,866

Other assets:
Costs in excess of net assets acquired, less accumulated amortization of $102,267....................      102,263
Other................................................................................................      485,846
                                                                                                       -----------
Total other assets...................................................................................      588,109
                                                                                                       -----------
Total assets.........................................................................................  $19,580,640
                                                                                                       -----------
                                                                                                       -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable.....................................................................................  $ 4,694,341
Accrued salaries and benefits........................................................................      355,393
Accrued expenses.....................................................................................      693,888
Accrued pharmaceuticals dispensed by third parties...................................................       49,413
Line of credit.......................................................................................    6,715,467
Current portion of notes payable to shareholders.....................................................       75,000
Current portion of notes payable.....................................................................      185,354
Current portion of capital lease obligations.........................................................      219,439
                                                                                                       -----------
Total current liabilities............................................................................   12,988,295

Deferred tax liability...............................................................................      215,067

Long-term debt:
Notes payable........................................................................................      495,781
Capital lease obligations............................................................................      211,500
                                                                                                       -----------
Total long-term debt.................................................................................      707,281
                                                                                                       -----------
Total liabilities....................................................................................   13,910,643

Minority interest....................................................................................      222,628

Shareholders' equity:
Common stock, $.0001 par value--50,000,000 shares authorized, 13,957,063 shares issued and
  outstanding........................................................................................        1,396
Preferred stock; $.0001 par value--1,000,000 shares authorized; no shares issued and outstanding.....           --

Additional paid-in capital...........................................................................   12,119,195
Accumulated deficit..................................................................................   (6,402,128)
Unrealized loss on marketable securities.............................................................     (271,094)
                                                                                                       -----------
Total shareholders' equity...........................................................................    5,447,369
                                                                                                       -----------
Total liabilities and shareholders' equity...........................................................  $19,580,640
                                                                                                       -----------
                                                                                                       -----------

                            SEE ACCOMPANYING NOTES.

                       COMPSCRIPT, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        YEAR ENDED DECEMBER 31
                                                                                     ----------------------------
                                                                                         1997           1996
                                                                                     -------------  -------------
Sales..............................................................................  $  50,631,230  $  42,716,356
Cost of sales......................................................................     29,943,907     25,690,783
                                                                                     -------------  -------------
Gross profit.......................................................................     20,687,323     17,025,573

Selling, general and administrative expenses.......................................     19,838,020     15,953,914
Provision for doubtful accounts....................................................      1,427,684      1,131,941
Merger costs.......................................................................        688,706        934,223
                                                                                     -------------  -------------
Total operating expenses...........................................................     21,954,410     18,020,078
                                                                                     -------------  -------------
Operating loss.....................................................................     (1,267,087)      (994,505)

Other:
Interest and other income..........................................................         44,900         58,331
Interest expense...................................................................       (575,124)      (359,298)
Loss on note receivable............................................................       (800,000)      --
                                                                                     -------------  -------------
Loss before provision for income taxes.............................................     (2,597,311)    (1,295,472)
Income tax benefit.................................................................       (240,463)      (139,716)
                                                                                     -------------  -------------
Net loss...........................................................................  $  (2,356,848) $  (1,155,756)
                                                                                     -------------  -------------
                                                                                     -------------  -------------

Net loss per share.................................................................  $       (0.17) $       (0.09)
                                                                                     -------------  -------------
                                                                                     -------------  -------------

Weighted average shares outstanding................................................     13,812,080     12,466,648
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            SEE ACCOMPANYING NOTES.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                          UNREALIZED
                                                                                           LOSS ON
                                                                                          AVAILABLE
                                           COMMON STOCK       ADDITIONAL                     FOR           TOTAL
                                      ----------------------    PAID-IN    ACCUMULATED       SALE      SHAREHOLDERS'
                                       SHARES      AMOUNT       CAPITAL      DEFICIT      SECURITIES      EQUITY
                                      ---------  -----------  -----------  ------------  ------------  -------------
Balance at January 1, 1996..........  11,536,206  $   1,154   $ 6,056,859   $(3,107,476)  $       --    $ 2,950,537
Reverse acquisition of Capital
  Brands, Inc.:
Acquisition of Capital Brands,
  Inc.'s common shares, net of
  acquisition costs of $1,888,807...  1,806,750         181       261,012           --            --        261,193
Recording of minority interest in
  CompScript-Boca, Inc..............   (662,341)        (66)     (384,875)     162,313            --       (222,628)
Transfer of acquired entity's
  (Delta) accumulated deficit to
  additional paid-in capital upon
  conversion from an S to a C
  corporation.......................         --          --      (101,687)     101,687            --             --
Adjustment for Hytree Pharmacy,
  Inc., pooling-of- interests from
  year-end change (see Note 1)......         --          --            --       39,512            --         39,512
Distributions to shareholders.......         --          --            --      (85,560)           --        (85,560)
Exercise of warrants................    102,550          10       538,366           --            --        538,376
Exercise of stock options...........    625,000          62       624,938           --            --        625,000
Fair market value of stock options
  issued to nonemployees............         --          --     1,411,250           --            --      1,411,250
Common shares issued to
  consultants.......................    125,000          13       923,127           --            --        923,140
Net loss............................         --          --            --   (1,155,756)           --     (1,155,756)
                                      ---------  -----------  -----------  ------------  ------------  -------------
Balance at December 31, 1996........  13,533,165      1,354     9,328,990   (4,045,280)           --      5,285,064
Exercise of warrants................    378,898          38     1,969,959           --            --      1,969,997
Fair market value of stock options
  issued to nonemployees............         --          --       580,250           --            --        580,250
Common shares issued to
  consultants.......................     45,000           4       239,996           --            --        240,000
Unrealized loss on marketable
  securities........................         --          --            --           --      (271,094)      (271,094)
Net loss............................         --          --            --   (2,356,848)           --     (2,356,848)
                                      ---------  -----------  -----------  ------------  ------------  -------------
Balance at December 31, 1997........  13,957,063  $   1,396   $12,119,195   $(6,402,128)  $ (271,094)   $ 5,447,369
                                      ---------  -----------  -----------  ------------  ------------  -------------
                                      ---------  -----------  -----------  ------------  ------------  -------------

                            SEE ACCOMPANYING NOTES.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         YEAR ENDED DECEMBER 31
                                                                                      ----------------------------
                                                                                          1997           1996
                                                                                      -------------  -------------
OPERATING ACTIVITIES
Net loss............................................................................  $  (2,356,848) $  (1,155,756)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of leasehold improvements.............................        701,958        515,460
Loss on note receivable.............................................................        800,000       --
Adjustment for Hytree Pharmacy, Inc. pooling-of-interests from year-end change......       --               39,512
Noncash merger costs................................................................        240,000        739,492
Deferred taxes......................................................................       --              (22,901)
Amortization........................................................................         40,908         43,815
Provision for doubtful accounts.....................................................      1,427,684        842,779
Changes in operating assets and liabilities:
Accounts receivable.................................................................     (4,958,681)    (1,961,725)
Inventory...........................................................................       (712,758)      (616,371)
Prepaid and other receivables.......................................................       (257,322)        80,830
Other assets........................................................................        394,164        (10,878)
Income tax refund receivable........................................................       (356,563)      (440,903)
Accounts payable and accrued expenses...............................................        601,538        866,013
                                                                                      -------------  -------------
Net cash used in operating activities...............................................     (4,435,920)    (1,080,633)

INVESTING ACTIVITIES
Purchase of property and equipment..................................................     (1,571,678)      (943,422)
Proceeds from sale of equipment.....................................................       --               71,216
Payments received on notes receivable...............................................       --               21,225
Payments received on loans to shareholders..........................................       --               12,982
Acquisitions, net of cash acquired..................................................       --              403,808
                                                                                      -------------  -------------
Net cash used in investing activities...............................................     (1,571,678)      (434,191)

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                                                                                         YEAR ENDED DECEMBER 31
                                                                                      ----------------------------
                                                                                          1997           1996
                                                                                      -------------  -------------
FINANCING ACTIVITIES
Exercise of options and warrants....................................................  $   1,969,997  $   1,163,376
Proceeds from lines of credit.......................................................      6,185,774        800,000
Repayment of lines of credit........................................................       (145,000)      (330,054)
Proceeds from notes payable to shareholder..........................................        300,000        450,414
Repayments of notes payable to shareholder..........................................     (1,568,737)      (355,801)
Proceeds from notes payable.........................................................      2,622,110      2,647,113
Repayment of notes and leases payable...............................................     (3,631,383)    (2,520,332)
Distribution to shareholders........................................................        (53,560)       (32,000)
                                                                                      -------------  -------------
Net cash provided by financing activities...........................................      5,679,201      1,822,716
                                                                                      -------------  -------------
Net (decrease) increase in cash and cash equivalents................................       (328,397)       307,892
Cash and cash equivalents at beginning of year......................................        857,740        549,848
                                                                                      -------------  -------------
Cash and cash equivalents at end of year............................................  $     529,343  $     857,740
                                                                                      -------------  -------------
                                                                                      -------------  -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes..........................................................  $     103,256  $     141,349
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Cash paid for interest..............................................................  $     575,124  $     298,329
                                                                                      -------------  -------------
                                                                                      -------------  -------------
SCHEDULE OF NONCASH INVESTING ACTIVITIES
Stock options issued in exchange for prepaid consulting fees........................  $     580,250  $     302,285
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Conversion of accounts receivable to a note receivable..............................  $    --        $     239,441
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Distribution payable................................................................  $    --        $      53,560
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Fixed assets acquired pursuant to capital lease obligations and notes payable.......  $     441,651  $      63,916
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                            SEE ACCOMPANYING NOTES.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. THE COMPANY

    CompScript, Inc. and Subsidiaries (CompScript or the Company), f/k/a Capital Brands, Inc., is a comprehensive provider of pharmacy management services including institutional pharmacy, infusion therapy, mail order and consultant pharmacist services. The Company is the successor to CompScript-Boca, Inc.
(Boca), f/k/a CompScript, Inc. which was f/k/a Aldencare, Inc., which was incorporated under the laws of the State of Florida on October 3, 1991.

    On April 26, 1996, shareholders who previously owned approximately 93% of Boca exchanged their shares of Boca's Common Stock for 7,394,982 common shares (representing an 80% interest) of Capital Brands, Inc. (Capital), a publicly-held company (the Acquisition). This exchange was structured as a tax-free reorganization. The Acquisition was accounted for as a reverse purchase of Capital by Boca pursuant to which Boca was recapitalized to include the assets and liabilities of Capital revalued to reflect the market value of Capital's net tangible assets at the date of the Acquisition, consisting of cash and marketable equity securities. The Company incurred acquisition costs of approximately $1,888,807, all of which was charged to additional paid-in capital. As Capital had no operations as of the Acquisition date, no pro forma financial information is presented. On July 5, 1996, Capital changed its name to CompScript, Inc. The remaining 7% of Boca is accounted for as a minority interest in a consolidated subsidiary on the Company's December 31, 1997 and 1996 consolidated balance sheet. On October 3, 1996, Boca issued an additional 27,000 shares of its Common Stock to a shareholder of the Company, increasing the minority interest's aggregate ownership interest in Boca to approximately 8%. Boca was recapitalized to reflect Capital's capital structure for all periods presented.

    The following table reconciles the common shares issued in the reverse acquisition to the beginning balance (January 1, 1996) of common shares presented in the Consolidated Statements of Shareholders' Equity:

Issuance of Capital Brands, Inc. common stock to
  CompScript-Boca, Inc. shareholders............................  7,394,982
Common shares issued to entities acquired through
  poolings-of-interests to reflect recapitalization of
  CompScript-Boca, Inc. as a result of the reverse acquisition of Capital Brands, Inc........................................  3,478,883
Shares of CompScript-Boca related to minority interest converted
  into Capital Brands shares....................................    662,341
                                                                  ---------
                                                                  11,536,206
                                                                  ---------
                                                                  ---------

    On May 31, 1996, in a transaction accounted for as a pooling-of-interests, the Company acquired Delta Pharmacy Services, Inc. (Delta). As a result, the accompanying consolidated financial statements include the accounts and results of operations of Delta for all periods presented. In connection with the transaction, the Company exchanged 666,350 shares of the Company's Common Stock for all of the outstanding common stock of Delta. Delta is in the business of supplying prescription pharmaceuticals, consulting services and enteral and parental therapies to long-term and alternate care providers in Alabama and Northern Florida.

    On August 19, 1996, in a transaction accounted for as a pooling-of-interests, the Company acquired SECURx, Inc. (SECURx). As a result, the accompanying consolidated financial statements include the accounts and results of operations of SECURx for all periods presented. In connection with the transaction, the Company exchanged 187,500 shares of the Company's Common Stock for all of the outstanding

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

1. THE COMPANY (CONTINUED)
common stock of SECURx. SECURx is in the business of selling and distributing prescription drugs to the general public through corporate sponsored benefit plans of employers located in the northeastern United States.

    On January 10, 1997, in a transaction accounted for as a pooling-of-interests, the Company acquired Medical Services Consortium, Inc.
(MSC). As a result, the accompanying consolidated financial statements include the accounts and results of operations of MSC for all periods presented. In connection with the transaction, the Company exchanged 1,400,000 shares of the Company's Common Stock for all of the outstanding common stock of MSC. MSC is in the business of supplying prescription pharmaceuticals, consulting services and enteral and parental therapies to long-term and alternate care providers in South Florida.

    On February 28, 1997, in a transaction accounted for as a pooling-of-interests, the Company acquired Campo Medical Pharmacy, Inc. (Campo). As a result, the accompanying consolidated financial statements include the accounts and results of operations of Campo for all periods presented. In connection with the transaction, the Company exchanged 375,000 shares of the Company's Common Stock for all of the outstanding common stock of Campo. Campo is in the business of supplying prescription pharmaceuticals and consulting services to long-term and alternate care providers in Louisiana.

    On March 26, 1997, in a transaction accounted for as a pooling-of-interests, the Company acquired Hytree Pharmacy, Inc. (Hytree). As a result, the accompanying consolidated financial statements include the accounts and results of operations of Hytree for all periods presented. In connection with the transaction, the Company exchanged 850,000 shares of the Company's Common Stock for all of the outstanding common stock of Hytree. Hytree is in the business of supplying prescription pharmaceuticals, respiratory and consulting services to long-term and alternate care providers along with home care and sales and rentals of durable medical equipment and supplies within the Ohio market.

    Years ended December 31, 1997 and 1996 represent the results of CompScript, Delta, SECURx, MSC, Campo, and Hytree assuming that all of their operations had been combined since January 1, 1996.

    The following unaudited financial information represents revenue and net
(loss) income for each of the pooled companies from the beginning of the respective periods to the dates of the combinations.

                          COMPSCRIPT     DELTA     SECURX       MSC       CAMPO      HYTREE    CONSOLIDATED
                          -----------  ---------  ---------  ---------  ---------  ----------  ------------
YEAR ENDED DECEMBER 31,
  1997
Total revenue...........  4$6,837,412  $  --      $  --      $ 316,175(2) $ 480,842(2) $2,996,801(2)  $50,631,230
                          -----------  ---------  ---------  ---------  ---------  ----------  ------------
                          -----------  ---------  ---------  ---------  ---------  ----------  ------------
Net (loss) income.......  ($2,454,317) $  --      $  --      $  35,692(2) $  20,153(2) $   41,624(2)  $(2,356,848)
                          -----------  ---------  ---------  ---------  ---------  ----------  ------------
                          -----------  ---------  ---------  ---------  ---------  ----------  ------------

YEAR ENDED DECEMBER 31,
  1996
Total revenue...........  1$5,469,263  $1,173,945(1) $3,406,563(1) $8,577,551 $3,181,263 $10,907,771  $42,716,356
                          -----------  ---------  ---------  ---------  ---------  ----------  ------------
                          -----------  ---------  ---------  ---------  ---------  ----------  ------------
Net (loss) income.......  ($1,937,123) $ 165,479(1) $(226,698 (1) $ 477,874 $ 131,876 $  232,836  $(1,155,756)
                          -----------  ---------  ---------  ---------  ---------  ----------  ------------
                          -----------  ---------  ---------  ---------  ---------  ----------  ------------

------------------------

1. Represents results of operations for Delta and SECURx from January 1, 1996 to the date of their acquisitions.

2. Represents results of operations for MSC, Campo and Hytree from January 1, 1997 to the date of their acquisitions.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

    Effective June 29, 1996, the Company elected to change its year end from September 30 to December 31. The Company's 1996 consolidated statement of operations have been restated to conform with this change in year end.

BASIS OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and Boca, of which the Company owns approximately 92%. All significant intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

    The Company considers all investments with an original maturity of less than three months, when acquired, to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    The Company's customers are primarily long-term and alternate care providers in Florida, Ohio, Louisiana, Mississippi and Alabama and corporate sponsored benefit plans of employers in the northeastern United States. The Company directly bills its customers or third-party payers, which are primarily Medicaid, Medicare and private insurers. Credit is extended based on an evaluation of the customer's financial condition, and collateral is not required. Credit losses are provided for in the consolidated financial statements and consistently have been within management's expectations.

INVENTORY

    Inventory is stated at the lower of cost or market. Cost is determined by the first-in, first-out method, and market represents the lower of replacement cost or estimated net realizable value.

OTHER ASSETS

    At December 31, 1996, the Company had a note receivable from the former chief executive officer of Capital which was collateralized by 1,125,000 shares of QPQ Corporation Common Stock. In March 1997, the Company recorded an $800,000 charge against the $1,125,000 note receivable. The Company deemed it appropriate to evaluate the collateral underlying the note, as the value of the collateral (marketable equity securities) declined significantly subsequent to December 31, 1996 and the collectability of the note was uncertain. On May 16, 1997, the note receivable was rescinded by the Company and the collateral of 1,125,000 shares of QPQ Corporation Common Stock reverted back to the Company.

    In accordance with FASB Statement No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, the Company, as of December 31, 1997, has valued its investment in QPQ Corporation at fair value of $53,906, resulting in the recognition of unrealized loss of $271,094. These securities are classified as "available for sale."

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost and depreciated using the straight-line and declining balance methods over the estimated useful lives of the related assets. Furniture and equipment and vehicles are depreciated over a five to seven year period. Leasehold improvements and assets under capital lease are amortized over the useful lives of the underlying assets or the term of the lease, whichever is shorter. Expenditures for maintenance and repairs are charged to expense as incurred.

COSTS IN EXCESS OF NET ASSETS ACQUIRED

    In July 1995, SECURx recorded approximately $205,000 of costs in excess of net assets acquired in connection with the acquisition of substantially all of the assets and liabilities of a predecessor company of the same name. Costs in excess of net assets acquired are amortized on a straight-line basis over five years.

    The Company periodically evaluates the recovery of the carrying amount of costs in excess of net assets acquired by determining if any impairment indicators are present. These indicators include duplication of resources resulting from acquisitions, income derived from businesses acquired, the estimated undiscounted cash flows of the entity over the remaining amortization period and other factors.

REVENUE RECOGNITION

    Revenue and the related cost of sales are recognized when services are provided or products are delivered. For some pharmaceuticals that are located at the customers' facilities, revenues are recognized when the product is dispensed to the patient. Revenues are recorded net of adjustments and allowances resulting from the difference between established rates for the products and services and amounts reimbursable by government-sponsored health care programs (primarily Medicaid) and private insurance carriers.

    Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

STOCK BASED COMPENSATION

    The Company has elected to follow Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under Financial Accounting Standards Board (FASB) Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires the use of option valuation models that were not developed for use in valuing employee stock options. No compensation expense is recognized under APB Opinion No. 25 when the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant.

    The Company accounts for equity awards issued to nonemployee consultants, attorneys and other vendors at fair market value based on the fair value of the consideration received or the fair value of the

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) equity instruments issued, whichever is more reliably measurable on the date of grant. The fair value of equity instruments issued to a nonemployee is measured as of the date that the parties come to a mutual understanding of the terms of the arrangement and agree to a binding contract.

ADVERTISING COSTS

    In accordance with the Statement of Position (SOP) 93-7, REPORTING ON ADVERTISING COSTS, the Company expenses advertising costs as incurred. The Company recognized advertising expenses of $100,374 and $57,372 during the years ended December 31, 1997 and 1996, respectively. These amounts are included in the selling, general and administrative expenses. The Company did not incur any direct response advertising costs, as defined by SOP 93-7 during 1997 and 1996.

INCOME TAXES

    The Company accounts for income taxes in accordance with FASB No. 109, ACCOUNTING FOR INCOME TAXES. Under this method, deferred income taxes at the end of each period are determined based on the differences between the financial statement and tax basis of assets and liabilities using the enacted tax rates for the years in which the taxes are expected to be paid or recovered.

    The Company files a consolidated income tax return with its majority-owned subsidiaries which includes the taxable income or loss of each subsidiary from its acquisition date through the end of the Company's tax year. Each entity was required to file a separate income tax return prior to becoming a member of the Company's consolidated income tax return.

    Prior to the acquisition of MSC by the Company on January 10, 1997, MSC was taxed under the provisions of Subchapter S of the Internal Revenue Code (IRC). Concurrent with the acquisition of MSC, this entity was converted to C corporation status with respect to federal income taxes and, for those states that recognize such tax election, state income taxes. As a result, the accompanying consolidated financial statements include no provision (benefit) for income taxes related to MSC's income (loss) prior to its acquisition by the Company. Accordingly, the consolidated statements of operations for the years ended December 31, 1997 and 1996 include adjustments for income tax expense which would have been recorded MSC been a taxable corporations and had the Company been able to file a consolidated income tax return with the entities acquired during 1997 and 1996 based on the tax laws in effect during the years presented.

NET LOSS PER SHARE

    In 1997, the Financial Accounting Standards Board issued Statement No. 128, EARNINGS PER SHARE. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

    Net loss per share is calculated using the weighted average number of common shares outstanding as the effect of the Company's outstanding Common Stock equivalents was antidilutive for all periods presented.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LONG-LIVED ASSETS

    FASB No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. The Company adopted FASB No. 121 during 1996 and, based on current circumstances, does not believe that any impairment indicators are present relative to its long-lived assets at December 31, 1997.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3. PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1997 consists of the following:

Furniture and equipment.........................................  $4,716,357
Vehicles........................................................     279,400
Leasehold improvements..........................................     584,971
Assets under capital leases.....................................     636,570
                                                                  ----------
                                                                   6,217,298
Less accumulated depreciation...................................  (2,674,432)
                                                                  ----------
                                                                  $3,542,866
                                                                  ----------
                                                                  ----------

4. LINE OF CREDIT

    In May 1995, the Company entered into a line of credit agreement which permitted borrowings up to $750,000. On January 3, 1997, the Company amended its financing agreement with its primary lender to increase its revolving line of credit agreement to allow for borrowings up to $5,000,000 from the $750,000 previously in effect. On August 25, 1997, the Company further amended the financing agreement to allow for borrowings up to $7,000,000. The primary reason for these increases was to provide additional working capital for operations and fund the Company's acquisition activity. The line of credit is due upon demand and, in any event, expires April 30, 1998, and is collateralized by all of the Company's accounts receivable, inventory, fixed assets and other assets. The Company is in the process of obtaining an extension or renewal of this line of credit at comparable terms. Interest is payable monthly 8.50% with a .125% per annum fee on the unused portion of the line. Under the agreement, $6,715,467 is outstanding at December 31, 1997, with an available balance of $284,533.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

4. LINE OF CREDIT (CONTINUED)
    The line-of-credit requires the Company to maintain at all times, certain net worth, debt coverage and working capital levels, and restricts acquisitions and dispositions of property and limits additional borrowings from other lenders. As of December 31, 1997, the Company was not in compliance with covenants relating to the $7,000,000 revolving credit agreement. A waiver has been obtained from the financial institution, effective for the fiscal year ended December 31, 1997.

5. NOTES PAYABLE

    Notes payable consist of the following at December 31, 1997:

$500,000 promissory note collateralized by all of the Company's accounts receivable, inventory, fixed assets and other assets. Terms are discussed below. ........................................................................  $ 400,000

$50,000 promissory note collateralized by computer equipment, interest at 9%.
  Monthly principal payments of $833 plus accrued interest from November 1997
  through October 2002. .........................................................     47,500

$200,000 promissory note with a financial institution, interest at 9% fixed, collateralized by substantially all of the Company's assets. Monthly payments of $3,333 plus accrued interest are payable monthly from March 1997 through
  February 2002. ................................................................    163,333

Various notes payable to financing companies bearing interest at rates ranging from 8.75% to 10.15% and expiring at various dates through 2000, collateralized
  by vehicles with an aggregate carrying value of approximately $118,000. .......     70,302
                                                                                   ---------

                                                                                     681,135

Less current portion.............................................................   (185,354)
                                                                                   ---------

Long-term portion................................................................  $ 495,781
                                                                                   ---------
                                                                                   ---------

    At December 31, 1997, annual payments on notes payable are as follows:

1998..............................................................................  $ 185,354

1999..............................................................................    184,247

2000..............................................................................    150,700

2001..............................................................................    150,000

2002..............................................................................     10,834
                                                                                    ---------

                                                                                    $ 681,135
                                                                                    ---------
                                                                                    ---------

    In connection with the January 3, 1997 amended line of credit agreement, the Company entered into a $500,000 promissory note with the same financial institution. The proceeds from the debt were to be used

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

5. NOTES PAYABLE (CONTINUED)
to fund the Company's office and mail order space expansion, which was completed in the first quarter of 1997. The principle sum of the promissory note is being paid in monthly installments of $8,333 plus interest at 9.0% for 60 months through January 2002. Collateral and debt covenants are the same as those of the line-of-credit. A waiver for debt covenant violations has been obtained from the financial institution, effective for the fiscal year ended December 31, 1997.

    On March 19, 1997, the Company entered into a $750,000 promissory note, which bore interest at prime, with a financial institution, primarily for working capital purposes which was repaid in August 1997.

6. NOTES PAYABLE TO SHAREHOLDERS

    In March 1997, the Company entered into three $100,000 demand notes payable to the former shareholders of Hytree, bearing interest at 8.25%. Under these agreements, $75,000 is outstanding at December 31, 1997. These notes were paid in full in February 1998.

7. CAPITAL LEASES

    The Company leases certain equipment under long-term capital leases. Future obligations are as follows:

YEAR ENDING DECEMBER 31,
-----------------------------------------------------------------------------------------------------
  1998...............................................................................................  $   271,628
  1999...............................................................................................      158,310
  2000...............................................................................................       66,833
  2001...............................................................................................       25,622
  2002...............................................................................................       10,791
                                                                                                       -----------
                                                                                                           533,184
Less interest........................................................................................     (102,245)
                                                                                                       -----------
                                                                                                       $   430,939
                                                                                                       -----------
                                                                                                       -----------

8. MINORITY INTEREST

    The Company has filed with the Securities and Exchange Commission a registration statement (Form S-4) to exchange the shares held by the minority interest shareholders for the Company's Common Stock, which will be accounted for as a purchase business combination. The minority interest's share of Boca's 1997 and 1996 results of operations is not significant.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

9. SHAREHOLDERS' EQUITY

EQUITY INSTRUMENTS ISSUED TO NONEMPLOYEES

    During 1996, the Company granted 625,000 stock options at an exercise price of $1 per share to certain consultants, 100,000 stock options at $6 per share to an investment banking firm and 75,000 stock options at an exercise price of $6 and 9,000 shares of Common Stock to a law firm as consideration for services rendered in connection with the Acquisition. The stock options were fully vested on the date of grant. Included in the costs of the Acquisition, all of which were charged against additional paid-in capital attributed to the Acquisition, is an aggregate $1,292,000 related to the issuance of these equity instruments. The consultants exercised the 625,000 stock options prior to December 31, 1996. The 75,000 stock options referred to above were exercised in March 1997; while the 100,000 stock options were exercised in 50,000 increments during April and May 1997, respectively.

    During 1996, the Company issued 90,000 shares of Common Stock to certain consultants and 11,000 shares of Common Stock to a law firm as consideration for services rendered in connection with the Company's acquisitions of Delta, SECURx and MSC. The Company recorded an aggregate $740,000 related to the issuance of these common shares, all of which is included in merger costs in the 1996 consolidated statement of operations.

    On May 1, 1996, the Company granted 200,000 stock options (100,000 options at an exercise price of $8 and 100,000 options an exercise price of $10) to an investment banking firm as consideration for a two-year consulting agreement commencing on December 31, 1996. The stock options were fully vested on the date of grant. In connection with the stock options granted, the Company recorded a prepaid consulting fee of $144,000 as of December 31, 1996. In May 1997, the investment banking firm agreed to perform additional consulting services and in exchange, the Company reduced the exercise price for 100,000 options from $8 to $4. As a result of this reduction in exercise price, the Company recorded an additional $262,000 in prepaid consulting fees which will be amortized over the term of the consulting agreement. The investment banking firm exercised the 100,000 options at $4 during May 1997.

    On June 12, 1997, an additional 100,000 stock options with an exercise price of $5 were awarded to two executives of the investment banking firm as consideration for a 12 month agreement to provide additional marketing, strategic planning and investor relation services. An additional $303,000 in prepaid consulting fees was recorded during 1997 relative to these options. The 100,000 options were exercised during July 1997.

    On July 2, 1996, the Company granted 75,000 stock options exercisable at $7 per share to a public relations firm in connection with a two-year contract. The stock options were fully vested on the date of grant. In addition, the Company agreed to issue an additional 75,000 options on July 2, 1997 and pay $30,000 per year in connection with this contract. The contract was cancelled at the end of the first year so the additional 75,000 options were not issued. In connection with the stock options granted, the Company recorded a prepaid expense of $20,000 for these fees, which was expensed and included in selling, general and administrative expenses in the consolidated statement of operations for the year ended December 31, 1997. These stock options expire five years from their respective dates of grant. On November 14, 1997, the Company issued 25,000 options exercisable at the market price of $2.50 in consideration of services rendered after the cancellation of the original contract, and in anticipation of entering into a new contract commencing in 1998. In connection with the stock options granted, the Company recorded a prepaid expense of $15,250.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

9. SHAREHOLDERS' EQUITY (CONTINUED)
    During the year ended December 31, 1997, approximately $390,000 of all of the above-mentioned prepaid consulting fees was amortized and is included in selling, general and administrative expenses in the consolidated statement of operations. Approximately $356,000 is unamortized and included in prepaid expenses and other current assets in the December 31, 1997 consolidated balance sheet.

    On December 27, 1996, the Company issued 15,000 of its common shares to certain consultants as consideration for consulting services rendered in connection with the Company obtaining a five-year agreement to provide mail order pharmacy services to an insurer. The Company recorded a prepaid expense of approximately $138,000 for these fees, of which approximately $115,000 is included in prepaid expenses and other current assets on the December 31, 1997 consolidated balance sheet. The Company intends to amortize these costs over the life of the agreement.

COMMON STOCK WARRANTS

    During 1996, the Company issued 102,550 common shares in connection with the exercise of the Company's Class A and Class B warrants at a weighted average exercise price of $5.25. On December 31, 1996, the remaining 96,950 outstanding warrants expired unexercised.

STOCK OPTION PLANS

    In May 1996, the Company adopted a stock option plan (the 1996 Plan). The 1996 Plan provides for the granting of both incentive stock options and nonqualified stock options for the purchase of up to 900,000 shares of the Company's Common Stock. During 1997, shareholders approved an additional 1,000,000 shares of the Company's Common Stock to be added to the 1996 Plan. On May 28, 1997, the Company awarded a total of 8,500 options to employees at the then market price of $7.13. In addition, on November 14, 1997, the Company awarded a total of 629,750 options to employees and consultants at the then market price of $2.50. The exercise price and vesting schedule of each stock option is determined by the Compensation Committee of the Company. Stock options granted under the 1996 Plan expire after ten years from the date of grant.

    In October 1995, the FASB issued FASB No. 123, which provides an alternative to APB Opinion No. 25. FASB No. 123 allows for a fair value based method of accounting for stock options. However, for companies that continue to account for stock-based compensation arrangements under APB Opinion No. 25, such as the Company, FASB No. 123 requires disclosure of the pro forma effect on net loss and loss per share of its fair value based accounting for those arrangements. The fair value for these options was estimated at the date of grant using 9. Shareholders' Equity (continued) the Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996: risk free interest rate of 6.49%, dividend yield of 0%, volatility factor of the expected market price of the Company's Common Stock of .47 and a weighted-average expected life of the options of 4.09 years. As of December 31, 1997, the weighted average remaining contractual life of all options outstanding was 9.2 years.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

9. SHAREHOLDERS' EQUITY (CONTINUED)
    The following unaudited pro forma summary presents the Company's net loss and loss per share as if the estimated fair value of the options were amortized to expense over the options' vesting period.

                                                                                              DECEMBER 31
                                                                                      ----------------------------
                                                                                          1997           1996
                                                                                      -------------  -------------
Pro forma net loss..................................................................  $  (2,661,888) $  (2,777,053)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Pro forma net loss per share........................................................  $       (0.19) $       (0.22)
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    The pro forma effect of compensation expense from stock option awards on pro forma net income reflects the vesting of 1996 option awards in 1997 and 1996, in accordance with FASB No. 123. Because pro forma compensation expense associated with a stock option award is recognized over the vesting period, the initial impact of applying FASB No. 123 may not be indicative of pro forma compensation expense in future years, when the effect of multiple awards will be reflected in pro forma net loss.

    A summary of the Company's stock option activity and related information for the year ended December 31, 1997 relative to the Company's employee/director and nonemployee stock options is as follows:

                                                                        EMPLOYEE/DIRECTOR         NONEMPLOYEE
                                                                          STOCK OPTIONS          STOCK OPTIONS
                                                                      ---------------------  ----------------------
                                                                                  WEIGHTED               WEIGHTED
                                                                       OPTIONS     AVERAGE    OPTIONS     AVERAGE
                                                                         FOR      EXERCISE      FOR      EXERCISE
                                                                        SHARES      PRICE     SHARES       PRICE
                                                                      ----------  ---------  ---------  -----------
Outstanding at December 31, 1996....................................     882,500  $    5.17    450,000   $    7.50
Granted.............................................................     613,250       2.65    125,000        4.50
Exercised...........................................................       3,898       5.13    375,000        5.20
Forfeited...........................................................      43,590       5.17     --          --
                                                                      ----------             ---------
Outstanding at December 31, 1997....................................   1,448,262       4.10    200,000        7.94
                                                                      ----------             ---------
                                                                      ----------             ---------
Exercisable at end of year..........................................   1,256,839               200,000
                                                                      ----------             ---------
                                                                      ----------             ---------
Weighted-average fair value of options granted during the year......  $     1.03             $    2.55
                                                                      ----------             ---------
                                                                      ----------             ---------

    The exercise prices of the employee stock options granted during 1997 were at or below the Company's stock prices on the dates of grant.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

9. SHAREHOLDERS' EQUITY (CONTINUED)
    Options outstanding and exercisable at December 31, 1997 are as follows:

                                                                 OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                                               ------------------------               -----------------------
                                                                             WEIGHTED
                                                                              AVERAGE     WEIGHTED                 WEIGHTED
                                                                             REMAINING     AVERAGE                  AVERAGE
                                                  RANGE OF       OPTIONS    CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
                                                OPTION PRICES  OUTSTANDING     LIFE         PRICE     EXERCISABLE    PRICE
                                                -------------  -----------  -----------  -----------  ----------  -----------
Employees.....................................  $  2.5--$7.13   1,448,262    9.2 years    $    4.10    1,256,839   $    4.12
                                                               -----------                            ----------
                                                               -----------                            ----------
Nonemployees..................................  $        2.50      25,000    9.9 years    $    2.50       25,000   $    2.50
                                                $        7.00      75,000    0.5 years    $    7.00       75,000   $    7.00
                                                $       10.00     100,000    1.3 years    $   10.00      100,000   $   10.00
                                                               -----------                            ----------
                                                                  200,000                                200,000
                                                               -----------                            ----------
                                                               -----------                            ----------

    At December 31, 1997, there are 251,738 options available for grant under the 1996 Plan.

COMMON STOCK

    The following shares of Common Stock have been reserved for future issuance as of December 31, 1997:

Upon the conversion of the minority interest.....................................    662,375
Upon the exercise of stock options outstanding or available for grant............  1,900,000
                                                                                   ---------
                                                                                   2,562,375
                                                                                   ---------
                                                                                   ---------

PREFERRED STOCK

    The Company is authorized to issue 1,000,000 shares of preferred stock, par value $.0001. No shares of preferred stock have been issued as of December 31, 1997.

DISTRIBUTIONS TO SHAREHOLDERS

    During 1996, the Board of Directors of MSC declared a $85,560 distribution to the shareholders of MSC, of which $32,000 was paid prior to December 31, 1996 and the remaining balance of $53,560 was paid during the year ended December 31, 1997.

10. FAIR VALUES OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    CASH AND CASH EQUIVALENTS: The carrying amount reported in the consolidated balance sheet for cash and cash equivalents approximates its fair value.

    MARKETABLE SECURITIES: The fair values of marketable securities are estimated based on quoted market prices.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

10. FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
    LINE OF CREDIT, NOTES PAYABLE, AND NOTES PAYABLE TO SHAREHOLDERS: The fair values of the Company's line of credit, notes payable and notes payable to shareholders are estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

    The carrying and fair values of the Company's financial instruments at December 31, 1997 approximate their carrying values.

11. INCOME TAXES

    The components of the income tax provision (benefit) are as follows:

                                                                                           YEAR ENDED DECEMBER 31
                                                                                          ------------------------
                                                                                             1997         1996
                                                                                          -----------  -----------
Current:
  Federal...............................................................................  $  (240,463) $  (154,995)
  State.................................................................................  --.........       34,044
                                                                                          -----------  -----------
                                                                                             (240,463)    (120,951)
  Deferred..............................................................................  --.........      (18,765)
                                                                                          -----------  -----------
Total...................................................................................  $  (240,463) $  (139,716)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows:

                                                                                  DECEMBER 31,
                                                                                      1997
                                                                                  ------------
Deferred tax liability:
  Tax over book depreciation....................................................   $  (57,283)
  Internally developed software.................................................     (157,784)
                                                                                  ------------
                                                                                     (215,067)
Deferred tax assets:
  Allowance for uncollectible accounts..........................................      529,511
  Net operating loss carryforwards..............................................      691,373
  Accrued stock bonus...........................................................       27,000
  Tax credits...................................................................       25,377
  Costs in excess of net assets acquired........................................       25,655
  Other.........................................................................        8,227
                                                                                  ------------
  Total deferred tax assets.....................................................    1,307,143
  Less valuation allowance......................................................   (1,046,975)
                                                                                  ------------
  Net deferred tax assets.......................................................      260,168
                                                                                  ------------
  Net deferred income taxes.....................................................   $   45,101
                                                                                  ------------
                                                                                  ------------

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

11. INCOME TAXES (CONTINUED)
    FASB No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $1,046,975 valuation allowance is necessary at December 31, 1997. The change in valuation allowance for the current year is $797,212. At December 31, 1997, the Company has available net operating loss carryforwards of $2,527,292 which expire in 2012. In addition, the Company has tax credits of $25,377 that have no expiration date.

    The differences between the provision for income taxes and the amount which results from applying the federal and state statutory tax rates to income before income taxes are as follows:

                                                                                                 YEAR ENDED
                                                                                                DECEMBER 31
                                                                                          ------------------------
                                                                                             1997         1996
                                                                                          -----------  -----------
Income tax benefit at statutory rate....................................................  $  (909,059) $  (440,660)
State income tax benefit, net...........................................................      (89,943)     (36,621)
Non-deducting items.....................................................................      255,166      352,650
Taxes on Delta's and MSC's losses incurred (income earned) prior to revocation of
  Subchapter S election.................................................................      --          (274,335)
Reduction in prior year payable.........................................................     (200,000)     --
Reduction in net operating loss carryback benefit.......................................      --            52,105
Change in valuation allowance...........................................................      797,212      171,973
Other...................................................................................      (93,839)      35,172
                                                                                          -----------  -----------
                                                                                          $  (240,463) $  (139,716)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

12. LEASE COMMITMENTS

    The Company has various operating leases, primarily relating to branch offices and warehouse facilities. The leases have various renewal options and escalation clauses and often require the Company to make additional payments for maintenance costs. Total rent expense for the years ended December 31, 1997 and 1996 amounted to $616,856 and $738,258, respectively.

    Approximate future minimum annual rentals under noncancelable operating leases with initial or remaining terms in excess of one year are:

1998............................................................  $ 679,205
1999............................................................    690,339
2000............................................................    693,276
2001............................................................    668,630
2002............................................................    502,538
                                                                  ---------
                                                                  $3,233,988
                                                                  ---------
                                                                  ---------

    The Company rents two of its facilities from entities controlled by shareholders under long-term leases expiring in 2001 and 2002, respectively. Included in rent expense is approximately $212,000 and $0

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

12. LEASE COMMITMENTS (CONTINUED)
paid in 1997 and 1996, respectively, to these related parties. Future minimum annual payments on these two related party rentals, which are included in the above-mentioned total future annual rentals are $210,266 in 1998, $210,266 in 1999, $210,266 in 2000, $191,266 in 2001, and $164,666 in 2002.

13. PROFIT SHARING PLANS

    In 1993, the Company established a profit sharing savings plan (the Plan) that covers substantially all of its employees and that qualifies as a cash or deferred arrangement under Section 401(k) of the IRC. Under the Plan, participating employees may defer up to 20% of their pre-tax salary before reduction, but not more than approximately $9,500 per plan year. The Company may make matching or other contributions to the Plan. There were no Company contributions to the Plan for the fiscal years ended December 31, 1997 and 1996.

    Effective January 1, 1995, MSC established the Medical Services Consortium, Inc. 401(k) Plan (the MSC Plan), a deferred profit sharing savings plan that covers all employees of MSC that are at least 21 years old and who have been employed by MSC at least 6 months. Under the MSC Plan, participating employees may defer up to 15% of their pre-tax salary before reduction each year. MSC may make contributions to the MSC Plan at MSC's discretion. Contributions vest over a six-year period. MSC did not make any contributions to the MSC Plan for the fiscal years ended December 31, 1997 and 1996.

    Effective March 1, 1996, Hytree established the Hytree Pharmacy, Inc. 401(k) Retirement Plan (the Hytree Plan), a deferred profit sharing savings plan that covers all employees of Hytree that are at least 18 years old and who have been employed by MSC at least 90 days. Under the Hytree Plan, participating employees may defer up to 15% of their pre-tax salary before reduction each year. Hytree will match employee contributions up to 6% of each employee's pre-tax salary before reduction each year. Hytree may make profit-sharing contributions to the Hytree Plan at Hytree's discretion. Contributions vest over a six-year period. Hytree's contributions to the Hytree Plan for the fiscal years ended December 31, 1997 and 1996 were not significant.

14. SUBSEQUENT EVENT

    On January 1, 1998, the Company entered into a five-year agreement with two shareholders (each of which has less than a 5% beneficial ownership interest in the Company) of the Company pursuant to which the shareholders will assist the Company secure new contracts for the Company's mail order division. The Company agreed to issue the shareholders 115,000 shares of common stock, as well as commissions of 1% of net revenues generated by new contacts obtained by the shareholders. The Company may cancel the contract at any time with a thirty day written notice. This contract replaces a previous contract entered into on January 9, 1997, which was canceled on October 31, 1997.

    On February 23, 1998, the Company entered into a definitive merger agreement pursuant to which it will be acquired through a merger with a wholly-owned subsidiary of Omnicare, Inc. Upon completion of the merger, each outstanding common share of CompScript will be converted into a $4.50 market value of Omnicare common shares, subject to certain terms of the agreement. Omnicare will issue approximately $63.3 million in its stock and assume CompScript's debt. The transaction is structured as a pooling-of-interests and a tax-free reorganization. As a condition to entering into this Agreement and Plan of Merger, the two companies executed a separate Stock Option Agreement whereby the Company granted an option to Omnicare to purchase up to 19.9% of CompScript's common shares. Omnicare can exercise this option if certain events occur prior to the closing of the merger.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                      CONSOLIDATED CONDENSED BALANCE SHEET

                                                                                       MARCH 31,    DECEMBER 31,
                                                                                         1998           1997
                                                                                     -------------  -------------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................................................  $   1,117,443  $     529,343
  Accounts receivable, net.........................................................     10,168,893      9,900,717
  Inventory........................................................................      3,297,952      3,180,397
  Marketable securities............................................................         96,094         53,906
  Income tax refund receivable.....................................................        371,805        575,075
  Deferred tax asset...............................................................        260,168        260,168
  Prepaid and other receivables....................................................      1,308,321        950,059
                                                                                     -------------  -------------
  Total current assets.............................................................     16,620,676     15,449,665
  Property and equipment, net......................................................      3,822,836      3,542,866

  Other assets:
  Costs in excess of net assets acquired, less accumulated amortization............         92,037        102,263
  Other............................................................................        331,878        485,846
                                                                                     -------------  -------------
Total other assets.................................................................        423,915        588,109
                                                                                     -------------  -------------
Total assets.......................................................................  $  20,867,427  $  19,580,640
                                                                                     -------------  -------------
                                                                                     -------------  -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................................      5,693,925  $   4,694,341
  Accrued salaries and benefits....................................................        348,601        355,393
  Accrued expenses.................................................................        167,293        693,888
  Accrued pharmaceuticals dispensed by third parties...............................         18,133         49,413
  Line of credit...................................................................      6,931,268      6,715,467
  Current portion of notes payable to shareholders.................................       --               75,000
  Current portion of notes payable.................................................        191,180        185,354
  Current portion of capital lease obligations.....................................        329,495        219,439
                                                                                     -------------  -------------
Total current liabilities..........................................................     13,679,895     12,988,295
Deferred tax liabilities...........................................................        215,067        215,067
Long-term debt:
  Notes payable....................................................................        457,434        495,781
  Capital lease obligations........................................................        260,731        211,500
                                                                                     -------------  -------------
Total long-term debt...............................................................        718,165        707,281
                                                                                     -------------  -------------
Total liabilities..................................................................     14,613,127     13,910,643
Minority interest..................................................................        222,628        222,628
Shareholders' equity:
  Common stock, $.0001 par value--50,000,000 shares authorized, 14,072,063 and
    13,957,063 shares issued and outstanding at March 31, 1998 and December 31,
    1997, respectively.............................................................          1,407          1,396

  Additional paid-in capital.......................................................     12,363,559     12,119,195
  Accumulated deficit..............................................................     (6,104,388)    (6,402,128)
    Unrealized loss on marketable securities.......................................       (228,906)      (271,094)
                                                                                     -------------  -------------
Total shareholders' equity.........................................................      6,031,672      5,447,369
                                                                                     -------------  -------------
Total liabilities and shareholders' equity.........................................  $  20,867,427  $  19,580,640
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            SEE ACCOMPANYING NOTES.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                            CONSOLIDATED STATEMENTS
                           OF OPERATIONS (UNAUDITED)

                                                                                          THREE MONTHS ENDED
                                                                                               MARCH 31
                                                                                     ----------------------------
                                                                                         1998           1997
                                                                                     -------------  -------------
Sales..............................................................................  $  13,849,483  $  11,498,619
Cost of sales......................................................................      8,032,789      6,794,718
                                                                                     -------------  -------------
Gross profit.......................................................................      5,816,694      4,703,901

Selling, general and administrative expenses.......................................      4,818,511      4,696,093
Provision for doubtful accounts....................................................        357,970        121,905
Merger costs.......................................................................       --              613,457
                                                                                     -------------  -------------
Total operating expenses...........................................................      5,176,481      5,431,455
                                                                                     -------------  -------------
Operating income (loss)............................................................        640,213       (727,554)

Other income (expense):
  Interest and other income........................................................          2,099         11,015
  Interest expense.................................................................       (166,572)       (99,563)
  Loss on realization of note receivable...........................................       --             (800,000)
                                                                                          (164,473)      (888,548)
                                                                                     -------------  -------------
Income (loss) before provision for income taxes....................................        475,740     (1,616,102)
Income tax provision...............................................................        178,000       --
                                                                                     -------------  -------------
Net income (loss)..................................................................  $     297,740  $  (1,616,102)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Net income (loss) per share........................................................  $         .02  $        (.12)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted average shares outstanding................................................     14,072,063     13,563,897
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            SEE ACCOMPANYING NOTES.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                       CONSOLIDATED CONDENSED STATEMENTS
                           OF CASH FLOWS (UNAUDITED)

                                                                                           THREE MONTHS ENDED
                                                                                                MARCH 31
                                                                                      ----------------------------
                                                                                          1998           1997
                                                                                      -------------  -------------
OPERATING ACTIVITIES
Net income (loss)...................................................................  $     297,740  $  (1,616,102)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of leasehold improvements.............................        193,415        129,959
Provision for doubtful accounts.....................................................        357,970        121,905
Amortization of goodwill............................................................         10,226         10,227
Noncash merger costs................................................................       --              240,000
Loss on realization of note receivable..............................................       --              800,000
Changes in operating assets and liabilities:
Accounts receivable, net............................................................       (626,146)    (1,709,819)
Inventory...........................................................................       (117,555)      (312,209)
Income tax refund receivable........................................................        203,270        (87,845)
Prepaid and other receivables.......................................................       (113,887)        (6,403)
Other assets........................................................................        153,968         50,891
Accounts payable and accrued expenses...............................................        434,917       (815,620)
                                                                                      -------------  -------------
Net cash provided by (used in) operating activities.................................        793,918     (3,195,016)

INVESTING ACTIVITY
Purchases of property and equipment.................................................       (304,444)      (552,916)
                                                                                      -------------  -------------
Net cash used in investing activity.................................................       (304,444)      (552,916)

FINANCING ACTIVITIES
Exercise of options and warrants....................................................       --              649,996
Net proceeds from line of credit....................................................        215,801      3,990,773
Net repayments of notes payable.....................................................        (32,521)      (536,809)
Net repayments of notes payable to shareholders.....................................        (75,000)      (393,987)
Repayment of leases payable.........................................................         (9,654)       (12,577)
                                                                                      -------------  -------------
Net cash provided by financing activities...........................................         98,626      3,697,396
                                                                                      -------------  -------------
Net increase (decrease) in cash and cash equivalents................................        588,100        (50,536)
Cash and cash equivalents at beginning of period....................................        529,343        857,740
                                                                                      -------------  -------------
Cash and cash equivalents at end of period..........................................  $   1,117,443  $     807,204
                                                                                      -------------  -------------
                                                                                      -------------  -------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes..........................................................  $      10,000  $      57,500
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Cash paid for interest..............................................................  $     166,572  $      99,563
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                            SEE ACCOMPANYING NOTES.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                 MARCH 31, 1998

                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

    The accompanying consolidated condensed financial statements include the accounts of the Company and all of its subsidiaries, which are majority-owned. All significant intercompany transactions and balances have been eliminated in consolidation.

    The accompanying consolidated condensed financial statements as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 are unaudited. These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company believes it has made sufficient disclosures such that the information presented is not misleading. In the opinion of management, the financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to state fairly the financial position and results of operations as of and for the periods presented. Results for the three-month period ended March 31, 1998 are not necessarily indicative of the results to be achieved for the year ended December 31, 1998.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

    In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

    Net income (loss) per share for the three-month periods ended March 31, 1998 and 1997, have been calculated based upon the weighted average number of common shares outstanding after giving effect to outstanding options and warrants during the periods in which their inclusion was dilutive.

2.  MARKETABLE SECURITIES

    At December 31, 1996, the Company had a note receivable from a former officer and shareholder of the Company which was collateralized by 1,125,000 shares of Regenesis Holdings Corp. (formerly known as QPQ Corporation) ("Regenesis") Common Stock. In March 1997, the Company recorded an $800,000 charge against the $1,125,000 note receivable. The Company deemed it appropriate to evaluate the collateral underlying the note, as the value of the collateral (marketable equity securities) declined significantly subsequent to December 31, 1996 and the collectibility of the note was uncertain. On May 16, 1997, the note receivable was rescinded by the Company and the collateral of 1,125,00 shares (18,750 shares after two reverse splits of 20 for 1 and 3 for 1) of Regenesis Common Stock reverted back to the Company.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                                 MARCH 31, 1998

                                  (UNAUDITED)

2.  MARKETABLE SECURITIES (CONTINUED)
    In accordance with FASB Statement No. 115, Accounting For Certain Investments In Debt And Equity Securities, the Company, as of March 31, 1997, has valued its investment in Regenesis at its fair value of $96,094, resulting in the recognition of unrealized loss of $228,906. These securities are classified as "available for sale."

3.  INCOME TAXES

    The income tax provisions for the three-month period ended March 31, 1998 and 1997, have been calculated by applying the Company's estimated effective tax rate for the years 1998 and 1997.

    For the three-month period ended March 31, 1997, the relationship of the provision for income taxes to pre-tax income reflects the exclusion of the Subchapter S earnings of MSC from the tax provision computation. Concurrent with the acquisition of Medical Services Consortium, Inc. (MSC) on January 10, 1997, MSC converted to C corporation status and its earnings from that date forward were included in the tax provision computation. The consolidated condensed statement of operations for the three months ended March 31, 1997, do not include pro forma adjustments for income tax expense which would have been recorded had MSC been a taxable corporation, as the impact would not have been significant.

4.  LINE OF CREDIT

    In May 1995, the Company entered into a line of credit agreement which permitted borrowings of up to $750,000. On January 3, 1997, the Company amended its financing agreement with its primary lender to increase its revolving line of credit agreement to allow for borrowings up to $5,000,000 from the $750,000 previously in effect. On August 25, 1997, the Company further amended the financing agreement to allow for borrowings of up to $7,000,000. The line of credit is due upon demand and, in any event, expires July 30, 1998, and is collateralized by all of the Company's accounts receivable, inventory, fixed assets and other assets. Interest is payable monthly at 8.5% with a .125% per annum fee on the unused portion of the line. Under the agreement, $6,931,268 is outstanding at March 31, 1998, with an available balance of $68,732.

    The line-of-credit requires that the Company maintain at all times, certain net worth, debt coverage and working capital levels, and restricts acquisitions and dispositions of property and limits additional borrowings from other lenders. At March 31, 1998, the Company was in compliance with all financial covenants.

5.  NOTES PAYABLE

    In connection with the line-of-credit, on January 3, 1997, the Company also entered into a $500,000 promissory note with the same lender, the proceeds of which were used to fund the Company's office and mail order space expansion, which was completed in the first quarter of 1997. The principal sum of the promissory note is payable in monthly installments of approximately $8,333 plus interest at 9.0% for 60 months which began on February 1, 1997. Collateral and debt covenants are the same as those of the line of credit discussed above.

                       COMPSCRIPT, INC. AND SUBSIDIARIES

                                 MARCH 31, 1998

                                  (UNAUDITED)

5.  NOTES PAYABLE (CONTINUED)
    On March 19, 1997, the Company entered into an additional $750,000 promissory note, bearing interest at prime, with its existing lender, primarily for working capital purposes. This loan matured on July 26, 1997, and was repaid in August 1997.

6.  SHAREHOLDERS' EQUITY

    On January 1, 1998, the Company entered into a five-year agreement with two shareholders (each of which has less than a 5% beneficial ownership interest in the Company) of the Company pursuant to which the shareholders will assist the Company secure new contracts for the Company's mail order division. The Company agreed to issue the shareholders 115,000 shares of common stock, as well as commissions of 1% of net revenues generated by new contracts obtained by the shareholders. The Company may cancel the contract at any time with a thirty day written notice.

    This contract replaces a previous contract entered into on January 9, 1997, which was canceled on October 31, 1997. In connection with the stock issued, the Company recorded a prepaid expense of $224,375. During the three months ended March 31, 1998, approximately $12,000 was amortized and included in selling, general and administrative expenses in the condensed consolidated statement of operations. At March 31, 1998, approximately $46,000 is included in prepaid expenses and other current assets and $186,000 is included in other assets in the balance sheet.

7.  MERGER

    On February 23, 1998, the Company entered into a definitive merger agreement pursuant to which it will be acquired through a merger with a wholly-owned subsidiary of Omnicare, Inc. Upon completion of the merger, each outstanding common share of CompScript will be converted into a $4.50 market value of Omnicare common shares, subject to certain terms of the agreement. Omnicare will issue approximately $63.3 million in its stock and assume CompScript's debt. The transaction is structured as a pooling of interests and a tax-free reorganization. As a condition to entering into this Agreement and Plan of Merger, the two companies executed a separate Stock Option Agreement whereby the Company granted an option to Omnicare to purchase up to 19.9% of CompScript's common shares. Omnicare can exercise this option if certain events occur prior to the closing of the merger.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                 by and between
                                COMPSCRIPT, INC.
                                      and
                                 OMNICARE, INC.
                         Dated as of February 23, 1998

                         AGREEMENT AND PLAN OF MERGER*

    AGREEMENT AND PLAN OF MERGER, dated as of February 23, 1998 (the "Agreement"), by and between COMPSCRIPT, INC., a Florida corporation ("CSI" or the "Company"), and OMNICARE, INC., a Delaware corporation ("Omni").

                                    RECITALS

    A. The Boards of Directors of CSI and Omni deem it advisable and in the best interests of each corporation and its respective stockholders that CSI and Omni combine in order to advance their long-term business interests, all upon the terms and subject to the conditions of this Agreement.

    B. It is intended that the combination of CSI and Omni be effected by a Merger (as defined below) of a direct wholly owned subsidiary of Omnicare to be formed solely for the purpose of effecting such merger ("SUB") with and into CSI with CSI surviving, which shall be recorded for accounting purposes as a pooling-of-interests and shall be treated for Federal income tax purposes as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). CSI and SUB are hereinafter sometimes collectively referred to as the "Constituent Corporations."

    C. Simultaneously with the execution of this Agreement, and as an inducement to Omni to enter into this Agreement, (i) Omni and a stockholder of CSI are entering into a Voting Agreement (the "Voting Agreement") pursuant to which such stockholder has, among other things, agreed, upon the terms and subject to the conditions thereof, to vote his CSI Shares (as defined below) in favor of the Merger and (ii) Omni and CSI are entering into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which CSI has granted Omni an option to purchase CSI Shares under certain circumstances.

    NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

    Section 1.1 THE MERGER. (a) In accordance with the provisions of this Agreement and the Florida Business Corporation Act ("FBCA"), at the Effective Time (as defined below), SUB shall be merged (the "Merger") with and into CSI, and CSI shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Florida. The name of the Surviving Corporation shall be CompScript, Inc. At the Effective Time, the separate existence of SUB shall cease.

    (b) The Merger shall have the effects on CSI and SUB, as Constituent Corporations of the Merger, provided for under the FBCA.

    Section 1.2 EFFECTIVE TIME. The Merger shall become effective at the time of filing of, or at such later time as is agreed to by the parties and specified in, the articles of merger, in the form required by and executed in accordance with the FBCA, with the Secretary of State of the State of Florida in accordance with the provisions of Section 607.1105 of the FBCA (the "Articles of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

    Section 1.3  ARTICLES OF INCORPORATION AND BYLAWS OF SURVIVING
CORPORATION. The Articles of Incorporation and Bylaws of SUB as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by law.

------------------------

* On March 25, 1998 the Agreement was amended to add CSI Acquisition Corporation as a party.

    Section 1.4 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. (a) The directors of SUB immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal.

    (b) The officers of CSI immediately prior to the Effective Time shall be the officers of the Surviving Corporation and each will hold office from and after the Effective Time until their respective successors are duly appointed and qualify in the manner provided in the Bylaws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal.

    Section 1.5 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

    Section 2.1 EFFECT ON CSI SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

    (a) (x) Each share of CSI's common stock, $.0001 par value (the "CSI Shares"), issued and outstanding immediately prior to the Effective Time (except for shares referred to in Sections 2.1(b) and (d) hereof) shall be converted into the right to receive a number of shares (the "Conversion Ratio") of Common Stock, par value $1.00 per share, of Omni ("Omni Stock") equal to $4.50 divided by the Omni Market Value, provided, however, that (i) if the Omni Market Value is less than $29.325, the Omni Market Value shall be deemed to be $29.325 for purposes of this Section 2.1(a)(x) and (ii) if the Omni Market Value is more than $39.675, the Omni Market Value shall be deemed to be $39.675 for purposes of this Section 2.1(a)(x).

    (y) Notwithstanding the foregoing, in the event the Omni Market Value is less than $24.15 or more than $44.85, Omni and CSI will seek to renegotiate a new acceptable Conversion Ratio which will then replace the Conversion Ratio provided for in this Section 2.1(a). In the event that Omni and CSI are unable to establish a mutually acceptable Conversion Ratio within two business days after the scheduled Closing Date (as defined below), then if the Omni Market Value is (i) less than $24.15, CSI shall have the right to terminate this Agreement or (ii) more than $44.85, Omni shall have the right to terminate this Agreement. Any such termination shall be deemed a termination by mutual consent in accordance with Section 10.1(a) hereof.

    (z) For purposes of this Section 2.1(a), the term "Omni Market Value" shall mean the average of the closing prices of the Omni Stock on the New York Stock Exchange (the "NYSE") for the 10 trading days immediately preceding the fifth trading day preceding the Closing Date. In the event of any change in the CSI Shares or the Omni Stock by reason of any stock split, readjustment, stock dividend, exchange or shares, reclassification, recapitalization or similar event, the amounts set forth in clauses (x) and (y) above shall be appropriately adjusted.

    (b) Each CSI Share held by CSI as treasury stock or owned by any Subsidiary (as defined below) of CSI shall be canceled.

    (c) All CSI Shares shall be canceled and retired, and each certificate representing any such CSI Shares (except for shares referred to in Sections 2.1(b) and (d) hereof) shall thereafter (i) represent only the right to receive the Omni Stock issuable in exchange for such CSI Shares upon the surrender of such certificate in accordance with Section 2.4 (and any cash payable in respect of fractional shares) and (ii) entitle the holder thereof to receive dividends on such number of whole shares of Omni Stock which such holder is entitled to receive in exchange for such certificates, provided that dividends shall be paid to such holder, without interest, only upon surrender of certificates in accordance with Section 2.4.

    (d) Notwithstanding anything to the contrary in this Agreement, any holder of CSI Shares who shall exercise the rights of a dissenting stockholder pursuant to and strictly in accordance with the provisions of Section 607.1302 of the FBCA shall be entitled to receive only the payment therein provided for and shall not be entitled to receive Omni Stock. Such payment shall be made directly by the Surviving Corporation from its own funds.

    Section 2.2 EFFECT ON CSI OPTIONS. (a) CSI has taken all actions as may be required to adjust the terms of all outstanding options to purchase CSI shares (the "CSI Stock Options") granted under any plan or arrangement providing for the grant of options to purchase CSI Shares to current or former officers, directors, employees or consultants of CSI (the "CSI Stock Option Plans"), whether vested or unvested, as necessary to provide that, at the Effective Time, each CSI Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such CSI Stock Option, the number of shares of Omni Stock (rounded up to the nearest whole share) determined by multiplying the number of CSI Shares subject to such CSI Stock Option by the Conversion Ratio, at an exercise price per share of Omni Stock equal to the price per share specified in such CSI Stock Option divided by the Conversion Ratio; provided that such exercise price shall be rounded up to the nearest whole cent. CSI shall promptly make such other changes to the CSI Stock Option Plans as Omni and CSI may agree as appropriate to give effect to the Merger.

    (b) The adjustments provided herein with respect to any CSI Stock Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424 of the Code.

    (c) Except as otherwise contemplated by this Section 2.2 and except to the extent required under the respective terms of the CSI Stock Options or other applicable agreements, all restrictions or limitations on transfer and vesting with respect to CSI Stock Options awarded under the CSI Stock Option Plans or any other plan, program or arrangement of CSI, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Omni as set forth above.

    (d) Omni shall take such actions as are reasonably necessary for the assumption of the CSI Stock Options, including the reservation, issuance and listing of the Omni Stock as is necessary to effectuate the transactions contemplated by this Section 2.2. The adjustments contemplated by this Section
2.2 do not require the consent of any holder of CSI Stock Options.

    Section 2.3 SUB COMMON STOCK. Each share of common stock of SUB issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

    Section 2.4 EXCHANGE PROCEDURES. (a) Omni shall authorize a bank or trust company to act as exchange agent hereunder (the "Exchange Agent") for the purposes of exchanging certificates representing CSI Shares and shares of Omni Stock. As promptly as practicable after the Effective Time, Omni shall deposit with the Exchange Agent, in trust for the holders of Certificates (as defined in Section 2.4(b) below), certificates representing the shares of Omni Stock issuable pursuant to Section 2.1(a) in exchange for CSI Shares (the "Omni Certificates").

    (b) Promptly after the Effective Time, the Exchange Agent shall mail or cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented CSI Shares (the "Certificates"), a letter of transmittal in customary and reasonable form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that number of shares of Omni Stock which such holder has the right to receive under Section 2.1(a) (and any amount of cash payable in lieu of fractional shares), less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax Law, and such Certificate shall forthwith be canceled. If any shares of Omni Stock are to be issued to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

    (c) No dividends or other distributions with respect to the Omni Stock constituting all or a portion of the consideration payable to the holders of CSI Shares shall be paid to the holder of any unsurrendered Certificate until such Certificate is surrendered as provided for in this Section 2.4. Subject to the effect of applicable Laws (as defined in Section 4.4 below), following such surrender, there shall be paid, without interest, to the record holder of the Omni Certificates (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of Omni Stock, and not paid, and the amount of cash payable in lieu of any fractional shares, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax Law, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole shares of Omni Stock, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax Law. Omni shall make available to the Exchange Agent cash for these purposes.

    (d) Any portion of the Omni Stock made available to the Exchange Agent pursuant to Section 2.4(a) that remains unclaimed by the holders of CSI Shares twelve (12) months after the Effective Time shall be returned to Omni, upon demand, and any such holder who has not exchanged his, her or its CSI Shares for Omni Stock in accordance with this Section 2.4 prior to that time shall thereafter look only to Omni for his, her or its claim for Omni Stock, any cash in lieu of fractional shares and certain dividends or other distributions. Neither Omni nor SUB shall be liable to any holder of CSI Shares with respect to any Omni Stock (or cash in lieu of fractional shares) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Omni, the posting by such person of a bond in such reasonable amount as Omni may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the consideration payable under Section 2.1(a) and, if applicable, any unpaid dividends and distributions on shares of Omni Stock deliverable with respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

    Section 2.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of CSI Shares who upon surrender of Certificates therefor would be entitled to receive a fraction of a share of Omni Stock shall receive, in lieu of such fractional share of Omni Stock, cash in an amount equal to such fraction multiplied by Omni Market Value, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law.

    Section 2.6 TRANSFERS. From and after the Effective Time, there shall be no transfers on the stock transfer books of CSI or the Surviving Corporation of CSI Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this
Article II.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF OMNI

    Omni represents and warrants to CSI as follows:

    Section 3.1 ORGANIZATION. Omni is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Omni will promptly cause SUB to be duly organized as a corporation under the laws of the State of Florida and a wholly owned subsidiary of Omni. Omni has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Omni is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of Omni and its subsidiaries taken as a whole and would not prevent or delay the consummation of the transactions contemplated hereby (an "Omni Material Adverse Effect"). Omni has made available to CSI complete and accurate copies of Omni's Certificate of Incorporation and Bylaws, each as currently in effect.

    Section 3.2 CAPITALIZATION. The authorized capital stock of Omni consists of 110,000,000 shares of Omni Stock and 1,000,000 shares of preferred stock ("Omni Preferred Stock"). As of December 31, 1997, there were 82,152,665 shares of Omni Stock issued and outstanding and no shares of Omni Preferred Stock outstanding. All shares of Omni Stock to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid, and non-assessable.

    Section 3.3 AUTHORITY. Omni has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Omni and no other corporate proceedings on the part of Omni are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, provided that Omni shall promptly cause SUB to be duly organized as a Florida corporation and a wholly owned subsidiary of Omni. This Agreement has been duly and validly executed and delivered by Omni and, assuming this Agreement constitutes a legal, valid and binding agreement of CSI, constitutes a legal, valid and binding agreement of Omni, enforceable against Omni in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws effecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

    Section 3.4 NO VIOLATIONS; CONSENTS AND APPROVALS. (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Omni or SUB with any of the provisions hereof conflicts with, violates or results in any breach of (i) any provision of the Certificate of Incorporation or Bylaws (or similar organizational documents) of either of Omni or SUB, (ii) any contract, agreement, instrument or understanding to which Omni or SUB is a party or by which Omni or SUB is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Omni or SUB, excluding from the foregoing clauses
(ii) and (iii) conflicts, violations or breaches which, individually or in the aggregate, would not have an Omni Material Adverse Effect or materially impair Omni's or SUB's ability to consummate the transactions contemplated hereby or for which Omni or SUB have received or, prior to the Merger, shall have received appropriate consents or waivers.

    (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by Omni or SUB in connection with the execution and delivery of the Agreement or the consummation by Omni or SUB of the transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in connection, or in compliance, with the provisions of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), (iii) the filing of the Articles of Merger with the Secretary of State of the State of Florida, (iv) filings with, and approval of, the NYSE in connection with obligations of Omni under Section 5.12, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states and (vi) such other consents, orders, authorizations, registrations, declarations and filings, including under any pharmacy license, the failure of which to be obtained or made would, individually or in the aggregate, have an Omni Material Adverse Effect, or materially impair the ability of Omni or SUB to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

    Section 3.5 SEC DOCUMENTS; OMNI FINANCIAL STATEMENTS. (a) Omni has filed with the Securities and Exchange Commission ("SEC") all documents required to be filed under the Securities Act and the Exchange Act since December 31, 1996 (the "Omni SEC Documents"). As of their respective dates, the Omni SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Omni SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) As of their respective dates, the consolidated financial statements of Omni included in the Omni SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of Omni and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash-flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

    Section 3.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed in filings with the SEC, there has not been any change in the financial condition, results of operations or business of Omni and its subsidiaries, taken as a whole, since September 30, 1997, except for changes which, individually or in the aggregate, would not have an Omni Material Adverse Effect.

    Section 3.7 PROXY STATEMENT/PROSPECTUS, REGISTRATION STATEMENT. None of the information regarding Omni and SUB to be supplied by Omni and SUB for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (as it may be amended or supplemented from time to time, the "Registration Statement") relating to Omni Stock to be issued in connection with the Merger or (ii) the proxy statement to be distributed in connection with the stockholder meeting of CSI contemplated by Section 5.5 (as it may be amended or supplemented from time to time, the "Proxy Statement" and together with the prospectus to be included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, and, in the case of the Proxy Statement, at the time of its mailing to stockholders of CSI and at the time of their stockholder meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to Omni shall occur which is required to be described in the Proxy Statement/Prospectus or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Omni and CSI. The Proxy Statement/ Prospectus and the Registration Statement will (with respect to Omni and SUB) comply in all material respects with the provisions of the Securities Act and the Exchange Act.

    Section 3.8 BROKER'S FEES. Neither Omni nor SUB nor any of Omni's other subsidiaries or affiliates has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

    Section 3.9 POOLING OF INTERESTS; REORGANIZATION. Neither Omni nor SUB has or, as of the Closing Date, will have (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would result in the failure of the Merger to qualify as a reorganization within the meaning of Code Section 368(a). Omni has no knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a pooling of interests for accounting purposes or a reorganization within the meaning of Code Section 368(a).

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF CSI

    CSI represents and warrants to Omni and SUB as follows:

    Section 4.1 ORGANIZATION. (a) Each of CSI and its subsidiaries ("Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as indicated on
Schedule 4.1, and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of CSI and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, as indicated on Schedule 4.1, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of CSI and its Subsidiaries taken as a whole and would not prevent or delay the consummation of the transactions contemplated hereby (a "CSI Material Adverse Effect"). Set forth on SCHEDULE 4.1 is an accurate and complete list of all of the Subsidiaries.

    (b) CSI previously has delivered to Omni accurate and complete copies of the Articles of Incorporation and Bylaws (or similar organizational documents) as currently in effect of CSI and each of the Subsidiaries.

    Section 4.2 CAPITALIZATION. (a) The authorized capital stock of CSI consists of 50,000,000 CSI Shares and 1,000,000 shares of preferred stock, par value $.0001 per share ("CSI Preferred Stock"). As of the date hereof, there are 14,072,063 CSI Shares issued and outstanding, no shares of CSI Preferred Stock issued and outstanding and no CSI Shares or shares of CSI Preferred Stock held in CSI's treasury or by any Subsidiary of CSI. As of the date hereof, there were outstanding under the CSI Stock Option Plans, all of which are listed on
SCHEDULE 4.2, CSI Stock Options entitling the holders thereof to purchase, in the aggregate, up to 1,548,262 CSI Shares. Schedule 4.2 lists, as to each CSI Stock Option, the holder, date of grant, exercise price and number of shares subject thereto. Except for the CSI Stock Option Plans, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating CSI to issue, transfer or sell any shares of capital stock of CSI or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding CSI Shares are, and all CSI Shares issued and outstanding at the Effective Time shall be, duly authorized and validly issued, fully paid and non-assessable.

    (b) The authorized capital stock of each Subsidiary as well as the number of such shares issued and outstanding are set forth on Schedule 4.2. All of the issued and outstanding shares of each Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on
Schedule 4.2, CSI holds of record and owns beneficially all of the outstanding shares of the capital stock of each Subsidiary, free and clear of any charges, liens, encumbrances or security interests and no shares of the capital stock of any Subsidiary are held in treasury. There are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions or other rights or other agreements or commitments obligating CSI or any Subsidiary to issue, transfer or sell any of the shares of capital stock of any Subsidiary or any other securities convertible into or evidencing the right to subscribe for any such shares. Except as set forth on Schedule 4.2(b) and except for interests in the Subsidiaries, neither CSI nor any Subsidiary has any investment or interest in any entity.

    Section 4.3 AUTHORITY. CSI has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and, subject to the requisite approval of the Merger and the adoption of this Agreement by CSI's stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by CSI's Board of

Directors and, except for (in the case of this Agreement) the requisite approval of the Merger and the adoption of this Agreement by CSI's stockholders, no other corporate proceedings on the part of CSI are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby or thereby. CSI's Board of Directors has determined that the transactions contemplated by this Agreement, including the Merger, and the Stock Option Agreement are in the best interests of CSI and its stockholders and, except as provided in Section 5.2 below, have determined to recommend to such stockholders that they vote in favor of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. Each of this Agreement and the Stock Option Agreement has been duly and validly executed and delivered by CSI, and assuming this Agreement constitutes a legal, valid and binding agreement of Omni, constitutes a legal, valid and binding agreement of CSI, enforceable against CSI in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws effecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

    Section 4.4 NO VIOLATIONS; CONSENTS AND APPROVALS. (a) Neither the execution and delivery of this Agreement or the Stock Option Agreement nor the consummation of the transactions contemplated hereby or thereby nor compliance by CSI with any of the provisions hereof or thereof, except as set forth in
Schedule 4.4, conflicts with, violates or results in any breach of or default or triggers any payment or obligations under (or an event which, with or without notice or the lapse of time would constitute a violation, breach or default under) (i) any provision of the Articles of Incorporation or Bylaws (or similar organizational documents) of CSI or any of its Subsidiaries, (ii) any contract, agreement, instrument or understanding to which CSI or any Subsidiary is a party, or by which CSI, any Subsidiary or any of their respective assets or properties is bound, or (iii) any law, judgment, decree, order, statute, rule or regulation of any jurisdiction or governmental authority (a "Law") applicable to CSI, any of its Subsidiaries or any of their respective assets or properties, excluding from the foregoing clauses (ii) and (iii) conflicts, violations or breaches which, individually or in the aggregate, would not have a CSI Material Adverse Effect or materially impair CSI's ability to consummate the transactions contemplated hereby or for which CSI has received appropriate consents or waivers.

    (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by CSI in connection with the execution and delivery of this Agreement or the Stock Option Agreement or the consummation by CSI of the transactions contemplated hereby or thereby, except (i) in connection with the applicable requirements of the HSR Act, (ii) in connection or in compliance, with the Securities Act and the Exchange Act,
(iii) the filing of the Articles of Merger with the Secretary of State of the State of Florida, (iv) filing with, and approval of, the NASDAQ with respect to the delisting of CSI Shares, (v) such consents, approvals, orders, authorizations, registrations, declaration and filings as may be required under the corporation, takeover or blue sky laws of various states and (vi) as set forth in Schedule 4.4, such other consents, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would, individually or in the aggregate, have a CSI Material Adverse Effect or materially impair CSI's ability to consummate the transactions contemplated hereby.

    Section 4.5 SEC DOCUMENTS; CSI FINANCIAL STATEMENTS. (a) CSI has filed with the SEC all documents required to be filed under the Securities Act and the Exchange Act since April 26, 1996 (the "CSI SEC Documents"). As of their respective dates, the CSI SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the CSI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) As of their respective dates, the consolidated financial statements of CSI included in the CSI SEC Documents complied in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of CSI and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

    (c) Set forth as Schedule 4.5 are (i) consolidated audited balance sheets of CSI and its Subsidiaries as of December 31, 1996 and (ii) consolidated unaudited statements of income of CSI and its Subsidiaries for the three-month period ending, and balance sheets as of, September 30, 1997. Each of the balance sheets set forth on Schedule 4.5 are accurate and complete in all material respects, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of CSI and its consolidated Subsidiaries at the date thereof and the consolidated results of their operations and statements of cash flows for the period then ended (subject, in the case of interim statements, to year-end audit adjustments of a normal, recurring type which would not, in the aggregate, have a CSI Material Adverse Effect). The balance sheet as of September 30, 1997 is sometimes referred to as the "CSI Interim Balance Sheet."

    (d) Neither CSI nor any of its Subsidiaries have any material liability or material obligation of any kind (whether contingent or otherwise and whether due or to become due) except (i) as set forth on Schedule 4.5, (ii) as set forth on the CSI Interim Balance Sheet, or (iii) as incurred in the ordinary course of business, consistent with past practice since the date of the CSI Interim Balance Sheet.

    (e) Schedule 4.5(e) sets forth, to CSI's knowledge, reasonable best estimates of certain financial information for the mail order business and pharmacy benefits management services businesses of CSI and its Subsidiaries. The information set forth in such schedule was prepared on a basis consistent with the other financial information described in Section 4.5(b) and fairly presents the information set forth therein.

    Section 4.6 ABSENCE OF CERTAIN CHANGES. Since the date of the CSI Interim Balance Sheet, CSI and each of its Subsidiaries have been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have a CSI Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.6, since September 30, 1997, there has not been with respect to CSI or any Subsidiary any:

    (a) sale or disposition of any material asset other than inventory in the ordinary course;

    (b) payment of any dividend, distribution or other payment to any stockholder of CSI or to any relative of any such stockholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

    (c) incurrence or commitment to incur any liability, individually or in the aggregate, material to CSI and its Subsidiaries taken as a whole, except such liabilities under CSI's existing credit facilities and liabilities incurred in connection with the Merger;

    (d) waiver, release, cancellation or compromise of any indebtedness owed to CSI or claims or rights against others, exceeding $100,000 in the aggregate;

    (e) any change in any accounting method, principal or practice except as required or permitted by generally accepted accounting principles;

    (f) unusual or novel method of transacting business engaged in by CSI or any of its Subsidiaries or any change in CSI's accounting procedures or practices or its financial or equity structure; or

    (g) taking of any action contemplated by Section 5.1 hereof.

    Section 4.7 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. None of the information regarding CSI to be supplied by CSI for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, and, in the case of the Proxy Statement, at the time of its mailing to stockholders of CSI and at the time of the stockholder meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to CSI shall occur which is required to be described in the Proxy Statement or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Omni and CSI. The Proxy Statement and the Registration Statement will (with respect to CSI) comply in all material respects with the provisions of the Securities Act and the Exchange Act.

    Section 4.8 STATE ANTI-TAKEOVER STATUTES. The CSI Board of Directors has approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby, including approval of the Voting Agreement and the Stock Option Agreement, by the CSI Board of Directors as required by the FBCA. No "business combination," "moratorium," "control share," "fair price," "interested shareholder," "affiliated transaction" or other anti-takeover statute or regulation (including Sections 607.0901 and 607.0902 of the FBCA) (i) prohibits or restricts CSI's ability to perform its obligations under this Agreement or the Stock Option Agreement (or any party's ability to perform its obligations under the Voting Agreement) or either party's ability to consummate the Merger or the other transactions contemplated hereby or thereby, or (ii) would have the effect of invalidating or voiding this Agreement, the Voting Agreement or the Stock Option Agreement or any provision hereof or thereof. CSI does not have a "shareholder rights plan" or other arrangement of similar effect. CSI is subject to (and has not opted out of) Section 607.0902 of the FBCA, which regulates "control-share acquisitions."

    Section 4.9 BROKER'S FEES. Except for the engagement of NationsBanc Montgomery Securities LLC and Shulman & Associates by CSI, neither CSI nor any of its Subsidiaries or affiliates or their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, financial advisory or finders' fees in connection with any of the transactions contemplated by this Agreement. CSI has delivered to Omni true and complete copies of the agreements evidencing such engagements and has fully disclosed to Omni the fees payable to such entities.

    Section 4.10 FAIRNESS OPINION. CSI has received the opinion of NationsBanc Montgomery Securities LLC to the effect that as of the date hereof the financial terms of the Merger are fair to CSI's stockholders from a financial point of view. A copy of such fairness opinion has been or will be delivered to Omni as soon as practicable after the date of this Agreement.

    Section 4.11 ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 4.11, which disclosed items could not, individually or in the aggregate, reasonably be expected to have a CSI Material Adverse Effect:

    (a) CSI and its Subsidiaries hold and are in material compliance with, all Environmental Permits (as defined below), and CSI and its Subsidiaries are, and CSI and its Subsidiaries (including any predecessors) have been, in material compliance with all applicable Environmental Laws (as defined below).

    (b) Neither CSI or its Subsidiaries have received any Environmental Claim (as defined below), and neither CSI or its Subsidiaries are aware of any threatened Environmental Claim against CSI or any of its Subsidiaries.

    (c) There are no (i) underground storage tanks, (ii) polychlorinated biphenyls, (iii) asbestos or asbestos-containing materials, (iv) urea-formaldehyde insulation, (v) surface impoundments, (vi) landfills, or (vii) Hazardous Materials (as defined below) present at any facility currently owned, leased, operated or otherwise used or, to CSI's knowledge, formerly owned, leased, operated or otherwise used, by CSI or any of its Subsidiaries (including any predecessors) that could give rise to liability of CSI or any of its Subsidiaries under any Environmental Laws which liability could reasonably be expected to have a CSI Material Adverse Effect.

    (d) No modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of CSI or its Subsidiaries following such consummation.

    (e) Hazardous Materials have not been used, generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently owned, leased, operated or otherwise used or, to CSI's knowledge, formerly owned, leased, operated or otherwise used, including without limitation for receipt of the CSI's wastes, by CSI or any of its Subsidiaries (including any predecessors), in violation of or in a manner or to a location that could give rise to liability under any Environmental Laws which liability could reasonably be expected to have a CSI Material Adverse Effect.

    (f) For purposes of this Section 4.11, the following terms shall have the meanings given to them below:

    (1) "Environmental Claim" means any written notice, claim, demand, action, complaint, investigation or proceeding arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by CSI or any of its Subsidiaries or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.

    (2) "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for CSI and its Subsidiaries and the operations of CSI's and its Subsidiaries' facilities and otherwise to conduct the business of CSI and its Subsidiaries under Environmental Laws.

    (3) "Environmental Laws" means all domestic and foreign federal, state and local laws, statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state and local laws.

    (4) "Hazardous Materials" means all hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants, substances and forces, including but not limited to electromagnetic fields, regulated pursuant to, or that could reasonably be expected to form the basis of liability under, any Environmental Law.

    Section 4.12 CONTRACTS. Schedule 4.12 sets forth a complete and accurate list of:

    (a) All contracts to which CSI or any Subsidiary is a party or by which either is bound which (i) involve amounts in excess of $100,000, or payments based on profits or sales, (ii) are not cancelable by CSI or such Subsidiary upon less than 30 days' notice, or (iii) involve terms or quantities exceeding normal commitments in the ordinary course of business.

    (b) All contracts which involve amounts in excess of $100,000 and pursuant to which CSI or any Subsidiary provides pharmaceuticals, medical supplies, therapies, intravenous infusion services, or any other products, services or therapies related to any of the foregoing.

    (c) All contracts with wholesalers, distributors, dealers, sales representatives, or cooperative associations to which CSI or any Subsidiary is a party or by which either is bound and which involve amounts in excess of $100,000.

    (d) All contracts with any federal, state or local governmental authorities, agencies or subdivisions to which CSI or any Subsidiary is a party or by which either is bound and which involve amounts in excess of $100,000.

    (e) All contracts for the past or present disposal of Hazardous Materials or infectious waste or other materials to which CSI or any Subsidiary is or was a party or by which either is or was bound.

    (f) All employment, consulting, management, or agency contracts, understandings or agreements (including any "severance" or "change in control" plans, contracts, understandings or agreements) to which CSI or any Subsidiary is a party or by which either is bound.

    (g) All contracts containing an obligation of confidentiality with respect to information furnished by CSI or any Subsidiary to a third party, or received by either from a third party.

    (h) All contracts limiting the freedom of CSI or any Subsidiary to compete in any line of business, or with any person, or in any geographic area or market.

    (i) All contracts providing for the present or future lease (whether as lessee or lessor), purchase or sale of any real property by CSI or any Subsidiary and which involve amounts in excess of $100,000.

    With respect to each contract set forth on Schedule 4.12, (i) each is legal, valid, binding and enforceable against CSI or the applicable Subsidiary, and to CSI's knowledge, against each other party thereto, and is in full force and effect; (ii) each will continue to be legal, valid, binding and enforceable against CSI or the applicable Subsidiary, and to CSI's knowledge, against each other party thereto, and will continue to be in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect prior to the Effective Time; and (iii) neither CSI nor the applicable Subsidiary, nor to CSI's knowledge, any other party, is in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a material breach or default or permit termination, modification or acceleration under any such contract. Neither CSI nor any Subsidiary has been party to any discussions or received any correspondence concerning breach or termination of any of the foregoing contracts and, to CSI's knowledge, there is no default under, or any violation of, any of the foregoing contracts by any other party thereto. CSI or the applicable Subsidiary has performed, in all material respects, all obligations required to be performed by it to date and is not in default in any material respect under any of the contracts, agreements, leases or other documents to which it is a party. CSI has delivered or will cause to be delivered to, or make available for review by, Omni copies of each such contract listed on Schedule 4.12. Since the date of the CSI Interim Balance Sheet, there has been no material modification or termination of any such contract nor, to CSI's knowledge, is any such modification or termination contemplated.

    Section 4.13 COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.13, CSI and each Subsidiary is not, and has not been, in violation of any Law, including, without limitation, any Law pertaining to Medicare, Medicaid, reimbursement, environmental protection, infectious or biomedical waste, occupational health or safety, or employment practices, the violation of which has or can reasonably be expected to have a CSI Material Adverse Effect.

    Section 4.14 NO LITIGATION. Except as set forth in the CSI SEC Documents filed prior to the date of this Agreement or on Schedule 4.14, there is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to CSI's knowledge, threatened against CSI or any Subsidiary. Except as set forth on Schedule 4.14, there are no pending or, to CSI's knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of CSI, any Subsidiary or any of their respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, which, if adversely determined, would have a CSI Material Adverse Effect.

    Section 4.15 INVENTORIES. The inventories reflected on the CSI Interim Balance Sheet are sufficient to cover the immediate needs of CSI and its Subsidiaries in the ordinary course of business as conducted by CSI and its Subsidiaries prior to the execution hereof. All of the pharmaceuticals, drugs and biologicals included in inventory are in date and are properly labeled and packaged.

    Section 4.16 PERMITS AND LICENSES. Schedule 4.16 lists all permits, licenses, approvals or authorizations of any government authority required to conduct the business of CSI and its Subsidiaries as currently conducted the absence of which would have a CSI Material Adverse Effect (the "Permits"). All such Permits have been legally obtained and maintained by CSI and its Subsidiaries and are in full force and effect. CSI and its Subsidiaries are duly licensed to provide pharmacy services in all states in which they do business and are in substantial compliance with the terms of such licenses. All such licenses to provide pharmacy services are included in the Permits listed on
Schedule 4.16.

    Section 4.17 EMPLOYEE BENEFITS. (a) All employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), employee pension benefit plans as defined in Section 3(2) of ERISA, and all other employee benefit programs or arrangements of any type, written or unwritten maintained by CSI or to which CSI contributes are listed on Schedule
4.17 and Schedule 4.17 separately sets forth any Plans which CSI, or any affiliate or predecessor of CSI, maintained or contributed to within the six years preceding the date hereof (collectively, the "Plans"). CSI has delivered to Omni true and complete copies of each Plan.

    (b) Except as disclosed on Schedule 4.17, the Plans comply, in all material respects, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable. Without limiting the foregoing, each of the Plans, and any related trust, intended to meet the requirements for tax-favored treatment under the Code (including, without limitation, Sections 401 and 501 and Subchapter B of the Chapter 1 of the Code) meets and for all prior periods has met, such requirements in all material respects.

    (c) Except as disclosed on Schedule 4.17, CSI and any other party involved in the administration of any of the Plans (i) has complied in all material respects with the provisions of ERISA, the Code and other Laws, applicable to such party, whether as an employer, plan sponsor, plan administrator, or fiduciary of any of the Plans or otherwise, (including without limitation the provisions of ERISA and the Code concerning prohibited transactions), and (ii) has administered the Plans in accordance with their terms. CSI has made all contributions required of it by any Law (including, without limitation, ERISA) or contract under any of the Plans and no unfunded liability exists with respect to any of the Plans.

    (d) Except as disclosed on Schedule 4.17, CSI has no responsibility or liability, contingent or otherwise, with respect to any Plans or any employee benefits other than under the Plans listed on Schedule 4.17. CSI has the right to amend or terminate, without the consent of any other person, any of the Plans, except as prohibited by law and any applicable collective bargaining agreement. Neither CSI, nor any affiliate or predecessor of CSI, maintains or has ever maintained or been obligated to contribute to (i) any defined benefit pension plan (as such term is defined in Section 3(35) of ERISA), (ii) any multiemployer plan (as such term is defined in Section 3(37) of ERISA), (iii) any severance plan or policy, or (iv) any arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (hereinafter collectively referred to as "COBRA").

    (e) Except as disclosed on Schedule 4.17, there are no actions, suits or claims pending (other than routine claims for benefits) or, to CSI's knowledge, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any of the Plans, or the assets thereof, or against CSI or any other party with respect to any of the Plans.

    Section 4.18 TAXES. (a) Except as set forth on Schedule 4.18, each member of the Group (as defined below) has duly filed, or had CSI file on its behalf (and with respect to Tax Returns (as defined below) due after the date hereof and prior to the Closing Date will duly file or have CSI file on its behalf), with the appropriate federal, state, local and foreign taxing authorities all Tax Returns required to be filed by or with respect to each member of the Group. All such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, correct and complete in all material respects as of the time of filing. CSI has included each Subsidiary in its consolidated federal income Tax Returns for all periods ended on or before December 31, 1996. CSI, with respect to the consolidated federal income Tax Returns, and each member of the Group, with respect to any other Tax Return, has paid (and until the Closing Date will pay) in full on a timely basis all Taxes (as defined below) due with respect to such Tax Returns and such Taxes that are otherwise due, except to the extent such Tax is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the CSI Interim Balance Sheet. Except as set forth on Schedule 4.18, the balance for accrued Taxes on the CSI Interim Balance Sheet for the payment of accrued but unpaid Taxes through the date thereof is correct and the amount of the Group's and CSI's liability for unpaid Taxes shall not exceed such balance for accrued but unpaid Taxes of the Group and CSI, respectively. The balance of accrued Taxes on a consolidated and separate company basis have been determined in accordance with generally accepted accounting principles, applied on a consistent basis. All monies which each member of the Group was required by Law to withhold from employees have been withheld (and until the Closing Date will be withheld) and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of the Group or member, as the case may be. CSI and each Subsidiary has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.

    (b) Except as set forth on Schedule 4.18, neither CSI nor any Subsidiary has ever been a member of an affiliated group filing consolidated returns other than the Group of which CSI and the Subsidiaries were the only members.

    (c) Except as set forth on Schedule 4.18, (i) none of the members of the Group has received any notice of a deficiency or assessment with respect to Taxes of the Group or any member from any taxing authority which has not been fully paid or finally settled, except to the extent any such deficiency or assessment is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the CSI Interim Balance Sheet; (ii) there are no ongoing audits or examinations of any Tax Return relating to the Group or any member thereof and no notice (oral or written) of audit or examination of any such Tax Return has been received by any member of the Group; (iii) neither CSI nor any member of the Group has given nor has there been given on its behalf a waiver or extension of any statute of limitations relating to the payment of Taxes for any year in which CSI or any Subsidiary was a member of the Group; (iv) neither CSI nor any of its Subsidiaries has ever been audited by the Internal Revenue Service; and (v) no issue has been raised (either in writing or orally, formally or informally) on audit or in any other proceeding (and is currently pending) with respect to Taxes of the Group or any member thereof by any taxing authority which, if resolved against the Group or any member, would have a CSI Material Adverse Effect. CSI and each member of the Group has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

    (d) Except as set forth on Schedule 4.18, neither CSI nor any Subsidiary is (nor has either ever been) a party to any tax sharing agreement and neither has assumed the liability of any other person under law or contract. CSI and each Subsidiary shall, as of the Closing Date, terminate all tax allocation or tax sharing agreements with respect to CSI or such Subsidiary, and neither CSI nor any Subsidiary shall have any further liability under any such agreements.

    (e) Except as set forth on Schedule 4.18, neither CSI nor any member of the Group (i) has filed a consent pursuant to Code Section 341(f) nor agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)) owned by a member of the Group; (ii) has agreed, or is required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise that will affect the liability of the Group or any member for Taxes; (iii) has made an election, or is required, to treat any asset of the Group or any member as owned by another person pursuant to the provisions of former Code Section 168(f)(8); (iv) is now, has ever been or on or before the Closing Date will be a party to any agreement, contract, arrangement, or plan (including, without limitation, the agreements contemplated by Section 5.14 hereof) that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G; (v) has participated in an international boycott as defined in Code Section 999; (vi) is now or has ever been a "foreign person" within the meaning of Code Section 1445(b)(2); (vii) is now or has ever been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii); or (viii) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

    (f) No member of the Group is required to report or pay any Taxes from any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

    (g) Neither CSI nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Code Section 355 since April 16, 1997.

    (h) For purposes of this Section 4.18, the following terms shall have the meaning given to them below:

        (1) 'Group" means, individually and collectively, (i) CSI, (ii) the Subsidiaries, and (iii) any individual, trust, corporation, partnership or any other entity as to which CSI is liable for Taxes incurred by such individual or entity either as transferee, or pursuant to Treasury Regulation 1.1502-6, or pursuant to any other Law.

        (2) 'Tax" means any of the Taxes, and "Taxes" means, with respect to the Group, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental (including taxes under Code Section 59A), alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, penalty, or addition thereto, whether disputed or not, imposed by any taxing authority on the Group or any member thereof, and (ii) any liability for payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Code Section 6901 or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.

        (3) 'Tax Return" means any return, declaration, report, claim or refund, or information return or statement or other document (including any related or supporting information) filed or required to be filed with any appropriate federal, state, local or foreign governmental entity or authority (individually or collectively, "taxing authority") or other authority in connection with the determination, assessment or collection of any Tax paid or payable by the Group or the administration of any Laws, regulations, or administrative requirements relating to any such Tax.

    Section 4.19 CUSTOMERS. No nursing home or other facility or institution served by CSI or any Subsidiary has, since September 30, 1997, canceled or otherwise terminated, or to CSI's knowledge, made any threat to cancel or otherwise terminate, its relationship with CSI or any Subsidiary.

    Section 4.20 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither CSI, nor any Subsidiary, nor any director, officer, employee or agent of the foregoing, nor any other person acting on its behalf, directly or indirectly, has to CSI's knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) could reasonably be expected to subject CSI or any Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, which damage or penalty may result in a CSI Material Adverse Effect, (ii) if not given in the past, might have had a CSI Material Adverse Effect, or (iii) if not continued in the future, might have a CSI Material Adverse Effect or which might subject CSI or any Subsidiary to suit or penalty in any private or governmental litigation or proceeding.

    Section 4.21 INTELLECTUAL PROPERTY. Neither CSI nor any of its Subsidiaries own or license for use any patents, trademarks, trade names, service marks, mask works or copyrights, other than the common law trade names listed on Schedule 4.21 and variations thereof. There has not been any actual or alleged infringement or misuse by (i) any party of any of CSI's or any Subsidiary's trade secrets, confidential information or other intellectual property rights, to CSI's knowledge, and (ii) CSI or any Subsidiary of any third party's trade secrets, confidential information or other intellectual property rights.

    Section 4.22 POOLING OF INTERESTS; REORGANIZATION. Neither CSI nor any of its Subsidiaries has or, as of the Closing Date, will have (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interest for accounting purposes or (ii) taken any action or failed to take any action which action or failure would result in the failure of the Merger to qualify as a reorganization within the meaning of Code Section 368(a). Neither CSI nor any Subsidiary has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a pooling of interests for accounting purposes or a reorganization within the meaning of Code Section 368(a).

    Section 4.23 INSURANCE. CSI carries insurance covering it and its Subsidiary's assets, business, equipment, properties, operations, employees, officers and directors of the type and in amounts customarily carried by persons conducting business similar to that of CSI and such Subsidiaries. All such policies are in full force and effect and all premiums have been paid to the extent they are due.

    Section 4.24 REQUIRED VOTE OF CSI STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding CSI Shares is required to approve the Merger. No other vote of the stockholders of CSI is required by Law, the Articles of Incorporation or Bylaws of CSI or otherwise in order for CSI to consummate the Merger and the transactions contemplated hereby.

    Section 4.25. EMPLOYMENT MATTERS. Neither CSI nor any of its Subsidiaries has experienced any strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices in the last five years. To CSI's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of CSI or its Subsidiaries.

    Section 4.26. CERTAIN HEALTHCARE LEGAL MATTERS. (a) CSI and its Subsidiaries and all of their respective officers, directors, employees, consultants or agents (collectively, the "Personnel") have complied in all material respects with all applicable statutes, regulations, rules, orders, ordinances and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and agencies of any of the foregoing ("Governmental Authority") to which it is subject with respect to healthcare regulatory matters (including, without limitation, The Social Security Act, as amended, Sections 1128, 1128A and 1128B, 42 U.S.C. Sections 1320a-7, 7(a) and 7(b) including Criminal Penalties Involving Medicare or State Health Care Programs, commonly referred to as the "Federal Anti-Kickback Statute" and The Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the "Stark Statute", the statute commonly referred to as the "Federal False Claims Act" and all statutes and regulations related to the possession, distribution, maintenance and documentation of controlled substances) ("Healthcare Laws"). CSI and its Subsidiaries have maintained all records required to be maintained by the FDA, DEA and State Board of Pharmacy and the Medicare and Medicaid programs as required by applicable Healthcare Laws. There are no presently existing circumstances which would result or would be likely to result in violations of any such Healthcare Laws, except to the extent such violations would not have a CSI Material Adverse Effect.

    (b) CSI and its Subsidiaries hold all permits necessary for the lawful conduct of their business under and pursuant to all applicable statutes, laws, ordinances, rules and regulations of all Governmental Authorities having, asserting or claiming jurisdiction over it or any part of their operations. CSI and its Subsidiaries have correctly maintained in all respects all records required to be maintained by the FDA, DEA and State Boards of Pharmacy and pursuant to the requirements of the Medicare and Medicaid programs.

    (c) CSI and its Subsidiaries are qualified for participation in the Medicare and Medicaid programs. Neither CSI or any of its Subsidiaries have received any notice indicating that such qualification may be terminated or withdrawn and have no reason to believe that such qualification may be terminated or withdrawn. CSI and its Subsidiaries have timely filed all claims or other reports required to be filed with respect to the purchase of products or services by third-party payors (including Medicare and Medicaid), and all such claims or reports are complete and accurate in all material respects except where the failure to file such claims and reports would not result in a CSI Material Adverse Effect. CSI and its Subsidiaries have no liability to any payor with respect thereto, except for liabilities incurred in the ordinary course of business. There are no pending appeals, overpayment determinations, adjustments, challenges, audit, litigation or notices of intent to open Medicare or Medicaid claim determinations or other reports required to be filed by CSI or its Subsidiaries. To CSI's knowledge, no Personnel have been convicted of, or pled guilty or nolo contendere to any Medicare, Medicaid or any other federal healthcare program related offense or committed any offense which may reasonably serve as the basis for suspension or exclusion from the Medicare and Medicaid programs.

    (d) There are no pharmaceutical or other products now being sold or distributed by CSI or its Subsidiaries which, at the date hereof, would require any approval of any governmental or administrative body, whether federal, state, local or foreign, prior to commercial distribution of such products, for which approval has not been obtained. All pharmaceutical or other products now being distributed by CSI or its Subsidiaries and all products included in the inventories of CSI or its Subsidiaries on the date hereof comply with applicable legal requirements of all jurisdictions in which such pharmaceutical or other products are now being distributed.

    Section 4.27. PRODUCT WARRANTIES. Except as set forth in Schedule 4.27, neither CSI nor any of its Subsidiaries has made any express warranties with respect to products sold or distributed by CSI and its Subsidiaries (other than passing on warranties made by the manufacturers thereof) and, to the best of CSI's knowledge, no other warranties have been made by Personnel. CSI has no knowledge of any presently existing circumstances that would constitute a valid basis for any voluntary or governmental recall of any pharmaceutical or other product sold or distributed by CSI or any Subsidiary.

    Section 4.28. CERTAIN BUSINESS PRACTICES. To CSI's knowledge, none of CSI or any of its Subsidiaries has made, and, no Personnel or representative of CSI or its Subsidiaries (in their capacities as such) has made, directly or indirectly with respect to the business of CSI or its Subsidiaries, any bribes, kickbacks, or other illegal payments or illegal political contributions, illegal payments from corporate funds to governmental officials in their individual capacities, or illegal payments from corporate funds to obtain or retain business either within the United States or abroad.

    Section 4.29 CUSTOMERS. Schedule 4.29 contains a true and correct summary of all skilled nursing homes and other facilities, including assisted living or independent living, and the number of licensed beds in those facilities which are provided products and services by CSI under contract and are serviced by CSI or its Subsidiaries, and, except as set forth in Schedule 4.29, during the quarter ended December 31, 1997, not more than 5% of the revenues of CSI during such period was attributable to patients serviced in a single nursing home company or other company or, to the best knowledge of CSI, any group of affiliated companies. Schedule 4.29 sets forth a complete list of all nursing home companies (including affiliated companies) that own or control more than 5% of the beds serviced by CSI and its Subsidiaries and all nursing home companies, other companies and related groups or entities from which CSI derives directly or indirectly more than 5% of its revenues. Except as set forth on Schedule 4.29, neither CSI nor any Subsidiary has received any notice that any party intends to cancel any of the contracts listed on Schedule 4.29.

    Section 4.30 PURCHASING CONTRACTS. No provision, including of any contract, arrangement, understanding, law, rule, regulation or any other item which may bind CSI or any of its Subsidiaries, prevents or will prevent CSI and its Subsidiaries from using Omni purchasing contracts and arrangements with wholesalers in the conduct of their business, including in lieu of any existing purchasing contracts or arrangements with wholesalers.

                                   ARTICLE V
                                   COVENANTS

    Section 5.1 CONDUCT OF BUSINESS OF CSI. Except as contemplated by this Agreement or as expressly agreed to in writing by Omni, during the period from the date of this Agreement to the Effective Time, CSI and its Subsidiaries will conduct their operations substantially as presently operated and only in the ordinary course of business, consistent with past practice and will use commercially reasonable efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time neither CSI nor any of its Subsidiaries will, without the prior written consent of Omni;

    (a) amend its Articles of Incorporation or Bylaws (or similar organizational documents);

    (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities, other than pursuant to and in accordance with the terms of the Stock Option Agreement and as set forth in Schedule 5.1;

    (c) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its Subsidiaries;

    (d) (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit, relating to purchase money security interests or obligations as a lessee under leases recorded as capital leases, each as incurred in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except its wholly owned subsidiaries in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

    (e) (i) increase in any manner the rate of compensation of any of its directors, officers or other employees, except in the ordinary course of business and in accordance with its customary past practices or as otherwise may be contractually required and disclosed on Schedule 5.1 attached hereto; or (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing Plans disclosed in
Schedule 4.17;

    (f) except as set forth on Schedule 5.1, sell or otherwise dispose of, or encumber, or agree to sell or otherwise dispose of or encumber, any assets (including securities of Subsidiaries) other than inventory in the ordinary course of business;

    (g) enter into any other agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice, but in no event in excess of $25,000 in the aggregate;

    (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition of a material amount of assets or securities or (iv) material change in its capitalization, or enter into a material contract or any amendment or modification of any material contract or release or relinquish any material contract right;

    (i) engage in any unusual or novel method of transacting business, change any accounting or Tax procedure or practice or its financial structure or make any Tax Election;

    (j) take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all respects as of the date of such action or omission as though made at and as of the date of such action or omission or which would frustrate any condition to the consummation of the Merger; or

    (k) commit or agree to do any of the foregoing.

    Section 5.2 NO SOLICITATION. CSI agrees that, prior to the Effective Time, except as provided below it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' directors, officers, employees, agents or representatives (including, without limitation, any attorney, financial advisor, investment banker or accountant) not to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the CSI Board of Directors from, (i) furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide Transaction Proposal which such person or entity has such funds or commitments therefor and which in the reasonable judgment of the CSI Board of Directors is reasonably capable of consummation if, and only to the extent that (A) the CSI Board of Directors, after consultation with its financial advisors and after consultation with and based upon advice of independent legal counsel determines in good faith that such action is necessary for the CSI Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (B) prior to taking such action CSI receives from such person or entity an executed confidentiality agreement containing reasonable and customary terms and provisions, at a minimum, at least as favorable to CSI as those terms and conditions contained in
Section 5.3(b) below, or (ii) withdrawing, modifying or changing its recommendation referred to in Section 4.3 if there exists a Transaction Proposal and the CSI Board of Directors, after consultation with its financial advisors and after consultation with, and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the CSI Board of Directors to comply with its fiduciary duties to stockholders under applicable law in connection with such Transaction Proposal. CSI shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other party with respect to any Transaction Proposal. CSI shall immediately advise Omni, orally and in writing, of any inquiries or proposals relating to any Transaction Proposal known to it (including any amendments or modifications thereto), the material terms and conditions of such inquiry or proposal, any written materials submitted in connection therewith and the identity of the person or entity making such inquiry or proposal. CSI shall give Omni at least one business day advance notice of any information to be supplied to, any person or entity making such a proposal for a Transaction Proposal with respect to CSI or any Subsidiary. CSI shall not enter into any agreements (other than a confidentiality agreement, as set forth above) with any person or entity making such inquiry or proposal. For purposes of this Agreement, "Transaction Proposal" shall mean any of the following (other than the transactions between CSI and SUB contemplated by this Agreement) involving CSI or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20%) or more of the assets of CSI and its Subsidiaries, taken as a whole, in a single transaction or series of transactions or any issuance of securities of CSI or any Subsidiary; (iii) any tender offer or exchange offer for, or the acquisition (or right to acquire) of "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Securities Exchange Act of

1934), of twenty percent (20%) or more of the outstanding shares of capital stock of CSI or the filing of a registration statement under the Securities Act in connection therewith or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    Section 5.3 ACCESS TO INFORMATION. (a) From the date of this Agreement until the Effective Time, CSI will provide to Omni, its lenders and authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during reasonable hours to all facilities, personnel and operations and to all books and records of CSI and its Subsidiaries, will permit Omni to make such inspections as it may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary) and will cause its officers and those of its Subsidiaries to furnish Omni with such financial and operating data and other information with respect to its business and properties as Omni may from time to time reasonably request.

    (b) Omni will hold and will cause its representatives to hold in confidence all documents and information furnished in connection with this Agreement, other than documents or information (i) available to the public, (ii) which are or become known by Omni from a source other than CSI or (iii) required by law to be disclosed.

    Section 5.4 REGISTRATION STATEMENT AND PROXY STATEMENT. CSI shall file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement. Such filing shall be made on a confidential basis unless Omni shall request otherwise. Promptly following the clearance by the SEC of the Proxy Statement, Omni shall file the Registration Statement with the SEC. Omni and CSI shall use all commercially reasonable efforts to have the Proxy Statement cleared, and Registration Statement declared effective, by the SEC as promptly as practicable. Omni shall also use all commercially reasonable efforts to take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of the Omni Stock. Omni and CSI shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence.

    Section 5.5 STOCKHOLDER'S MEETING. CSI shall call a meeting of its stockholders to be held as promptly as practicable (and in no event more than 45 days after the Registration Statement is declared effective) for the purpose of voting upon this Agreement and the Merger. CSI shall, through its Board of Directors, recommend to its stockholders approval of such matters and shall use all commercially reasonable efforts to hold such meeting as soon as practicable after the date hereof. Subject to the provisions of clause (ii) of Section 5.2 above, CSI shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of such matters. Without limiting the generality of the foregoing, in the event the Board of Directors of CSI withdraws or modifies its recommendation, CSI nonetheless shall cause the meeting of the stockholders to be convened and a vote taken with respect to the Merger and the Board of Directors shall communicate to CSI's stockholders its basis for such withdrawal or modification as contemplated by Section 607.1103(2)(a) the FBCA.

    Section 5.6 REASONABLE EFFORTS; OTHER ACTIONS. CSI, Omni and SUB each shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) the taking of any actions required to qualify the Merger for pooling-of-interests accounting treatment and as a reorganization within the meaning of Code Section 368(a), and (iii) the obtaining of all necessary consents, approvals or waivers under its material contracts.

    Section 5.7 PUBLIC ANNOUNCEMENTS. Before issuing any press release or otherwise making any public statements with respect to the Merger, Omni, SUB and CSI will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law (it being agreed that the parties hereto are entitled to disclose all requisite information concerning the transaction and any filings required with the SEC or pursuant to the HSR Act) or the rules and regulations of Nasdaq or the NYSE, as applicable.

    Section 5.8 NOTIFICATION OF CERTAIN MATTERS. Each of CSI and Omni shall give prompt notice to the other party of (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of CSI or Omni, as the case may be, and their respective subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be requited in connection with the transactions contemplated by this Agreement, (iii) any material adverse change in their respective financial condition, properties, businesses or results of operations or the occurrence of any event which is reasonably likely to result in any such change, or (iv) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue; provided, however, that the delivery of notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each party shall use all commercially reasonable efforts to prevent or promptly remedy the same.

    Section 5.9 INDEMNIFICATION. Omni agrees that at all times after the Effective Time, it shall cause the Surviving Corporation and its subsidiaries to indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of CSI or any of its Subsidiaries, or their respective successors or assigns (individually, an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, costs or expense (including reasonable fees and expenses of legal counsel), whenever asserted or claim, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, to the fullest extent as would have been permitted in their respective Articles or Certificate of Incorporation, as appropriate, or Bylaws consistent with applicable law. Omni shall or shall cause the Surviving Corporation to, maintain in effect for not less than three years after the Effective Time, the current policies of directors and officers liability insurance maintained by CSI and its Subsidiaries as of the date hereof to the extent that it provides coverage for events occurring prior to the Effective Time of the Merger (the "D&O Insurance") for all persons who are directors and officers of CSI or any of its Subsidiaries on the date hereof; provided that Omni or the Surviving Corporation, as applicable, shall not be required to spend as an annual premium for such D&O Insurance an amount in excess of 150% of the annual premium paid for D&O Insurance in effect prior to the date hereof, which amount has previously been disclosed to Omni, but provided Omni or the Surviving Corporation, as applicable, shall nevertheless be obligated to provide such coverage as may be obtained for such amount. Omni may substitute for such D&O Insurance, policies with reputable and financially sound carriers having, except as provided in the previous sentence, at least the same coverage and amounts thereof and continuing terms and conditions with respect to facts and circumstances occurring at or prior to the Effective Time. The rights under this Section 5.9 are in addition to the rights that any Indemnified Party may have under the Articles of Incorporation, Bylaws or other similar organizational documents of CSI or any Subsidiary or under applicable law. The rights under this Section 5.9 shall survive the Merger and are expressly intended to benefit each Indemnified Party.

    Section 5.10 EXPENSES. Except as provided in Section 10.5 below, Omni and SUB, on the one hand, and CSI, on the other hand, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its representatives, counsel and accountants, except that (i) expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees) the Proxy Statement/Prospectus shall be shared equally by CSI and Omni; and (ii) the filing fee payable in connection with the parties' compliance with the HSR Act shall be borne solely by Omni.

    Section 5.11 AFFILIATES. CSI shall deliver to Omni a letter identifying all persons who, as of the date hereof, may be deemed to be "affiliates" of CSI for purposes of Rule 145 under the Securities Act (the "Affiliates") and shall advise Omni in writing of any persons who become Affiliates prior to the Effective Time. CSI shall cause each person who is so identified as an Affiliate to deliver to Omni, no later than the earlier of the thirtieth (30th) day prior to the Effective Time or the date such person becomes an Affiliate, a written agreement substantially in the form of Exhibit A hereto.

    Section 5.12 STOCK EXCHANGE LISTINGS. Omni shall use its commercially reasonable efforts to list on the NYSE, upon official notice, the Omni Stock to be issued pursuant to the Merger.

    Section 5.13 STATE ANTI-TAKEOVER LAWS. If any "fair price" or "control share acquisition" statute or any other statute described in Section 4.8 hereof or other similar anti-takeover regulation shall become applicable to the transactions contemplated hereby, Omni and CSI and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

    Section 5.14 VOTING AGREEMENT AND CONSULTING AGREEMENTS. Simultaneously with the execution and delivery of this Agreement, Brian A. Kahan is executing the Voting Agreement. CSI will use all commercially reasonable efforts to cause the persons listed on Schedule 5.14 to enter into consulting, employment and/or non-competition agreements containing the terms set forth on Schedule 5.14 and otherwise reasonably acceptable to Omni.

    Section 5.15 COMBINED FINANCIAL RESULTS. Omni covenants and agrees for the benefit of each Affiliate that, as promptly as practicable following the Effective Time and in no event later than the earlier of (i) ninety (90) days after the end of the calendar month in which the Effective Time occurs, and (ii) one hundred twenty (120) days after the Effective Time, Omni will publicly release the financial results of Omni and CSI for a thirty (30) day period following the Effective Time.

    Section 5.16 SATISFACTION OF CONDITIONS. CSI agrees to use all commercially reasonable efforts to cause each of the conditions set forth in Article VII to Omni and SUB proceeding with the Closing to be satisfied on or before the Closing Date. Omni and SUB agree to use their respective commercially reasonable efforts to cause each of the conditions set forth in Article VIII to CSI proceeding with the Closing to be satisfied on or before the Closing Date.

    Section 5.17 SUB. Promptly following the formation of SUB, the parties will execute an amendment to this Agreement to make SUB a party hereto.

                                   ARTICLE VI

               CONDITIONS TO THE OBLIGATIONS OF OMNI, SUB AND CSI

    The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the closing of each of the following conditions:

    Section 6.1 REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened. All necessary state securities or blue sky authorizations shall have been received.

    Section 6.2 STOCKHOLDER APPROVAL. The requisite vote of the stockholders of CSI necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

    Section 6.3 CONSENTS AND APPROVALS. All necessary consents and approvals of any United States or any other governmental authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained, and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    Section 6.4 LISTINGS. The Omni Stock issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    Section 6.5 ACCOUNTING TREATMENT. Each of Omni and CSI shall have received letters from Ernst & Young, LLP and Omni's auditors, reasonably satisfactory to each of them in all respects, that the Merger will qualify for pooling-of-interests accounting treatment.

    Section 6.7 TAX MATTERS. Omni shall have received an opinion of Omni's counsel, in form and substance reasonably satisfactory to Omni, and CSI shall have received an opinion of CSI's counsel, in form and substance reasonably satisfactory to CSI, each dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Code Section 368(a) and that Omni, SUB and CSI shall each be a party to that reorganization within the meaning of Code Section 368(b). In rendering such tax opinions, such counsel may require and rely upon reasonably requested representations contained in certificates of Omni, CSI and SUB.

                                  ARTICLE VII

                 CONDITIONS TO THE OBLIGATIONS OF OMNI AND SUB

    The obligation of Omni and SUB to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by Omni:

    Section 7.1 REPRESENTATIONS ACCURATE. The representations and warranties of CSI contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except for such untruths or inaccuracies which would not (without regard for any materiality qualifiers therein), individually or in the aggregate, have a CSI Material Adverse Effect.

    Section 7.2 PERFORMANCE. CSI shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

    Section 7.3 OFFICER'S CERTIFICATE. Omni and SUB shall have received a duly executed certificate signed by the President of CSI certifying as to (i) compliance with the conditions set forth in Sections 7.1 and 7.2; (ii) the accuracy and completeness of the Bylaws of CSI and the director and stockholder resolutions of CSI approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of CSI.

    Section 7.4 CERTIFIED ARTICLES OF INCORPORATION. Omni shall have received a certificate of the Secretary of State of the State of Florida certifying the Articles of Incorporation of CSI and all amendments thereof, dated not more than ten (10) days prior to the Closing Date.

    Section 7.5 GOOD STANDING. Omni shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the state of incorporation of CSI and each Subsidiary and each other state in which CSI and each Subsidiary are qualified to do business as set forth on Schedule 4.1.

    Section 7.6 LEGAL ACTION. No statute, rule, regulation, order, injunction, writ or decree shall have been enacted, entered, ordered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the Merger and no legal action shall be pending or threatened which is reasonably likely to have a CSI Material Adverse Effect.

    Section 7.7 CONSENTS. Omni and SUB shall have received copies of consents of all third parties (x) necessary for CSI to execute, deliver and perform this Agreement and consummate the Merger and (y) where failure to obtain such consents in the aggregate would have a CSI Material Adverse Effect.

    Section 7.8 DISSENTING SHARES. On the Closing Date, the aggregate number of CSI Shares with respect to which the holders shall be dissenting shareholders entitled to relief under Section 607.1302 of the FBCA shall not exceed ten percent (10%) of all outstanding CSI Shares.

    Section 7.9 MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of CSI and its Subsidiaries taken as a whole.

    Section 7.10 AGREEMENTS WITH AFFILIATES. Omni and SUB shall have received from each person who is an Affiliate under Section 5.11 an executed copy of the written agreement referred to in Section 5.11 and such agreements shall be in full force and effect and there shall be no breach, or in existence any facts which with passage of time or otherwise could constitute a breach, thereof.

    Section 7.11 ARTICLES OF MERGER. CSI shall have delivered to Omni the Articles of Merger as executed by duly authorized officers of CSI.

    Section 7.12 EMPLOYMENT, CONSULTING AND NON-COMPETITION AGREEMENTS. Each person set forth in Schedule 5.14 shall have entered into a valid and binding employment, consulting or non-competition agreement containing the terms set forth in Schedule 5.14 and otherwise on terms reasonably satisfactory to Omni.

    Section 7.13 FIRPTA CERTIFICATE. If requested by Omni, CSI shall have provided Omni with a certified statement, pursuant to Section 1.1445-2(c)(3) of the Treasury Regulations, that it is not, and has not been, within the last five years, a "United States real property holding corporation."

                                  ARTICLE VIII

                      CONDITIONS TO THE OBLIGATIONS OF CSI

    The obligations of CSI to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by CSI:

    Section 8.1 REPRESENTATIONS ACCURATE. The representations and warranties of Omni and SUB contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except for such untruths or inaccuracies which would not (without regard for any materiality qualifiers therein), individually or in the aggregate, have an Omni Material Adverse Effect.

    Section 8.2 PERFORMANCE. Omni and SUB shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by them on or prior to the Closing Date.

    Section 8.3 COMPLIANCE CERTIFICATE. CSI shall have received a certificate signed by an officer of each of Omni and SUB certifying as to (i) compliance with the conditions set forth in Sections 8.1 and 8.2; (ii) the accuracy and completeness of the Bylaws of SUB and, as applicable, the director and stockholder resolutions adopted of Omni and SUB approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of Omni and SUB.

    Section 8.4 LEGAL ACTION. No statute, rule, regulation, order, injunction, writ or decree shall have been enacted, entered, ordered, promulgated or enforced by any governmental entity which prohibits the consummation of the Merger and no legal action shall be pending or threatened which is reasonably likely to have an Omni Material Adverse Effect.

    Section 8.5 MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of Omni and its subsidiaries taken as a whole.

    Section 8.6 ARTICLES OF MERGER. SUB shall have delivered to CSI the Articles of Merger, executed by duly authorized officers of SUB.

                                   ARTICLE IX

                                    CLOSING

    Section 9.1 TIME AND PLACE. Upon the terms and subject to the conditions hereof, the closing of the Merger (the "Closing") shall take place at the offices of Atlas, Pearlman, Trop & Borkson, P.A., as soon as practicable, but in no event later than 10:00 a.m., local time, on the first business day after the date on which each of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions) have been satisfied or waived, in writing, by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as Omni, SUB and CSI may, in writing, mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

    Section 9.2 FILINGS AT THE CLOSING. Upon the terms and subject to the conditions hereof, CSI, Omni and SUB shall cause to be executed and filed at the Closing the Articles of Merger and shall cause the Articles of Merger to be recorded in accordance with the applicable provisions of the FBCA and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

    Section 10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of CSI or Omni:

    (a) by mutual consent of Omni and CSI;

    (b) by either Omni or CSI, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; or

    (c) by either Omni or CSI, if the stockholder approval of the stockholders of CSI is not obtained at a meeting of stockholders duly called and held therefor.

    (d) by either Omni or CSI if the Merger shall not have been consummated by January 15, 1999, provided that a party in material breach of this Agreement may not terminate this Agreement pursuant to this Section 10.1(d).

    Section 10.2 TERMINATION BY OMNI. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, before or after the approval of the stockholders of CSI, by Omni if (a) CSI shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with by CSI at or prior to such date of termination, (b) there exists a breach of any representation or warranty of CSI contained in this Agreement such that the closing condition set forth in
Section 7.1 would not be satisfied, provided, however, that, with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to CSI of written notice of such failure or breach, or (c) the Board of Directors of CSI shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Omni or shall have failed to reaffirm its recommendation within five business days of Omni's request that it do so or shall have recommended or issued a neutral recommendation (or taken no position) with respect to any proposal in respect of a Transaction Proposal (as defined in Section 5.2 above).

    Section 10.3 TERMINATION BY CSI. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Omni or CSI, by CSI, if (a) Omni or SUB shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with by Omni or SUB at or prior to such date of termination, (b) there exists a breach of any representation or warranty of Omni or SUB contained in this Agreement such that the closing condition set forth in Section 8.1 would not be satisfied, provided, however, that, with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to Omni or Sub of written notice of such failure or breach, or (c) prior to the CSI stockholder meeting, if the CSI Board of Directors, in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, based upon the advice of outside counsel, determines that such termination is required in order to execute an agreement providing for the implementation of the transactions contemplated by a Transaction Proposal, PROVIDED, HOWEVER, that (i) the Company shall have complied with the provisions of Section 5.2 hereof, including providing notice of the terms of the Transaction Proposal and (ii) at least ten business days shall have elapsed after the Company has notified Omni of the final terms of such Transaction Proposal. No termination of this Agreement by the Company shall be effective unless and until the Company has paid Omni any amounts owed by it pursuant to Section 10.5.

    Section 10.4 PROCEDURE FOR TERMINATION. In the event of termination and abandonment of the Merger by Omni or CSI pursuant to this Article X, written notice thereof shall forthwith be given to the other.

    Section 10.5 EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no party hereto (or any of its directors of officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 10.5 and in Sections 5.3(b) and 5.10 hereof, and except as provided in the Stock Option Agreement. Nothing in this Section 10.5(a) shall relieve any party from liability for willful breach of this Agreement.

    (b) In the event that this Agreement is terminated by either party pursuant to (w) Section 10.1(c) following the making of a Transaction Proposal, (x)
Section 10.2(a) or (c) or (y) Section 10.3(c), then CSI shall pay Omni a fee of $3.2 million. Any monies owed by CSI to Omni in accordance with the preceding sentence shall be payable by wire transfer of same day funds either on the date contemplated in the last sentence of Section 10.3 if applicable or, otherwise, within two business days after such amount becomes due.

    In the event that this Agreement is terminated by Omni pursuant to Section 10.2(b), then CSI shall reimburse Omni for its reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby.

    In the event that this Agreement is terminated by CSI pursuant to Section 10.3(a) or (b), then Omni shall reimburse CSI for its reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby.

    CSI acknowledges that the agreements contained in this Section 10.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Omni would not enter into this Agreement; accordingly, if CSI fails to promptly pay the amount due pursuant to this Section 10.5(b), and, in order to obtain such payment, Omni commences a suit which results in a judgment against CSI for the fee set forth in this Section 10.5(b), CSI shall pay to Omni its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum from the date such fee was required to be paid.

                                   ARTICLE XI

                                 SURVIVABILITY

    Section 11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of CSI contained herein or in any certificate or other document delivered prior to Closing shall not survive the Closing. The representations and warranties of Omni and SUB contained herein or in any certificate or other document delivered prior to Closing shall not survive the Closing.

                                  ARTICLE XII

                                 MISCELLANEOUS

    Section 12.1 NOTICES. All notices shall be in writing delivered as follows:

(a)        If to Omni or SUB, to:

           Omnicare, Inc.
           2800 Chemed Center
           255 East Fifth Street
           Cincinnati, Ohio 45203
           Attention: Cheryl D. Hodges
           Telecopy: 513-762-6678

           With a copy to:

           Dewey Ballantine LLP
           1301 Avenue of the Americas
           New York, New York 10019
           Attn: Morton A. Pierce and Richard D. Pritz
           Telecopy: 212-259-6333

(b)        If to CSI, to:

           CompScript, Inc.
           1225 Broken Sound Parkway, N.W.
           Boca Raton, Florida 33487
           Attn: Brian A. Kahan, President
           Telecopy: 561-994-6104

           With a copy to:

           Atlas, Pearlman, Trop & Borkson, P.A.
           200 East Las Olas Boulevard, Suite 1900
           Ft. Lauderdale, Florida 33301
           Attn: Joel D. Mayersohn, Esq.
           Telecopy: 954-766-7800

or to such other address as may have been designated in a prior notice pursuant to this Section. Notices shall be deemed to be effectively served and delivered upon receipt.

    Section 12.2 BINDING EFFECT. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any person other than the parties hereto any rights or benefits hereunder.

    Section 12.3 HEADINGS. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

    Section 12.4 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement will be deemed to be a part of this Agreement.

    Section 12.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

    Section 12.6 GOVERNING LAW. This Agreement will be governed by and construed under Delaware law, without regard to conflict of laws principles thereof, except that matters relating to the validity and effects of the Merger and the fiduciary obligations of the directors of CSI shall be governed by the applicable provisions of the FBCA.

    Section 12.7 WAIVERS. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

    Section 12.8 PRONOUNS. The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

    Section 12.9 TIME PERIODS. Any action required hereunder to be taken within a certain number of days will be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

    Section 12.10 MODIFICATION. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

    Section 12.11 ENTIRE AGREEMENT. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

    Section 12.12 SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

    Section 12.13 INTERPRETATION. As used herein, a subsidiary of an entity shall mean any corporation or other organization, whether incorporated or unincorporated, of which such entity directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such entity is a general partner. As used in this Agreement, "includes," "including" or words of similar import shall be deemed to be followed by "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          COMPSCRIPT, INC.

                                          By: /s/ BRIAN A. KAHAN
                                             -----------------------------------

                                          Name: Brian A. Kahan
                                             Title: Chief Executive Officer

                                          OMNICARE, INC.

                                          By: /s/ JOEL F. GEMUNDER
                                             -----------------------------------

                                          Name: Joel F. Gemunder
                                             Title: President

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of February 23, 1998 (the "Agreement"), between OMNICARE, INC., a Delaware corporation ("Grantee"), and COMPSCRIPT, INC., a Florida corporation ("Grantor").

    WHEREAS, Grantee and Grantor are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of Grantor with and into a wholly owned subsidiary of Grantee (the "Merger");

    WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Grantee has requested that Grantor grant to Grantee an option to purchase up to 2,800,000 (the "Option Number") shares of Common Stock, par value $.0001 per share, of Grantor (the "Common Stock"), upon the terms and subject to the conditions hereof; and

    WHEREAS, in order to induce Grantee to enter into the Merger Agreement, Grantor is willing to grant Grantee the requested option.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

    1. THE OPTION; EXERCISE; ADJUSTMENTS; PAYMENT OF SPREAD.

    (a) Subject to the other terms and conditions set forth herein, Grantor hereby grants to Grantee an irrevocable option (the "Option") to purchase up to the Option Number shares of Common Stock (the "Shares") at a cash purchase price equal to $4.50 per share (the "Purchase Price"). The Option may be exercised by Grantee, in whole or in part, at any time, or from time to time, following the occurrence of one of the events set forth in Section 2(c) hereof, and prior to the termination of the Option in accordance with the terms of this Agreement.

    (b) In the event Grantee wishes to exercise the Option, Grantee shall send a written notice to Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act, as defined below) not later than 10 business days and not earlier than three business days following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore Grantee to its rights hereunder, including its right to purchase Shares representing 19.9% of the capital stock of Grantor entitled to vote generally for the election of the directors of Grantor which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price equal to the Purchase Price multiplied by the Option Number.

    (c) If at any time the Option is then exercisable pursuant to the terms of
Section 1(a) hereof, Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date Grantor shall pay to Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of
(x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to one of the transactions enumerated in Section 2(c) hereof (the "Alternative Purchase Price") or (y) the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) of the shares of Common Stock as reported on Nasdaq on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus
(ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this Section 1(c), the obligations of Grantor to deliver Shares pursuant to Section 3 shall be terminated with respect to such number of Shares for which Grantee shall have elected to be paid the Spread. Notwithstanding the foregoing, the Spread shall not be payable unless and until (i) the Board of Directors of the Company shall have recommended a transaction contemplated by Section 2(c) hereof ("Another Transaction") or shall have failed to reject (including by taking no position with respect to) Another Transaction, (ii) the Company shall have entered into an agreement in respect of Another Transaction, (iii) an event set forth in
Section 2(c)(vi) shall have occurred, (iv) the Company shall have materially breached its covenants herein or in the Merger Agreement or (v) Another Transaction shall have been consummated.

    2. CONDITIONS TO DELIVERY OF SHARES. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

        (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

        (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated; and

        (c) (i) any person (other than Grantee or any of its subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) a tender offer, or shall have filed a registration statement under the Securities Act of 1933 (the "Securities Act") with respect to an exchange offer, to purchase any shares of Common Stock such that, upon consummation of such offer, such person or a "group" (as such term is defined under the Exchange Act) of which such person is a member shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 of the Exchange Act), or the right to acquire beneficial ownership, of 15 percent or more of the then outstanding Common Stock; (ii) any person (other than Grantee or any of its subsidiaries) shall have publicly announced or delivered to Grantor a proposal, or disclosed publicly or to Grantor an intention to make a proposal, to purchase 15% or more of the assets or any equity securities of, or to engage in a merger, reorganization, tender offer, share exchange, consolidation or similar transaction involving the Grantor or any of its subsidiaries (an "Acquisition Transaction"); (iii) Grantor or any of its subsidiaries shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement, including without limitation, an agreement in principle, with any person (other than Grantee or any of its subsidiaries) to effect or provide for an Acquisition Transition; (iv) any person shall solicit proxies or consents or announce a bona fide intention to solicit proxies or consents from Grantor's stockholders (x) relating to directors, (y) in opposition to the Merger, the Merger Agreement or any related transactions or (z) relating to an Acquisition Transaction (other than solicitations of stockholders seeking approval of the Merger, the Merger Agreement or any related transactions);
    (v) any person shall have made a Transaction Proposal (as defined in the Merger Agreement); or (vi) any person (other than Grantee or any of its subsidiaries) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Common Stock (other than trust account shares) aggregating 15 percent or more of the then outstanding Common Stock. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

    3. THE CLOSING. (a) Any closing hereunder shall take place on the date specified by Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 9:00 a.m., local time, at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, or, if the conditions set forth in Section 2(a) or (b) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to Section 1(b) hereof, Grantor will deliver to Grantee a certificate or certificates, representing the Shares in the denominations designated by Grantee in its Stock Exercise Notice and Grantee will purchase such Shares from Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) hereof, Grantor will deliver to Grantee cash in an amount determined pursuant to
Section 1(c) hereof. Any payment made by Grantee to Grantor, or by Grantor to Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of immediately available funds to a bank designated by the party receiving such funds.

    (b) The certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act.

    4. REPRESENTATIONS AND WARRANTIES OF GRANTOR. The Grantor represents and warrants to Grantee that (a) Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of Grantor and constitutes a valid and binding obligation of Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by Grantor upon exercise of the Option and paid for by Grantee as contemplated hereby, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (d) except as otherwise required by the HSR Act, the execution and delivery of this Agreement by Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of Grantor's charter or by-laws, or any material indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which Grantor or any of its subsidiaries or any of their respective properties or assets is bound; (e) Grantor (i) will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Grantor and (ii) will promptly take all action provided herein to protects the rights of Grantee against dilution as set forth in Section 1(b) hereof and (f) no "fair price", "moratorium", "control share acquisition," "interested shareholder" or other form of antitakeover statute or regulation, including without limitation, Sections 607.0901 or
607.0902 of the Florida Business Corporation Act, or similar provision contained in the charter or by-laws of Grantor, is or shall be applicable to the acquisition of Shares pursuant to this Agreement.

    5. REPRESENTATIONS AND WARRANTIES OF GRANTEE. The Grantee represents and warrants to Grantor that (a) the execution and delivery of this Agreement by Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of Grantee and constitutes a valid and binding obligation of Grantee; and (b) Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

    6. LISTING OF SHARES; FILINGS; GOVERNMENTAL CONSENTS. Grantor will promptly file an application to list the Shares on Nasdaq and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by Grantor under the HSR Act; provided, however, that if Grantor is unable to effect such listing on Nasdaq by the Closing Date, Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

    7. SALE OF SHARES. At any time prior to the first anniversary of the termination of the Merger Agreement in accordance with its terms (the "Merger Termination Date"), Grantee shall have the right to sell (the "Sale Right") to Grantor all, but not less than all, of the Shares at the greater of (i) the Purchase Price, or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date Grantee gives written notice of its intention to exercise the Sale Right. If Grantee does not exercise the Sale Right prior to the first anniversary of the Merger Termination Date, the Sale Right terminates. In the event Grantee wishes to exercise the Sale Right, Grantee shall send a written notice to Grantor specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given for the closing of such sale. The Sale Right will not be available if the Merger Agreement is terminated pursuant to Section 10.1 (other than Section 10.1(c) thereof) or Section 10.2(b), 10.3(a) or (b) thereof.

    8. REGISTRATION RIGHTS. (a) In the event that Grantee shall desire to sell any of the Shares, Grantor will cooperate with Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 60 days if the offering would, in the judgment of the Board of Directors of Grantor, require premature disclosure of any material corporate development or material transaction involving Grantor or interfere with any previously planned securities offering by the Company.

    (b) If the Common Stock is registered pursuant to the provisions of this
Section 8, Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 45 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for Grantor, except that Grantee shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the shares of Common Stock sold by Grantee. The Grantor shall indemnify and hold harmless (i) Grantee, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934 (collectively, the "Underwriters") ((i) and (ii) being referred to as "Indemnified Parties") against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Grantor will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to Grantor by the Indemnified Parties expressly for use or incorporation by reference therein.

    (c) The Grantee and the Underwriters shall indemnify and hold harmless Grantor, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which Grantor, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Grantor by Grantee or the Underwriters, as applicable, specifically for use or incorporation by reference therein.

    9. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

    10. SPECIFIC PERFORMANCE. The Grantor acknowledges that if Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Grantee for which money damages would not be an adequate remedy. In such event, Grantor agrees that Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement.

    11. NOTICE. All notices, requests, demands and other communications hereunder shall be in writing deemed to have been duly given upon receipt by the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

    If to Grantee:

    Omnicare, Inc.
    2800 Chemed Center
    255 East Fifth Street
    Cincinnati, Ohio 45203
    Attention: Cheryl D. Hodges
    Telecopy: 513-762-6678

    With a copy to:

    Dewey Ballantine LLP
    1301 Avenue of the Americas
    New York, New York 10019
    Attn: Morton A. Pierce and Richard D. Pritz
    Telecopy: (212) 259-6333

    If to Grantor:

    CompScript, Inc.
    1225 Broken Sound Parkway, N.W.
    Boca Raton, Florida 33487
    Attn: Brian A. Kahan, President
    Telecopy: 561-994-6104

    With a copy to:

    Atlas, Pearlman, Trop & Borkson, P.A.
    200 East Las Olas Boulevard, Suite 1900
    Ft. Lauderdale, Florida 33301
    Attn: Joel D. Mayersohn
    Telecopy: 954-766-7800

    12. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that such successor in interest or as signs shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than Grantor or Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

    13. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

    14. ASSIGNMENT. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries, but no such transfer shall relieve Grantee of its obligations hereunder if such transferee does not perform such obligations.

    15. HEADINGS. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

    16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

    17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might other wise govern under applicable Delaware principles of conflicts of law).

    THE GRANTOR AGREES THAT, IN CONNECTION WITH ANY LEGAL SUIT OR PROCEEDING ARISING WITH RESPECT TO THIS AGREEMENT, IT SHALL SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND AGREES TO VENUE IN SUCH COURTS. THE GRANTOR HEREBY APPOINTS THE SECRETARY OF THE GRANTOR AS ITS AGENT FOR SERVICE OF PROCESS FOR PURPOSES OF THE FOREGOING SENTENCE ONLY.

    18. TERMINATION. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earlier of (i) the Effective Time (as defined in the Merger Agreement); (ii) 90 days after the Merger Termination Date (the date referred to in this clause (ii) being hereinafter referred to as the "Option

Termination Date"), unless the Merger Agreement was terminated pursuant to Sections 10.3(a) or (b) or, if no Takeover Proposal was made, Sections 10.1 or 10.2(b) thereof and, (iii) 12 months after the date hereof; provided that, if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 2(a) or (b) hereof have not yet been satisfied, the Option Termination Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

    All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

    19. PROFIT LIMITATION. (a) Notwithstanding any other provision of this Agreement, in no event shall Grantee's Total Profit (as hereinafter defined) exceed $3.3 million and, if it otherwise would exceed such amount, Grantee, at its sole election, shall either (a) deliver to Grantor for cancellation Shares previously purchased by Grantee, (b) pay cash or other consideration to Grantor or (c) undertake any combination thereof, so that Grantee's Total Profit shall not exceed $3.3 million after taking into account the foregoing actions.

    Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below) of more than $3.3 million and, if exercise of the Option otherwise would exceed such amount, Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $3.3 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

    As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section 10.5 of the Merger Agreement and Section 1(c) hereof, (ii)
(x) the amount received by Grantee pursuant to Grantor's repurchase of Shares pursuant to Section 7 hereof, less (y) Grantee's purchase price for such Shares, and (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) Grantee's purchase price for such Shares.

    As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    20. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    21. PUBLIC ANNOUNCEMENT. The Grantee will consult with Grantor and Grantor will consult with Grantee before issuing any press release with respect to the initial announcement of this Agreement, the Option or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law or the applicable rules and regulations of Nasdaq or the NYSE.

    IN WITNESS WHEREOF, Grantee and Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

OMNICARE, INC.

By:        /s/ JOEL F. GEMUNDER
           -----------------------------------------
           Name: Joel F. Gemunder
           Title: President

COMPSCRIPT, INC.

By:        /s/ BRIAN A. KAHAN
           -----------------------------------------
           Name: Brian A. Kahan
           Title: Chief Executive Officer

                                                                      APPENDIX C

                                VOTING AGREEMENT

    VOTING AGREEMENT, dated as of February 23, 1998, between Brian A. Kahan (the "Shareholder") and Omnicare, Inc., a Delaware corporation ("Omni").

    A. The Shareholder is the record and beneficial owner of 4,332,453 issued and outstanding shares (together with any shares acquired after the date hereof, the "Shares") of common stock, $.0001 par value, of CompScript, Inc., a Florida corporation ("CSI" or the "Company"), which Shares represent approximately 31% of the currently issued and outstanding shares of CSI's common stock.

    B. In order to induce Omni to enter into the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and between CSI and Omni, Omni has requested that the Shareholder enter into this Agreement with respect to the Shares.

    C. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings given to them in the Merger Agreement.

    For good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and in order to induce Omni to enter into the Merger Agreement, Omni and the Shareholder hereby agree as follows:

    1. COVENANTS.

    (a) At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Shareholder shall, including by initiating a written consent solicitation if requested by Omni, vote (or cause to be voted) the Shareholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement.

    (b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholder's vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or its Subsidiaries or any other Transaction Proposal (as defined in the Merger Agreement) (collectively, "Alternative Transactions") or (ii) any amendment of the Company's Amended and Restated Articles of Incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

    (c) The Shareholder shall not, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares to any person other than Omni or Omni's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

    2. GRANT OF IRREVOCABLE PROXY COUPLED WITH AN INTEREST; APPOINTMENT OF
PROXY.

    (a) The Shareholder hereby irrevocably grants to and appoints any individual who shall hereafter be designated by Omni, and each of them, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, (i) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and (ii) against any Alternative Transaction or Frustrating Transaction.

    (b) The Shareholder represents that any proxies heretofore given in respect of such Shareholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

    (c) THE SHAREHOLDER HEREBY AFFIRMS THAT THE PROXY SET FORTH IN THIS SECTION 2 IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE UNTIL SUCH TIME AS THIS AGREEMENT TERMINATES IN ACCORDANCE WITH ITS TERMS. The Shareholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of
Section 607.0722 of the FBCA.

    3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. THE SHAREHOLDER HEREBY REPRESENTS AND WARRANTS TO OMNI AS FOLLOWS:

    (a) AUTHORIZATION. The Shareholder has the legal capacity to execute, deliver and perform this Agreement. This Agreement constitutes a valid and binding obligation of the Shareholder enforceable against him in accordance with its terms. If the Shareholder is married and the Shares constitute community property under applicable law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, the Shareholder's spouse enforceable against such spouse in accordance with its terms.

    (b) NO CONFLICT. The execution, delivery and performance by the Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) result in any breach or violation of or be in conflict with or constitute a default under term of any law or agreement or arrangement to which the Shareholder is a party or by which the Shareholder is bound, (ii) require any filing with or authorization by any governmental entity or (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Shareholder is entitled under any provision of any agreement or other instrument binding on the Shareholder.

    (c) OWNERSHIP OF SHARES. The Shareholder is the record and beneficial owner of the Shares free and clear of any and all liens, pledges, restrictions, charges or other adverse claims of any kind or nature. The Shareholder has the sole voting power, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all the matters set forth in this Agreement, in each case with respect to all of the Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. None of the Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. The Shareholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder. The Shareholder owns of record or beneficially no shares of CSI Common Stock other than such Shareholder's Shares.

    (d) MERGER AGREEMENT. The Shareholder understands and acknowledges that Omni is entering into the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

    4. BOARD APPROVAL. The Board of Directors of the Company has, to the extent required by applicable law, duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof no restrictive provision of any "fair price," "moratorium," "control-share acquisition," "interested shareholders" or other similar anti-takeover statute or regulation (including, without limitation, Sections
607.0901 and 607.0902 of the FBCA) or restrictive provision of any applicable anti-takeover provision in the Articles of Incorporation or by-laws of the Company is, or will be, applicable to the Company, Omni, the Shares, the Merger or any other transaction contemplated by this Agreement.

    5. MISCELLANEOUS.

    (a) NOTICES. All notices shall be in writing and shall be given as follows:

if to the Shareholder to:
Brian A. Kahan
CompScript, Inc.
1225 Broken Sound Parkway, N.W.
Boca Raton, Florida 33487
Telecopy: 561-994-6104

with a copy to:

Atlas, Pearlman, Trop & Borkson, P.A.
200 East Las Olas Boulevard, Suite 1900
Fort Lauderdale, Florida 33301
Telecopy: 954-766-7800
Attention: Joel D. Mayersohn, Esq.

if to Omni to:

Omnicare, Inc.
2800 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45203
Attention: Cheryl D. Hodges
Telecopy: 513-762-6678

with a copy to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Telecopy: 212-259-6333
Attention:  Morton A. Pierce, Esq.
          Richard D. Pritz, Esq.

or to such other address as may have been designated in a prior notice pursuant to this Section. Notices shall be deemed effectively served and delivered upon receipt.

    (b) BINDING EFFECT. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by the Shareholder without the prior written consent of Omni. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any person other than the parties hereto any rights or benefits hereunder.

    (c) GOVERNING LAW. This Agreement will be governed by and construed under Florida law, without regard to conflict of laws principles thereof.

    (d) WAIVERS. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

    (e) MODIFICATION. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all the parties hereto and that specifically refers to this Agreement.

    (f) ENTIRE AGREEMENT. This Agreement and the Merger Agreement are the exclusive statement of the agreement among the parties hereto concerning the subject matter hereof.

    (g) SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

    (h) COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    (i) ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of the United States. This being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

    (j) FURTHER ASSURANCES. Omni and the Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and to vest the power to vote the Shareholder's Shares as contemplated by Sections 1 and 2.

    (k) TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earliest to occur of (i) consummation of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms, unless prior to such termination a person or entity shall have made a Transaction Proposal and (iii) one year from the date hereof. Sections 1(b) and 2(a)(ii) shall terminate on the earlier of (x) the date computed in accordance with the preceding sentence and (y) six months after the termination of the Merger Agreement in accordance with its terms. Nothing in this Section 5(k) shall relieve the Shareholder from liability for breach of this Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                OMNICARE, INC.

                                By:  /s/ JOEL F. GEMUNDER
                                     -----------------------------------------
                                     Name:Joel F. Gemunder
                                     Title:President

                                By:  /s/ BRIAN A. KAHAN
                                     -----------------------------------------
                                     Brian A. Kahan, the Shareholder

                                                                      APPENDIX D

    607.1301 DISSENTER'S RIGHTS; DEFINITIONS.--The following definitions apply to ss. 607.1302 and 607.1320:

    (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

    607.1302 RIGHT OF SHAREHOLDERS TO DISSENT. --

    (1) Any shareholder has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party:

    1. If the shareholder is entitled to vote on the merger, or

    2. If the corporation is a subsidiary that is merged with its parent under
s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

    (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

    (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

    (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

    (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

    1. Altering or abolishing any preemptive rights attached to any of his shares;

    2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

    3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

    4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

    5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

    6. Reducing the stated dividend preference of any of his preferred shares;
or

    7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

    (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

    (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

    (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

    (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

    (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

    607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.--

    (1)(a) If a proposed corporate action creating dissenters' rights under s.
607.1320 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

    1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

    2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

    (b) If proposed corporate action creating dissenters' rights under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

    (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

    (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

    (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

    (a) Such demand is withdrawn as provided in this section;

    (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

    (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

    (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

    (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

    (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

    (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

    (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

    (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the country in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

    (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

    (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

    (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                                                      APPENDIX E

February 23, 1998

Board of Directors
CompScript, Inc.
1225 Broken Sound Parkway, N.W.
Boca Raton, FL 33487

Gentlemen:

    We understand that CompScript, Inc., a Florida corporation ("CompScript"), and Omnicare, Inc., a Delaware corporation ("Omni"), have entered into an Agreement and Plan of Merger dated February 23, 1998 (the "Merger Agreement"), pursuant to which a wholly owned subsidiary of Omni ("Sub") shall be merged with and into CompScript, with CompScript continuing its existence as the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of the common stock, $.0001 par value per share of CompScript ("CompScript Stock"), will be converted into the right to receive a number of shares of common stock, $1.00 par value per share, of Omni ("Omni Stock"), equal to $4.50 divided by the Omni Market Value (as defined in the Merger Agreement), subject to possible adjustment should the Omni Market Value fall below or rise above specified levels (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

    You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of CompScript pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

    In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to CompScript and Omni, including the consolidated financial statements for recent years and interim periods to September 30, 1997 and certain other relevant financial and operating data relating to CompScript made available to us from published sources and from the internal records of CompScript; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, CompScript Stock and Omni Stock; (iv) compared CompScript and Omni from a financial point of view with certain other companies in the institutional pharmacy industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the institutional pharmacy industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of CompScript and Omni certain information of a business and financial nature regarding CompScript and Omni, furnished to us by them, including financial forecasts and related assumptions of CompScript; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with CompScript's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

    In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for CompScript provided to us by its management, upon its advice and with your consent we have assumed for purposes of our opinion that the forecasts, including the assumptions regarding synergies, have been reasonably prepared on bases reflecting the best available estimates and judgments of the management of CompScript at the time of preparation as to the future financial performance of CompScript and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in CompScript's or Omni's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us.

    We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of CompScript or Omni, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a pooling-of-interests under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

    We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by CompScript of any of the conditions to its obligations thereunder.

    We have acted as financial advisor to CompScript in connection with the Merger and will receive a fee for our services, including rendering this opinion, a substantial portion of which is contingent upon the closing of the Merger. In the ordinary course of our business, we actively trade the equity securities of Omni for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Omni and as a financial advisor in connection with an acquisition. We acted as a co-manager in the $345 million convertible subordinated debt offering in December, 1997, as a financial advisor in the $15 million acquisition of Coromed in December, 1997, as a co-manager in the $260 million follow-on equity offering in March, 1996, as a co-manager in the $142 million follow-on equity offering in November, 1994 and as a co-manager in the $70 million convertible notes offering in October, 1993.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of CompScript pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

    This opinion is directed to the Board of Directors of CompScript in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to be received by the shareholders and does not address the relative merits of the Merger and any alternatives to the Merger, CompScript's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. We are not expressing an opinion regarding the price at which the Omni Stock may trade at any future time. This opinion may not be used or referred to by CompScript, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus or registration statement to be filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                      Very truly yours,

                                      /s/ NationsBanc Montgomery Securities LLC

                                      NATIONSBANC MONTGOMERY SECURITIES LLC

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Omnicare Certificate provides that a director of Omnicare will not be liable to Omnicare or its stockholders for monetary damages for breach of fiduciary duty as a director, to the full extent permitted by the Delaware General Corporation Law (the "DGCL"), as amended or interpreted from time to time.

    In addition, the Omnicare Certificate states that Omnicare shall, to the full extent permitted by the DGCL, as amended or interpreted from time to time, indemnify all directors, officers and employees whom it may indemnify pursuant thereto and in addition, Omnicare may, to the extent permitted by the DGCL, indemnify agents of Omnicare or other persons.

    Section 145 of the DGCL permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer, or employee of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. In addition, Omnicare maintains a directors' and officers' liability insurance policy.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS

        See Exhibit Index.

    (B) FINANCIAL STATEMENTS SCHEDULES

        All financial statement schedules of the Registrant which are required to be included herein are incorporated herein by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

    (C) OPINIONS

        The opinion of NationsBanc Montgomery Securities LLC is included as Appendix E to the Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS.

    1. The undersigned registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    4. The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    6. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    7. The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 26th day of May, 1998.

May 26, 1998.                   OMNICARE, INC.

                                By:  /s/ JOEL F. GEMUNDER
                                     -----------------------------------------
                                     Joel F. Gemunder, President

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Edward L. Hutton, Joel F. Gemunder and Cheryl D. Hodges, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

/s/ EDWARD L. HUTTON            Chairman and Director        May 26, 1998
------------------------------    (Principal Executive
Edward L. Hutton                  Director)

/s/ JOEL F. GEMUNDER            President and Director       May 26, 1998
------------------------------    (Principal Executive
Joel F. Gemunder                  Officer)

                                Senior Vice President and    May 26, 1998
                                  Chief Financial Officer
/s/ DAVID W. FROESEL, JR.         (Principal Executive
------------------------------    Officer and
David W. Froesel, Jr.             Principal Accounting
                                  Officer)

/s/ RONALD K. BAUR              Director                     May 26, 1998
------------------------------
Ronald K. Baur

/s/ KENNETH W. CHESTERMAN       Director                     May 26, 1998
------------------------------
Kenneth W. Chesterman

/s/ CHARLES H. ERHART, JR.      Director                     May 26, 1998
------------------------------
Charles H. Erhart, Jr.

/s/ MARY LOU FOX                Director                     May 26, 1998
------------------------------
Mary Lou Fox

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
/s/ CHERYL D. HODGES            Director                     May 26, 1998
------------------------------
Cheryl D. Hodges

/s/ THOMAS C. HUTTON            Director                     May 26, 1998
------------------------------
Thomas C. Hutton

/s/ PATRICK E. KEEFE            Director                     May 26, 1998
------------------------------
Patrick E. Keefe

/s/ SANDRA E. LANEY             Director                     May 26, 1998
------------------------------
Sandra E. Laney

/s/ ANDREA R. LINDELL           Director                     May 26, 1998
------------------------------
Andrea R. Lindell

/s/ SHELDON MARGEN, M.D.        Director                     May 26, 1998
------------------------------
Sheldon Margen, M.D.

/s/ KEVIN J. MCNAMARA           Director                     May 26, 1998
------------------------------
Kevin J. McNamara

/s/ JOHN M. MOUNT               Director                     May 26, 1998
------------------------------
John M. Mount

/s/ D. WALTER ROBBINS, JR.      Director                     May 26, 1998
------------------------------
D. Walter Robbins, Jr.

                                 EXHIBIT INDEX

EXHIBIT NO.                                                           DESCRIPTION
-------------             ---------------------------------------------------------------------------------------------------
        2.1    --         Agreement and Plan of Merger, dated as of February 23, 1998, by and among Omnicare, CSI Acquisition
                          Corp. and CompScript (attached as Appendix A to the Proxy Statement/ Prospectus included in this
                          Registration Statement).

        3.1    --         Restated Certificate of Incorporation of Omnicare (incorporated herein by reference to Registrant's
                          Annual Report on Form 10-K for the year ended December 31, 1996).

        3.2    --         Certificate of Amendment of Registrant's Restated Certificate of Incorporation.*

        3.3    --         Amended Bylaws of Omnicare (incorporated herein by reference to Registrant's Annual Report on Form
                          10-K for the year ended December 31, 1992).

        4.1    --         Credit Agreement among Omnicare, First National Bank of Chicago, agent, and certain banks, dated as of October 22, 1996 (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1996).

        4.2    --         Indenture, dated as of December 10, 1997, between Omnicare and First National Bank of Chicago, as trustee (incorporated herein by reference to Registrant's Registration Statement on Form S-3, dated
                          February 6, 1998).

        5.1    --         Opinion of Dewey Ballantine LLP.*

        8.1    --         Opinion of Atlas, Pearlman, Trop & Borkson, P.A. as to certain federal income tax matters.*

       10.1    --         Executive Salary Protection Plan, as amended, May 22, 1981 (incorporated herein by reference to
                          Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

       10.2    --         1981 Stock Incentive Plan, as amended (incorporated herein by reference to Registrant's Annual
                          Report on Form 10-K for the year ended December 31, 1987).

       10.3    --         1989 Stock Incentive Plan (incorporated herein by reference to Registrant's Proxy Statement dated
                          April 10, 1989 for Registrant's 1989 Annual Meeting of Stockholders).

       10.4    --         1992 Long-Term Stock Incentive Plan (incorporated herein by reference to Registrant's Proxy
                          Statement dated March 31, 1997 for Registrant's 1997 Annual Meeting of Stockholders).

       10.5    --         1995 Premium-Priced Stock Option Plan (incorporated herein by reference to Registrant's Proxy
                          Statement dated April 10, 1995 for Registrant's 1995 Annual Meeting of Stockholders).

       10.6    --         Excess Benefits Plan (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1987).

       10.7    --         Form of Indemnification Agreement with Directors and Officers (incorporated herein by reference to
                          Registrant's Proxy Statement dated April 14, 1987 for Registrant's 1987 Annual Meeting of
                          Stockholders).

       10.8    --         Employment Agreements with J.F. Gemunder and C.D. Hodges, dated August 4, 1988 (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1988).

       10.9    --         Amendment to Employment Agreements with J.F. Gemunder and C.D. Hodges, dated May 17, 1993
                          (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the year ended
                          December 31, 1993).

      10.10    --         Employment Agreement with T.R. Marsh dated August 4, 1988 and Amendment, dated May 17, 1993
                          (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the year ended
                          December 31, 1993).

EXHIBIT NO.                                                           DESCRIPTION
-------------             ---------------------------------------------------------------------------------------------------
      10.11    --         Employment Agreement with P.E. Keefe, dated March 4, 1993 (incorporated herein by reference to
                          Registrant's Annual Report on Form 10-K for the year ended December 31, 1993).

      10.12    --         Amendment to Employment Agreements with J.F. Gemunder, P.E. Keefe, C.D. Hodges and T.R. Marsh, dated May 16, 1994 (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).

      10.13    --         Amendment to Employment Agreements with J.F. Gemunder, P.E. Keefe and C.D. Hodges, dated May 15,
                          1995 (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

      10.14    --         Split Dollar Agreement with E.L. Hutton, dated June 1, 1995 (Agreement in the same form exists with
                          J.F. Gemunder) (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

      10.15    --         Split Dollar Agreement, dated June 1, 1995 (Agreements in the same form exists with the following
                          Executive Officers: C.D. Hodges, P.E. Keefe and T.E. Bien) (incorporated herein by reference to
                          Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

      10.16    --         Annual Incentive Plan for Senior Executive Officers (incorporated herein by reference to
                          Registrant's Proxy Statement dated May 20, 1996 for Registrant's 1996 Annual Meeting of
                          Stockholders).

      10.17    --         Employment Agreement with T.E. Bien, dated January 1, 1994 (incorporated herein by reference to
                          Registrant's Annual Report on Form 10-K for the year ended December 31, 1996).

      10.18    --         Employment Agreement with D.W. Froesel, dated February 17, 1996 (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1996).

      10.19    --         Employment Agreement with M.L. Fox, dated April 4, 1996 (incorporated herein by reference to
                          Registrant's Annual Report on Form 10-K for the year ended December 31, 1996).

      10.20    --         Consulting Agreement with MLF Co., dated April 4, 1996 (incorporated herein by reference to
                          Registrant's Annual Report on Form 10-K for the year ended December 31, 1996).

      10.21    --         Amendment to Employment Agreement with J.F. Gemunder, dated May 20, 1996 (Amendments in the same form exist with the following Executive Officers: P.E. Keefe and C.D. Hodges) (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1996).

      10.22    --         Amendment to Employment Agreement with J.F. Gemunder, dated May 19, 1997 (Amendments in the same form exist with the following Executive Officers: P.E. Keefe and C.D. Hodges) (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1997).

       11.1    --         Statement of Computation of Earnings per common shares of Omnicare (incorporated herein by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1997).

       12.1    --         Statement of Computation of Ratio of Earnings to Fixed Charges (incorporated herein by reference to
                          Registrant's Annual Report on Form 10-K for the year ended December 31, 1997).

       21.1    --         Subsidiaries of Omnicare (incorporated herein by reference to Registrant's Annual Report on Form
                          10-K for the year ended December 31, 1997).

EXHIBIT NO.                                                           DESCRIPTION
-------------             ---------------------------------------------------------------------------------------------------
       23.1    --         Consent of Dewey Ballantine LLP (included as part of its opinion filed as Exhibit 5.1 hereto).

       23.2    --         Consent of Atlas, Pearlman, Trop & Borkson, P.A. (included as part of its opinion filed as Exhibit
                          8.1 hereto).

       23.3    --         Consent of Ernst & Young L.L.P.*

       23.4    --         Consent of Price Waterhouse LLP.*

       24.1    --         Power of Attorney, included as part of the Signature page in this Registration Statement.

       99.1    --         Form of Proxy for holders of CompScript Shares.*

       99.2    --         Fairness Opinion of NationsBanc Montgomery Securities LLC (attached as Appendix E to the Proxy
                          Statement/Prospectus included in this Registration Statement).

       99.3    --         Consent of NationsBanc Montgomery Securities LLC.*

------------------------

*   Filed herewith